UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

GeoMet, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Not applicable
(2) Aggregate number of securities to which transaction applies:
Not applicable
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Exchange Act Rule 0-11(c), the filing fee of $13,781.60 was determined by multiplying 0.0001288 by the aggregate value of the transaction.
(4) Proposed maximum aggregate value of transaction:
$107,000,000.00
(5) Total fee paid:
$13,781.60
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77010

March       , 2014

Dear Fellow Stockholder:

A Special Meeting of the stockholders of GeoMet, Inc., a Delaware Corporation (“GeoMet”), will be held on     , 2014 at              , local time, at              .

At the Special Meeting, you will be asked to consider and vote upon the following proposals:

1.              To authorize the sale (the “Asset Sale”) by GeoMet of substantially all of its assets pursuant to the Asset Purchase Agreement, dated February 13, 2014, by and among GeoMet, GeoMet Operating Company, Inc., and GeoMet Gathering Company, LLC, as Sellers, and ARP Mountaineer Production, LLC, as Buyer, and, for the sole purpose of Section 7.21 of the Asset Purchase Agreement, Atlas Resource Partners, L.P. (the “Asset Purchase Agreement”), as more fully described in the enclosed Proxy Statement; and

2.              To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

After careful consideration, our board of directors determined that the Asset Purchase Agreement and the transactions contemplated thereby are expedient, fair to, and in the best interests of GeoMet and its stockholders. Our board of directors recommends that you vote “FOR” the authorization of the Asset Sale.

The enclosed Notice of Special Meeting and Proxy Statement explains the Asset Sale and provides specific information concerning the Special Meeting. Please read these materials (including the annexes) carefully.

Your vote is very important, regardless of the number of shares you own. Under Section 271 of the General Corporation Law of the State of Delaware and GeoMet’s Certificate of Designation, the Asset Sale must be approved by the holders of (i) at least fifty percent (50%) of the outstanding shares of GeoMet’s Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) and (ii) a majority of the outstanding shares of GeoMet’s common stock (the “Common Stock”) including the outstanding shares of Preferred Stock on an as-converted basis voting together with the holders of Common Stock as a single class. In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into a Voting Agreement with the Buyer (the “Voting Agreement”) pursuant to which, subject to certain exceptions, they have agreed to vote their shares in favor of the Asset Sale.  Such stockholders included Sherwood Energy, LLC, who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown Energy Partners IV, L.P., who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of the voting power of our Preferred Stock.

If you do not return your proxy card, submit a proxy via the Internet or by telephone or attend the Special Meeting and vote in person, it will have the same effect as if you voted “AGAINST” the Asset Sale. Abstentions and Broker non-votes, if any, will also have the effect of a vote “AGAINST” the Asset Sale. Only stockholders who owned shares of GeoMet’s Common Stock or Preferred Stock at the close of business on     , the record date for the Special Meeting, will be entitled to vote at the Special Meeting. To vote your shares, you may return your proxy card, submit a proxy via the Internet or by telephone or attend the Special Meeting and vote in person. Even if you plan to attend the Special Meeting, we urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the enclosed proxy card.

On behalf of our board of directors, thank you for your continued support.

Very truly yours,

William C. Rankin
Chief Executive Officer

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77010

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD

To the Stockholders of GeoMet, Inc.:

A Special Meeting of Stockholders of GeoMet, Inc., a Delaware corporation (“GeoMet”), will be held on        , 2014 at           , local time, at                , to consider and act upon the following matters:

1.              To authorize the sale (the “Asset Sale”) by GeoMet of substantially all of its assets pursuant to the Asset Purchase Agreement, dated February 13, 2014, by and among GeoMet, GeoMet Operating Company, Inc., and GeoMet Gathering Company, LLC, as Sellers, and ARP Mountaineer Production, LLC, as Buyer, and, for the sole purpose of Section 7.21 of the Asset Purchase Agreement, Atlas Resource Partners, L.P. (the “Asset Purchase Agreement”), as more fully described in the enclosed Proxy Statement; and

2.              To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Stockholders entitled to notice of and to vote at the Special Meeting shall be determined as of             , the record date fixed by our board of directors for such purpose. The Asset Sale will constitute the sale of substantially all of the property and assets of GeoMet within the meaning of Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). Consequently, pursuant to the DGCL and GeoMet’s Certificate of Designation, the Asset Sale must be approved by the holders of (i) at least fifty percent (50%) of the outstanding shares of GeoMet’s Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) and (ii) a majority of the outstanding shares of GeoMet’s common stock (the “Common Stock”) including the outstanding shares of Preferred Stock on an as-converted basis voting together with the holders of Common Stock as a single class.

Please read the enclosed Proxy Statement carefully. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to submit your proxy via the Internet. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

By Order of the Board of Directors,

/s/ Stephen M. Smith
Stephen M. Smith
Secretary
, 2014

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77010

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

                           , 2014

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors of GeoMet, Inc. (hereinafter “we,” “us,” “our,” the “Company” or “GeoMet”) for use at a Special Meeting of Stockholders to be held on       , 2014 (the “Special Meeting”) at            local time, at the            , and any postponements or adjournments thereof. This Proxy Statement was first made available to stockholders on or about                     , 2014.

At the Special Meeting, our stockholders will consider and act upon the following matters:

1.              To authorize the sale (the “Asset Sale”) by GeoMet of substantially all of its assets (the “Assets”) pursuant to the Asset Purchase Agreement, dated February 13, 2014, by and among GeoMet, GeoMet Operating Company, Inc., and GeoMet Gathering Company, LLC, as Sellers, and ARP Mountaineer Production, LLC, as Buyer, and, for the sole purpose of Section 7.21 of the Asset Purchase Agreement, Atlas Resource Partners, L.P. (“Atlas”) (the “Asset Purchase Agreement”), as more fully described in this Proxy Statement; and

2.              To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Only stockholders of record as of                   (the “Record Date”) will be entitled to vote at the Special Meeting and any postponements or adjournments thereof. As of that date,           shares of our common stock, $0.001 par value (the “Common Stock”), and                shares of our Series A Convertible Redeemable Preferred Stock, $0.001 par value (the “Preferred Stock”) were outstanding and eligible to be voted. Under Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”) and GeoMet’s Certificate of Designation, the Asset Sale must be approved by the holders of (i) at least fifty percent (50%) of the outstanding shares of Preferred Stock entitled to vote at the Special Meeting and (ii) a majority of the outstanding shares of Common Stock including the outstanding shares of Preferred Stock on an as-converted basis voting together with the holders of Common Stock as a single class (such vote, the “Requisite Stockholder Vote”) entitled to vote at the Special Meeting. In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into a Voting Agreement with the Buyer pursuant to which, subject to certain exceptions, they have agreed to vote their shares in favor of the Asset Sale (the “Voting Agreement”).  Such stockholders included Sherwood Energy, LLC (“Sherwood”), who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown Energy Partners IV, L.P. (“Yorktown”), who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of our Preferred Stock voting power. Each holder of Common Stock is entitled to one vote per share and each holder of Preferred Stock is entitled one vote per share of Common Stock into which the holder’s Preferred Stock is convertible on all matters submitted to a vote of the holders of our Common Stock at the Special Meeting.

Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of a written revocation or a later executed proxy to the Secretary of GeoMet or by attending the Special Meeting and voting in person.

The costs of preparing, assembling and mailing this Proxy Statement and the other material enclosed and all clerical and other expenses of solicitation will be paid by GeoMet. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of GeoMet, without receiving additional compensation, may solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. GeoMet also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such custodians and will reimburse such custodians for their expenses in forwarding soliciting materials.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Asset Purchase Agreement or the Voting Agreement, passed upon the merits or fairness of the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this Proxy Statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights information included elsewhere in this Proxy Statement. This summary may not contain all of the information you should consider before voting on the Asset Sale. You should read the entire Proxy Statement carefully, including the annexes attached hereto. For your convenience, we have included cross references to direct you to a more complete description of the topics described in this summary.

•

The Asset Sale. We have agreed to sell substantially all of our assets for $107 million, subject to certain purchase price adjustments. See “Proposal: The Asset Sale — The Asset Purchase Agreement” beginning on page 47.

•

Reasons for the Asset Sale. We are selling substantially all of our assets primarily because of the pending maturity of our bank credit agreement and, based on conversations with our existing bank lenders and other potential lenders, an inability to refinance our existing borrowings.  In addition, we were unable to find alternative debt or equity financing on terms that were in the best interests of our stockholders, or a merger candidate or corporate transaction.  We believe that our efforts to successfully engage in a strategic corporate transaction were severely constrained and hampered by depressed natural gas prices, low price expectations for dry gas, excessive supplies of dry gas, and our highly leveraged and complex capital structure. After considering the available alternatives, our board of directors determined that the Asset Sale provides the best opportunity for satisfying our liabilities and returning value to our stockholders. See “Proposal: The Asset Sale — Reasons for the Asset Sale” beginning on page 31.

•

Material Provisions of the Asset Purchase Agreement. In addition to the cash consideration we will receive at the closing of the Asset Sale, the Asset Purchase Agreement contains other important terms and provisions, including:

•                  an assumption by the Buyer of certain of GeoMet’s environmental obligations and liabilities (including plugging and abandonment);

•                  indemnity provisions (subject to maximum limits and time limitations) obligating GeoMet or the Buyer, as the case may be, to indemnify the other;

•                  termination provisions allowing termination by either party following the occurrence of certain events, including, without limitation: (i) failure of GeoMet to obtain the Requisite Stockholder Vote, (ii) termination by our board of directors following receipt of a competing or rival offer for the assets to be sold (or as may otherwise be required by relevant law) and (iii) the aggregate amount of title and environmental defects affecting the Assets, or excluded from the Assets, exceed fifteen percent (15%) of the final purchase price;

•                  in the event the Asset Purchase Agreement is terminated for select reasons by the Buyer or GeoMet, GeoMet’s obligation to pay a termination fee to the Buyer in the amount of $4,280,000;

•                  in the event GeoMet has breached its representations or warranties prior to the closing of the Asset Sale, the Buyer holds the option to reduce the purchase price by an amount of up to $7,000,000, depending on the amount of claims arising from such breach;

•                  a $100,000 threshold for each claim and an aggregate deductible of $2,000,000 for all claims by the Buyer for each of environmental defects and title defects affecting the Assets; and

•                  a non-solicitation provision prohibiting GeoMet from soliciting competing offers from persons other than the Buyer, subject to certain exceptions permitting our board of directors to consider certain unsolicited acquisition proposals.

See “Proposal: The Asset Sale — The Asset Purchase Agreement” beginning on page 46.

•

Indemnification of Buyer. GeoMet will be obligated to indemnify the Buyer for certain “Seller Indemnified Claims” (as defined in the Asset Purchase Agreement), subject to a time limitation and fixed maximum on GeoMet’s total indemnity exposure.  See “Proposal: The Asset Sale — The Asset Purchase Agreement — Indemnification of the Buyer” beginning on page 47.

•

Opinion of GeoMet’s Financial Advisor. On February 13, 2014, GeoMet’s financial advisor, FBR Capital Markets & Co. (“FBRC”), rendered its oral opinion to the GeoMet board of directors (which was subsequently confirmed in writing by delivery of FBRC’s written opinion addressed to the GeoMet board of directors dated the same date), as to the fairness, from a financial point of view, as of the date of the opinion, to GeoMet of the consideration of $107 million to be received by GeoMet for the Assets subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement.

FBRC’s opinion, dated February 13, 2014, was directed to the GeoMet board of directors (in its capacity as such), and only addressed the fairness, from a financial point of view, to GeoMet of the consideration to be received by GeoMet for the Assets subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement and did not address any other aspect or implication of the Asset Sale. The summary of FBRC’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of FBRC’s written opinion, which is included as Annex C to this Proxy Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBRC in preparing its opinion. However, neither FBRC’s written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and they do not constitute, advice or a recommendation to the GeoMet board of directors, GeoMet, the Sellers, any security holder of GeoMet or any other person as to how to act or vote on any matter relating to the Asset Sale or otherwise.

See “The Asset Sale — Opinion of GeoMet’s Financial Advisor” beginning on page 32.

•

Use of Proceeds; Estimated Remaining Net Proceeds.  Pursuant to the Asset Purchase Agreement, we will sell the Assets for $107 million in cash, subject to certain purchase price adjustments specified in the Asset Purchase Agreement to account for cash flows from the effective date of the Asset Purchase Agreement to closing. The Company plans to use the purchase price proceeds received at the closing of the Asset Sale to satisfy all of its outstanding liabilities, including repaying the outstanding balance under its credit agreement. The Company expects that the proceeds from the Asset Sale will exceed the Company’s liabilities.

Assuming the Asset Sale closes at the end of the second quarter of 2014, the Company currently estimates that the purchase price will be adjusted downward approximately $7 million to account for cash flows from the effective date to closing, that the outstanding balance of its credit agreement will be approximately $66 million, and that the Company’s other liabilities (including federal income taxes and hedge termination costs (which could vary substantially given volatility in prevailing natural gas prices)) will total approximately $4 million.  The excess net proceeds will also be used to pay the Company’s transaction costs and expenses (currently estimated to total approximately $3 million), and to make severance, retention and change of control payments to certain employees and members of the Company’s senior management (currently estimated to total approximately $4 million).

Assuming, for these purposes only, that the foregoing estimates are accurate, we currently estimate that the remaining balance of the net proceeds would total approximately $23 million.

The remaining balance of the net proceeds will be used for normal working capital and operating expense purposes while the Company evaluates its next steps. We currently anticipate that the Asset Sale would be followed by either a merger or a dissolution and distribution of our remaining assets in accordance with applicable law.

The terms of our outstanding Preferred Stock provide that in the event of a liquidation or dissolution of the Company, the holders of our Preferred Stock would be entitled to a liquidation preference before the holders of our Common Stock would be entitled to receive any distributions from the Company.  The liquidation preference is equal to the original investment amount of the Preferred Stock ($40 million) plus paid-in-kind shares plus accrued and unpaid dividends, and currently totals approximately $60 million.  Therefore, if the Company is dissolved following the Asset Sale, the estimated remaining net proceeds (approximately $23 million) would be less than the liquidation preference to which the holders of our Preferred Stock are currently entitled ($60 million).  Absent a concession from the holders of our Preferred Stock, the holders of our Common Stock would not receive any distributions as a result of the Asset Sale or subsequent dissolution of the Company.

It is not clear that the terms of our outstanding Preferred Stock would entitle the holders of our Preferred Stock to a liquidation preference in the event the Company was to engage in a merger.   If our outstanding Preferred Stock is not entitled to a liquidation preference in the event of a merger, then the Preferred Stock might instead exercise its rights to convert into Common Stock, and then participate with the Common Stock in the proceeds of such transaction on an as-converted basis.  Assuming the remaining net proceeds from the Asset Sale are approximately $23 million, this would mean that the holders of our Preferred Stock would receive less in a merger than the holders of our Preferred Stock would receive in a dissolution as a result of their liquidation preference.  In order for the Company to engage in a merger, the Company would have to receive the approval of at least fifty percent (50%) of the outstanding shares of Preferred Stock voting separately as a class, in addition to the approval of a majority of the outstanding shares of Common Stock including the outstanding shares of Preferred Stock voting on an as-converted basis treated as a single class.  The Company has been advised by the holders of more than fifty percent (50%) of our Preferred Stock that they will not vote in favor of a merger unless the terms of the transaction provide that the holders of our Preferred Stock will be entitled to receive at least the same value or distributions as such holders would have been entitled to receive in a dissolution pursuant to the liquidation preference to which the holders of the Preferred Stock are entitled.  As a result, absent a concession from the holders of our Preferred Stock, it is likely that the holders of our Common Stock would not receive any distributions if the Asset Sale is followed by a merger.

See “Proposal: The Asset Sale — Activities of GeoMet Following the Asset Sale” on page 43.

•

Conditions to the Asset Sale. Completion of the Asset Sale requires the approval of our stockholders as well as the satisfaction or waiver of customary conditions set forth in the Asset Purchase Agreement. See “Proposal: The Asset Sale — The Asset Purchase Agreement — Conditions to the Asset Sale” beginning on page 52.

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Required Vote. The Asset Sale must be approved by the holders of at least fifty percent (50%) of the outstanding shares of GeoMet’s Preferred Stock entitled to vote at the Special Meeting and the holders of a majority of the outstanding shares of GeoMet’s Common Stock including the outstanding shares of Preferred Stock voting on an as-converted basis treated as a single class, entitled to vote at the Special Meeting. See “The Special Meeting — Required Vote” beginning on page 17.

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Voting Agreement.  In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into the Voting Agreement with the Buyer pursuant to which, subject to certain exceptions, they have agreed to vote their shares in favor of the Asset Sale.  Such stockholders included Sherwood, who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown, who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of our Preferred Stock voting power. The Voting Agreement is attached to this Proxy Statement as Annex B. See “Proposal: The Asset Sale — Voting Agreement” beginning on page 54.

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No Appraisal Rights. Stockholders may vote against the Asset Sale, but under Delaware law, appraisal rights will not be provided to stockholders in connection with the Asset Sale. See “Proposal: The Asset Sale — No Appraisal Rights” beginning on page 44.

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Recommendation of our Board of Directors. Our board of directors unanimously recommends that our stockholders vote “FOR” the authorization of the Asset Sale. See “Proposal: The Asset Sale — Recommendation of Our Board of Directors” beginning on page 32.

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Termination of the Asset Purchase Agreement. The Asset Purchase Agreement may be terminated prior to closing by the Buyer or by GeoMet following the occurrence of certain enumerated events.  Following a termination by the Buyer or GeoMet under limited circumstances, GeoMet is obligated to pay a termination fee to the Buyer in the amount of $4,280,000. See “Proposal: The Asset Sale — The Asset Purchase Agreement — Termination of the Asset Purchase Agreement” beginning on page 52.

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Solicitation of Proxies. This proxy solicitation is being made and paid for by GeoMet on behalf of its board of directors. In addition, we have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation. We will pay Morrow & Co., LLC up to $6,000 plus reasonable out-of-pocket expenses for its assistance. See “The Special Meeting — Solicitation of Proxies” beginning on page 19.

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U.S. Federal Income Tax Consequences. Our stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See “Proposal: The Asset Sale — U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 43.

•	Risk Factors. The Asset Sale involves a number of risks, including:

•	The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our business.

•	We cannot be sure if or when the Asset Sale will be completed.

•	Our executive officers and directors may have interests in the Asset Sale other than, or in addition to, the interests of our stockholders generally.

•	We will continue to incur the expenses of complying with public company reporting requirements following the closing of the Asset Sale.

•

While the Asset Sale is pending, it creates uncertainty about our future that could have a material adverse effect on our business, financial condition and results of operations, including:

•                  the diversion of management and employee attention from our day-to-day business;

•                  the potential disruption to business partners and other service providers; and

•                  the possible inability to respond effectively to competitive pressures, industry developments and future opportunities.

•	If the Asset Sale is not completed and the Asset Purchase Agreement is terminated, there may not be any other offers from potential acquirors.

•

There is no guarantee that the holders of our Preferred Stock will receive any of the net cash proceeds from the proposed Asset Sale in the form of dividends, and we could spend or invest the net cash proceeds from the Asset Sale in ways in which our stockholders may not agree.

•	Absent concessions from holders of our Preferred Stock, the holders of our Common Stock will not receive any of the proceeds from the Asset Sale.

•	We may be exposed to litigation related to the Asset Sale from the holders of our Common Stock.

•	If the Asset Sale is not consummated, we will likely file bankruptcy.

•	If the Asset Sale is not consummated, our lenders will likely foreclose on all of our assets.

•	We will incur significant expenses in connection with the Asset Sale and could be required to make significant payments if the Asset Purchase Agreement is terminated under certain conditions.

•	The Asset Purchase Agreement requires us to pay certain costs if we accept an alternative to the Asset Sale.

•	The Asset Purchase Agreement may expose us to contingent liabilities.

See “Risk Factors” beginning on page 13.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE

The following are some questions that you, as a stockholder of the Company, may have regarding the Special Meeting and the Asset Sale and brief answers to such questions. We urge you to carefully read this entire Proxy Statement, the annexes to this Proxy Statement and the documents referred to in this Proxy Statement because the information in this section does not provide all the information that may be important to you as a stockholder of the Company with respect to the Asset Sale. See “Where You Can Find More Information” beginning on page 95.

THE SPECIAL MEETING

Q.           When and where will the Special Meeting take place?

A.            The Special Meeting will be held on          at the     ,         at       local time.

Q.           What is the purpose of the Special Meeting?

A.            At the Special Meeting, you will be asked to vote upon: (1) the Asset Sale, and (2) such other matters as may properly come before the Special Meeting and any postponements or adjournments of the Special Meeting.

Q.           What is the Record Date for the Special Meeting?

A.            Holders of our Common Stock and Preferred Stock as of the close of business on        , the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting.

Q.           What is the quorum required for the Special Meeting?

A.            The presence in person or representation by proxy of holders of (i) at least a majority of the issued and outstanding shares of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and (ii) a majority of the issued and outstanding shares of our Preferred Stock, entitled to vote at the Special Meeting, is necessary to constitute a quorum for the transaction of business at the Special Meeting.

Q.           What vote is required to approve the Asset Sale and any other proposal to be voted upon at the Special Meeting?

A.            Under Section 271 of the DGCL and GeoMet’s Certificate of Designation, the authorization of the Asset Sale must be approved by the holders of (i) at least fifty percent (50%) of the outstanding shares of the Preferred Stock and (ii) a majority of the outstanding shares of the Common Stock including the outstanding shares of Preferred Stock on an as-converted basis voting together with the holders of Common Stock as a single class. On an as-converted basis, our outstanding shares of Preferred Stock currently represent approximately 53.2% of the combined voting power of our Common Stock and Preferred Stock, and therefore would have the ability to control any vote requiring the approval of our stockholders. In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into the Voting Agreement with the Buyer pursuant to which, subject to certain exceptions, they have agreed to vote their shares in favor of the Asset Sale.  Such stockholders included Sherwood, who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown, who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of our Preferred Stock voting power.  The Voting Agreement is attached to this Proxy Statement as Annex B.

Q.           What are the effects of not voting or abstaining? What are the effects of broker non-votes?

A.            If you do not vote by virtue of not being present in person or by proxy at the Special Meeting, it will have the effect of a vote “AGAINST” the Asset Sale. If you are present at the Special Meeting in person or by proxy but abstain from voting, it will have the effect of a vote “AGAINST” the Asset Sale. Broker non-votes, if any, will have the effect of a vote “AGAINST” the Asset Sale.

Q.           What does it mean if I received more than one proxy card?

A.            If your shares are registered differently or in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

Q.           Who can help answer my other questions?

A.            If you have more questions about the Asset Sale or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact Investor Relations, GeoMet, Inc., Attn: Stephen M. Smith, Corporate Secretary, 909 Fannin Street, Suite 1850, Houston, Texas 77010, telephone number (713) 287-2251.

PROPOSAL: ASSET SALE

Q.           Why did the Company enter into the Asset Purchase Agreement?

A.            We are selling substantially all of our assets primarily because of the pending maturity of our bank credit agreement and, based on conversations with our existing bank lenders and other potential lenders, an inability to refinance our existing borrowings.  In addition we were unable to find alternative debt or equity financing on terms that were in the best interests of our stockholders, or a merger candidate or corporate transaction.  We believe that our efforts to successfully engage in a strategic corporate transaction were severely constrained and hampered by depressed natural gas prices, low price expectations for dry gas, excessive supplies of dry gas, and our highly leveraged and complex capital structure. After considering the available alternatives, our board of directors determined that the Asset Sale provides the best opportunity for satisfying our liabilities and returning value to our stockholders.

Q.           What will happen if the Asset Sale is authorized by our stockholders?

A.            If the Asset Sale is authorized by the Requisite Stockholder Vote and the other conditions to the consummation of the Asset Sale are satisfied, we will close the transactions contemplated under the Asset Purchase Agreement and sell the Assets for $107 million in cash, subject to certain purchase price adjustments. The final net proceeds will be reduced after accounting for the cash flows from January 1, 2014 to the closing date. We will then use a portion of the remaining cash proceeds to satisfy all of our outstanding liabilities, including repaying all outstanding amounts under our credit agreement.  The Company expects that the proceeds from the Asset Sale will exceed the Company’s liabilities.

Assuming the Asset Sale closes at the end of the second quarter of 2014, the Company currently estimates that the purchase price will be adjusted downward approximately $7 million to account for cash flows from the effective date to closing, that the outstanding balance of its credit agreement will be approximately $66 million, and that the Company’s other liabilities (including federal income taxes and hedge termination costs (which could vary substantially given volatility in prevailing natural gas prices)) will total approximately $4 million.  The excess net proceeds will also be used to pay the Company’s transaction costs and expenses (currently estimated to total approximately $3 million), and to make severance, retention and change of control payments to certain employees and members of the Company’s senior management (currently estimated to total approximately $4 million).

Assuming, for these purposes only, that the foregoing estimates are accurate, we currently estimate that the remaining balance of the net proceeds would total approximately $23 million.

The remaining balance of the net proceeds will be used for normal working capital and operating expense purposes while the Company evaluates its next steps. We currently anticipate that the Asset Sale would be followed by either a merger or a dissolution and distribution of our remaining assets in accordance with applicable law.

The terms of our outstanding Preferred Stock provide that in the event of a liquidation or dissolution of the Company, the holders of our Preferred Stock would be entitled to a liquidation preference before the holders of our Common Stock would be entitled to receive any distributions from the Company.  The liquidation preference is equal to the original investment amount of the Preferred Stock ($40 million) plus paid-in-kind shares plus accrued and unpaid dividends, and currently totals approximately $60 million.  Therefore, if the Company is dissolved following the Asset Sale, the estimated remaining net proceeds (approximately $23 million) would be less than the liquidation preference to which the holders of our Preferred Stock are currently entitled ($60 million).  Absent a concession from the holders of our Preferred Stock, the holders of our Common Stock would not receive any distributions as a result of the Asset Sale or subsequent dissolution of the Company.

It is not clear that the terms of our outstanding Preferred Stock would entitle the holders of our Preferred Stock to a liquidation preference in the event the Company was to engage in a merger.   If our outstanding Preferred Stock is not entitled to a liquidation preference in the event of a merger, then the Preferred Stock might instead exercise its rights to convert into Common Stock, and then participate with the Common Stock in the proceeds of such transaction on an as-converted basis.  Assuming the remaining net proceeds from the Asset Sale are approximately $23 million, this would mean that the holders of our Preferred Stock would receive less in a merger than the holders of our Preferred Stock would receive in a dissolution as a result of their liquidation preference.  In order for the Company to engage in a merger, the Company would have to receive the approval of at least fifty percent (50%) of the outstanding shares of Preferred Stock voting separately as a class, in addition to the approval of a majority of the outstanding shares of Common Stock including the outstanding shares of Preferred Stock voting on an as-converted basis treated as a single class.  The Company has been advised by the holders of more than fifty percent (50%) of our Preferred Stock that they will not vote in favor of a merger unless the terms of the transaction provide that the holders of our Preferred Stock will be entitled to receive at least the same value or distributions as such holders would have been entitled to receive in a dissolution pursuant to the liquidation preference to which the holders of the Preferred Stock are entitled.  As a result, absent a concession from the holders of our Preferred Stock, it is likely that the holders of our Common Stock would not receive any distributions if the Asset Sale is followed by a merger.

Q.           What will happen if the Asset Sale is not authorized?

A.            Pursuant to the terms of the Asset Purchase Agreement, if we fail to obtain the Requisite Stockholder Vote in favor of the Asset Sale, the Asset Sale will not occur. If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available. Such other alternatives may not be as favorable to our stockholders as the Asset Sale. These may include remaining an operating company, potentially under the supervision of the United States Federal Bankruptcy Courts, which may reduce the cash and assets available to our stockholders in the event of a later dissolution.  Any future sale of substantially all of the assets of the Company or other transactions may be subject to further stockholder approval.

In addition, following a termination of the Asset Purchase Agreement by the Buyer or GeoMet under limited circumstances, GeoMet will be obligated to pay a termination fee to the Buyer in the amount of $4,280,000.

Q.           What is the purchase price to be received by the Company?

A.            The consideration to be received by the Company in the Asset Sale is $107 million, subject to upward and downward adjustments in accordance with the Asset Purchase Agreement.

Q.           What are the material terms of the Asset Purchase Agreement?

A.            In addition to the cash consideration we will receive at the closing of the Asset Sale, the Asset Purchase Agreement contains other important terms and provisions, including:

•                  an assumption by the Buyer of certain of GeoMet’s environmental obligations and liabilities (including plugging and abandonment);

•                  indemnity provisions (subject to maximum limits and time limitations) obligating GeoMet or the Buyer, as the case may be, to indemnify the other;

•                  termination provisions allowing termination by either party following the occurrence of certain events, including, without limitation, (i) failure of GeoMet to obtain requisite stockholder or governmental approvals, (ii) termination by our board of directors following receipt of a competing or rival offer for the Assets (or as may otherwise be required by relevant law) and (iii) the aggregate amount of title and environmental defects affecting the Assets, or excluded from the Assets, exceed fifteen percent (15%) of the final purchase price;

•                  in the event the Asset Purchase Agreement is terminated for select reasons by the Buyer or GeoMet, GeoMet’s obligation to pay a termination fee to the Buyer in the amount of $4,280,000;

•                  in the event GeoMet has breached its representations or warranties prior to the closing of the Asset Sale, an option held by the Buyer to reduce the purchase price by an amount up to $7,000,000;

•                  a $100,000 threshold for each claim and an aggregate deductible of $2,000,000 for all claims by the Buyer for each of environmental defects and title defects affecting the Assets; and

•                  a non-solicitation provision prohibiting GeoMet from soliciting competing offers from persons other than the Buyer, subject to certain exceptions permitting our board of directors to consider certain unsolicited acquisition proposals.

Q.           What does our board of directors recommend regarding the Asset Sale?

A.            Our board of directors has determined that the terms and conditions of the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable to, and in the best interests of, GeoMet and its stockholders. This determination was made by a unanimous vote of all of the members of our board of directors. Our board of directors recommends that you vote “ FOR “ the Asset Sale.

Q.           Why does our board of directors recommend voting “FOR” the Asset Sale?

A.            Our board of directors recommends voting “FOR” the Asset Sale because it believes the Asset Sale represents the highest value and best terms available, and the Buyer demonstrated the strongest interest in proceeding aggressively to close the Asset Sale.

Q.           Do I have appraisal rights in connection with the Asset Sale?

A.            Under Delaware law, appraisal rights are not provided to stockholders in connection with the transactions contemplated by the Asset Purchase Agreement.

Q.           Are there any risks to the Asset Sale?

A.            Yes. You should carefully read the section entitled “Risk Factors” beginning on page 13.

Q.           What are the U.S. federal income tax consequences of the Asset Sale to our stockholders?

A.            Our stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale. See “Proposal: The Asset Sale — U.S. Federal Income Tax Consequences of the Asset Sale” beginning on page 43.

Q.           When is the closing of the Asset Sale expected to occur?

A.            If the Asset Sale is authorized by our stockholders and all conditions to completing the Asset Sale are satisfied or waived, the closing of the Asset Sale is expected to occur as soon as practicable after the Special Meeting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements that have been made pursuant to provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our expectations or beliefs concerning future events, including any statements regarding; the satisfaction of certain closing conditions specified in the Asset Purchase Agreement, our ability to successfully close the Asset Sale and the timing of such closing, the diversion of management’s focus and attention pending the completion of the Asset Sale, the impact of the announcement of the Asset Sale on the trading price of our Common Stock and Preferred Stock, our business and on our relationships with our customers, suppliers and employees, the receipt and use of the cash consideration to be received by us under the Asset Purchase Agreement, the amount of proceeds to be received from the sale of our assets, the sufficiency of our cash balances and cash used in operations, and financing and/or investing activities for our future liquidity and capital resource needs. Without limiting the foregoing, the words “believes,” “intends,” “projects,” “plans,” “expects,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Actual events or results may differ materially from these projections. Information regarding the risks, uncertainties and other factors that could cause actual results to differ from the results in these forward-looking statements are discussed under the section “Risk Factors” in this Proxy Statement. Please carefully consider these factors, as well as other information contained herein and in our periodic reports and documents filed with the Securities and Exchange Commission. The forward-looking statements included in this Proxy Statement are made only as of the date of this Proxy Statement. We do not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

RISK FACTORS

There are a number of factors that our stockholders should consider when deciding whether to vote to approve the Asset Sale.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale, whether or not consummated, may adversely affect the trading price of our Common Stock and Preferred Stock, our business or our relationships with customers, suppliers and employees. As a result of our announcement of the Asset Sale, third parties may be unwilling to enter into material agreements with respect to our business. New or existing customers may prefer to enter into agreements with our competitors who have not expressed an intention to sell their business because customers may perceive that such relationships are likely to be more stable. If we fail to complete the proposed Asset Sale, the failure to maintain existing business relationships or enter into new ones is likely to materially and adversely affect our business, results of operations and financial condition.

In addition, pending the completion of the Asset Sale, we may be unable to attract and retain key personnel and our management’s focus and attention and employee resources may be diverted from operational matters during the pendency of the Asset Sale.

In the event that the Asset Sale is not completed, the announcement of the termination of the Asset Purchase Agreement may also adversely affect the trading price of our Common Stock and Preferred Stock, our business or our relationships with lenders, customers, suppliers and employees.

We cannot be sure if or when the Asset Sale will be completed.

The consummation of the Asset Sale is subject to the satisfaction or waiver of various conditions, including the authorization of the Asset Sale by our stockholders. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in the Buyer’s favor or if other mutual closing conditions are not satisfied, the Buyer will not be obligated to complete the Asset Sale.

If the Asset Sale is not completed, our board of directors, in discharging its fiduciary obligations to our stockholders, will evaluate other strategic alternatives that may be available. Such other strategic alternatives may not be as favorable to our stockholders as the Asset Sale. These may include remaining an operating company, potentially under the supervision of the United States Federal Bankruptcy Courts, which may reduce cash and assets available to our stockholders in the event of a later dissolution. Any future sale of substantially all of our assets or other transactions may be subject to further stockholder approval.

Our executive officers and directors may have interests in the Asset Sale other than, or in addition to, the interests of our stockholders generally.

Members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement.

We will continue to incur the expenses of complying with public company reporting requirements following the closing of the Asset Sale.

After the Asset Sale, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome.

While the Asset Sale is pending, it creates uncertainty about our future that could have a material adverse effect on our business, financial condition and results of operations.

While the Asset Sale is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with us pending completion or termination of the Asset Sale. In addition, while the Asset Sale is pending, we are subject to a number of risks, including:

•                  the diversion of management and employee attention from our day-to-day business;

•                  the potential disruption to business partners and other service providers; and

•                  the possible inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation.

If the Asset Sale is not completed and the Asset Purchase Agreement is terminated, there may not be any other offers from potential acquirors.

If the Asset Sale is not completed and the Asset Purchase Agreement is terminated, we may seek another purchaser for the Assets. There can be no assurances that we would be able to enter into meaningful discussions or to otherwise complete any transaction with any other party who may have an interest in purchasing the Assets on terms acceptable to us. Additionally, the inability to complete the Asset Sale could make potential acquirors more reluctant to engage in a transaction with us.

There is no guarantee that the holders of our Preferred Stock will receive any of the net cash proceeds from the proposed Asset Sale in the form of dividends, and we could spend or invest the net cash proceeds from the Asset Sale in ways in which our stockholders may not agree.

The purchase price for the sale of the Assets will be paid directly to the Company. The Company plans to use the cash proceeds from the Asset Sale to satisfy all of its outstanding liabilities, including repaying the outstanding balance under its credit agreement. The Company expects the proceeds from the Asset Sale to exceed the

Company’s liabilities and any such excess amount will be used to make severance, retention and change of control payments to certain employees and members of the Company’s senior management and for normal working capital and operating expense purposes. We currently anticipate that the Asset Sale would be followed by either a merger or a dissolution and distribution of our remaining assets in accordance with applicable law.

The terms of our outstanding Preferred Stock provide that the holders of the Preferred Stock would be entitled to a liquidation preference before the holders of our Common Stock would be entitled to receive any of the consideration in a merger or a distribution of remaining assets in the event of a dissolution. Currently, the liquidation preference to which the holders of our Preferred Stock are entitled totals approximately $60 million in the aggregate, which is more than the excess net proceeds anticipated to be received from the Asset Sale.  Therefore, absent a concession from the holders of our Preferred Stock, the holders of our Common Stock will not receive any consideration as a result of the Asset Sale and the subsequent merger or dissolution.

Absent concessions from the holders of our Preferred Stock, the holders of our Common Stock will not receive any of the proceeds from the Asset Sale.

The purchase price for the Assets will be paid directly to us.  We estimate that, if we complete the transactions contemplated in the Asset Purchase Agreement at the end of the second quarter of 2014, our remaining cash following the Asset Sale will be approximately $23 million, which is based on the purchase price of $107 million as adjusted by various estimated costs, including the cash flows for production months from the effective date to the anticipated closing date at the end of the second quarter, outstanding bank debt and other liabilities, transaction costs, federal income taxes, hedge termination costs, severance, retention and change of control payments to certain employees and members of the Company’s senior management and other working capital requirements. The estimates and assumptions used have not taken into account any potential reduction in the purchase price due to preferential right exercises, title or environmental defects or other potential adjustments to the purchase price under the Asset Purchase Agreement. Therefore, because the holders of our Preferred Stock are entitled to an approximately $60 million liquidation preference, absent a concession from the holders of our Preferred Stock, no proceeds of the Asset Sale will be received by the holders of our Common Stock.

We may be exposed to litigation related to the Asset Sale from the holders of our Common Stock.

Transactions such as the Asset Sale are often subject to lawsuits by stockholders. Because the holders of our Common Stock will not receive any consideration from the Asset Sale, it is possible that they may sue the Company or its board of directors.

If the Asset Sale is not consummated, we will likely file bankruptcy.

If the Asset Sale is not consummated and we are unable to find another viable purchaser for our assets, we will likely file bankruptcy as we will have no operating assets to continue the business.

If the Asset Sale is not consummated, our lenders will likely foreclose on all of our assets.

As an accommodation to allow time to complete the Asset Sale, our lenders recently agreed to extend the maturity date of our credit facility from April 1, 2014 to the earliest to occur of: (i) June 30, 2014, (ii) the closing of the Asset Sale pursuant to the Asset Purchase Agreement, or the sale of the Assets pursuant to a substitute purchase agreement, or (iii) the termination of the Asset Purchase Agreement or any substitute purchase agreement. This extension required the unanimous consent of each of the six lenders in the credit facility.  In the event the Asset Sale is not completed by June 30, 2014, and no further extensions of time are agreed to by the lenders, we would be in default under the credit agreement.  Upon the occurrence of an event of default, the lenders could accelerate the repayment of all of our indebtedness. In such case, it is unlikely that we will have sufficient funds to pay the total amount of accelerated obligations, and our lenders could proceed against the collateral securing the credit facility. Any acceleration in the repayment of our indebtedness or related foreclosure would adversely affect our business and likely require us to seek protection under federal bankruptcy statutes.

We will incur significant expenses in connection with the Asset Sale and could be required to make significant payments if the Asset Purchase Agreement is terminated under certain conditions.

If we are unable to close the Asset Sale due to an uncured breach of our representations, warranties, covenants or obligations under the Asset Purchase Agreement, we may owe contractual damages to the Buyer that would likely exhaust our cash reserves.  In the event we breach our representations or warranties prior to the closing of the Asset Sale, the Buyer may reduce the purchase price by an amount up to $7,000,000. In addition, we expect to pay legal fees, accounting fees and proxy filing costs whether or not the Asset Sale closes. Any significant expenses or payment obligations incurred by us in connection with the Asset Sale could adversely affect our financial condition and cash position.

The Asset Purchase Agreement requires us to pay certain costs if we accept an alternative to the Asset Sale.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets to a party other than the Buyer. In the event the Asset Purchase Agreement is terminated for select reasons by the Buyer or GeoMet, GeoMet is obligated to pay a termination fee to the Buyer in the amount of $4,280,000.

The Asset Purchase Agreement may expose us to contingent liabilities.

Under the Asset Purchase Agreement, we are required to indemnify the Buyer for certain “Seller Indemnified Claims” (as defined in the Asset Purchase Agreement), subject to a time limitation and fixed maximum on GeoMet’s total indemnity exposure. Significant indemnification claims by the Buyer could have a material adverse effect on our financial condition.

THE SPECIAL MEETING

Time, Date and Place

The Special Meeting will be held on             at the     ,            at            local time.

Proposals

At the Special Meeting, holders of shares of our Common Stock and Preferred Stock as of the Record Date will consider and vote upon:

•                           the Asset Sale; and

•                           such other matters as may properly come before the Special Meeting and any postponements or adjournments thereof.

A description of the Asset Sale is included in this Proxy Statement. A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement.

Required Vote

Proposal: The Asset Sale

Under Section 271 of the DGCL and GeoMet’s Certificate of Designation, the authorization of the Asset Sale must be approved by the holders of (i) at least fifty percent (50%) of the outstanding shares of the Preferred Stock and (ii) a majority of the outstanding shares of our Common Stock including the outstanding shares of Preferred Stock voting on an as-converted basis as a single class. On an as-converted basis, our outstanding shares of Preferred Stock currently represent approximately 53.2% of the combined voting power of our Common Stock and Preferred Stock, and therefore would have the ability to control any vote requiring the approval of our stockholders. In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into the Voting Agreement with the Buyer pursuant to which, subject to certain exceptions, they have agreed to vote their shares in favor of the Asset Sale Proposal.  Such stockholders included Sherwood, who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown, who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of our Preferred Stock voting power. The Voting Agreement is attached to this Proxy Statement as Annex B. You may vote “FOR,” “AGAINST” or “ABSTAIN.”  Failures to vote, broker non-votes and abstentions, if any, will have the same effect as a vote “AGAINST” the Asset Sale.

Record Date

Holders of our Preferred Stock and Common Stock as of the close of business on                  , the Record Date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. On the Record Date, there were                shares of Common Stock and              shares of Preferred Stock outstanding (a total of                shares of Common Stock, including Preferred Stock on an as-converted basis) and entitled to vote at the Special Meeting and any postponements or adjournments of the Special Meeting. No other shares of capital stock were outstanding on the Record Date.

Ownership of Directors and Executive Officers

As of the Record Date, our directors and executive officers beneficially held, in the aggregate, approximately         % of the outstanding Common Stock and             % of the outstanding Preferred Stock entitled to vote at the Special Meeting.  In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into the Voting Agreement with the Buyer pursuant to which, subject to certain exceptions, they have agreed to vote their shares in favor of the Asset Sale.  Such stockholders included Sherwood, who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown, who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of our Preferred Stock voting power. The Voting Agreement is attached to this Proxy Statement as Annex B.

Quorum and Voting

The presence in person or representation by proxy of the holders of (i) at least a majority of the issued and outstanding shares of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and (ii) a majority of the issued and outstanding shares of our Preferred Stock, entitled to vote at the Special Meeting, is necessary to constitute a quorum. Each holder of Common Stock is entitled to one vote per share and each holder of Preferred Stock is entitled one vote per share of Common Stock into which the holder’s Preferred Stock is convertible on all matters submitted to a vote of the holders of our Common Stock at the meeting. Shares of Preferred Stock are convertible at the rate of 7.692307692 shares of Common Stock per share of Preferred Stock, eliminating fractional shares. Consequently, for example, 100 shares of Preferred Stock would represent aggregate voting power of 769 shares of Common Stock after eliminating the remaining fractional share. On an as-converted basis, our outstanding shares of Preferred Stock currently represent approximately 53.2% of the combined voting power of our Common Stock and Preferred Stock, and therefore would have the ability to control any vote requiring the approval of our stockholders.

Proxies; Revocation of Proxies

If you are unable to attend the Special Meeting, we urge you to submit your proxy by completing and returning the enclosed proxy card or submit your proxy via the Internet or by telephone. If your shares of Common Stock or Preferred Stock are held in “street name” (i.e., through a bank, broker or other nominee), you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you elect to vote in person at the Special Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Special Meeting a legal proxy from the broker, bank or other nominee authorizing you to vote your shares of Common Stock or Preferred Stock.

Unless contrary instructions are indicated on the proxy card, all shares of Common Stock and Preferred Stock represented by valid proxies will be voted “FOR” the Asset Sale and will be voted at the discretion of the persons named as proxies in respect of such other business as may properly be brought before the Special Meeting. As of the date of this Proxy Statement, our board of directors knows of no other business that will be presented for consideration at the Special Meeting other than the Asset Sale.

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting by:

•                              giving written, dated notice to the Corporate Secretary of GeoMet stating that you would like to revoke your proxy;

•                              signing and returning to us in a timely manner another proxy card with a later date; or

•                             attending the Special Meeting in person and voting.

Simply attending the Special Meeting will not constitute a revocation of your proxy.

Adjournments

The Special Meeting may be adjourned by holders of a majority of the outstanding shares of GeoMet’s Common Stock and outstanding shares of Preferred Stock (voting on an as-converted basis) treated as a single class, entitled to vote at the Special Meeting for any purpose, including for the purpose of obtaining a quorum or soliciting additional proxies if there are insufficient votes to authorize the Asset Sale, and adjourning the Special Meeting for the sole purpose of soliciting additional votes as to one proposal while closing the polls and registering the approval of the other proposal. Any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

Broker Non-Votes

Broker non-votes occur when a broker holding stock in “street name” does not vote the shares on some or all matters. Brokers are permitted to vote on routine, non-controversial proposals in instances where they have not received voting instructions from the beneficial owner of the stock but are not permitted to vote on non-routine matters. Uncast votes on non-routine matters are referred to as “broker non-votes.” Because the Asset Sale is a non-routine matter, shares of our Common Stock as to which brokers have not received any voting instructions will not be deemed present for any purpose at the Special Meeting.

The inspector of elections will treat broker non-votes as shares that are not present and entitled to vote for the purpose of determining the presence of a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Asset Sale.

Solicitation of Proxies

This proxy solicitation is being made and paid for by GeoMet on behalf of its board of directors. In addition, we have engaged Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in the solicitation. We will pay Morrow & Co., LLC up to $6,000 plus reasonable out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid any additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our Common Stock and to the beneficial owners of our Preferred Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Morrow & Co., LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Asset Sale or how to submit your proxy, or if you need additional copies of this Proxy Statement or the enclosed proxy card or voting instructions, please contact Investor Relations, GeoMet, Inc., Attn: Stephen M. Smith, Corporate Secretary, 909 Fannin Street, Suite 1850, Houston, Texas 77010, telephone number (713) 287-2251.

PROPOSAL: THE ASSET SALE

The following discussion is a summary of the material terms of the proposed Asset Sale. We encourage you to read carefully and in its entirety the Asset Purchase Agreement, which is attached to this Proxy Statement as Annex A, as it is the legal document that governs the proposed Asset Sale.

General Description of the Asset Sale

Under the Asset Purchase Agreement, for a sale price of $107 million (subject to adjustment under the Asset Purchase Agreement), GeoMet has agreed to sell substantially all of its assets, comprising coalbed methane leases and assets, including related gathering facilities, equipment, books and records and office leases located in West Virginia and Virginia. Such assets constitute substantially all of GeoMet’s assets. The Asset Sale has an effective date of January 1, 2014 and the purchase price will be adjusted to reflect certain expenses made and revenues received in the period between the effective date and the closing date of the Asset Sale.

Parties to the Asset Sale

Sellers:

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77010

(713) 659-3855

GeoMet Operating Company, Inc.

5336 Stadium Trace Parkway, Suite 206

Birmingham, Alabama 35244

(205) 425-3855

GeoMet Gathering Company, LLC

5336 Stadium Trace Parkway, Suite 206

Birmingham, Alabama 35244

(205) 425-3855

Buyer:

ARP Mountaineer Production, LLC

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

(412) 489-0006

Atlas Resource Partners, L.P.

Park Place Corporate Center One

1000 Commerce Drive, 4th Floor

Pittsburgh, PA 15275

(412) 489-0006

Background of the Asset Sale

Our board of directors and members of our senior management team have regularly evaluated our business and operations, our long-term strategic goals and our future prospects. We have also regularly reviewed and assessed conditions affecting the natural gas industry and the economy in general, the Company’s competitive market position and the availability and cost of debt and equity capital. As part of its ongoing review of the Company and its prospects, our board of directors has also regularly reviewed various strategic alternatives available to the Company to enhance stockholder value, including possible acquisitions, strategic investments, asset sales and divestitures.

Since the early 1990’s, the Company has been engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”). Like other commodity-oriented industries, the economics of the natural gas industry are directly impacted by the relationship between supply and demand. Natural gas prices (as measured by the monthly closing price on the New York Mercantile Exchange (“NYMEX”)) peaked in July 2008 at a price of $13.11 per MMBtu and declined to less than $3 per MMBtu by the fall of 2009. These lower natural gas prices significantly impacted our operating cash flow. Additionally, a severe credit crisis developed in late 2008 in the United States and elsewhere.  As a result of these events and the continued underperformance of our Gurnee field, we initiated efforts in the first quarter of 2009 to lower our cost structure, protect our operating margins and reduce borrowings outstanding. These efforts included personnel reductions and other cost reduction measures, increased natural gas price hedging and initiatives to sell assets. Although we believed that our estimated proved reserves continued to support a borrowing base of over $120 million, due to reduced operating cash flow our debt to EBITDA ratio was in excess of levels considered conforming by our banks, and it was necessary that we reduce our debt to EBITDA ratio to conforming levels in order to secure an extension of our credit agreement on a long-term basis. Our cost reduction and hedging programs were successful but we were not successful in selling assets as we did not receive interest at a price level sufficient to resolve our bank credit issues. As a result, we determined that the Company needed to secure capital from other sources in order to reduce bank debt and return to a conforming debt to EBITDA ratio.

In September and October 2009, the Company contacted eight energy investment firms regarding their interest in participating with a company affiliated with Yorktown, the largest holder of our Common Stock, in a potential financing transaction. Among those contacted was Cadent Energy Partners, LLC (“Cadent”). Cadent declined, in part, due to the status of the Company’s ongoing disputes and litigation with CONSOL Energy, Inc. and certain of its affiliates, including CNX Gas Company LLC (the “CONSOL/CNX Litigation”).

In October 2009, a Special Committee of our board of directors directed the Company to hire Evercore Group L.L.C. (“Evercore”) as financial advisor to the Special Committee to assist it in evaluating the potential financing transaction.  The Company continued to hold discussions with Natural Gas Partners, one of the eight energy investment firms contacted prior to the engagement of Evercore, and then with NGP Capital Resources Company (“NGPC”), an affiliate of Natural Gas Partners. None of the six potential investors contacted by Evercore at that time chose to pursue the investment opportunity. The CONSOL/CNX Litigation was settled in May 2010.

In early February 2010, NGPC delivered a preliminary term sheet to the Company outlining the terms of a proposed financing transaction in which NGPC and North Shore Energy, LLC (“North Shore”), an affiliate of Yorktown, would each purchase up to $20 million of the Company’s Preferred Stock in the event that a proposed rights offering of the Preferred Stock was not fully subscribed by the holders of our Common Stock. The Special Committee, in consultation with its financial advisors, believed that the rights offering structure of the proposed financing was important. The Special Committee considered the dilutive impact that an equity financing would have on our existing stockholders, and believed that a rights offering structure could mitigate dilution of our existing stockholders by allowing them to participate in an offering of new equity in the Company. While the ownership percentage of stockholders who did not participate to the fullest extent in the rights offering would decrease, the Special Committee considered that the magnitude of this dilution would be substantially dependent upon the decision of each holder of common stock whether to subscribe for additional equity in the rights offering. After weighing these factors and the fact that the proposed rights offering and backstop commitment would generate $40 million in additional capital, before expenses, and seemed to the Special Committee to be the most viable option for raising that amount of additional capital, the Special Committee concluded that a rights offering with a full backstop commitment was in the best interests of the Company and our stockholders.

Over the course of the next several weeks, our management team, in frequent consultation with the Special Committee and its legal counsel and financial advisor, negotiated the material terms and conditions of the proposed financing, primarily with NGPC.

In March 2010, we executed commitment letters with NGPC and North Shore, whereby NGPC and North Shore each agreed to the preliminary terms of a commitment to purchase up to $20 million each ($40 million in the aggregate) of the Company’s Preferred Stock in the event that a proposed rights offering of the Preferred Stock was not fully subscribed by the holders of our Common Stock. The Company, NGPC and North Shore commenced negotiations of the terms and provisions of a definitive backstop agreement which continued through April.

On April 30, 2010, we received a commitment letter from Sherwood, an affiliate of Cadent, whereby Sherwood offered to purchase up to $40 million of the Company’s Preferred Stock in the event that a proposed rights offering of the Preferred Stock was not fully subscribed by the holders of our Common Stock. Although similar to the NGPC and North Shore proposed financing in some respects, the Sherwood proposal was considered by our Special Committee to be more favorable to the Company, particularly with regard to the cash dividend rate for the first two years, the ability of the Company to begin forcing conversion of the Preferred Stock to common stock two years earlier and at twice the rate and the absence of certain operational and financial covenants. At a meeting on May 1, 2010, the Special Committee briefed the board of directors by telephone conference regarding its preliminary findings and its recommendations for improving the terms of the Sherwood proposal. The board of directors authorized management to attempt to secure such improvements from Sherwood.

On May 3, 2010, the Company received a new commitment letter from Sherwood that contained some, but not all, of the improvements to the April 30, 2010 commitment letter that had been sought. The Special Committee met again on May 4, 2010 with its financial and legal advisors to further evaluate the Sherwood proposal and the potential termination of the financing commitments with NGPC and North Shore. After a lengthy discussion, the Special Committee determined that the proposed Sherwood commitment represented a superior proposal to the NGPC and North Shore commitments for the following reasons: (1) the cash dividend required under the Sherwood commitment was 8% for the first three years after closing as compared to 9.6% in the NGPC and North Shore commitments, (2) under the Sherwood commitment, the Company could begin forced conversion of the Preferred Stock two years earlier and at twice the quarterly rate, reducing the carrying costs and overhang of the Preferred Stock, and (3) the Sherwood commitment would impose considerably fewer covenants, giving management and the board of directors greater latitude to run the business and reducing the likelihood that defaults could occur for reasons outside the Company’s control. The board of directors directed management to suspend negotiations with NGPC and North Shore and to execute the Sherwood commitment letter.

During that same period, the Company negotiated the terms and provisions of a definitive investment agreement with Sherwood. On June 2, 2010, the Company and Sherwood entered into the investment agreement. In June 2010, we also entered into a credit agreement with a group of five banks (the “Pending Credit Agreement”) that was made subject to the closing of a proposed issuance of the Preferred Stock, without which, the Pending Credit Agreement would lapse and our existing senior revolving credit facility would have terminated on October 1, 2010.

In September 2010, the Company sold four million shares of Preferred Stock at a price of $10.00 per share pursuant to a rights offering made to, and approved by, the stockholders of the Company. The offering was not fully subscribed and, therefore, pursuant to its agreement, Sherwood purchased approximately 2.3 million shares (approximately 59%) of the Preferred Stock in the offering. The Preferred Stock ranks senior to our Common Stock. Upon the occurrence of liquidation, dissolution, or winding up of the Company resulting in a payment or distribution of assets to any of our capital stock holders, the holders of the Preferred Stock are entitled to receive such distribution in preference to any payment to any holder of any junior security in the Company.  The Company is permitted to pay dividends in either cash or additional shares of Preferred Stock (“PIK Dividends”) until the fifth anniversary of the issue date (September 2015). The applicable dividend rate for dividends paid in cash is 8.0% for the first three years and 9.6% thereafter. The applicable rate for PIK Dividends is 12.5%. The Company’s credit agreement has restricted the payment of cash dividends on the Preferred Stock and therefore all dividends on the Preferred Stock have been paid in PIK Dividends (except for fractional shares). As a result, the approximately six million shares of Preferred Stock outstanding as of the date of this Proxy Statement are entitled to a liquidation preference totaling approximately $60 million.  The holders of the Preferred Stock are entitled to vote on all matters on which the holders of our Common Stock are entitled to vote, and will generally be entitled to vote (on an as-converted basis) on such matters with the holders of Common Stock as a single class. As of December 31, 2013, Sherwood held approximately 59% of the voting control of the Preferred Stock and holders of the Preferred Stock, in the aggregate, controlled approximately 53% of total voting shares on an as-converted basis. Certain major corporate actions, such as a sale of substantially all the Company’s assets, also require a separate vote of the Preferred Stock. If not converted prior to the eighth anniversary of the closing of the rights offering, the Company is obligated, upon request of the holders of the Preferred Stock, to redeem the Preferred Stock at price of $10.00 per share plus any accrued and unpaid dividends.

The proceeds from the Preferred Stock offering were used to pay down indebtedness under the Company’s existing credit facility.  If the Preferred Stock had not been issued, the Company would have likely defaulted under its credit agreement and would have likely been forced to pursue either a restructuring of its indebtedness or file for protection under the U. S. Bankruptcy Code.

Natural gas prices began to improve at the end of 2010 and into 2011.  In November 2011, in order to increase our production and reserves and to reduce per unit cost, the Company completed its acquisition of producing properties (the “Vitruvian Acquisition”) located in its existing areas of operation for approximately $90 million.  This acquisition was financed entirely with bank debt, which raised our total outstanding bank indebtedness to approximately $162 million.  The consummation of the Vitruvian Acquisition coincided with the beginning of another decline in natural gas prices in November 2011.

The winter of 2011 — 2012 was unusually warm as compared to historical norms, which contributed to significantly lower prices for natural gas.  Natural gas prices between November 2011 and March 2012 averaged $3.02 per MMBtu, a decline of almost 25% below the same period in the prior year.  Natural gas prices continued to decline, and reached a low of $2.04 per MMBtu in May 2012, a decline of approximately 85% from their July 2008 peak.  This depressed natural gas price environment had an adverse effect on our cash flows, results of operations, financial condition, and liquidity.  In addition, it impeded our growth and our ability to maintain compliance with our credit agreement covenants.  On January 25, 2012, our board of directors held a meeting at which members of our senior management team participated and reviewed the status of the Company’s operations, the Company’s credit agreement, and prevailing market conditions.  After extensive discussion, the determination was made that the Company needed to reduce spending and defer capital expenditures to the extent possible.  The board of directors also concluded the Company should engage an investment banker to advise management and the board of directors with respect to strategic alternatives to enhance the Company’s business prospects in the low natural gas price environment, including possible merger candidates, preferably dry gas producers that would, along with the Company, benefit from the creation of a larger, more efficient, dry gas producer that could weather the current low natural gas price environment and therefore create option value on natural gas prices for both companies’ stockholders. FBRC, an investment bank with which certain of our Company’s officers and directors were familiar, was discussed as a good candidate because of its knowledge and experience providing financial advice and services to small cap exploration and production companies.

In early 2012, the Company announced that it was:

•                  Limiting capital spending to maintenance levels,

•                  Reducing operating and administrative costs,

•                  Continuing to monitor the forward natural gas markets for hedges and enter into hedging transactions opportunistically, and

•                  Seeking transactional opportunities to expand its natural gas reserves.

When granting a loan secured by a company’s oil or gas properties, banks determine the amount they are willing to lend (the “borrowing base”) largely upon their expectation of future prices of oil and gas (their “price deck”) and the resulting expectation of cash flows projected to be generated from the properties. Banks reset their price decks periodically — at least semi-annually and sometimes more often. In response to the decline in natural gas prices, our lenders significantly reduced their price decks in early 2012. Under the Company’s credit agreement, our borrowing base was scheduled to be re-determined in June 2012 and we expected the new borrowing base to be reduced to an amount less than our outstanding borrowings, which could possibly result in a borrowing base deficiency. Under these circumstances, we would be required to repay the amount of the borrowing base deficiency.  A failure to do so would cause a default under our credit agreement.

The Company engaged FBRC in February 2012 as its financial advisor to assist the Company in connection with its review of certain strategic alternatives including a potential merger or sale of the Company.  As described above, the Company believed a merger transaction could be beneficial during this period of depressed natural gas prices by allowing it to spread its fixed costs over a larger production and reserve base and to mitigate the anticipated borrowing base deficiency under its credit agreement.

On March 28, 2012, our board of directors held a meeting at which members of our senior management team participated and representatives of FBRC were present.  At the request of our board of directors, FBRC provided a preliminary overview of certain strategic alternatives that might be available to the Company.  There was also a discussion among the members of our board of directors and members of senior management regarding a possible borrowing base deficiency under the Company’s credit agreement at the next determination.  Thereafter, at the request of our board of directors, FBRC began soliciting indications of interest from third parties regarding a potential acquisition or merger of the Company.

In June 2012, we were advised by the agent bank under our credit agreement that a borrowing base deficiency under our credit agreement in the amount of $33.6 million had been determined. Our credit agreement provides for certain remedies if a borrowing base deficiency exists, including; (i) making a payment of principal in an amount sufficient to eliminate such borrowing base deficiency, (ii) submitting additional oil and gas properties as collateral in an amount sufficient to eliminate such borrowing base deficiency, or (iii) eliminating such deficiency by making six equal consecutive payments of principal in an aggregate amount equal to such borrowing base deficiency.

On July 30, 2012, our board of directors held a meeting at which members of our senior management team participated.  During this meeting our board of directors reviewed and authorized management to seek an amendment to the Company’s credit agreement addressing the borrowing base deficiency.

The Company was not in a position to eliminate the borrowing base deficiency as provided under its credit agreement and, in August 2012, we negotiated an amendment to our credit agreement that, among other things, extended the time available for the Company to cure the borrowing base deficiency, shortened the maturity date from November 2015 to April 2014, terminated our ability to make future borrowings, and obligated the Company to dedicate substantially all of its monthly cash flow to repay existing borrowings.

On August 10, 2012, our board of directors held a meeting at which members of our senior management team participated and representatives of FBRC were present.  At the request of our board of directors, FBRC informed our board of directors that it had, on behalf of the Company, contacted potential merger partners and buyers, but had not received any offers.

On November 8, 2012, our board of directors held a meeting at which members of our senior management team participated and representatives of FBRC were present.  At the request of our board of directors, FBRC updated the board of directors regarding its solicitation of potential merger partners and buyers and informed our board of directors that it had contacted a total of approximately 25 potential strategic and financial merger partners and buyers on behalf of the Company, but had not received any offers.

On February 21, 2013, our board of directors held a meeting at which members of our senior management team and representatives of Lantana Oil & Gas Partners (“Lantana”), a Houston-based divestiture firm, participated.  There was extensive discussion of the efforts that had been undertaken by FBRC to solicit indications of interest in a potential acquisition of or merger with the Company.  We believe the possible borrowing base deficiency under our credit agreement, poor expectations for natural gas prices in general and dry natural gas specifically, and the Company’s complicated capital structure resulting from the Company’s outstanding Preferred Stock were all contributing factors to the lack of interest.  Based on such information, our board of directors instructed FBRC to suspend its solicitation of indications of interest from third parties regarding a potential acquisition of or merger with the Company.  Our board of directors further concluded to pursue the possible sale of individual properties.

On February 22, 2013, the Company engaged Lantana to market all of the Company’s coalbed methane interests located in the state of Alabama (the “Alabama Assets”).  The Company’s interests in these properties represented approximately 30% of the Company’s net daily sales of natural gas at that time, 38% of operating income during the twelve months ending December 31, 2012, approximately 31% of the Company’s estimated proved reserves, and 38% of the Company’s estimated PV10 value at December 31, 2012, using SEC guidelines.

On April 18, 2013, our board of directors held a meeting with members of our senior management team at which they reviewed the status of the process and initial bids on the Alabama Assets sale.

On May 1, 2013, our board of directors held a meeting at which members of our senior management team and representatives of Lantana participated.  At the request of our board of directors, Lantana reported that it had engaged in a broad marketing process that included making inquiries by email with over 5,500 contacts in its database to ascertain interest in our Alabama Assets. Lantana had also advertised in trade periodicals such as Hart’s A&D and all PLS publications announcing the availability of our Alabama Assets.  Through these marketing efforts, Lantana had identified 57 parties who they believed would have interest in the Alabama Assets and engaged in follow up discussions with such parties.  As a result of these efforts, 27 confidentiality agreements were executed, 72 parties registered for access to the electronic data room, and 6 data room presentations were made by Lantana. The Company received a total of 10 bids for our Alabama Assets.  Four of these bids were for the entire Alabama Assets package, and the remaining six bids were for various subsets of the asset package.  The Company engaged in negotiations with the bidder with the highest value and most favorable terms and finalized a purchase and sale agreement.  After extensive discussions, the board of directors approved the entering into of a purchase and sale agreement to sell the Alabama Assets for $63.2 million, subject to customary purchase price adjustments.  On June 14, 2013, the transaction closed.  At this board of directors meeting, our board of directors and senior management also discussed and approved a further amendment to the Company’s credit agreement reflecting the application of a portion of the net proceeds of the asset sale to the repayment of the outstanding balance under the credit agreement.

The sale of our Alabama Assets resulted in net proceeds of approximately $62 million after customary purchase price adjustments of $1.2 million. Approximately $57 million of the net proceeds was used to repay outstanding borrowings under the Company’s credit agreement, which eliminated the borrowing base deficiency under that agreement, and $5 million was held in reserve to pay transaction related costs and expenses, including the liquidation of certain natural gas hedge positions. After this repayment, the outstanding borrowings under our credit agreement totaled $77 million. However, the maturity date under the credit agreement was left unchanged at April 1, 2014.

On May 14, 2013, our board of directors held a meeting at which members of our senior management team participated and representatives of FBRC were present.  At the request of our board of directors, FBRC discussed a preliminary overview of the Company after giving effect to the sale of the Alabama Assets and a potential timetable for renewing the pursuit of strategic alternatives, if our board of directors deemed appropriate.

On June 20, 2013, our board of directors held a meeting at which members of our senior management team evaluated the Company’s remaining assets and operations following the sale of the Alabama Assets, as well as prevailing market conditions, the dilution of the Company’s Common Stockholders through the payment of the PIK Dividends on the outstanding Preferred Stock, and other factors related to the Company’s future prospects.  While the Alabama Assets sale was successful in reducing our bank debt and eliminating the borrowing base deficiency, the Company remained unable to access, on acceptable terms, the additional capital from its banks or other parties necessary to strengthen its capital structure.

On August 12, 2013, our board of directors held a meeting at which members of our senior management team participated and a representative of FBRC was present.  At the request of our board of directors, FBRC reviewed a potential timetable for renewing the pursuit of strategic alternatives.

On August 13, 2013, our board of directors held a meeting at which members of our senior management team participated and representatives of FBRC were present.  Among other things, with the assistance of our management and its advisors, the board of directors discussed prevailing market conditions and the Company’s operations and prospects following the sale of our Alabama Assets, including the Company’s reduced cash flow, the pending maturity of the credit agreement, the dilution of the Company’s Common Stockholders through the payment of the PIK Dividends on the Preferred Stock, the fact that the dividend obligation on the Preferred Stock would convert to cash pay at a rate of 9.6% in September 2015, and the obligation to redeem the Preferred Stock as early as September 2018.  Our board of directors and senior management believed that these factors presented continuing obstacles to the Company’s ability to obtain alternate debt financing or raise additional equity capital, particularly when current and projected cash flows of the Company were taken into consideration.  The Company believed that the reduction in bank debt resulting from the sale of its Alabama Assets, together with a modest recovery of natural gas prices, might provide the Company an opportunity to renew the pursuit of a strategic transaction focused on a merger.  Thereafter, in September 2013, our board of directors requested that FBRC solicit indications of interest from third parties regarding a potential acquisition of or merger with the Company.

In September 2013, the Company determined that at least $30 million in additional equity would be required to obtain a conforming credit agreement.

Beginning in September 2013, FBRC contacted approximately 123 potential merger candidates on behalf of the Company.  Nine parties signed confidentiality agreements and five parties submitted indications of interest.  The two highest proposals contemplated a transaction at indicative values ranging from $72 million to $100 million for the Company or its assets on a debt free basis. The highest indication of interest was verbal and was presented as a range of value of $90 to $100 million.  This bidder stated that they would firm up their value in writing within one week, but the bidder never followed up.  Our board of directors did not find any of the proposals it received as a result of that process sufficiently attractive to pursue at that time.

In the fourth quarter of 2013, certain of our board of directors members began discussions with Yorktown, our largest holder of Common Stock, regarding the possibility of merging one or more of its portfolio companies into the Company.  After preliminary discussions between representatives of the Company and representatives of Yorktown, our board of directors determined that this alternative was not sufficiently attractive to pursue and discussions with Yorktown regarding a potential transaction were terminated.

On October 28, 2013, our board of directors held a meeting at which members of our senior management team participated and reviewed the obstacles with obtaining new bank financing and discussed that FBRC’s marketing efforts had not yet identified any opportunities.  There was also extensive discussion regarding various alternatives if the efforts to find a merger partner for the Company were unsuccessful.  This included the possibility of again marketing the Company’s assets as an alternative to the efforts to find a merger partner.

On November 1, 2013, our board of directors held a meeting at which members of our senior management team participated and representatives of FBRC were present.  At that meeting our board of directors discussed that FBRC had been unsuccessful in its efforts on behalf of the Company to solicit indications of interest in an acquisition of or merger with the Company.  In addition, our management reported that the Company had outstanding bank debt in excess of $70 million (at least $30 million more than was supportable under a conforming credit agreement) and a pending maturity date of April 1, 2014.  As a result, our board of directors and senior management concluded that the Company’s remaining assets might be more attractive and bring a higher value if they were marketed in a broad asset divestiture process similar to the process that had been undertaken with Lantana with respect to our Alabama Assets.  Our board of directors concluded that, rather than have FBRC continue to solicit indications of interest in an acquisition of or merger with the Company, the Company should engage Lantana to market the Company’s remaining assets consisting of coalbed methane interests located in the Appalachian Basin. On November 4, the Company engaged Lantana to solicit interest in the Company’s remaining assets.

In November 2013, the Company and FBRC amended the terms of FBRC’s engagement to terminate FBRC’s services as its financial advisor in connection with a potential transaction except and to the extent the Company requested that FBRC render an opinion with respect to the fairness of the consideration to be received in connection with a proposed transaction.  In addition to any fees payable to FBRC in connection with such opinion, FBRC remained entitled to certain fees in the event the Company consummated a transaction with certain third parties.

On November 12, 2013, our board of directors held a meeting, at which members of our senior management team participated and discussed the elimination of future borrowing base determinations under the Company’s credit agreement since it would mature on April 1, 2014.  Management reported that Lantana had initiated the asset marketing process during the first week of November.

Similar to its engagement in connection with the sale of our Alabama Assets, Lantana’s marketing approach was designed to generate the maximum exposure for the sale of the Company’s Appalachian Basin coalbed methane assets. Lantana engaged in a broad marketing process that included making inquiries by email to over 6,000 contacts in its database to ascertain interest in the Company’s coalbed methane assets.  Lantana also advertised in Hart’s A&D and all PLS publications announcing the availability of our coalbed methane assets. Through these marketing efforts, Lantana identified and engaged in follow up discussions with 125 parties that might have interest in the Company’s coalbed methane assets. As a result of these efforts, 25 confidentiality agreements were executed and 13 data room presentations were made.  A total of four initial bids were received the week of December 9, 2013.  The initial bids ranged in amount from $50 million to $108 million, although the $108 million bid was promptly reduced to $105 million.  Lantana noted that the number of bids received was fewer than initially anticipated, with certain prospective bidders expressing concerns about the risk of regional natural gas price volatility.

The Company promptly commenced negotiations with the initial high bidder, and the initial high bidder indicated that it would promptly provide comments to the Company’s proposed purchase and sale agreement.

On January 13, 2014, a representative of Atlas contacted Lantana to express an interest in the Company’s coalbed methane assets, and Atlas and the Company entered into a confidentiality agreement.

On January 14, 2014, our board of directors held a meeting, at which members of our senior management team updated the board of directors on the status of the marketing process and negotiations with the high bidders.

On January 22, 2014, Lantana gave a sales presentation on the Company’s coalbed methane assets to Atlas representatives, including Matthew Jones, President and Director, Mark Schumacher, Chief Operating Officer, Dave Leopold, Senior Vice President — Operations, Will Ulrich, Vice President — Corporate Development, Brad Eubanks, Vice President — Land, Jack Crook, Vice President — Environment, Health and Safety, and a representative from Wells Fargo.

While there were numerous discussions between the initial high bidder and our senior management commencing from when its bid was initially received, the initial high bidder did not provide its initial comments to the proposed purchase and sale agreement until several weeks later, on January 23, 2014.  The initial high bidder’s comments to the proposed purchase and sale agreement were substantial and materially altered the terms of the transaction from those initially proposed by the Company. On January 30, 2014, the Company delivered its response to the revised proposed purchase and sale agreement proposed by the initial high bidder.

On January 31, 2014, the Company received a proposal from Atlas in the amount of $101 million.

In February 2014, the Company and FBRC amended the terms of FBRC’s engagement to clarify certain provisions in the event the Company requested that FBRC render an opinion with respect to the fairness of the consideration to be received in connection with a proposed transaction.

On February 2, 2014, Atlas provided a material issues list regarding its proposal to Lantana.

On February 3, 2014, representatives from Atlas, including Daniel Herz, Senior Vice President of Corporate Development and Strategy, and Messrs. Jones, Schumacher, and Ulrich, and our senior management participated in a conference call to discuss the transaction process.  The same day, Lantana informed Atlas that it would need to increase its proposed price if Atlas was interested in continuing to participate in the process.  Atlas informed Lantana that in order to raise its proposed price, it would need to conduct detailed due diligence as quickly as possible.

On February 4, 2014, Atlas delivered its initial comments to the proposed purchase and sale agreement.  Over the next several days, representatives of Atlas, including Messrs. Herz, Jones, Schumacher, Leopold, Ulrich, Eubanks, and Crook had a series of diligence calls with our senior management.

On February 6, 2014, as a result of its diligence investigation, Atlas increased its bid to $107 million.  Atlas management, including Mr. Ulrich, met with representatives of the Company, including Mike McGovern, Chairman of the Board, Bill Rankin, President and Chief Executive Officer, and Tony Oviedo, Senior Vice-President — Chief Financial Officer, at the Company’s office to discuss Atlas’s markup of the proposed purchase and sale agreement, and both parties expressed their desire to work as quickly as possible to try to finalize a definitive purchase and sale agreement that was agreeable to both parties.  Between February 6, 2014 and February 13, 2014, Atlas engaged in field visits, and representatives of Atlas and our senior management continued to negotiate the terms of the proposed purchase and sale agreement and numerous revised drafts were exchanged back and forth between the parties.

During this period our senior management discussed whether to inquire with the initial high bidder as to its status, including that the initial high bidder had been very slow throughout its involvement in the process, that the initial high bidder’s comments to the Company’s proposed purchase and sale agreement had been substantial and materially altered the terms of the transaction from those initially proposed by the Company, that no response had been received from the initial high bidder to the Company’s response to its comments to the proposed purchase and sale agreement, that the price proposed by the initial high bidder was less than the price being proposed by Atlas, and that with the April 1, 2014 maturity date of the Company’s credit agreement the Company needed to move very quickly in its efforts to enter into a definitive purchase and sale agreement that was acceptable. Our management concluded to focus on Atlas since Atlas had offered a higher price, terms more consistent with those initially proposed by the Company, and was demonstrating significant efforts to quickly complete its due diligence and finalize the purchase and sale agreement.

On February 13, 2014, our board of directors held a meeting, at which members of our senior management team participated and representatives of Lantana, FBRC, and the Company’s legal advisors were present.  At that meeting, our board of directors, with the assistance of our management and the Company’s legal and financial advisors, reviewed and discussed the proposed purchase and sale agreement with Atlas.  At the request of our board of directors, our legal counsel reviewed with our board of directors the legal duties of the board of directors in connection with the proposed transaction.  Following that discussion our legal counsel also reviewed and discussed with our board of directors the terms of the proposed purchase and sale agreement, including (i) the provisions that would generally restrict the Company or any of its representatives from continuing to solicit competing offers for the Company or for its assets, (ii) the circumstances under which the board of directors would have the ability to respond to certain inquiries if the board of directors determined that the failure to do so would be inconsistent with its fiduciary duties, (iii) that the board of directors would be required to support the proposed transaction with Atlas and recommend approval of such transaction by the Company’s stockholders, provided that our board of directors would be permitted to withdraw its recommendation if (A) as a result of intervening events the board of directors concluded that the failure to change its recommendation would be inconsistent with its fiduciary duties or (B) a Superior Proposal had been received that our board of directors had determined to accept, provided that in each case Atlas would be provided at least four business days’ notice of the intended action and our board of directors would take into account any proposals made by Atlas during such period in evaluating the proposal or intervening events, and (iv) that, under certain circumstances, in the event that our board of directors determined to terminate the agreement with Atlas, the Company would be obligated to pay to Atlas a termination fee of $4,280,000.  At the meeting there was also discussion of the fact that the initial high bidder had been very slow throughout its involvement in the process, that the initial high bidder’s comments to the Company’s proposed purchase and sale agreement had been substantial and materially altered the terms of the transaction from those initially proposed by the Company, that no response had been received from the initial high bidder to the Company’s response to its comments to the proposed purchase and sale agreement, that the price proposed by the initial high bidder was less than the price being proposed by Atlas, and that with the April 1, 2014 maturity date of the Company’s credit agreement the Company needed to move very quickly in its efforts to enter into a definitive purchase and sale agreement that was acceptable.  FBRC then reviewed and discussed its financial analyses with respect to the Assets (as defined in the Asset Purchase Agreement) subject to the assumed liabilities and the proposed Asset Sale. Thereafter, at the request of our board of directors, FBRC rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of FBRC’s written opinion dated February 13, 2014) as to, as of February 13, 2014, the fairness, from a financial point of view, to the Company of the consideration to be received by the Company for the Assets subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement.  After further discussion among members of the board of directors, the board of directors unanimously approved the agreement with Atlas and the meeting was adjourned.  Thereafter, the Company entered into the Asset Purchase Agreement to sell the Assets to Atlas for a purchase price of $107 million, subject to certain adjustments in accordance with the agreement. The effective date of the Asset Sale is January 1, 2014, and it is expected to close in the second quarter of 2014 subject to the satisfaction of closing conditions and stockholder approval.  Our board of directors believes that Atlas demonstrated the strongest interest in proceeding aggressively to close, and that the transaction with Atlas represented the highest value and best terms available for the sale of the Company’s remaining assets.

In connection with the execution of the Asset Purchase Agreement, certain stockholders of the Company entered into a Voting Agreement for the benefit of Buyer and Atlas (the “Voting Agreement”).  Such stockholders included Sherwood, who is the largest holder of our outstanding shares of Preferred Stock and currently owns approximately 58.6% of our Preferred Stock, Yorktown, who is the largest holder of our outstanding shares of Common Stock and currently owns approximately 30.6% of our Common Stock, and all of the members of our board of directors and our senior management. Collectively, these stockholders own approximately 48.9% of the Common Stock voting power of the Company in the aggregate (including Preferred Stock held by such stockholders on an as-converted to Common Stock basis) and approximately 59.6% of the Preferred Stock voting power of the Company in the aggregate. The Voting Agreement generally (i) requires that the stockholders party to it vote all of their shares of the Company’s Common Stock and Preferred Stock, as applicable, in favor of the Asset Sale and against alternative transactions, and (ii) prohibits them from transferring their shares. The Voting Agreement automatically terminates upon the earliest to occur of (i) the termination of the Asset Purchase Agreement, (ii) a change of recommendation by the Company’s board of directors and (iii) the closing of the transactions contemplated by the Asset Purchase Agreement.

Our board of directors intends to continue to evaluate other strategic alternatives if the Asset Sale is approved by our stockholders.  We currently anticipate that the Asset Sale would be followed by either a merger or a dissolution and distribution of our remaining assets in accordance with applicable law. Under Section 271 of the DGCL and GeoMet’s Certificate of Designation, any subsequent merger or dissolution would require approval by (i) our board of directors, (ii) the holders of at least fifty percent (50%) of our Preferred Stock (voting separately as a class), and (iii) the holders of a majority of our outstanding shares with holders of the Preferred Stock voting with the Common Stock, treated as a single class, on an as-converted basis. On an as-converted basis, the Preferred Stock currently represents approximately 53.2% of the outstanding shares and therefore would have the ability to control any vote requiring the approval of our stockholders, including a vote to approve any subsequent merger or dissolution. We believe that the interests of the stockholders may best be served if a merger transaction can be identified and completed. No assurance can be made whether the Company will be successful in completing such a transaction. If we are unable to complete such a transaction, our board of directors intends to seek stockholder approval to dissolve the Company under Delaware law.

The terms of our outstanding Preferred Stock provide that in the event of a liquidation or dissolution of the Company, the holders of our Preferred Stock would be entitled to a liquidation preference before the holders of our Common Stock would be entitled to receive any distributions from the Company.  The liquidation preference is equal to the original investment amount of the Preferred Stock ($40 million) plus paid-in-kind shares plus accrued and unpaid dividends, and currently totals approximately $60 million.  Therefore, if the Company is dissolved following the Asset Sale, the estimated remaining net proceeds (approximately $23 million) would be less than the liquidation preference to which the holders of our Preferred Stock are currently entitled ($60 million).  Absent a concession from the holders of our Preferred Stock, our Common Stockholders would not receive any distributions as a result of the Asset Sale or subsequent dissolution of the Company.

It is not clear that the terms of our outstanding Preferred Stock would entitle the holders of our Preferred Stock to a liquidation preference in the event the Company was to engage in a merger.  If our outstanding Preferred Stock is not entitled to a liquidation preference in the event of a merger, then the Preferred Stock might instead exercise its rights to convert into Common Stock, and then participate with the Common Stock in the proceeds of such transaction on an as-converted basis.  Assuming the remaining net proceeds from the Asset Sale are approximately $23 million, this would mean that the holders of our Preferred Stock would receive less in a merger than the holders of our Preferred Stock would receive in a dissolution as a result of their liquidation preference.  In order for the Company to engage in a merger, the Company would have to receive the approval of at least fifty percent (50%) of the outstanding shares of Preferred Stock voting separately as a class, in addition to the approval of a majority of the outstanding shares of Common Stock including the outstanding shares of Preferred Stock voting on an as-converted basis treated as a single class.  The Company has been advised by the holders of more than fifty percent (50%) of our Preferred Stock that they will not vote in favor of a merger unless the terms of the transaction provide that the holders of our Preferred Stock will be entitled to receive at least the same value or distributions as such holders would have been entitled to receive in a dissolution pursuant to the liquidation preference to which the holders of the Preferred Stock are entitled.  As a result, absent a concession from the holders of our Preferred Stock, it is likely that our Common Stockholders would not receive any distributions if the Asset Sale is followed by a merger.

Reasons for the Asset Sale

We are selling substantially all of our assets primarily because of the pending maturity of our bank credit agreement and, based on conversations with our existing bank lenders and other potential lenders, an inability to refinance our existing borrowings.  In addition we have been unable to find alternative debt or equity financing on terms that were in the best interests of our stockholders, or a merger candidate or corporate transaction.  We believe that our efforts to successfully engage in a strategic corporate transaction was severely constrained and hampered by depressed natural gas prices, low price expectations for dry gas, excessive supplies of dry gas, and our highly leveraged and  complex capital structure. After considering the available alternatives, our board of directors determined that the Asset Sale provides the best opportunity for satisfying our liabilities and returning value to our stockholders.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but rather includes material factors considered by the directors. Our board of directors also considered other factors, including those described in the section entitled “Risk Factors” in this Proxy Statement, in deciding to approve, and unanimously recommending that our stockholders approve, the Asset Sale. In reaching its decision and recommendation to our stockholders, our board of directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above.

Recommendation of Our Board of Directors

Our board of directors determined that the terms and conditions of the Asset Purchase Agreement and the transactions contemplated thereby, including the Asset Sale, are advisable to, and in the best interests of, GeoMet and its stockholders. This determination was made by a unanimous vote of all of the members of our board of directors, based on an evaluation of many factors, some of which included:

•                  given our financial condition and liquidity, the possibility of default under our credit agreement if an asset sale or strategic transaction did not occur before April 1, 2014, the maturity date at such time;

•                  the continual decline in natural gas prices starting in the summer of 2009, which had a significant impact on the Company’s operating cash flow, results of operations, financial condition and liquidity;

•                  the PIK Dividends owed to the holders of our Preferred Stock, which has resulted in an ongoing, compounding, dilution of the holders of our Common Stock and impaired our ability to raise additional equity;

•                  the inability to refinance under the Company’s credit agreement;

•                  the inability to find a viable strategic merger partner;

•                  the financial analysis reviewed and discussed with our board of directors by representatives of FBRC as well as the oral opinion of FBRC rendered to the GeoMet board of directors on February 13, 2014 (which was subsequently confirmed in writing by delivery of FBRC’s written opinion addressed to our board of directors dated the same date) as to, as of February 13, 2014, the fairness, from a financial point of view, to GeoMet of the consideration to be received by GeoMet for the Assets subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement; and

•                  the transaction with the Buyer represented the highest value and best terms available, and the Buyer demonstrated the strongest interest in proceeding aggressively to consummate the Asset Sale.

Our board of directors unanimously recommends that our stockholders vote “FOR” the authorization of the Asset Sale.

Opinion of GeoMet’s Financial Advisor

On February 13, 2014, GeoMet’s financial advisor, FBRC, rendered its oral opinion to the GeoMet board of directors (which was subsequently confirmed in writing by delivery of FBRC’s written opinion addressed to the GeoMet board of directors dated the same date), as to the fairness, from a financial point of view, as of the date of the opinion, to GeoMet of the consideration of $107 million to be received by GeoMet for the Assets (as defined in the Asset Purchase Agreement) subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement.

FBRC’s opinion was directed to the GeoMet board of directors (in its capacity as such) and only addressed the fairness, from a financial point of view, to GeoMet of the consideration to be received by GeoMet  for the Assets subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement and did not address any other aspect or implication of the Asset Sale. The summary of FBRC’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of FBRC’s written opinion, which is included as Annex C to this Proxy Statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by FBRC in preparing its opinion. However, neither FBRC’s written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement are intended to be, and they do not constitute, advice or a recommendation to the GeoMet board of directors, GeoMet, the Sellers, any security holder of GeoMet or any other person as to how to act or vote on any matter relating to the Asset Sale or otherwise.

In arriving at its opinion, FBRC, among other things:

•                  reviewed a draft, dated February 11, 2014, of the Asset Purchase Agreement;

•                  reviewed certain publicly available business and financial information relating to GeoMet and the Assets;

•                  reviewed certain other business, financial and operating information relating to GeoMet and the Assets, including financial forecasts for the Assets, subject to the assumed liabilities, for the two fiscal years ended December 31, 2014 and December 31, 2015 prepared and provided to FBRC by management of GeoMet (which we refer to as the “GeoMet Projections”);

•                  reviewed certain other information relating to the Assets and the assumed liabilities provided to FBRC by GeoMet, including certain oil and gas reserve reports and data prepared by GeoMet’s third-party oil and gas reserves consultants containing estimates with respect to GeoMet’s proved oil and gas reserves and associated timings and riskings, including certain adjustments provided by Lantana and pricing assumptions provided by GeoMet (which we refer to as the “Reserve Reports”);

•                  met with certain members of the management of GeoMet to discuss the Assets and their prospects, the assumed liabilities and the proposed Asset Sale;

•                  reviewed certain financial data for the Assets subject to the assumed liabilities and compared that data with similar data for companies with publicly traded equity securities that FBRC deemed relevant;

•                  reviewed certain financial terms of the proposed Asset Sale and compared certain of those terms with the publicly available financial terms of certain business combinations and other transactions that FBRC deemed relevant; and

•                  considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that FBRC deemed relevant.

In connection with its review, FBRC did not independently verify any of the foregoing information and FBRC assumed and relied upon such information being complete and accurate in all respects material to its analyses and its opinion. With respect to the GeoMet Projections, management of GeoMet advised FBRC, and FBRC assumed, that such projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of GeoMet with respect to the future financial performance of the Assets subject to the assumed liabilities, and FBRC expressed no view or opinion with respect to the GeoMet Projections or the assumptions upon which they were based.  With respect to the Reserve Reports, FBRC was advised and assumed that the Reserve Reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of GeoMet’s third-party oil and gas reserves consultants as to the oil and gas reserves included in the Assets and associated timings and riskings and were advised by GeoMet and assumed that the Reserve Reports were a reasonable basis on which to evaluate the Assets subject to the assumed liabilities, and FBRC expressed no view or opinion with respect to the Reserve Reports or the assumptions upon which they were based.  FBRC relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects relating to the Assets subject to the assumed liabilities since the Effective Date or, if earlier, the respective dates of the most recent financial statements and other information, financial or otherwise, provided to FBRC that would be material to its analyses or its opinion, and that there was no information or any facts or developments that would make any of the information reviewed by FBRC incomplete or misleading.  FBRC also assumed, with GeoMet’s consent, that (i) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Asset Sale, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on GeoMet, the Assets or the contemplated benefits of the Asset Sale; (ii) the representations and warranties made by the parties in the Asset Purchase Agreement were accurate and complete in all respects material to its analyses and its opinion; (iii) each party to the Asset Purchase Agreement would perform all of its covenants and obligations thereunder; and (iv) the Asset Sale would be consummated in accordance with the terms of the Asset Purchase Agreement, including the form and structure of the Asset Sale contemplated thereby, without waiver, modification or amendment of any term, condition or provision of the Asset Purchase Agreement that was material to its analyses or its opinion. FBRC also assumed that the Asset Purchase Agreement, when executed by the parties thereto, would conform to the draft reviewed by FBRC in all respects material to its analyses.

For purposes of its analysis and its opinion, FBRC at GeoMet’s direction treated the consideration to be collectively received by the Sellers in the Asset Sale pursuant to the Asset Purchase Agreement as being received by GeoMet.  In addition, with GeoMet’s consent, FBRC assumed for purposes of its analysis and its opinion, that any increase in the value of the Assets or reduction in the value of the assumed liabilities following January 1, 2014 and any adjustment to the consideration pursuant to the Asset Purchase Agreement or otherwise would not be material to its analysis or its opinion.

In its opinion, FBRC referenced the fact that the report of GeoMet’s independent auditors included in GeoMet’s Annual Report on Form 10-K for the year ended December 31, 2012, containing the most recent audited financial statements available at the time for GeoMet, included a statement by GeoMet’s independent auditors that, among other things, the financial condition of GeoMet raised substantial doubt about GeoMet’s ability to continue as a going concern.  Furthermore, FBRC’s opinion also referenced the fact that GeoMet’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 disclosed that (i) there could be no assurances that GeoMet would be able to refinance or repay the borrowings under its credit facility before it matures on April 1, 2014 which, among other things, raised substantial doubt about GeoMet’s ability to continue as a going concern and (ii) if GeoMet became unable to continue as a going concern, GeoMet might be forced to liquidate its assets and the values GeoMet would receive for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.  FBRC noted, however, that, under the ownership of a company with adequate liquidity and capital, such as Buyer, the value of the Assets could substantially improve, resulting in significant returns to Buyer if the Asset Sale is consummated.

FBRC’s opinion addressed only the fairness, from a financial point of view, to GeoMet of the consideration to be received by GeoMet for the Assets subject to the assumed liabilities in the Asset Sale pursuant to the Asset Purchase Agreement in the manner set forth above and did not address any other aspect or implication of the Asset Sale or any agreement, arrangement or understanding entered into in connection with the Asset Sale or otherwise, including, without limitation, the allocation of the consideration amongst the Assets subject to the assumed liabilities; the allocation of the consideration amongst the Sellers; the solvency or fair value of GeoMet or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; any tax implications of the Asset Sale to GeoMet or its securityholders or any other party; GeoMet’s or the Sellers’ potential use of the proceeds from the Asset Sale; any subsequent actions or transactions to which GeoMet may be a party; the fairness of any portion or aspect of the Asset Sale to the holders of any class of securities, creditors or other constituencies of GeoMet, or to any other party; or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Asset Sale, or class of such persons, relative to the consideration or otherwise. The issuance of FRB’s opinion was approved by an authorized internal committee of FBRC.

FBRC expressed no opinion and provided no advice, counsel or interpretation, with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  FBRC assumed that any such opinions, advice, counsel or interpretations had been or would be obtained by GeoMet from appropriate professional sources. Furthermore, FBRC, with GeoMet’s consent, relied upon the assessments by GeoMet and its other advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to GeoMet, the Sellers, the Assets, the assumed liabilities and the Asset Sale.

FBRC’s opinion was necessarily based upon information made available to FBRC as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. FBRC assumed no responsibility to update or revise its analysis or its opinion for information obtained or events or circumstances occurring after the date of its opinion.  In addition, as GeoMet was aware, the GeoMet Projections and other information that FBRC reviewed relating to the future financial performance of the Assets subject to the assumed liabilities reflected certain assumptions regarding the energy industry and future commodity prices associated with the energy industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on FBRC’s analyses and opinion.  FBRC was previously engaged to assist GeoMet in evaluating certain strategic alternatives, including a possible sale of GeoMet and, in connection with such engagement, solicited indications of interest in acquiring GeoMet. FBRC’s engagement to provide those financial advisory services was subsequently terminated in November, 2013 by mutual agreement, and FBRC understood that another financial advisor was engaged by GeoMet to solicit indications of interest in acquiring certain assets of GeoMet, including the Assets and, consequently, since the termination of its engagement to assist GeoMet in evaluating certain strategic alternatives, including a possible sale of GeoMet, FBRC had not been requested to, and did not, (i) solicit indications of interest from third parties with respect to an acquisition of all or any part of GeoMet or the Assets or any alternatives to the Asset Sale, (ii) negotiate the terms of the Asset Sale, or (iii) advise the GeoMet board of directors or any other party with respect to alternatives to the Asset Sale. FBRC’s opinion did not address the relative merits of the Asset Sale as compared to alternative transactions or strategies that might be available to GeoMet or any other party to the Asset Sale, nor did it address the underlying business decision of the GeoMet board of directors, GeoMet, the Sellers or any other party to proceed with the Asset Sale.  Furthermore, in connection with its opinion, FBRC was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of GeoMet, the Sellers or any other party, nor was FBRC provided with any such appraisal or evaluation other than the Reserve Reports. FBRC did not estimate, and expressed no opinion regarding, the liquidation value of GeoMet, the Sellers or any other entity, whether before or after giving effect to the Asset Sale.

FBRC’s opinion was for the information of the GeoMet board of directors (in its capacity as such) in connection with its consideration of the proposed Asset Sale and, in accordance with the terms of FBRC’s engagement, was not intended to and should not be construed as creating any fiduciary duty on the part of FBRC to the GeoMet board of directors, GeoMet, the Sellers, any securityholder of GeoMet or any other party. FBRC’s opinion does not constitute a recommendation to the GeoMet board of directors, GeoMet, the Sellers, any securityholder of GeoMet or any other person as to how to act or vote on any matter relating to the Asset Sale or otherwise.

In preparing its opinion to the GeoMet board of directors, FBRC performed a variety of analyses, including those described below. The summary of FBRC’s financial analyses is not a complete description of the analyses underlying FBRC’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither FBRC’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. FBRC arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, FBRC believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, FBRC considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in FBRC’s analyses for comparative purposes is identical to GeoMet, the Assets subject to the assumed liabilities or the proposed Asset Sale.  While the results of each analysis were taken into account in reaching its overall conclusion, FBRC did not make separate or quantifiable judgments regarding individual analyses. The asset values and asset value reference ranges indicated by FBRC’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond GeoMet’s control and the control of FBRC. Much of the information used in, and accordingly the results of, FBRC’s analyses are inherently subject to substantial uncertainty.

FBRC’s opinion and analyses were provided to the GeoMet board of directors (in its capacity as such) in connection with its consideration of the proposed Asset Sale and were among many factors considered by the GeoMet board of directors in evaluating the proposed Asset Sale. Neither FBRC’s opinion nor its analyses were determinative of the consideration or of the views of the GeoMet board of directors with respect to the proposed Asset Sale.

The following is a summary of the material financial analyses performed by FBRC in connection with the preparation of its opinion rendered to the GeoMet board of directors on February 13, 2014. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of FBRC’s analyses.

For purposes of its analyses, FBRC reviewed a number of financial metrics including:

•                  Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet). Enterprise Value in connection with asset sales such as the Asset Sale was generally calculated as the publicly disclosed purchase price of the assets.

•                  EBITDA — generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period.

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of February 11, 2014; (2) estimates of financial performance of the Assets subject to the assumed liabilities for the calendar years ending December 31, 2014 and 2015 were based on the GeoMet Projections excluding corporate-level expenses and impacts of hedging, (3) estimates of financial performance for the selected companies listed below for the calendar years ending December 31, 2014 and 2015 were based on publicly available research analyst estimates for those companies, (4) proved reserves for the selected companies used in the selected companies analysis were based on reserve reports as of December 31, 2012, adjusted for certain publicly disclosed asset acquisitions and divestitures, and proved reserves for the target assets used in the selected transactions analysis were based on the most recent publicly available reserves information, (5) reserve data for the Assets reflect only proved, developed, producing, reserves, which we refer to as “PDP reserves,” (6) reserve data for the selected companies used in the selected companies analysis and for the target assets used in the selected transactions analysis include all proved reserve categories, and (7) production data for the selected companies used in the selected companies analysis and for the target assets used in the selected transactions analysis were based on production data for the most recent publicly available data, which in the case of the selected companies used in the selected companies analysis was generally the third quarter of 2013.  The utility of reserve and production multiples in the analyses described below varies based on the composition of proved reserves, resource potential and net acres as between GeoMet, the selected companies used in the selected companies analysis and the target companies or assets used in the selected transactions analysis, as well as the oil and gas commodity mix.

Net Asset Value Analysis

FBRC calculated the net asset value of PDP oil and gas reserves of the Assets to the end of their economic life based on the Reserve Reports.  In performing this analysis, FBRC applied probability weighting of ninety-five percent (95%) to one-hundred percent (100%) and data from the Reserve Reports that applied a discount rate of ten percent (10%) to the projected unlevered free cash flows for the Assets.  No value was assigned to any undeveloped acreage or identified drilling locations included in the Assets.  For purposes of the net asset value analysis, FBRC used natural gas prices based on (1) NYMEX strip pricing, which we refer to as NYMEX Pricing, (2) the natural gas prices GeoMet informed FBRC it would use in the 2013 Reserve Reports to be filed with the SEC, which we refer to as SEC Pricing, and (3) consensus analyst estimates of future natural gas prices, which refer to as Analyst Pricing. We refer to NYMEX Pricing, SEC Pricing and Analyst Pricing as the Three Long Range Pricing Models.  The implied value reference ranges for the Assets subject to the assumed liabilities indicated by the Net Asset Value Analysis were approximately $95 million to $100 million using NYMEX Pricing, $69 million to $73 million using SEC Pricing and $100 to $105 million using Analyst Pricing, respectively.

Selected Companies Analysis

FBRC considered certain financial data for selected coalbed methane companies and selected gas-weighted exploration and production companies with publicly traded equity securities FBRC deemed relevant. The financial and operating data reviewed included:

•                  Enterprise Value as a multiple of estimated 2014E EBITDA;

•                  Enterprise Value as a multiple of estimated 2015E EBITDA;

•                  Enterprise Value as a multiple of current proved reserves;

•                  Enterprise Value as a multiple of daily production; and

•                  Enterprise Value as a multiple of PV-10 of proved reserves.

The selected companies were:

•                  Warren Resources, Inc.

•                  Double Eagle Petroleum Co.

•                  EXCO Resources, Inc.

•                  Quicksilver Resources, Inc.

•                  Comstock Resources, Inc.

•                  Rex Energy Corporation

•                  Forest Oil Corporation

•                  PetroQuest Energy, Inc.

FBRC compared the high, mean, median and low multiples for the selected companies to the corresponding implied multiples for the proposed Asset Sale using (i) for the EBITDA multiples, natural gas prices for 2014 and 2015 based on NYMEX Pricing and Analyst Pricing for 2014 and 2015  as well as two additional pricing models for 2014 and 2015 provided by management of GeoMet and used by management of GeoMet in preparing the GeoMet Projections, which we refer to as GeoMet Management Pricing and GeoMet Management Alternative Pricing, respectively, and, together, as the Two Short Range Pricing Models, and (ii) for the operating multiples, natural gas prices for 2014 and 2015 based on SEC Pricing. The corresponding data were:

Enterprise Value /
	2014E EBITDA	2015E EBITDA
Indicated Multiples
High*	6.3x	5.4x
Mean*	4.7x	4.0x
Median*	4.3x	3.8x
Low*	3.7x	3.1x

Implied Asset Sale Multiples based on:
GeoMet Management Pricing	8.2x	8.8x
GeoMet Management Alternative Pricing	6.3x	6.0x
NYMEX Pricing	5.9x	8.6x
Analyst Pricing	7.9x	8.2x

* Excludes Quicksilver Resources, Inc.

	Enterprise Value /
	Proved Reserves ($/MCf)		Current Production ($/MCf/d)	PV-10 of Proved Reserves
Indicated Multiples
High*	$2.78		$11,769	3.7x
Mean*	2.03		7,786	1.9x
Median*	1.97		8,577	1.8x
Low*	1.38		4,371	0.7x

Implied Asset Sale Multiples	$1.05	+	$5,035	1.5x	+

* Excludes Quicksilver Resources, Inc.

+ Based on SEC Pricing

For illustrative purposes, FBRC also calculated the implied value of the Assets based on the mean and median multiples indicated by the selected companies analysis. The illustrative implied values of the Assets were:

	Implied Asset Value ($ millions)
	Mean	Median
Estimated 2014E EBITDA based on GeoMet Management Pricing:	$61	$56
Estimated 2014E EBITDA based on GeoMet Management Alternative Pricing:	$80	$73
Estimated 2014E EBITDA based on NYMEX Pricing:	$85	$77
Estimated 2014E EBITDA based on Analyst Pricing:	$63	$58
Estimated 2015E EBITDA based on GeoMet Management Pricing:	$49	$46
Estimated 2015E EBITDA based on GeoMet Management Alternative Pricing:	$72	$68
Estimated 2015E EBITDA based on NYMEX Pricing:	$50	$48
Estimated 2015E EBITDA based on Analyst Pricing:	$52	$50
Current proved reserves based on SEC Pricing:	$206	$200
Daily production for the third quarter of 2013:	$165	$182
PV-10 of proved reserves based on SEC Pricing:	$138	$131

Selected Transactions Analysis

FBRC also considered the financial terms of certain business combinations and other transactions involving selected coalbed methane assets and selected gas-weighted exploration and production assets that FBRC deemed relevant. The financial data reviewed included the implied Enterprise Value (based on the purchase price paid in the transaction) as a multiple of:

•                  Proved reserves; and

•                  Daily production.

The selected transactions were:

Date	Purchaser	Seller
8/28/13	Undisclosed	Energen Corporation
6/9/13	Atlas Resource Partners LP	EP Energy LLC
6/9/13	Atlas Resource Partners LP	EP Energy LLC
5/7/13	Saga Resource Partners LLC	GeoMet
2/4/13	Castleton Commodities International LLC	Constellation Energy Partners LLC
12/20/13	Triana Energy LLC	Dominion Resources, Inc.
10/31/13	CONSOL Energy Inc.; Noble Energy Inc.	Dominion Resources, Inc.
9/30/13	Antero Resources Corporation	Republic Energy Ventures LLC; Sancho Oil and Gas Corporation
9/30/13	Antero Resources Corporation	TransEnergy Inc.
12/20/13	Pardee Resources Company	Undisclosed Seller
12/9/13	Undisclosed	Cabot Oil &Gas Corporation
11/8/13	Enerplus Corporation	Undisclosed
9/30/13	EnerVest Management Partners Ltd.	Noble Energy Inc.
8/28/13	LSB; Troy Energy; Citrus Energy	Hat Creek Energy LLC
7/29/13	Questar Corporation	Undisclosed
5/28/13	NorthWestern Energy	Devon Energy Production Company, L.P.
5/3/13	EQT Corporation	Chesapeake Energy Corporation; Undisclosed
2/14/13	Harbinger Group Inc.; EXCO Resources, Inc.	BG Group plc
2/5/13	Caerus Oil and Gas LLC	PDC Energy Inc.
2/4/13	Castleton Commodities International LLC	Constellation Energy Partners LLC

FBRC compared the high, mean, median and low multiples from the selected transactions analysis to the corresponding implied multiples for the proposed Asset Sale using the Three Long Range Pricing Models. The corresponding data were:

Enterprise Value / Proved Reserves ($/MCf)
Indicated Multiples
High	$2.35
Mean	1.36
Median	1.47
Low	0.70

Implied Asset Sale Multiple based on:
NYMEX Pricing	1.12
SEC Pricing	1.05
Analyst Pricing	1.02

	Enterprise Value /
	Proved Reserves ($/MCf)	Current Production ($/MCf/d)
Indicated Multiples
High	$2.35	$8,200
Mean	1.36	5,589
Median	1.47	5,250
Low	0.70	3,643

Implied Asset Sale Multiple	—	5,035

Illustrative Stand-Alone Discounted Cash Flow Analysis

For illustrative purposes, FBRC also calculated the implied value of the Assets based on the mean and median multiples indicated by the selected transactions analysis using the Three Long Range Pricing Models.  The illustrative implied values of the Assets were:

	Implied Asset Value ($ millions)
	Mean	Median
Current proved reserves based on NYMEX Pricing:	$130	$140
Current proved reserves based on SEC Pricing:	$138	$149
Current proved reserves based on Analyst Pricing:	$142	$153
Daily production for the third quarter of 2013:	$119	$112

Other Matters

Notwithstanding the termination of FBRC’s engagement as a financial advisor to GeoMet in connection with its evaluation of certain strategic alternatives, FBRC remained engaged by GeoMet to, if requested by GeoMet, provide an opinion with respect to the fairness of the consideration to be received pursuant to certain potential transactions and became entitled to a fee of $300,000 upon the delivery of its opinion.  GeoMet also agreed to indemnify FBRC and certain related parties for certain liabilities arising out of or related to FBRC’s engagement and to reimburse FBRC for certain expenses incurred in connection with FBRC’s engagement.

As discussed above, FBRC was previously engaged to assist GeoMet in evaluating certain strategic alternatives, including a possible sale of GeoMet, for which FBRC received aggregate compensation of $300,000.  In addition, as specifically agreed with GeoMet in connection with the termination of its engagement to assist GeoMet in evaluating certain strategic alternatives, FBRC remained entitled to receive a transaction fee upon the consummation of potential transactions with certain potential purchasers that do not include Buyer or Atlas. FBRC and its affiliates may in the future provide financial advice and services to GeoMet or Atlas and their respective affiliates for which FBRC and FBRC’s affiliates would expect to receive compensation. FBRC is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, FBRC and its affiliates may acquire, hold or sell, for FBRC’s and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of GeoMet, Atlas, certain of their affiliates and any other company that may be involved in the Asset Sale, as well as provide investment banking and other financial services to such companies and entities. FBRC has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that advised GeoMet.

GeoMet Selected Unaudited Prospective Financial Information

GeoMet does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, GeoMet is including this unaudited selected prospective financial information that was made available to its board of directors and to FBRC for use in providing financial advisory services to GeoMet. The inclusion of this information should not be regarded as an indication that any of GeoMet, its advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The selected unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects.  As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the selected unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. GeoMet stockholders are urged to review the SEC filings of GeoMet for a description of risk factors with respect to the business of GeoMet. See “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The selected unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither the independent registered public accounting firm of GeoMet, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the selected unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2014 and 2015.

	Management Budget		Alternative Management Budget		Budget with NYMEX Strip Pricing		Budget with Wall St Consensus Pricing
	2014	2015	2014	2015	2014	2015	2014	2015

Avg. Gas Price ($/Mcf)	$3.97	$4.17	$4.50	$5.00	$4.64	$4.21	$4.03	$4.29
Production (MMcf)	7,949	7,386	7,949	7,386	7,949	7,386	7,949	7,386

Revenue	$31,649	$30,834	$35,844	$37,003	$36,978	$31,166	$32,185	$31,759

Consolidated EBITDA	$6,963	$6,261	$9,415	$9,383	$9,454	$6,237	$7,358	$7,039
General and Administrative expense	5,145	5,145	5,145	5,145	5,145	5,145	5,145	5,145
Accretion expense	740	709	740	709	740	709	740	709
Realized cash (gains) loss on hedges	141	74	1,651	2,738	2,682	410	252	164
Field Level EBITDA	$12,988	$12,189	$16,950	$17,975	$18,021	$12,501	$13,494	$13,056

For purposes of the selected unaudited prospective financial information presented herein, Consolidated EBITDA is calculated as net income (loss) plus (i) depletion, depreciation and amortization, (ii) interest expense and (iii) income tax expense, all of which as attributable to GeoMet.

In preparing the foregoing selected unaudited projected financial information, GeoMet made a number of assumptions regarding, among other things, various natural gas price scenarios, production decline curves based on historical experience, production expenses and other expenses based on historical experience adjusted for current known changes. GeoMet management believed such assumptions were reasonable at the time made.

No assurances can be given that the assumptions made in preparing the above selected unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the selected unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of GeoMet. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the selected unaudited prospective financial information.

In addition, although presented with numerical specificity, the above selected unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of GeoMet. Such estimates are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurances that the prospective financial information is necessarily predictive of actual future performance of GeoMet.

Readers of this document are cautioned not to place undue reliance on the selected unaudited prospective financial information set forth above. No representation is made by GeoMet or any other person to any GeoMet stockholder regarding the ultimate performance of GeoMet compared to the information included in the above selected unaudited prospective financial information. The inclusion of selected unaudited prospective financial information in this document should not be regarded as an indication that such selected unaudited prospective financial information will be an accurate prediction of actual future events, and such information should not be relied on as such.

GEOMET DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE SELECTED UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Activities of GeoMet Following the Asset Sale

We currently anticipate that the Asset Sale would be followed by either a merger or a dissolution and distribution of our remaining assets in accordance with applicable law. The terms of our outstanding Preferred Stock provide that in the event of a liquidation or dissolution of the Company, the holders of our Preferred Stock would be entitled to a liquidation preference before the holders of our Common Stock would be entitled to receive any distributions from the Company.  The liquidation preference is equal to the original investment amount of the Preferred Stock ($40 million) plus paid-in-kind shares plus accrued and unpaid dividends, and currently totals approximately $60 million.  Therefore, if the Company is dissolved following the Asset Sale, the estimated remaining net proceeds (approximately $23 million) would be less than the liquidation preference to which the holders of our Preferred Stock are currently entitled ($60 million).  Absent a concession from the holders of our Preferred Stock, the holders of our Common Stock would not receive any distributions as a result of the Asset Sale or subsequent dissolution of the Company.

It is not clear that the terms of our outstanding Preferred Stock would entitle the holders of our Preferred Stock to a liquidation preference in the event the Company was to engage in a merger.  If our outstanding Preferred Stock is not entitled to a liquidation preference in the event of a merger, then the Preferred Stock might instead exercise its rights to convert into Common Stock, and then participate with the Common Stock in the proceeds of such transaction on an as-converted basis.  Assuming the remaining net proceeds from the Asset Sale are approximately $23 million, this would mean that the holders of our Preferred Stock would receive less in a merger than the holders of our Preferred Stock would receive in a dissolution as a result of their liquidation preference.  In order for the Company to engage in a merger, the Company would have to receive the approval of at least fifty percent (50%) of the outstanding shares of Preferred Stock voting separately as a class, in addition to the approval of a majority of the outstanding shares of Common Stock including the outstanding shares of Preferred Stock voting on an as-converted basis treated as a single class.  The Company has been advised by the holders of more than fifty percent (50%) of our Preferred Stock that they will not vote in favor of a merger unless the terms of the transaction provide that the holders of our Preferred Stock will be entitled to receive at least the same value or distributions as such holders would have been entitled to receive in a dissolution pursuant to the liquidation preference to which the holders of the Preferred Stock are entitled.  As a result, absent a concession from the holders of our Preferred Stock, it is likely that the holders of our Common Stock would not receive any distributions if the Asset Sale is followed by a merger.

U.S. Federal Income Tax Consequences of the Asset Sale

The following discussion is a general summary of the anticipated U.S. federal income tax consequences of the Asset Sale. The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. The following discussion has no binding effect on the United States Internal Revenue Service or the courts.

The proposed Asset Sale will be treated for U.S. federal income tax purposes as a sale of corporate assets by GeoMet in exchange for cash and the assumption of certain liabilities. The proposed Asset Sale will be a taxable transaction to GeoMet for U.S. federal income tax purposes, and GeoMet anticipates that it will recognize gain for

U.S. federal income tax purposes as a result of the Asset Sale. GeoMet anticipates that its tax attributes will be available to offset at least a portion (or potentially all) of GeoMet’s U.S. federal income tax liability resulting from such gain. However, the determination of whether GeoMet will recognize gain or loss on the proposed Asset Sale and whether and to what extent GeoMet’s tax attributes will be available to offset U.S. federal income tax liability from gain on the proposed Asset Sale is highly complex and is based in part upon facts that will not be known until the completion of the proposed Asset Sale. Therefore, it is possible that the proposed Asset Sale will generate a U.S. federal income tax liability to GeoMet and, in this case, any such tax liability could reduce the cash available for distribution to GeoMet’s stockholders. Our estimate of our remaining net proceeds after the Asset Sale includes an estimated federal income tax liability of approximately $2 million. See “Summary Term Sheet — Use of Proceeds; Estimated Remaining Net Proceeds” beginning on page 4.

There should be no U.S. federal income tax consequence to the stockholders of GeoMet as a result of the proposed Asset Sale, as the proposed Asset Sale by GeoMet is entirely a corporate action. As a result, our stockholders will not recognize any gain or loss for U.S. federal income tax purposes as a result of the proposed Asset Sale.

Accounting Treatment of the Asset Sale

The Asset Sale will be accounted for as a “sale” by GeoMet, as that term is used under accounting principles generally accepted in the United States, for accounting and financial reporting purposes.

Government Approvals

We believe that the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), do not apply to the Asset Sale and that we will not be required to make any filings with the Department of Justice’s Antitrust Division or the Federal Trade Commission (“FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Asset Sale. At any time before or after the consummation of the Asset Sale, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of substantial assets of the Buyer, GeoMet or their respective subsidiaries. Private parties, state attorneys general or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which the Buyer, GeoMet and their respective subsidiaries are engaged, the parties believe that the Asset Sale will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Asset Sale on antitrust grounds will not be made or, if such a challenge is made, what the result would be.

We believe we are not required to make any other material filings or obtain any material governmental consents or approvals before the consummation of the Asset Sale. If any approvals, consents or filings are required to consummate the Asset Sale, we will seek or make such consents, approvals or filings as promptly as possible.

No Appraisal Rights

Stockholders may vote against the authorization of the Asset Sale but, under Delaware law, appraisal rights are not available to stockholders in connection with the Asset Sale.

Interests of Certain Persons in the Asset Sale

As described below, members of our board of directors and our executive officers may have interests in the Asset Sale that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the Asset Purchase Agreement.

Executive Officer Employment Agreements

Effective May 14, 2012, each of Messrs. Rankin and Oviedo, entered into amended and restated employment agreements that replaced their previous employment agreements. Mr. Brett S. Camp, the Company’s Senior Vice President—Operations, also entered into an employment agreement effective May 14, 2012.

Under their respective employment agreements, Messrs. Rankin, Oviedo and Camp are entitled to severance payments if their employment is terminated under certain circumstances.  The amount of the compensation is contingent upon a number of factors, including the circumstances under which employment is terminated. The table below quantifies the amount that would become payable to each of Messrs. Rankin, Oviedo and Camp as a result of his termination of employment. The amounts shown assume that such termination was effective on December 31, 2012 and are estimates of the amounts that would be paid. The actual amounts that would be paid can only be determined at the time of the officer’s termination of employment. While the Company currently contemplates that Messrs. Rankin, Oviedo and Camp will continue to be employed, at least for some period of time, following the closing of the Asset Sale while we continue to evaluate strategic alternatives following such closing, we anticipate that their employment will be terminated some time in the near future. Therefore, our estimate of our remaining net proceeds after the Asset Sale includes approximately $2.4 million of severance payments for Messrs. Rankin, Oviedo and Camp. See “Summary Term Sheet — Use of Proceeds; Estimated Remaining Net Proceeds” beginning on page 4.

Awards of stock options and restricted stock under the 2006 Long-Term Incentive Plan prescribe the treatment of those awards under certain events including termination for “Cause” and termination following or in connection with a “Corporate Change.” For purposes of those awards, “Cause” is defined as a finding by the Compensation, Nominating, Corporate Governance and Ethics Committees of acts or omissions constituting (a) a breach of duty by the executive in the course of his employment or service involving fraud, acts of dishonesty (other than inadvertent acts or omissions), disloyalty to the Company, or moral turpitude constituting criminal felony; (b) conduct by the executive that is materially detrimental to the Company, monetarily or otherwise, or reflects unfavorably on the Company or the executive to such an extent that the Company’s best interests reasonably require the termination of the executive’s employment or service; (c) acts or omissions of the executive materially in violation of his obligations under any written employment or other agreement between the executive and the Company or at law; (d) the executive’s failure to comply with or enforce Company policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct; (e) the executive’s repeated insubordination; (f) the executive’s failure to comply with or enforce, in any material respect, all other personnel policies of the Company; (g) the executive’s failure to devote his full (or other required) working time and best efforts to the performance of his responsibilities to the Company; or (h) the executive’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to a felony or any violation of federal or state securities laws.

The 2006 Long-Term Incentive Plan defines a “Corporate Change” as (a) the dissolution or liquidation of the Company; (b) a reorganization, merger or consolidation of the Company with one or more corporations (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the stockholders of the surviving corporation and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the stockholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) (collectively, a “Corporate Change Merger”); (c) the sale of all or substantially all of the assets of the Company; or (d) the occurrence of a Change in Control. The term “Corporate Change” does not include any public offering of equity of the Company pursuant to a registration statement that is effective under the Securities Act of 1933, as amended. A “Change in Control” shall be deemed to have occurred if (a) individuals who were directors of the Company immediately prior to a Control Transaction shall cease, within two years of such Control Transaction to constitute a majority of the Company’s board of directors (or of the board of directors of any successor to the Company or to a company which has acquired all or substantially all its assets) other than by reason of an increase in the size of the membership of the applicable board of directors that is approved by at least a majority of the individuals who were directors of the Company immediately prior to such Control Transaction or (b) any entity, person or Group acquires shares of the Company in a transaction or series of transactions that result in such entity, person or Group directly or indirectly owning beneficially fifty percent (50%) or more of the outstanding shares of Common Stock. The term “Control Transaction” means (a) any tender offer for or acquisition of capital stock of the Company pursuant to which any person, entity, or Group directly or indirectly acquires beneficial ownership of twenty percent (20%) or more of the outstanding shares of Common Stock; (b) any Corporate Change Merger of the Company; (c) any contested election of directors of the Company; or (d) any combination of the foregoing, any one of which results in a change in voting power sufficient to elect a majority of the board of directors. As used herein, “Group” means persons who act “in concert” as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.

Name and Triggering Event(1)	Cash Severance Payment(2)	Welfare and Similar Benefits(3)	Stock Awards(4)	Option Awards(5)	Total
William C. Rankin
Death	—	$35,927	—	—	$39,478
Disability	—	$35,927	—	—	$39,478
Voluntary termination or termination with cause	—	$16,006	—	—	$16,006
Involuntary termination without cause	$1,024,000	$35,927	$20,609	$4,639	$1,088,726
Good reason termination	$1,024,000	$35,927	$20,609	$4,639	$1,088,726
After a CIC:
Voluntary termination or termination with cause	—	$16,006	—	—	$16,006
Involuntary termination without cause	$1,024,000	$35,927	$20,609	$4,639	$1,088,726
Good reason termination	$1,024,000	$35,927	$20,609	$4,639	$1,088,726
Tony Oviedo
Death	—	$37,767	—	—	$33,988
Disability	—	$37,767	—	—	$33,988
Voluntary termination or termination with cause	—	$17,847	—	—	$17,847
Involuntary termination without cause	$630,000	$37,767	$13,846	$2,586	$680,420
Good reason termination	$630,000	$37,767	$13,846	$2,586	$680,420
After a CIC:
Voluntary termination or termination with cause	—	$17,847	—	—	$17,847
Involuntary termination without cause	$630,000	$37,767	$13,846	$2,586	$680,420
Good reason termination	$630,000	$37,767	$13,846	$2,586	$680,420
Brett S. Camp
Death	—	$32,643	—	—	$32,853
Disability	—	$32,643	—	—	$32,853
Voluntary termination or termination with cause	—	$4,002	—	—	$4,002
Involuntary termination without cause	$630,000	$32,643	$15,124	$2,531	$680,508
Good reason termination	$630,000	$32,643	$15,124	$2,531	$680,508
After a CIC:
Voluntary termination or termination with cause	—	$4,002	—	—	$4,002
Involuntary termination without cause	$630,000	$32,643	$15,124	$2,531	$680,508
Good reason termination	$630,000	$32,643	$15,124	$2,531	$680,508

(1) Amounts in the table represent obligations of the Company under agreements currently in place and valued as of December 31, 2012.

(2) Amounts listed under “cash severance payment” are payable under the terms of certain named executive officers’ employment or severance agreements.

(3) Amounts under “Welfare and Similar Benefits” include accrued vacation and the amount that would be paid to each named executive officer whose employment agreement or severance agreement provides for continued medical insurance for a period of time.

(4) The amounts listed under “Stock Awards” would be the result of the acceleration of the vesting of previously awarded restricted stock and restricted stock units as a result of an involuntary termination without cause or a good reason termination within one year of a Corporate Change event.

(5) The number of shares of Common Stock underlying options for which vesting is accelerated upon an involuntary termination without cause or a good reason termination within one year of a Corporate Change event for Messrs. Rankin, Oviedo and Camp were 79,069, 44,492 and 42,843, respectively.

The amounts shown above with respect to outstanding Company stock option and restricted stock awards were calculated based on a variety of assumptions, including the following: (a) a Corporate Change event occurred on December 31, 2012; (b) a stock price of the Company’s Common Stock equal to $0.14, which was the closing price of the Company’s shares on December 31, 2012; and (c) upon a Corporate Change, all unvested stock options and restricted stock vest, including those with vesting provisions tied to performance measures which vest as if target performance was achieved.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our directors and Mr. William Rankin, Mr. Tony Oviedo, Mr. Brett Camp and Mr. Stephen Smith. These agreements provide that we will, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding to which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our amended and restated certificate of incorporation, amended and restated bylaws and applicable law. We believe these indemnification agreements enhance our ability to employ knowledgeable and experienced executives and independent, non-management directors.

The Asset Purchase Agreement

Below and elsewhere in this Proxy Statement is a summary of the material terms of the Asset Purchase Agreement, a copy of which is attached to this Proxy Statement as Annex A. We encourage you to carefully read the Asset Purchase Agreement in its entirety as the summaries contained herein may not contain all of the information about the Asset Purchase Agreement that is important to you.

The Asset Purchase Agreement has been attached to this Proxy Statement as Annex A to provide you with information regarding its terms, and we recommend that you carefully read the Asset Purchase Agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Asset Sale, we do not intend for its text to be a source of factual, business or operational information about us. The Asset Purchase Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the disclosure schedule referenced in the

Asset Purchase Agreement that the parties delivered in connection with the execution of the Asset Purchase Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Asset Purchase Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this Proxy Statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Asset Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Proxy Statement. You should not rely on its representations, warranties or covenants as characterizations of the actual state of facts or condition of GeoMet or any of its affiliates.

The Asset Sale

Divested Assets

The Assets of GeoMet to be purchased by the Buyer include all of GeoMet’s interests in the coalbed methane leases and assets, including all easements, rights of way, related gathering facilities, equipment, improvements, books and records and office leases located in West Virginia and Virginia, commonly referred to as the Pond Creek Prospect, Lasher Prospect and Pinnate Prospect properties. The Assets constitute substantially all of GeoMet’s assets.

Excluded Assets

The Buyer will not purchase, and GeoMet will retain, certain excluded assets, including: (i) corporate minute books, (ii) accounts and receivables, including insurance proceeds, relating to periods prior to the effective date of the Asset Sale, (iii) proprietary software, patents, trade secrets, copyrights, trademarks and other intellectual property and (iv) any swap or derivative transaction.

Assumed Liabilities

Other than the following specified liabilities related to the Assets, the Asset Purchase Agreement expressly provides that the Buyer will not assume any other of our liabilities:

All of GeoMet’s liabilities, obligations and duties with respect to (i) the Assets; (ii) the oil and gas contracts (other than for breach by GeoMet of any oil and gas contract (excluding the leases) prior to the effective date); (iii) any legal requirements (including, for the avoidance of doubt, any environmental statute); and (iv) any claims for which GeoMet is obligated to indemnify the Buyer to the extent that GeoMet’s indemnity obligation thereunder has expired or terminated, including, without limitation, all of GeoMet’s liabilities and obligations with respect to plugging, replugging and abandonment of any wells and remediation of any of the Assets.

Excluded Liabilities

We will retain all liabilities other than the assumed liabilities, including the following specified liabilities: (i) all liabilities or obligations arising from a breach of any of the covenants of GeoMet under the Asset Purchase Agreement, (ii) all liabilities or obligations relating to any excluded asset (see above) and (iii) all liabilities or obligations arising from a breach by GeoMet of any oil and gas contract (excluding the leases) prior to the effective date of the Asset Purchase Agreement.

Consideration to be Received by GeoMet

Upon closing of the Asset Sale, GeoMet will receive cash consideration in the amount of $107 million, as adjusted upwards or downwards in accordance with the Asset Purchase Agreement, including, without limitation, the following adjustments:

The purchase price shall be adjusted upwards by (i) the amount of maintenance and lease operating costs and expenditures incurred during the period between the effective date and the closing and (ii) imbalances where GeoMet is the underdelivered or underproduced party. The purchase price shall be adjusted downward by (i)

proceeds from production after the effective date received by GeoMet, (ii) imbalances where GeoMet is the overdelivered or overproduced party and (iii) agreed damages related to GeoMet’s breach of its representations or warranties.

The purchase price may be further adjusted downward to the extent the Assets are determined to have title, environmental or casualty defects, or if portions of the Assets are subject to preferential rights that have been exercised or consents to assignment that have not been received prior to the closing date.

GeoMet is obligated to prepare and deliver to the Buyer GeoMet’s calculation of the final purchase price, after giving effect to all adjustments (the “Final Purchase Price”), within 95 days following the closing date of the Asset Sale.

Indemnification of the Buyer

GeoMet is obligated to indemnify the Buyer for certain “Seller Indemnified Claims” (as defined in the Asset Purchase Agreement), including, without limitation any excluded assets (see above), any breach by GeoMet of any representation or covenant under the Asset Purchase Agreement, failure to pay royalties and taxes and breaches of certain material contracts prior to the closing of the Asset Sale.

GeoMet’s indemnity obligations under the Asset Purchase Agreement (i) expire 90 days following the closing of the Asset Sale (except the indemnity obligation with respect to certain fundamental representations, which expires one year following the closing of the Asset Sale) and (ii) are limited to, in the aggregate, twenty percent (20%) of the purchase price (excluding breaches of certain fundamental representations, which indemnity obligation may not exceed one-hundred percent (100%) of the purchase price).

Indemnification of the Company

The Buyer is obligated to indemnify GeoMet for the “Buyer Indemnified Claims” (as defined in the Asset Purchase Agreement), including, without limitation, any breach by the Buyer of any representation or covenant under the Asset Purchase Agreement and with respect to any assumed liabilities (see above).

The Buyer’s indemnity obligations under the Asset Purchase Agreement (i) expire 90 days following the closing of the Asset Sale (except the indemnity obligation with respect to certain fundamental representations, which expires one year following the closing of the Asset Sale) and (ii) are limited to, in the aggregate, twenty percent (20%) of the purchase price (excluding indemnity obligations with respect to breaches of certain fundamental representations, which may not exceed one-hundred percent (100%) of the purchase price).

Representations and Warranties

The Asset Purchase Agreement contains certain representations and warranties made by GeoMet regarding, among other things; due organization and authorization, no litigation, payment of taxes, operation of the Assets in compliance with applicable laws, payment of all royalties to lessors then due and owing, maintenance of material permits, no imbalances other than as disclosed to the Buyer, title to personal property and certain employee matters. Many of our representations and warranties contained in the Asset Purchase Agreement are qualified by materiality.

In addition, the Buyer made representations and warranties to us regarding, among other things: due organization and authorization, no litigation, and as of closing, all required permits, insurance and bonds.

Covenants Relating to the Conduct of the Business

We have agreed in the Asset Purchase Agreement that we, between signing and closing of the Asset Purchase Agreement, will: (i) obtain the prior written consent of the Buyer with respect to all decisions related to the Assets involving proposed expenditures in excess of $50,000 and entering into any oil and gas contracts which are not terminable on thirty (30) days’ notice, (ii) continue to operate and maintain the Assets in the ordinary course of business and act in good faith and in accordance with our business judgment in relation to the same, (iii)

not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (excluding the sale and disposal of hydrocarbons in the ordinary course of business), (iv) not take any action with respect to the Assets that would create any material liabilities, and (v) not modify, terminate, renew, suspend or abrogate any of the oil and gas contracts without the written consent of the Buyer.

No Solicitation

The Asset Purchase Agreement requires that we immediately cease, and cause our subsidiaries to immediately cease, any existing discussions or negotiations regarding any Acquisition Proposal (as defined below) and, until the termination of the Asset Purchase Agreement, we will not, and will cause our subsidiaries, and our respective officers, directors, employees and representatives not to, directly or indirectly do any of the following: (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or that would reasonably be expected to, result in the making, submission or announcement of, any proposal or offer that constitutes an Acquisition Proposal, (ii) enter into any agreement relating to an Acquisition Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate, (A) any Acquisition Proposal or (B) or any proposal that by its terms requires GeoMet to abandon, terminate or fail to consummate the transactions contemplated by the Asset Purchase Agreement, or (iv) submit to the stockholders of GeoMet for their approval any Acquisition Proposal, or agree or publicly announce an intention to take any of the foregoing actions. Notwithstanding the foregoing, we may furnish information about the Company and participate in discussions or negotiations with a third party that makes a bona fide written unsolicited Acquisition Proposal if our board of directors determines in good faith, after consultation with its outside counsel, that (i) such action is necessary in order for our board of directors to act in a manner consistent with its fiduciary duties under Delaware law and (ii) the unsolicited acquisition proposal constitutes a Superior Proposal (as defined below).

As defined in the Asset Purchase Agreement, “Acquisition Proposal” means any inquiry, offer, or proposal, or any indication of interest in making an offer or proposal (whether or not in writing), made by any person (other than the Buyer) relating to any direct or indirect:

•                  acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses of GeoMet equal to fifteen percent (15%) or more of the fair market value of GeoMet’s consolidated assets or to which fifteen percent (15%) or more of GeoMet’s net revenues or net income on a consolidated basis are attributable;

•                  acquisition of fifteen percent (15%) or more of the equity interests of GeoMet;

•                  tender offer or exchange offer that would result in any person (other than Buyer) beneficially owning fifteen percent (15%) or more of the equity interests of GeoMet;

•                  merger, consolidation, business combination, recapitalization or similar transaction involving GeoMet, pursuant to which such person (other than Buyer) would acquire fifteen percent (15%) or more of any class of securities of GeoMet that represents fifteen percent (15%) or more of the consolidated assets, net revenues, or net income of GeoMet, taken as a whole, or of any resulting parent company of GeoMet; or

•                  any combination of the foregoing.

As defined in the Asset Purchase Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a breach of the Asset Purchase Agreement, (provided, that for purposes of the definition of Superior Proposal references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” are deemed to be references to “fifty percent (50%)”), that the GeoMet board of directors determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable to GeoMet and the

GeoMet stockholders than the transactions contemplated by the Asset Purchase Agreement (taking into account all factors the GeoMet board of directors deems relevant (including financial, legal, regulatory and other aspects of such Acquisition Proposal), and including all of the terms and conditions of such proposal and the transactions contemplated by the Asset Purchase Agreement, the Asset Purchase Agreement, or any revisions to the terms of the Asset Purchase Agreement proposed by the Buyer during the notice period set forth in the Asset Purchase Agreement.

Stockholders Meeting

GeoMet has agreed to, in accordance with Delaware law and our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of our stockholders as promptly as practicable to vote on a proposal to authorize the Asset Sale. We have agreed to use our reasonable best efforts to solicit proxies from our stockholders in favor of the authorization of the Asset Sale. We have agreed in the Asset Purchase Agreement to include a recommendation of our board of directors that our stockholders vote in favor of the approval of the Asset Sale; provided, however, that our board of directors may withdraw (or modify or qualify in a manner adverse to Buyer) such recommendation or otherwise take any action or make any public statement in connection with the Asset Sale that is inconsistent with such recommendation, and will not be required to include such recommendation in the Proxy Statement, if it determines (i) in good faith, after consultation with its outside counsel and financial advisors, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Delaware law or (ii) to accept a Superior Proposal and terminate the Asset Purchase Agreement.

Even if our board of directors changes its recommendation to our stockholders to vote in favor of the authorization of the Asset Sale, we have agreed, unless the Asset Purchase Agreement is terminated in accordance with its terms, to submit the approval of the Asset Sale pursuant to the terms and subject to the conditions of the Asset Purchase Agreement and the transactions contemplated thereby to our stockholders at the Special Meeting, whether or not any Acquisition Proposal or Superior Proposal is publicly proposed, announced or otherwise submitted to us.

Preferential Rights and Consents

Certain of the Assets are subject to preferential rights to purchase and/or obligations to obtain consents to assign such Assets in favor of third parties. To the extent any consents required to assign any of the Assets are not obtained prior to closing, the purchase price may be reduced by the value allocated to the Assets affected by such consents and GeoMet will use its reasonable commercial efforts to obtain any such consents promptly after the closing of the Asset Sale. If the holder of any preferential right to purchase elects to exercise its purchase right, the portion of the Assets subject to such right will be excluded from the Asset Purchase Agreement and the purchase price will be reduced by the value allocated to such affected Assets.

Employee Matters

The Buyer has the right to interview and, contemporaneous with closing of the Asset Sale, hire certain field-level employees of GeoMet. The Buyer’s offer of employment to any GeoMet employees is subject to Buyer’s usual hiring procedures and standards and is required to include base pay for the twelve month period following the closing date of the Asset Sale not less than that paid by GeoMet to such employees prior to the closing date of the Asset Sale.

Signs; Use of Names

The Buyer is obligated to remove GeoMet’s name and signs from the Assets as soon as reasonably practicable following closing. The Buyer is not acquiring any trademark, logo or company name of GeoMet.

Expenses

Whether or not the Asset Sale is completed, each party to the Asset Purchase Agreement will bear its own legal, accounting and other fees incurred in connection with the Asset Purchase Agreement, the Asset Sale and the conduct of due diligence.

Conditions to the Asset Sale

GeoMet and the Buyer will not be obligated to complete the Asset Sale unless a number of conditions are satisfied or waived. These joint closing conditions include the approval of the Asset Sale by the Requisite Stockholder Vote.

In addition, the obligation of GeoMet to consummate the Asset Sale is subject to the satisfaction or waiver of additional closing conditions, including: (i) the representations and warranties of the Buyer are true and correct in all material respects, (ii) the Buyer has performed all obligations and agreements required under the Asset Purchase Agreement, (iii) no suit or action by a third party or governmental authority is pending or threatened that seeks material damages from GeoMet or that would restrain or prohibit the Asset Sale and (iv) GeoMet’s lenders under its credit facility have approved the Asset Sale.

In addition, the obligation of the Buyer to consummate the Asset Sale is subject to the satisfaction or waiver of additional closing conditions, including: (i) the representations and warranties of GeoMet are true and correct in all material respects, (ii) GeoMet has performed all obligations and agreements required under the Asset Purchase Agreement and (iii) no suit or action by a third party or governmental authority is pending or threatened that seeks material damages from the Buyer or that would restrain or prohibit the Asset Sale.

Termination of the Asset Purchase Agreement

We may mutually agree with the Buyer at any time to terminate the Asset Purchase Agreement, even after our stockholders have authorized the Asset Sale pursuant to the Asset Purchase Agreement.

The Asset Purchase Agreement may also be terminated by either the Buyer or GeoMet under certain circumstances, including if (i) the transaction is prohibited by a governmental authority, or (ii) the Requisite Stockholder Vote is not obtained.

The Buyer may terminate the Asset Purchase Agreement if (i) GeoMet fails to deliver required closing documents following the satisfaction of its conditions precedent, (ii) GeoMet breaches a material provision of the Asset Purchase Agreement, (iii) the aggregate title defects and environmental defects related to the Assets equals or exceeds fifteen percent (15%) of the purchase price, (iv) the aggregate casualty defects affecting the Assets equals or exceeds fifteen percent (15%) of the purchase price or (v) closing of the Asset Sale has not occurred on or prior to September 30, 2014. The Buyer may also terminate the Asset Purchase Agreement if the board of directors of GeoMet withdraws (or modifies or qualifies in any manner adverse to Buyer) its approval of the Asset Sale and recommendation to the stockholders of GeoMet to approve the Asset Sale, adopts or approves any Acquisition Proposal or fails to reaffirm its approval of the Asset Sale and recommendation to the stockholders of GeoMet to approve the Asset Sale following GeoMet’s receipt of an Acquisition Proposal.

GeoMet may terminate the Asset Purchase Agreement if (i) the Buyer fails to deliver required closing documents following the satisfaction of the its conditions precedent, (ii) the Buyer breaches a material provision of the Asset Purchase Agreement, (iii) the aggregate title defects and environmental defects related to the Assets equals or exceeds fifteen percent (15%) of the purchase price, (iv) the aggregate casualty defects affecting the Assets equals or exceeds fifteen percent (15%) of the purchase price or (v) closing of the Asset Sale has not occurred on or prior to September 30, 2014. GeoMet may also terminate the Asset Purchase Agreement if the board of directors of GeoMet accepts a Superior Proposal in compliance with the terms and conditions of the Asset Purchase Agreement.

Termination Fee

We will be required to pay Buyer a termination fee in the amount of $4,280,000 if:

•                  the Buyer terminates the Asset Purchase Agreement because (i) the board of directors of GeoMet withdraws (or modifies or qualifies in any manner adverse to Buyer) its approval of the Asset Sale and recommendation to the stockholders of GeoMet to approve the Asset Sale or adopts or approves any Acquisition Proposal or (ii) fails to reaffirm its approval of the Asset Sale and recommendation to the stockholders of GeoMet to approve the Asset Sale following GeoMet’s receipt of an Acquisition Proposal;

•                  GeoMet terminates the Asset Purchase Agreement because the board of directors of GeoMet accepts a Superior Proposal in compliance with the terms and conditions of the Asset Purchase Agreement;

•                  the Buyer terminates the Asset Purchase Agreement if the Requisite Stockholder Vote is not obtained; and

•                  GeoMet materially breaches the Asset Purchase Agreement, or closing does not occur on or before September 30, 2014; and

•                  an Acquisition Proposal was publicly disclosed or otherwise communicated to GeoMet and not withdrawn prior to the termination of the Asset Purchase Agreement; and

•                  within twelve (12) months of the termination of the Asset Purchase Agreement, GeoMet consummates any Acquisition Proposal (provided, that for purposes of the termination fee payment, references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” are deemed to be references to “fifty percent (50%)”); or

•                  the Buyer or GeoMet terminates the Asset Purchase Agreement if the Requisite Stockholder Vote is not obtained; and

•                  an Acquisition Proposal was publicly disclosed or otherwise communicated to GeoMet and not withdrawn prior to the Special Meeting; and

•                  within twelve (12) months of the termination of the Asset Purchase Agreement, GeoMet consummates any Acquisition Proposal (provided, that for purposes of the termination fee payment, references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” are deemed to be references to “fifty percent (50%)”).

If the termination fee is payable, GeoMet must pay the fee within two (2) business days following the termination by the Buyer under circumstances where the termination fee is payable and in the case of termination by us, concurrently with the termination of the Asset Purchase Agreement or prior to the consummation of any alternative acquisition as described above.

Amendment and Waiver

GeoMet and the Buyer may mutually amend or waive any provision of the Asset Purchase Agreement at any time. No amendment or waiver of any provision of the Asset Purchase Agreement will be valid unless it is in writing and signed by each of GeoMet and the Buyer. No waiver by either party of any default, misrepresentation or breach of warranty or covenant under the Asset Purchase Agreement, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under the Asset Purchase Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

The foregoing summary of the Asset Purchase Agreement is subject to, and qualified in its entirety by reference to, the Asset Purchase Agreement attached hereto as Annex A.

Transition Services Agreement

In connection with the closing of the Asset Sale, GeoMet will also enter into a transition services agreement with the Buyer pursuant to which GeoMet will provide certain services to the Buyer for up to three (3) months following the date of the closing of the Asset Sale.

Voting Agreement

Below and elsewhere in this Proxy Statement is a summary of the material terms of the Voting Agreement, a copy of which is attached to this Proxy Statement as Annex B. We encourage you to carefully read the Voting Agreement in its entirety as the summaries contained herein may not contain all of the information about the Voting Agreement that is important to you. In connection with the execution of the Asset Purchase Agreement, certain of our stockholders entered into the Voting Agreement with the Buyer pursuant to which, each stockholder party to the voting agreement agreed to vote its shares of GeoMet Common Stock and Preferred Stock:

•                  in favor of the adoption of a resolution authorizing the Asset Purchase Agreement and the transactions contemplated thereby;

•                  in favor of the approval of any proposal to adjourn or postpone the meeting of GeoMet stockholders to consider the Asset Purchase Agreement to a later date if there are not sufficient votes for adoption of the Asset Purchase Agreement on the date on which such meeting is held;

•                  in favor of any other matter submitted to the GeoMet stockholders for approval that is necessary for the consummation of the transactions contemplated by the Asset Purchase Agreement that is considered at any such meeting;

•                  against any action, agreement or transaction submitted to the GeoMet stockholders for approval that would reasonably be expected to adversely affect, in any material respect, the consummation of the transactions contemplated by the Asset Purchase Agreement;

•                  against any takeover proposal and any action in furtherance of any takeover proposal submitted to the GeoMet stockholders for approval;

•                  except as required pursuant to the third bullet above, against any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation, or winding up of or by GeoMet, or any other extraordinary transaction involving GeoMet, in each case that is submitted to the GeoMet stockholders for approval;

•                  against any action, proposal, transaction or agreement submitted to the GeoMet stockholders for approval that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty, or any other obligation or agreement of such stockholder under the Voting Agreement; and

•                  against any other action, proposal, transaction or agreement submitted to the GeoMet stockholders for approval that would reasonably be expected to result in the failure of any condition to the Asset Sale set forth in Article VI of the Asset Purchase Agreement to be satisfied on or before the closing date of the Asset Purchase Agreement.

Each stockholder party to the Voting Agreement granted Buyer an irrevocable proxy to vote its shares of GeoMet Common Stock and Preferred Stock in accordance with the Voting Agreement.

The Voting Agreement provides that, except as provided under the Voting Agreement, each stockholder party to the Voting Agreement will not (nor permit any person under such stockholder’s control to), directly or indirectly:

•                  grant any proxies or powers of attorney with respect to the right to vote, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement, with respect to any of such stockholder’s shares of GeoMet Common Stock or Preferred Stock;

•                  sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) any of such stockholder’s shares of GeoMet Common Stock or Preferred Stock; or

•                  enter into any contract providing, directly or indirectly, for any action described in the immediately preceding bullet.

The Voting Agreement terminates automatically upon the earliest to occur of (i) termination of the Asset Purchase Agreement, (ii) a change of recommendation (as defined in the Asset Purchase Agreement) by our board of directors with respect to the Asset Sale and (iii) the closing of the Asset Sale.

The stockholders that are party to the Voting Agreement own approximately 48.9% of the combined voting power of our Common Stock and Preferred Stock (on an as-converted basis) treated as a single class and approximately 59.6% of the voting power of our Preferred Stock.

The foregoing summary of the Voting Agreement is subject to, and qualified in its entirety by reference to, the Voting Agreement attached hereto as Annex B.

Consummation of the Asset Sale

We expect to complete the Asset Sale as promptly as practicable after our stockholders authorize the Asset Sale.

RECOMMENDATION

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 1 TO AUTHORIZE THE ASSET SALE.

INFORMATION ABOUT GEOMET

Business and Properties

Overview

GeoMet is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). All of our production is CBM, which is a dry natural gas containing no hydrocarbon liquids.  We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator, developer and producer of coalbed methane properties since 1993.  Our operations are concentrated in the central Appalachian Basin in Virginia and West Virginia.

The natural gas industry is capital intensive.  Natural gas markets traditionally have been highly volatile.  We have historically made substantial capital expenditures in the exploration, development and acquisition of natural gas reserves.  Our capital expenditures have been financed primarily with internally generated cash flows from operations, bank borrowing and equity raises.

As previously disclosed, GeoMet engaged FBRC in February 2012 as GeoMet’s financial advisor to assist GeoMet in connection with its review of certain strategic alternatives including a potential sale of GeoMet.  At the request of GeoMet’s board of directors, FBRC solicited indications of interest from third parties regarding a potential acquisition of GeoMet. In November 2012, GeoMet instructed FBRC to suspend its solicitation of indications of interest from third parties regarding a potential acquisition of GeoMet.

Developments in 2013

Natural gas prices in 2012 were depressed compared with prices generally prevailing during prior years and historically low natural gas prices have continued in 2013.  The low natural gas prices in 2012 and 2013 had pervasive adverse consequences to our business, including a borrowing base deficiency under our credit agreement. On August 8, 2012, we amended our credit agreement to include a conforming tranche equal to the borrowing base, and a non-conforming tranche in the amount of outstanding loans in excess of the borrowing base. The amendment required that we use all of our excess cash flows, as defined, to reduce outstanding borrowings under our credit agreement and significantly limited our capital expenditures.

In February 2013, GeoMet engaged Lantana to assist GeoMet in connection with the sale of GeoMet’s assets in the Black Warrior Basin of Alabama. On June 14, 2013, we closed the sale of the Alabama properties and used approximately $57.0 million of the proceeds to repay outstanding borrowings under our credit agreement. After this repayment, borrowings outstanding under our credit agreement totaled $77 million. In connection with this repayment the non-conforming portion of borrowings was repaid and the Company no longer has a borrowing base deficiency under the Credit Agreement. As of December 31, 2013, the interest rates applied to borrowings was 3.24%.  At that time, our credit agreement had a maturity date of April 1, 2014.

In September 2013, GeoMet’s board of directors requested that FBRC solicit indications of interest from third parties regarding a potential acquisition of GeoMet. GeoMet’s board of directors did not find any of the proposals it received as a result of that process sufficiently attractive to pursue at that time.  In November 2013, we concluded that process, and engaged Lantana to assist us in pursuing the sale of all or substantially all of our assets.  In November 2013, GeoMet and FBRC amended the terms of FBRC’s engagement to terminate FBRC’s services as its financial advisor in connection with a potential transaction except and to the extent GeoMet requested that FBRC render an opinion with respect to the fairness of the consideration to be received in connection with a proposed transaction. In addition to any fees payable to FBRC in connection with such opinion, FBRC remained entitled to certain fees in the event GeoMet consummated a transaction with certain third parties.

Recent Developments

On February 13, 2014, the Sellers entered into the Asset Purchase Agreement to sell the Assets located in the Appalachian Basin in McDowell, Harrison, Wyoming, Raleigh, Barbour and Taylor Counties, West Virginia and Buchanan County, Virginia, which comprise substantially all of the Sellers’ assets, to the Buyer for a purchase price of $107 million, subject to various purchase price adjustments.  Atlas has provided an irrevocable guaranty of the Buyer’s performance of its obligations under the Asset Purchase Agreement.  The effective date of the Asset Sale is January 1, 2014, and it is expected to close in the second quarter of 2014 subject to the satisfaction of certain closing conditions, which includes obtaining the Requisite Stockholder Vote.

In anticipation of the GeoMet board of director’s consideration of the Asset Purchase Agreement, GeoMet and FBRC amended the terms of FBRC’s engagement to clarify certain provisions in the event GeoMet requested that FBRC render an opinion with respect to the fairness of the consideration to be received in connection with the Asset Sale pursuant to the Asset Purchase Agreement. On February 13, 2014, at the meeting of the GeoMet board of directors to consider and approve the Asset Purchase Agreement, FBRC rendered its opinion to the GeoMet board of directors as to, as of February 13, 2014, the fairness, from a financial point of view, to GeoMet of the consideration of $107 million to be received by GeoMet for the Assets, subject to the assumed liabilities, in the Asset Sale pursuant to the Asset Purchase Agreement. Upon the rendering of its opinion to the GeoMet board of directors, FBRC became entitled under the terms of its engagement to a fee of $300,000 which was paid by GeoMet on February 27, 2014.

The Asset Purchase Agreement contains customary representations and warranties of the parties and covenants of the Sellers. The Asset Purchase Agreement also provides for the parties to indemnify each other with respect to certain matters, subject to certain limitations on time and amount.

The Asset Purchase Agreement includes certain termination rights, including, among others, the right of (i) the Buyer to terminate if GeoMet’s board of directors makes a change in recommendation regarding the Asset Sale, (ii) the Company to terminate if GeoMet’s board of directors elects to pursue a Superior Proposal, or (iii) either the Buyer or GeoMet to terminate if GeoMet’s stockholders do not approve the Asset Sale. Under certain circumstances, the termination of the Purchase Agreement will result in the payment of a termination fee to the Buyer.

The final net proceeds will be reduced after accounting for the cash flows from the effective date to the closing date. The Company plans to use the cash proceeds to liquidate all of its outstanding liabilities, including repaying the outstanding balance under its credit agreement.  The Company expects the proceeds from the Asset Sale to exceed the Company’s liabilities and any such excess amount shall be used to make severance, retention and change of control payments to certain employees and members of the Company’s senior management and for normal working capital and operating expense purposes as the Company continues to evaluate strategic alternatives.

Approval of the Asset Sale will be submitted to our stockholders for their consideration, and the Company will file this Proxy Statement to be used to solicit stockholder approval of the transaction with the SEC.

On February 28, 2014, we amended our credit agreement to extend the maturity date from April 1, 2014 to the earliest to occur of: (i) June 30, 2014, (ii) the closing of the Asset Sale pursuant to the Asset Purchase Agreement, or the sale of the Assets pursuant to a substitute purchase agreement; or (iii) the termination of the Asset Purchase Agreement or any substitute purchase agreement, in order to allow a reasonable time to properly close the Asset Sale.  In connection with this amendment, we paid the bank group a fee of $133,125.

Areas of Operation

Our core areas of operations are in the Central Appalachian Basin of Virginia and West Virginia. The Central Appalachian Basin is a mountainous region where coal mining is prevalent. We previously had operations located in the Black Warrior and Cahaba Basins in Alabama. On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in Alabama.

Central Appalachia

Pond Creek and Lasher Fields—We are the operator of 298 producing vertical CBM wells in which we own a 99.0% average working interest in the Pond Creek and Lasher fields located in southern West Virginia and southwestern Virginia. At December 31, 2013, approximately 91% of our preliminary estimated proved developed reserves, or 92.5 Bcf, is in the Pond Creek field. Our natural gas production from the Pond Creek field is delivered into the Jewell Ridge pipeline system owned by East Tennessee Natural Gas, LLC (“ETNG”). We have two long-term transportation agreements with ETNG which went into effect in April 2007 with total maximum daily quantities of 15,000 MMBtu’s and 10,000 MMBtu’s and primary terms of 15 years and 10 years, respectively. Our gas from the Lasher field is delivered into the Columbia Gas Transmission pipeline with firm transportation for 500 MMBtu’s per day. We also own and operate a 12 mile, 8 inch high-pressure steel pipeline and gas treatment and compression facilities through which the Pond Creek field natural gas production is gathered, dehydrated, and compressed for delivery into the Jewell Ridge Lateral of the East Tennessee pipeline system. In addition, we own and operate a disposal well to dispose of produced water from both the Pond Creek and Lasher fields.

Pinnate Horizontal Wells—We are the operator of 44 producing pinnate horizontal CBM wells in which we own a 71.6% average working interest in central and northern West Virginia. We also have a 33.7 % average working interest in 67 non-operated pinnate horizontal wells in central West Virginia. At December 31, 2013, approximately 6% of our preliminary estimated proved developed reserves, or 6.1 Bcf, is associated with these pinnate horizontal wells. We are party to two firm transportation agreements with total maximum daily capacity of 18,500 MMBtu per day and primary terms expiring from April 2013 through November 2024 which can be automatically extended at GeoMet’s option at the maximum tariff rate. We are also party to a 10,000 MMBtu per day gathering contract that is currently in a month-to-month evergreen term.  In some cases, our natural gas sales volumes are delivered to market under transportation agreements controlled by our working interest partners. Generally, our natural gas sales volumes are sold at a delivery point into the respective interstate pipeline system utilized.

Alabama

On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in Alabama. Net daily sales of natural gas from our Alabama properties averaged 9.7 MMcf per day through June 14, 2013.

Preliminary Estimated Proved Reserves

Preliminary estimated proved natural gas reserves as of December 31, 2013, totaled approximately 102 Bcf. The preliminary present value of future net cash flows attributable to preliminary estimated proved reserves, discounted at 10%, was approximately $66.3 million at December 31, 2013. A price of $3.75 per Mcf was used at December 31, 2013. Our preliminary estimated proved reserves at December 31, 2013 are 100% coalbed methane and 100% proved developed.

The following table presents information related to our preliminary estimated proved reserves as of December 31, 2013:

Field	Proved Developed Producing	Proved Developed Non- Producing	Proved Undeveloped	Total Proved
	(MMcf)	(MMcf)	(MMcf)	(MMcf)
Central Appalachia:
Pond Creek and Lasher fields	95,854	—	—	95,854
Pinnate wells	6,087	—	—	6,087

Totals	101,941	—	—	101,941

We annually review all proved undeveloped reserves (“PUDs”) to ensure an appropriate plan for development exists. We expect to convert our PUDs to proved developed reserves within five years of the date they are first booked as PUDs. There are no PUD reserves at December 31, 2013 and 2012 included in our preliminary estimated proved reserves at December 31, 2013.

Productive Wells and Acreage

The following table sets forth our interest in undeveloped acreage, developed acreage and productive wells in which we owned a working interest as of December 31, 2013. Gross represents the total number of acres or wells in which we owned a working interest. Net represents our proportionate working interest resulting from our ownership in the gross acres or wells. Productive wells are wells in which we have a working interest and that are producing or capable of producing natural gas.

The following table sets forth our interest in undeveloped acreage, developed acreage and productive wells in which we owned a working interest as of December 31, 2013:

	Productive Wells		Developed Acres		Undeveloped Acres
Area	Gross	Net	Gross	Net	Gross	Net
Pond Creek and Lasher fields	298.0	295.1	19,595	19,595	11,138	9,348
Pinnate wells	111.0	54.1	35,546	24,070	38,808	22,535
Total	1,124.0	643.1	162,465	81,873	164,938	110,918

Our material undeveloped leases are in the Pond Creek, Triangle, and Crab Orchard fields of the Central Appalachian Basin. Generally, the undeveloped acreage expires on various dates from 2013 through 2014. The terms of the undeveloped acreage may be extended by drilling and production operations or through negotiation with lessors. However, we have no current plans in place to develop any of our lease acreage or to negotiate extensions of these leases.

Liquidity and Capital Resources

Cash Flows and Liquidity

As of December 31, 2012, the Company had a working capital deficit of $4.7 million, a retained deficit of $302.0 million and stockholders’ deficit of $107.3 million.  Natural gas prices in 2012 were depressed compared with prices generally prevailing over the last several years.  The depressed natural gas prices resulted in significant property impairments and full valuation of our deferred tax assets during 2012. Low natural gas prices also caused the amounts outstanding under our credit facility to exceed the borrowing base under the facility.  As discussed below, on August 8, 2012, we amended the credit facility to provide for a conforming tranche in the amount of our borrowing base, and a non-conforming tranche in the amount of the excess of the outstanding borrowings over the borrowing base. The borrowing base deficiency adversely impacted our working capital by reclassifying Long-Term Debt to short-term for the next twelve months’ required payments.  Our credit facility matures on April 1, 2014, and there can be no assurances that we will be able to refinance or repay the credit facility when it matures.   As a result, on April 2, 2013, all amounts outstanding under our credit facility will be re-classified as current.

Management’s current business plan is primarily focused on eliminating our borrowing base deficiency, maintaining compliance with the amended credit facility, maintaining production levels and keeping costs under control.  In addition, management recently packaged all of the Company’s Alabama properties to be marketed for sale by an asset divestiture firm.  If successful, management expects that substantially all the net proceeds from a sale will go toward reducing the outstanding borrowings under the credit facility.  Management remains open to possible corporate strategic transactions. There can be no assurance that the Company will be able to engage in a strategic transaction, sell properties or realize enough proceeds from the sale of our properties to eliminate the borrowing base deficiency.  In addition, our credit facility matures on April 1, 2014, and there can be no assurances that we will be able to refinance or repay the credit facility when it matures.

Credit Facility

We have a credit facility with a group of lenders.  Under the credit facility, our outstanding borrowings may not exceed a borrowing base determined by the lenders under the credit facility.  During 2012, the amounts borrowed under our credit facility exceeded the borrowing base.  On August 8, 2012, in connection with the excess of borrowings over the borrowing base, we amended the credit facility. Borrowings under the credit facility at August 8, 2012 totaled $148.6 million. The amended credit facility provided for a tranche A loan in the amount of our borrowing base and a tranche B loan in the amount of the excess.  The borrowing base, determined as of December 15, 2012, is currently $115.0 million.   The tranche B loan was $21.8 million as of March 1, 2013.  The borrowing base will be re-determined as of each June and December with the next determination scheduled to be completed by June 15, 2013.  Upon any re-determination of the borrowing base, the re-determined amount of the conforming borrowing base will constitute a new tranche A loan, with any decrease in tranche A causing an automatic corresponding increase in tranche B, subject to certain limitations described below, and any increase in tranche A causing an automatic corresponding decrease in tranche B. At the next and any subsequent borrowing base determination, tranche B may not increase by more than 25% of the amount of the principal payments made on tranche B loans since the prior redetermination of the borrowing base.    If a future determination of the borrowing base results in the outstanding amount of the tranche B loan exceeding the amount permitted under the credit facility, we have 30 days to repay such excess. The credit facility no longer provides for loans to be available on a revolving basis up to the amount of the borrowing base. As a result, the current outstanding loans, once repaid, may not be re-borrowed by the Company. All outstanding borrowings under the credit facility are due and payable on April 1, 2014. In addition, the credit facility obligates us to reduce our borrowings monthly by substantially all of our available excess cash flow. The credit facility provides for interest to accrue at a rate calculated, at our option, at the Adjusted Base Rate plus a margin of 2.00% on tranche A loans and 4.00% on tranche B loans or the London Interbank Offered Rate (the “LIBOR Rate”) plus a margin of 3.00% on tranche A loans and 5.00% on tranche B loans. Adjusted Base Rate is defined to be the greater of (i) the agent’s base rate or (ii) the federal funds rate plus one half of one percent or (iii) the LIBOR Rate plus a margin of 1.00%. The credit facility requires an additional payment to the lenders based on the amount of tranche B loans as follows:

Calculation Date	Fee Amount (basis points)	Date Payable
2/25/2013	100 bps	3/1/2013
5/25/2013	125 bps	6/1/2013
8/25/2013	150 bps	9/1/2013
11/25/2013	175 bps	12/1/2013

All financial covenants were deleted by the Amendment and were replaced with a capital expenditure covenant (a maximum of $1.5 million in 2012 and $1.0 million in 2013) and a maximum debt covenant as follows:

Quarter Ending	Maximum Principal Outstanding
12/31/2012	$139,300,000
3/31/2013	$136,000,000
6/30/2013	$132,700,000
9/30/2013	$131,500,000
12/31/2013	$129,000,000

Deferred financing costs were $0.8 million for the year ended December 31, 2012, respectively, which included an amendment fee of 50 basis points on the amount of tranche B loans which was capitalized in deferred financing costs in the amount of $0.2 million on August 8, 2012 in connection with the execution of the amendment to the credit facility. Deferred financing costs of $1.4 million as of August 8, 2012 related to the credit facility prior to the amendment were written off upon execution of the amendment.

Capital Expenditures

The following table is a summary of our capital expenditures on an accrual basis by category for the years ended December 31, 2012 and 2011:

	2012	2011
Capital expenditures:
Asset acquisition (the Acquisition)	$—	$70,837
Leasehold acquisition	717	1,290
Exploration	—	3
Development	(27)	12,880
Asset retirement obligations	4,853	66
Capitalized overhead	134	881
Other items	99	397
Total capital expenditures	$5,776	$86,354

In 2012, we revised our estimates primarily related to the costs to plug and abandonment our horizontal Pinnate wells, resulting in a $4.8 million non-cash charge to our full cost pool, offset by an increase to our asset retirement obligation. We are limited under the Credit Agreement to spend no more than $1.0 million in 2013.

Natural Gas Price Risk and Related Hedging Activities

The energy markets have historically been volatile, and there can be no assurance that future natural gas prices will not be subject to wide fluctuations. In an effort to reduce the effects of the volatility of the price of natural gas on our operations, management has adopted a policy of hedging natural gas prices primarily using derivative instruments in the form of three-way collars, traditional collars and swaps. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements. Our price risk management policy strictly prohibits the use of derivatives for speculative positions.

We enter into hedging transactions, generally for forward periods up to two years or more, which increase the probability of achieving our targeted level of cash flows. Our Credit Agreement limits amounts of future natural gas production that we may hedge. At December 31, 2012, we do not have the ability to enter into additional natural gas hedges because we do not have the credit capacity with our existing natural gas hedge counterparties.

Swaps exchange floating price risk in the future for a fixed price at the time of the hedge. Costless collars set both a maximum ceiling (a sold ceiling) and a minimum floor (a bought floor) future price. We have accounted for these transactions using the mark-to-market accounting method. Generally, we incur accounting losses on derivatives during periods where prices are rising and gains during periods where prices are falling which may cause significant fluctuations in our Consolidated Balance Sheets and Consolidated Statements of Operations.

Commodity Price Risk and Related Hedging Activities

At December 31, 2012, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor	Fair Value
January 2014 through December 2015	3,650,000	$4.30	$3.60	$(556,636)
January 2014 through December 2015	3,650,000	$4.20	$3.50	(796,266)
	7,300,000			$(1,352,902)

At December 31, 2012, we had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price	Fair Value
January through March 2013	360,000	$6.42	1,100,395
January through March 2013	540,000	$5.50	1,156,734
January 2013 through March 2014	3,640,000	$3.81	613,675
January 2013 through March 2014	3,640,000	$3.82	648,264
January 2013 through December 2013	2,190,000	$3.60	127,253
April 2013 through December 2013	2,750,000	$3.25	(919,572)
	13,120,000		$2,726,749

At December 31, 2012, we had the following forward sales at NYMEX plus a fixed basis:

Period	Volume (MMBtu)	Fixed Basis
January through March 2013	450,000	$0.19
January through March 2013	918,000	$0.22
	1,368,000

We have hedged approximately 90% of our forecasted production for 2013 at a fixed price of $3.80 per Mcf. As a result, we expect changes in natural gas prices to have a minimal impact on our cash flows through the end of 2013.

Operating Lease Commitments

We have operating leases for office space, office equipment and field compressors expiring in various years through 2019. Future minimum lease commitments as of December 31, 2012 under non-cancelable operating leases having remaining terms in excess of one year are as follows:

Year Ended December 31,	Amount
2013	$1,300,262
2014	994,314
2015	619,850
2016	616,275
2017 and thereafter	580,784
Total future minimum lease commitments	$4,111,485

Total rental expenses under operating leases were approximately $2.8 million and $1.5 million for the years ended December 31, 2012 and 2011, respectively.

Transportation Contracts—As of December 31, 2012, under the following firm transportation contracts, we can transport maximum daily volumes of (1) 500 MMBtu’s continuing until October 31, 2015, (2) 15,000 MMBtu’s continuing until April 1, 2022, (3) 10,000 MMBtu’s continuing until April 1, 2017, (4) 15,000 MMBtu’s continuing until October 31, 2024, (5) 10,000 MMBtu’s continuing until June 30, 2017, and (6) 3,500 MMBtu’s continuing until April 30, 2012. We have a right to extend each of these contracts at the maximum tariff rate. As of December 31, 2012, the maximum commitment remaining under the transportation contracts is approximately $21.2 million.

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The update requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company does not expect the adoption of ASU 2012-02 to impact its operating results, financial position or cash flows.

In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this update clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective during interim and annual periods beginning on or after January 1, 2013. The Company does not expect the adoption of ASU 2012-02 to impact its operating results, financial position or cash flows.

In July 2012, the FASB issued ASU 2012-02, which amends the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment. The FASB issued the ASU in response to feedback on ASU 2011-08, which amended the goodwill impairment testing requirements by allowing an entity to perform a qualitative impairment assessment before proceeding to the two- step impairment test. Similarly, under ASU 2012-02, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. Although ASU 2012-02 revises the examples of events and circumstances that an entity should consider in interim periods, it does not revise the requirements to test indefinite-lived intangible assets (1) annually for impairment and (2) between annual tests if there is a change in events or circumstances. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company does not expect the adoption of ASU 2012-02 to impact its operating results, financial position or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company has adopted and applied the provisions of this update for the year ended December 31, 2012.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The ASU is the result of joint efforts by the FASB and IASB to develop a single, converged fair value framework—that is, converged guidance on how (not when) to measure fair value and on what disclosures to provide about fair value measurements. Thus, there are few differences between the ASU and its international counterpart, IFRS 13. While the ASU is largely consistent with existing fair value measurement principles in U.S. GAAP, it expands ASC 820’s existing disclosure requirements for fair value measurements and makes other amendments. Many of these amendments were made to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some could change how the fair value measurement guidance in ASC 820 is applied. The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company has adopted and applied the provisions of this update for the year ended December 31, 2012. See disclosure provided in the Notes to Audited Consolidated Financial Statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(As Filed on our Quarterly Report on Form 10-Q for quarterly period ended September 30, 2013)

Statement Regarding Forward-Looking Information

Included in this quarterly report are certain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact, included in this quarterly report that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements, including statements regarding our reserve quantities and the present value thereof, our ability to continue as a going concern, planned capital expenditures, our ability to continue in compliance with our Credit Agreement, or to refinance our Credit Agreement, future cash flows and borrowings, our financial position, business strategy and other plans and objectives for future operations. We use the words “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. You should read statements that contain these words carefully and should not place undue reliance on these statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•                  the continued oversupply of natural gas in the US markets, which depresses the price we receive for our natural gas production and makes our properties less valuable and more difficult to sell;

•                  further declines in the prices we receive for our natural gas adversely affecting our operating results, cash flows and credit capacity;

•                  our ability to refinance or repay our indebtedness;

•                  general international and domestic economic conditions that may be less favorable than expected;

•                  changes in our business strategy;

•                  changes in our financial position, including our cash flow and liquidity;

•                  our ability to sell any or all of our assets, if at all, on terms acceptable to us;

•                  the effects of our indebtedness, which could adversely restrict our ability to operate, could make us vulnerable to general adverse economic and industry conditions, could place us at a competitive disadvantage compared to our competitors that have less debt, and could have other adverse consequences;

•                  volatility in the international and domestic capital and credit markets, including fluctuations in interest rates and availability of capital;

•                  uncertainties in estimating our natural gas reserves;

•                  our ability to replace our natural gas reserves;

•                  uncertainties in exploring for and producing natural gas;

•                  new natural gas development projects and exploration for natural gas in areas where we have little or no proven natural gas reserves;

•                  our ability to acquire water supplies needed for drilling, or our ability to dispose of water used or removed from strata at a reasonable cost and within applicable environmental rules;

•                  other persons could have ownership rights in our advanced natural gas extraction techniques which could force us to cease using those techniques or pay royalties;

•                  availability of drilling and production equipment and field service providers;

•                  disruptions, capacity constraints in, or other limitations on the pipeline systems that deliver our natural gas;

•                  our need to use unproven technologies to extract coalbed methane in some properties;

•                  our ability to retain key members of our senior management and key technical employees;

•                  the outcomes of legal proceedings in which we may become involved;

•                  the possibility that the industry may be subject to future regulatory or legislative actions (including changes to existing tax rules and regulations and changes in environmental regulation);

•                  the effects of government regulation and permitting and other legal requirements;

•                  other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations or pricing; and

•                  our ability to operate effectively in a state or jurisdiction where land ownership and coalbed methane rights are complicated or unresolved.

Other factors which could affect the events discussed in our forward looking statements are described under “Item 1A. Risk Factors” in our annual report on Form 10-K, which is filed with the SEC, and can be reviewed at www.sec.gov. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this quarterly report. All forward-looking statements speak only as of the date of this quarterly report. Other than as required under securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

Overview

GeoMet, Inc. is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). All of our production is CBM, which is a dry natural gas containing no hydrocarbon liquids.  We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator, developer and producer of coalbed methane properties since 1993.

Natural gas prices in 2012 were depressed compared with prices generally prevailing during prior years and historically low natural gas prices have continued in 2013.  The low natural gas prices in 2012 and 2013 had pervasive adverse consequences to our business, including a borrowing base deficiency under our Credit Agreement. On August 8, 2012, we amended our Credit Agreement to include a conforming tranche equal to the borrowing base, and a non-conforming tranche in the amount of outstanding loans in excess of the borrowing base. The amendment required that we use all of our excess cash flows, as defined, to reduce outstanding borrowings under the Credit Agreement and significantly limited our capital expenditures. On June 14, 2013, we closed the sale of the Alabama properties and used approximately $57.0 million of the proceeds to repay outstanding borrowings under our Credit Agreement. After this repayment, borrowings outstanding under the Credit Agreement totaled $77.0 million. In connection with this repayment the non-conforming  portion of borrowings was repaid and the Company no longer has a borrowing base deficiency under the Credit Agreement. The next scheduled borrowing base determination is expected to occur on or around December 15, 2013 and will be based on the Company’s reserves at June 30, 2013. As of September 30, 2013, the interest rates applied to borrowings was 3.24%.  The Credit Agreement continues to have a maturity date of April 1, 2014.

Additionally, depressed natural gas prices resulted in significant property impairments and full valuation of our net deferred tax asset during 2012. We believe that low natural gas prices and our indebtedness contributed to our Common Stock being delisted by NASDAQ as we had no remaining equity and the market price of our Common Stock had diminished.

We previously disclosed our engagement of FBR Capital Markets & Co. to assist the Company in exploring strategic alternatives.  We have concluded that process, and have engaged Lantana Oil & Gas Partners to assist us in pursuing the possible sale of all or substantially all of our assets.

No assurance can be given that a suitable proposal for the sale of all or substantially all of our assets will be presented, that any sale transaction will be consummated, or the terms or structure of any transaction if such a sale transaction is consummated.  We currently anticipate that any such transaction would be followed by a liquidation and a distribution of our remaining assets in accordance with applicable law.  This would include the repayment of amounts outstanding under our credit facilities.  The terms of our outstanding Preferred Stock provide that the holders of the Preferred Stock would be entitled to a liquidation preference before the remaining assets, if any, were distributed to the holders of our Common Stock.

It is possible that a prospective purchaser will prefer that a sale be achieved pursuant to a Chapter 11 bankruptcy process.  We also intend to explore the possibility of merging with a viable candidate after completing the sale of all or substantially all of our assets.

Any such sale of assets, and subsequent liquidation, would be subject to approval by our board of directors and by holders of a majority of our outstanding shares, with holders of the Preferred Stock voting with the Common Stock on an as-converted basis.  On an as-converted basis, the Preferred Stock currently represents a majority of the outstanding shares.

In connection with the conclusion of our pursuit of strategic alternatives, we are in the process of terminating our engagement of FBR Capital Markets & Co. (“FBRC”) and expect to pay FBRC $250,000 in settlement of our payment obligations under our engagement agreement with FBRC.  In addition, we would expect to pay a contingent payment of $300,000 to FBRC for a fairness opinion if requested by us, and a second contingent payment of $300,000 if any assets are sold to certain parties that FBRC identified during their engagement and with whom we signed confidentiality agreements prior to the termination of the engagement.

During 2011 and the first five months of 2012, prices received for natural gas in the United States continued to decline significantly which we believe, among other things, was due to an over-supply of natural gas, primarily resulting from shale drilling and reduced demand due to a much warmer winter than normal. On April 21, 2012, the Henry Hub spot price closed at $1.825/ MMBtu, its lowest in over ten years. Presented below are the NYMEX Settle Prices for the period January 2011 through November 2013 and the NYMEX Forward Curve Prices (as of November 6, 2013) for natural gas for the period December 2013 through December 2014.

On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in Alabama. The sale resulted in proceeds of approximately $62.0 million after purchase price adjustments of $1.2 million to account for net cash flows from the effective date to the closing date. Approximately $57.0 million of the sales proceeds was used to repay outstanding borrowings under the Company’s Credit Agreement and $5.0 million was held in reserve to pay transaction related costs and expenses, including the liquidation of certain natural gas hedge positions.

GeoMet’s net interest in the coalbed methane properties in Alabama produced approximately 9,700 Mcf of natural gas per day during the month of March 2013, or approximately 29% of GeoMet’s total production for March 2013. As of March 31, 2013 and based on Securities and Exchange Commission guidelines, GeoMet’s net proved reserves attributable to the coalbed methane properties in Alabama sold were estimated to be approximately 43 Bcf, all classified as proved developed reserves.

Areas of Operation

Subsequent to the asset sale, our core area of operations is the Central Appalachian Basin of Virginia and West Virginia. The Central Appalachian Basin is a mountainous region where coal mining is prevalent. We also own additional coalbed methane and oil and gas development rights, principally in Virginia and West Virginia. As of September 30, 2013, we own a total of approximately 91,000 net acres of coalbed methane and oil and gas development rights.

Central Appalachia

Pond Creek and Lasher Fields—We are the operator of 298 producing vertical CBM wells in which we own a 99.0% average working interest in the Pond Creek and Lasher fields located in southern West Virginia and southwestern Virginia. Net daily sales of gas averaged 15.8 MMcf per day for the nine months ended September 30, 2013. Our natural gas production from the Pond Creek field is delivered into the Jewell Ridge pipeline system owned by East Tennessee Natural Gas, LLC (“ETNG”). We have two long-term transportation agreements with ETNG which went into effect in April 2007 with total maximum daily quantities of 15,000 MMBtu’s and 10,000 MMBtu’s and primary terms of 15 years and 10 years, respectively. Our gas from the Lasher field is delivered into the Columbia Gas Transmission pipeline with firm transportation for 500 MMBtus per day. We also own and operate a 12 mile, 8 inch high-pressure steel pipeline and gas treatment and compression facilities through which the Pond Creek field natural gas production is gathered, dehydrated, and compressed for delivery into the Jewell Ridge Lateral of the East Tennessee pipeline system.

Pinnate Horizontal Wells—We are the operator of 44 producing pinnate horizontal CBM wells in which we own a 71.6% average working interest in central and northern West Virginia. We also have a 33.7% average working interest in 67 non-operated pinnate horizontal wells in central West Virginia. Net daily sales of natural gas averaged 7.7 MMcf per day for the nine months ended September 30, 2013.  We are party to two firm transportation agreements with total maximum daily capacity of 18,500 MMBtu per day and primary terms expiring from April 2013 through November 2024 which can be automatically extended at GeoMet’s option at the maximum tariff rate. We are also party to a 10,000 MMBtu per day gathering contract that is currently in a month-to-month evergreen term.  In some cases, our natural gas sales volumes are delivered to market under transportation agreements controlled by our working interest partners. Generally, our natural gas sales volumes are sold at a delivery point into the respective interstate pipeline system utilized.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires us to use our judgment to make estimates and assumptions that affect certain amounts reported in our financial statements. As additional information becomes available, these estimates and assumptions are subject to change and thus impact amounts reported in the future. Critical accounting policies are those accounting policies that involve judgment and uncertainties affecting the application of those policies and the likelihood that materially different amounts would be reported under different conditions or using differing assumptions. We periodically update our estimates used in the preparation of the financial statements based on our latest assessment of the current and projected business and general economic environment. There have been no significant changes to our critical accounting policies during the three months ended September 30, 2013.

Natural Gas Production Operations Summary

The table below presents information on gas sales, net sales volumes, production expenses and per Mcf data for the nine months ended September 30, 2013 and 2012. This table should be read in conjunction with the discussion of the results of operations for the periods presented below (in thousands, except per Mcf amounts).

	Nine Months Ended September 30,
	2013	2012

Gas sales	$30,324	$27,465
Lease operating expenses	$10,615	$13,350
Compression and transportation expenses	5,486	6,758
Production taxes	1,617	1,276
Total production expenses	$17,718	$21,384

Net sales volumes (Consolidated) (MMcf)	8,088	10,468
Pond Creek field (Central Appalachian Basin) (MMcf)	4,209	4,402
Other Central Appalachian Basin fields (MMcf)	2,224	2,941
Gurnee field (Cahaba Basin) (MMcf)	723	1,325
Black Warrior Basin fields (MMcf)	932	1,800

Per Mcf data ($/Mcf):

Average natural gas sales price realized (Consolidated)(1)	$3.85	$3.92

Average natural gas sales price (Consolidated)	$3.75	$2.62
Pond Creek field (Central Appalachian Basin)	$3.78	$2.70
Other Central Appalachian Basin fields	$3.69	$2.48
Gurnee field (Cahaba Basin) (2)	$3.77	$2.63
Black Warrior Basin fields (2)	$3.73	$2.68

Lease operating expenses (Consolidated)	$1.31	$1.28
Pond Creek field (Central Appalachian Basin)	$1.12	$1.07
Other Central Appalachian Basin fields	$1.41	$1.40
Gurnee field (Cahaba Basin) (2)	$2.84	$2.67
Black Warrior Basin fields (2)	$0.74	$0.53
Compression and transportation expenses (Consolidated)	$0.68	$0.64
Pond Creek field (Central Appalachian Basin)	$0.66	$0.59
Other Central Appalachian Basin fields	$1.03	$1.17
Gurnee field (Cahaba Basin) (2)	$0.29	$0.27
Black Warrior Basin fields (2)	$0.18	$0.20
Production taxes (Consolidated)	$0.20	$0.12
Pond Creek field (Central Appalachian Basin)	$0.21	$0.15
Other Central Appalachian Basin fields	$0.19	$0.07
Gurnee field (Cahaba Basin) (2)	$0.18	$0.11
Black Warrior Basin fields (2)	$0.23	$0.16
Total production expenses (Consolidated)	$2.19	$2.04
Pond Creek field (Central Appalachian Basin)	$1.99	$1.81
Other Central Appalachian Basin fields	$2.63	$2.64
Gurnee field (Cahaba Basin) (2)	$3.31	$3.05
Black Warrior Basin fields (2)	$1.13	$0.89
Depletion (Consolidated)	$0.45	$0.87

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

(2)                  On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama.

Results of Operations

Nine months ended September 30, 2013 compared with nine months ended September 30, 2012

The following are selected items derived from our Consolidated Statement of Operations (Unaudited) and their percentage changes from the comparable period are presented below.

	Nine months ended September 30,
	2013	2012	Change
	(In thousands)
Gas sales	$30,324	$27,465	10%
Lease operating expenses	$10,615	$13,350	-20%
Compression expense	$3,403	$3,620	-6%
Transportation expense	$2,082	$3,138	-34%
Production taxes	$1,617	$1,276	27%
Depreciation, depletion and amortization	$3,747	$9,460	-60%
Impairment of gas properties	$—	$83,467	NM
General and administrative	$3,456	$3,765	-8%
Realized gains on derivative contracts	$(814)	$(13,600)	NM
Unrealized losses from the change in market value of open derivative contracts	$1,574	$13,259	NM
Gain on the sale of Properties in Alabama	$36,948	$—	NM
Interest expense	$4,093	$4,058	1%
Income tax expense	$19	$44,037	NM
Discontinued operations, net of tax	$—	$722	NM

NM-Not Meaningful

Gas sales. Gas sales increased by $2.9 million, or 10%, to $30.3 million compared to the prior year period. Gas sales increased $5.0 million resulting from higher natural gas prices in the current year period, offset by a $2.1 million decrease due to the sale of our Alabama properties on June 14, 2013 (the “Asset Sale”).

Lease operating expenses. Lease operating expenses decreased by $2.7 million, or 20%, to $10.6 million compared to the prior year period. Lease operating expenses decreased $1.8 million due to the Asset Sale, $0.8 million resulting from the reversal of over-accrued ad valorem taxes paid in August 2013, and $0.1 million due to natural production declines in the remaining properties.

Compression expense. Compression expense decreased by $0.2 million, or 6%, to $3.4 million compared to the prior year period due to the Asset Sale.

Transportation expense. Transportation expense decreased by $1.1 million, or 34%, to $2.1 million compared to the prior year period. Transportation expense decreased $0.2 million due to the Asset Sale and $0.9 million due to contract expirations or renegotiations.

Production taxes. Production taxes increased by $0.3 million, or 27%, to $1.6 million compared to the prior year period. Production taxes increased by $0.4 million due to the increase over time as our West Virginia exemptions diminish, offset by a decrease of $0.1 million due to the Asset Sale.

Depreciation, depletion and amortization. Depreciation, depletion and amortization decreased by $5.7 million, or 60%, to $3.7 million compared to the prior year period. This decrease was primarily due to the $95.7 million in impairments recorded to our gas properties in 2012 and the sale of our Alabama properties on June 14, 2013.

General and administrative. General and administrative expense decreased by $0.3 million, or 8%, to $3.5 million compared to the prior year period. Included in general and administrative expense was a decrease in professional fees, offset by non-recurring executive compensation. In November 2012, the Compensation Committee approved the payment of a contingent bonus in the amount of $0.4 million to be paid to the named executive officers in connection with the elimination of the borrowing base deficiency that existed under the Company’s Credit Agreement.

Realized gains on derivative contracts. Realized gains on derivative contracts were $0.8 million in the current year period which included a $1.2 million realized loss related to natural gas swap positions terminated in order to prevent the Company from being over-hedged after the closing of the sale of its coalbed methane properties in Alabama. Realized losses represent net cash flow settlements paid to the contract counterparty, while realized gains represent net cash flow settlements paid to us from the contract counterparty. Realized losses occur when natural gas prices exceed the derivative ceiling prices. Conversely, realized gains occur when natural gas prices go below the derivative floor prices.

Unrealized losses from the change in market value of open derivative contracts. Unrealized losses on open derivative contracts were $1.6 million in the current year period. Unrealized gains and losses are non-cash transactions that occur when the corresponding asset or liability derivative contracts are marked-to-market at the end of each reporting period.

Gain on the sale of Properties in Alabama. On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama, recording a gain on the sale of $36.9 million, as described in Note 2— Sale of Coalbed Methane Properties in Alabama in the Notes to Consolidated Financial Statements (Unaudited).

Interest expense. Interest expense remained flat compared to the prior year period.

Income tax expense. The income tax expense in the current year period was different than the amount computed using the statutory rate primarily due to a $14.2 million reduction of the valuation allowance on our deferred tax asset. A reconciliation of the effective tax rate to the statutory rate for the nine months ended September 30, 2013 is as follows:

	Total
Amount computed using statutory rates	$12,738,152	34.00%
State income taxes—net of federal benefit	883,815	2.36%
Reduction of valuation allowance	(14,194,949)	-37.89%
Nondeductible items and other	591,732	1.58%
Income tax provision	$18,750	0.05%

Liquidity and Capital Resources

Cash Flows and Liquidity

As of September 30, 2013, we had a working capital deficit of $68.3 million, a retained deficit of $264.6 million and stockholders’ deficit of $75.0 million.  Natural gas prices in 2012 were depressed compared with prices generally prevailing during prior years.  Such natural gas prices resulted in significant property impairments, a full valuation of our net deferred tax asset, and a borrowing base deficiency under our Credit Agreement during 2012.  Natural gas prices continue to be depressed in 2013 as compared to periods prior to 2012.

Our Credit Agreement matures on April 1, 2014, and there can be no assurances that we will be able to refinance or repay the borrowings under our Credit Agreement before it matures. As a result, on April 2, 2013, all amounts outstanding under our Credit Agreement were re-classified as current. These and other factors raise substantial doubt about our ability to continue as a going concern for the next twelve months. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows and sales proceeds or other sources of capital sufficient to repay or refinance our indebtedness, continue our operations and fund our long-term capital needs.

Cash flows provided by operations for the nine months ended September 30, 2013 were $7.6 million, down $6.0 million from the prior year period. The decrease was primarily due to a $4.1 million decrease in revenues resulting from a decrease in production volumes and $1.2 million in realized hedging losses related to natural gas swap positions terminated in order to prevent the Company from being over-hedged after the closing of the sale of its coalbed methane properties in Alabama. Cash flows provided by operations of $7.6 million for the nine months ended September 30, 2013 and the net proceeds from the sale of our Properties in Alabama of $60.7 million were sufficient to fund net cash used in financing activities of $65.3 million, consisting almost entirely of repayments of borrowings under our Credit Agreement.

Credit Agreement

Under our Credit Agreement, outstanding borrowings may not exceed a borrowing base determined by the lenders.  During 2012, the amounts borrowed under our Credit Agreement exceeded the borrowing base.  Borrowings under the Credit Agreement at August 8, 2012 totaled $148.6 million. On August 8, 2012, in connection with the excess of borrowings over the borrowing base, we amended the Credit Agreement to provide for a tranche A loan in the amount of our borrowing base and a tranche B loan in the amount of the excess.

On June 14, 2013, we closed the sale of all of our coal bed methane properties located in the state of Alabama. Simultaneously with the close of the property sale, approximately $57.0 million was used to repay outstanding borrowings under the Credit Agreement, which eliminated the borrowing base deficiency. After this repayment, borrowings outstanding under the Credit Agreement totaled $77.0 million. The next scheduled borrowing base determination is expected to occur on or around December 15, 2013 and will be based on the Company’s reserves at June 30, 2013.

The Credit Agreement no longer provides for loans to be available on a revolving basis up to the amount of the borrowing base. As a result, the current outstanding loans, once repaid, may not be re-borrowed. All outstanding borrowings under the Credit Agreement are due and payable on April 1, 2014. The Credit Agreement provides for interest to accrue at a rate calculated, at our option, at the Adjusted Base Rate plus a margin of 2.00% or the London Interbank Offered Rate (the “LIBOR Rate”) plus a margin of 3.00%. Adjusted Base Rate is defined to be the greater of (i) the agent’s base rate or (ii) the federal funds rate plus one half of one percent or (iii) the LIBOR Rate plus a margin of 1.00%. All financial covenants were deleted by the Amendment and were replaced with a capital expenditure covenant (a maximum of $1.5 million in 2012 and $1.5 million in 2013). As of September 30, 2013, we had $74.0 million of borrowings outstanding under our Credit Agreement. As of September 30, 2013, the interest rates applied to borrowings were 3.24%.

Natural Gas Price Risk and Related Hedging Activities

The energy markets have historically been volatile, and there can be no assurance that future natural gas prices will not be subject to wide fluctuations. At September 30, 2013, we do not have the ability to enter into natural gas hedges because we do not have the credit capacity with our existing natural gas hedge counterparties.

In an effort to reduce the effects of the volatility of the price of natural gas on our operations, management has historically hedged natural gas prices primarily using derivative instruments in the form of three-way collars, traditional collars and swaps. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements. We entered into hedging transactions, generally for forward periods up to two years or more, which increased the probability of achieving our targeted level of cash flows.  Our price risk management policy strictly prohibits the use of derivatives for speculative positions.

Swaps exchange floating price risk in the future for a fixed price at the time of the hedge. Costless collars set both a maximum ceiling (a sold ceiling) and a minimum floor (a bought floor) future price. We have accounted for these transactions using the mark-to-market accounting method. Generally, we incur accounting losses on derivatives during periods where prices are rising and gains during periods where prices are falling which may cause significant fluctuations in our Consolidated Balance Sheets (Unaudited) and Consolidated Statements of Operations (Unaudited).

Commodity Price Risk and Related Hedging Activities

At September 30, 2013, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor	Fair Value
January 2014 through December 2015	3,650,000	$4.30	$3.60	$(133,860)
January 2014 through December 2015	3,650,000	$4.20	$3.50	(368,537)
	7,300,000			$(502,397)

At September 30, 2013, we had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price	Fair Value
October 2013 through December 2013	552,000	$3.60	2,406
October 2013	248,000	$3.81	77,362
November 2013 through March 2014 (1)	1,208,000	$3.81	60,100
October 2013 through March 2014	1,096,000	$3.82	162,168
	3,104,000		$302,036

(1)                  On October 2, 2013, the Company terminated the $3.81 swap position for a total of 1,208,000 MMBtus for the period November 2013 through March 2014 for which the Company received $60,100.

Giving effect for the swaps terminated on October 2, 2013, we have hedged approximately 73% of our remaining forecasted production for 2013 at a fixed price of $3.74 per Mcf.

Capital Expenditures and Capital Resources

The following table is a summary of our capital expenditures on an accrual basis by category:

	Nine months ended September 30,
	2013	2012
Capital expenditures:
Leasehold acquisition (1)	$102,766	$593,368
Development (2)(3)	154,658	26,022
Asset retirement obligations	51,779	247,440
Other items (primarily capitalized overhead)	10,006	226,919
Total capital expenditures	$319,209	$1,093,749

(1)         2013 includes $22,794 in leasing expense reimbursements received in August 2013

(2)         2013 includes a reversal of $334,177 in accrued capital costs.

(3)         2012 includes losses on inventory sold less insurance refunds related to our gas properties.

Contractual Commitments

We have numerous contractual commitments in the ordinary course of business, debt service requirements and operating lease commitments. There has been no material changes in those commitments disclosed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Commitments” of our 2012 Annual Report on Form 10-K that we filed with the SEC on March 28, 2013.

Recent Pronouncements

In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in ASU 2013-10 permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We are presently assessing the potential impact of ASU 2013-11.

In March 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted.

In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. The update is effective for interim and annual periods beginning after December 15, 2013 and is required to be applied retrospectively to all prior periods presented for those obligations that existed upon adoption of ASU 2013-04. We are presently assessing the potential impact of ASU 2013-04.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The update requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under accounting principles generally accepted in the United States (“GAAP”) to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company has adopted and applied the provisions of ASU 2012-02 which did not impact its operating results, financial position or cash flows.

In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this update clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective during interim and annual periods beginning on or after January 1, 2013. The Company has adopted and applied the provisions of ASU 2013-01. See disclosure provided in Note 9—Derivative Instruments and Hedging Activities in the Notes to Consolidated Financial Statements (Unaudited).

Environmental Regulations

Our exploration and production operations are subject to significant federal, state, and local environmental laws and regulations governing environmental protection as well as the discharge of substances into the environment. These laws and regulations may restrict the types, quantities, and concentrations of various substances that can be released into the environment as a result of natural gas drilling, production, and processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands and other protected areas or that impact protected species; require permits or other governmental authorization before commencing certain activities and require the installation of pollution control measures as a condition of such permits or authorizations; require remedial measures to mitigate pollution from historical and on-going operations such as the use of pits and plugging of abandoned wells; and restrict injection of liquids into subsurface strata that may contaminate groundwater. Governmental authorities have the power to enforce compliance with their laws, regulations and permits, and violations are subject to injunctive relief, as well as administrative, civil and even criminal penalties. The effects of these laws and regulations, as well as other laws or regulations that are adopted in the future could have a material adverse impact on our operations.

We believe that we are in substantial compliance with existing applicable environmental laws and regulations. However, it is possible that new environmental laws or regulations or the modification of existing laws or regulations could have a material adverse effect on our operations. As a general matter, the recent trend in environmental legislation and regulation is toward stricter standards, and this trend will likely continue. To date, we have not been required to expend extraordinary resources in order to satisfy existing applicable environmental laws and regulations. However, costs to comply with existing and any new environmental laws and regulations could become material. Moreover, a serious incident of pollution may result in the suspension or cessation of operations in the affected area or in substantial liabilities to third parties. Although we maintain insurance coverage against costs of clean-up operations, no assurance can be given that we are fully insured against all such potential risks. The imposition of any of these liabilities or compliance obligations on us may have a material adverse effect on our financial condition and results of operations.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

(As Filed on our Annual Report on Form 10-K for Year Ended December 31, 2012)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the related notes and other information included elsewhere in this report.

Overview

GeoMet, Inc. is primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). All of our production is CBM, which is a dry natural gas containing no hydrocarbon liquids.  We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator, developer and producer of coalbed methane properties since 1993. Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the central Appalachian Basin in Virginia and West Virginia. We also own additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia. As of December 31, 2012, we own a total of approximately 144,000 net acres of coalbed methane and oil and gas development rights.

The natural gas industry is capital intensive. Natural gas markets traditionally have been highly volatile. We have historically made substantial capital expenditures in the exploration, development and acquisition of natural gas reserves. Our capital expenditures have been financed primarily with internally generated cash from operations and proceeds from bank borrowings.

Developments in 2012

Natural gas prices in 2012 were depressed compared with prices generally prevailing over the last several years.  The low natural gas prices had pervasive adverse consequences to our business.  Low gas prices caused a borrowing base deficiency under our credit facility when the amounts outstanding under our credit facility exceeded the borrowing base under the facility.  On August 8, 2012, we amended the facility to include a conforming tranche equal to the borrowing base, and a non-conforming tranche in the amount of the excess.  The amendment requires that we use all of our excess cash flows to reduce outstanding borrowings under the non-conforming tranche, and significantly limits our capital expenditures.  The amended credit amendment has higher interest rates and increased bank fees and professional fees. The maturity date was amended to April 1, 2014.  While the amendment provided time to seek a strategic corporate transaction, we believe these efforts have been impeded because of the borrowing base deficiency. The borrowing base deficiency has also adversely impacted our ability to hedge additional volumes of gas, thereby exhausting our hedging credit capacity.  Retaining and attracting competent personnel has been challenging and is likely to worsen.  The need to cut cost due to lower natural gas prices and operating margins creates vulnerability in conducting our business.

In addition, the depressed natural gas prices resulted in significant property impairments and full valuation of our deferred tax assets during 2012. Low natural gas prices and our indebtedness contributed to our common stock being delisted by NASDAQ as we had no remaining equity and diminished the market price of our common stock.

Current Business Plan

Management’s current business plan is primarily focused on eliminating our borrowing base deficiency, maintaining compliance with the amended credit facility, maintaining production levels and keeping costs under control.  In addition, management recently packaged all of the Company’s Alabama properties to be marketed for sale by an asset divestiture firm.  If the sale is successful, management expects that substantially all the net proceeds from the sale will go toward reducing the outstanding borrowings under the credit facility.  Management remains open to possible corporate strategic transactions. There can be no assurance that the Company will be able to engage in a strategic transaction, sell properties or realize enough proceeds from the sale of our properties to eliminate the borrowing base deficiency.  In addition, our credit facility matures on April 1, 2014, and there can be no assurances that we will be able to refinance or repay the credit facility when it matures.

Natural gas prices continue to adversely affect the natural gas industry and GeoMet in particular by reducing our cash flows, capital expenditures and debt capacity. During 2011 and the first five months of 2012, prices received for natural gas in the United States continued to decline significantly which we believe, among other things, was due to an over-supply of natural gas, primarily resulting from shale drilling and reduced demand due to a much warmer winter than normal. On April 21, 2012, the Henry Hub spot price closed at $1.825/ MMBtu, its lowest in over ten years. Presented below are the NYMEX Settle Prices for the period January 2012 through March 2013 and the NYMEX Forward Curve Prices (as of March 18, 2013) for natural gas for the period April 2013 through December 2013.

The NASDAQ Capital Market

On May 10, 2012, we received approval from NASDAQ to transfer the listing of our common stock and preferred stock from The NASDAQ Global Market to The NASDAQ Capital Market. Our common stock and preferred stock began trading on The NASDAQ Capital Market at the opening of the market on May 14, 2012. On August 3, 2012, we received a notice from NASDAQ advising us that our common stock had failed to regain compliance with the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market and, as a result, our common stock was delisted from The NASDAQ Capital Market at the opening of business on August 13, 2012.  Our preferred stock continues to be traded on The NASDAQ Capital Market under the symbol “GMETP”. Our common stock now trades on the OTCQB under the symbol “GMET”.

Other Developments

Management and Board of Director Changes

On April 30, 2012, J. Darby Seré resigned from the positions of Chairman of the Board, President and Chief Executive Officer of the Company. The Company and Mr. Seré entered into a separation agreement that provides for certain payments to Mr. Seré, including a lump sum payment of $499,500, $2,000 per month for 18 months which is the cost of medical insurance premiums for continued coverage under the Company’s group medical plan for that period and $30,000 per month as a consulting fee for up to nine months.  The separation agreement further provided for certain adjustments to equity awards owned by Mr. Seré.

On May 1, 2012, the Board of Directors of the Company appointed Michael Y. McGovern as the Company’s Chairman of the Board; William C. Rankin, as a director and President and Chief Executive Officer; and Tony Oviedo, as the Company’s Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller.

On July 2, 2012, Phil Malone resigned from his position on the Board of Directors in connection with his retirement from the Company. Mr. Malone receives $1,221 per month for 18 months which is the cost of medical insurance premiums for continued coverage under the Company’s group medical plan for that period and $10,175 per month as a consulting fee for up to nine months.

In response to the Company’s continuing efforts to reduce its cost structure to deal with depressed natural gas prices, Robert E. Creager resigned from his position on the Board of Directors effective January 22, 2013. Additionally, Charles D. Haynes is not expected to be nominated for election to the Board of Directors at the Company’s 2013 annual meeting of stockholders.

Strategic Alternatives

In February 2012, the Company retained FBR Capital Markets & Co. (“FBRC”) as its advisor to review strategic alternatives, primarily focused on identifying potential merger partners.  The Company continues to believe a merger transaction would be beneficial during the current natural gas price environment, allowing it to spread fixed costs over a larger production and reserve base, although as long as we have a borrowing base deficiency, we believe a merger transaction is not likely. The Company has not entered into substantive negotiations with any person in connection with its review of strategic alternatives, although it may do so in the future.

On February 26, 2013, the Company announced that it engaged Lantana Oil & Gas Partners, a Houston based divestiture firm, to market all of the Company’s coal bed methane interests located in the state of Alabama.  The Company has non-operating interests in 1,058 wells located in the Black Warrior Basin.  All of these wells have royalty and/or overriding royalty interests and additionally 498 of these wells include a 15% working interest. The Company also has a 100% working interest and operates 252 wells in the Cahaba Basin. The interests in these properties represented 30% of the Company’s net daily sales of natural gas and 38% of operating income during the twelve months ending December 31, 2012. At December 31, 2012, using Securities and Exchange Commission guidelines, the interests in these wells represented approximately 31% of the Company’s proved reserves and 38% of the PV10. If we sell these properties, net proceeds from the sale of these properties will be used to reduce the Company’s borrowings under its bank credit agreement. The engagement term is one year and we have paid Lantana a retainer of $35,000. If Lantana is successful in selling our Alabama properties, they will receive a fee equal to one percent of the sales proceeds upon closing of the transaction.

Ceiling Write-Down

The ceiling test is calculated using the unweighted arithmetic average of the natural gas price on the first day of each month within the twelve-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions, as allowed by the guidelines of the SEC. For the twelve months ended December 31, 2012, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $2.78 per Mcf, resulting in a natural gas price of $2.91 per Mcf when adjusted for regional price differentials. For the year ended December 31, 2012, we recorded $95.7 million in write-downs of the carrying value of our full cost pool.

Deferred Tax Asset

As of March 31, 2012, as part of our assessment of the realization of our net deferred tax asset, we considered all available negative and positive evidence. We had incurred a cumulative pre-tax loss of $117.6 million, including ceiling impairment charges of $141.3 million, over the three year period ended March 31, 2012. We evaluated all available evidence including historical operating results, historical pricing, natural gas reserves as estimated and appraised by an independent third party engineer, the forward natural gas price curve, and the length of the carryforward period available. Upon the completion of that assessment, we established a full valuation allowance for our net deferred tax assets at March 31, 2012 of $47.3 million. These tax benefits will be available, prior to the expiration of carryforwards, to reduce future income tax expense resulting from earnings or increases in deferred tax liabilities.

Areas of Operation

Our core areas of operations are in the Central Appalachian Basin of Virginia and West Virginia and the Black Warrior and Cahaba Basins in Alabama. The Central Appalachian Basin is a mountainous region where coal mining is prevalent. The Black Warrior and Cahaba Basins are hilly, gently rolling regions and coal mining is also present but less active.

Central Appalachia

Pond Creek and Lasher Fields—We are the operator of 298 producing vertical CBM wells in which we own a 99.0% average working interest in the Pond Creek and Lasher fields located in southern West Virginia and southwestern Virginia. At December 31, 2012, approximately 64% of our estimated proved developed reserves, or 87.6 Bcf, is in the Pond Creek field. Net daily sales of gas averaged 16.5 MMcf per day for 2012. Our natural gas production from the Pond Creek field is delivered into the Jewell Ridge pipeline system owned by East Tennessee Natural Gas, LLC (“ETNG”). We have two long-term transportation agreements with ETNG which went into effect in April 2007 with total maximum daily quantities of 15,000 MMBtu’s and 10,000 MMBtu’s and primary terms of 15 years and 10 years, respectively. Our gas from the Lasher field is delivered into the Columbia Gas Transmission pipeline with firm transportation for 500 MMBtu’s per day. We also own and operate a 12 mile, 8 inch high-pressure steel pipeline and gas treatment and compression facilities through which the Pond Creek field natural gas production is gathered, dehydrated, and compressed for delivery into the Jewell Ridge Lateral of the East Tennessee pipeline system. In addition, we own and operate a disposal well to dispose of produced water from both the Pond Creek and Lasher fields. Water produced from these fields averaged 625 barrels per day for 2012.

Pinnate Horizontal Wells—We are the operator of 44 producing pinnate horizontal CBM wells in which we own a 71.6% average working interest in central and northern West Virginia. We also have a 33.7% average working interest in 67 non-operated pinnate horizontal wells in central West Virginia. At December 31, 2012, approximately 5% of our estimated proved developed reserves, or 6.5 Bcf, is associated with these pinnate horizontal wells. Net daily sales of natural gas averaged 10.1 MMcf per day for 2012.  We are party to two firm transportation agreements with total maximum daily capacity of 18,500 MMBtu per day and primary terms expiring from April 2013 through November 2024 which can be automatically extended at GeoMet’s option at the maximum tariff rate. We are also party to a 10,000 MMBtu per day gathering contract that is currently in a month-to-month evergreen term.  In some cases, our natural gas sales volumes are delivered to market under transportation agreements controlled by our working interest partners. Generally, our natural gas sales volumes are sold at a delivery point into the respective interstate pipeline system utilized.

Alabama

Gurnee Field—We are the operator of 217 producing vertical CBM wells, of which we own a 100.0% working interest, in the Gurnee field located in the Cahaba Basin in central Alabama. At December 31, 2012, approximately 19% of our estimated proved developed reserves, or 26.7 Bcf, is located within the Gurnee field. Net daily sales of gas averaged 4.8 MMcf for 2012. Our natural gas sales volumes from the Cahaba Basin are delivered and sold into the Southern Natural Gas pipeline system and no firm transportation arrangements are necessary.  We own and operate a water gathering system which includes an approximately 39 mile pipeline to the Black Warrior River for disposal of produced water under a permit issued by the Alabama Department of Environmental Management.  We also own and operate an approximately 17 mile, 12 inch high-pressure steel pipeline and gas treatment and compression facilities through which we gather, dehydrate, and compress natural gas for delivery into the Southern Natural Gas pipeline system.

Black Warrior Basin—We own working, overriding royalty or royalty interests in 1,056 non-operated producing vertical CBM wells in the Black Warrior Basin in central Alabama. All of these non-operated vertical wells have an average royalty and or overriding royalty interest of 12.0%. We also own an average working interest of 15.4% in 498 of these wells. At December 31, 2012, approximately 12% of our estimated proved developed reserves, or 16.3 Bcf, is located in these Warrior Basin properties. Net daily sales of gas averaged 6.4 MMcf for 2012. Our gas sales volumes from the Black Warrior Basin are delivered and sold into the Southern Natural Gas pipeline system under transportation arrangements controlled by the operators of the properties.

Canada

On June 20, 2012, we sold Hudson’s Hope Gas, Ltd., which held our Canadian gas properties, in exchange for two million shares of Canada Energy Partners, Inc. which we are restricted from selling before June 20, 2013. In connection with the sale we recognized a non-cash loss of $0.7 million; however, this disposition will reduce our cash flow losses and future obligations such as plugging and abandonment.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make assumptions and estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We base our estimates on historical experience and various other assumptions that we believe are reasonable; however, actual results may differ. Our significant accounting policies are described in Note 3 to our audited consolidated financial statements included elsewhere in this annual report. We believe the following critical accounting policies involve significant judgments, estimates, and a high degree of uncertainty in the preparation of our financial statements.

Reserves. Our most significant financial estimates are based on estimates of proved gas reserves. Proved gas reserves represent estimated quantities of gas that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future revenues, rates of production, and timing of development expenditures, including many factors beyond our control. The estimation process relies on assumptions and interpretations of available geologic, geophysical, engineering, and production data and, the accuracy of reserve estimates is a function of the quality and quantity of available data, engineering and geologic interpretation, and judgment. In addition, as a result of changing market conditions, natural gas prices and future development costs will change from year to year, causing estimates of proved reserves to also change. Estimates of proved reserves are key components of our most significant financial estimates involving our unevaluated properties, our rate for recording depreciation, depletion and amortization and our full cost ceiling limitation. Our reserves are fully engineered on an annual basis by D&M and Ryder Scott, independent petroleum engineers.

Gas Properties—The method of accounting for gas properties determines what costs are capitalized and how these costs are ultimately matched with revenues and expenses. We use the full cost method of accounting for gas properties as prescribed by the SEC. Under this method, all direct costs and certain indirect costs associated with the acquisition, exploration, and development of our gas properties are capitalized.

Gas properties are depleted using the units-of-production method. The depletion expense is significantly affected by the unamortized historical and future development costs and the estimated proved gas reserves. Estimation of proved gas reserves relies on professional judgment and use of factors that cannot be precisely determined. Subsequent proved reserve estimates materially different from those reported would change the depletion expense recognized during the future reporting period. No gains or losses are recognized upon the sale or disposition of gas properties unless the sale or disposition represents a significant quantity of gas reserves, which would have a significant impact on the depreciation, depletion and amortization rate.

Under full cost accounting rules, total capitalized costs are limited to a ceiling equal to the present value of future net revenues, discounted at 10% per annum, plus the lower of cost or fair value of unevaluated properties less income tax effects (the “ceiling limitation”). We perform a quarterly ceiling test to evaluate whether the net book value of our full cost pool exceeds the ceiling limitation. If capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes are greater than the discounted future net revenues or ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a non-cash charge that reduces earnings and impacts stockholders’ equity in the period of occurrence and typically results in lower depreciation, depletion and amortization expense in future periods. Once incurred, a write-down is not reversible at a later date. The ceiling limitation test is calculated using natural gas prices in effect as of the balance sheet date and adjusted for regional price differentials, held constant over the life of the reserves. In addition, subsequent to the adoption of Accounting Standards Codification (“ASC”) 410-20-25, the future cash outflows associated with settling asset retirement obligations are not included in the computation of the discounted present value of future net revenues for the purposes of the ceiling limitation test calculation.

Asset Retirement Obligations —We adopted ASC 410-20-25, effective January 1, 2003. It establishes accounting and reporting standards for retirement obligations associated with tangible long-lived assets that result from the legal obligation to plug, abandon and dismantle existing wells and facilities that we have acquired, constructed or developed. It requires that the fair value of the liability for asset retirement obligations be recognized in the period in which it is incurred. Upon initial recognition of the asset retirement obligation, the asset retirement cost is capitalized by increasing the carrying amount of the long-lived asset by the same amount as the liability. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Periodically, we update the cost assumptions resulting from changes in market and environmental regulation and revise the liability recorded accordingly.

Income Taxes—We record our income taxes using an asset and liability approach in accordance with the provisions of ASC 740. This results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax bases of assets and liabilities using enacted tax rates at the end of the period. Under ASC 740, the effect of a change in tax rates of deferred tax assets and liabilities is recognized in the year of the enacted change. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. This assessment includes extensive analysis performed by the Company at the end of each reporting period. At December 31, 2012, a full valuation allowance has been recorded against our net deferred tax asset.

Estimating the amount of valuation allowance is dependent on estimates of future taxable income, alternative minimum tax income, and changes in stockholder ownership that could trigger limits on use of net operating losses under Internal Revenue Code Section 382. We have a significant deferred tax asset associated with net operating loss carryforwards (“NOL’s”).

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a consistent threshold and measurement attribute for financial statement recognition and disclosure of tax positions taken, or expected to be taken, on a tax return. The adoption of this pronouncement did not have a significant impact on the Company’s consolidated financial statements.

Revenue Recognition and Gas Balancing—We derive revenue primarily from the sale of produced natural gas. We use the sales method of accounting for the recognition of gas revenue whereby revenues, net of royalties, are recognized as the production is sold to a purchaser. The amount of gas sold may differ from the amount to which the Company is entitled based on its working interest or net revenue interest in the properties. In instances where we have wellhead imbalances, we use the entitlements method. A ready market for natural gas allows us to sell our natural gas shortly after production at various pipeline receipt points at which time title and risk of loss transfers to the buyer. Revenue is recorded when title is transferred based on our nominations and net revenue interests. Pipeline imbalances occur when our production delivered into the pipeline varies from the gas we nominated for sale or depending on the agreement in place, imbalances may be made up in future production or are settled with cash approximately thirty days from date of production and are recorded as either a reduction or increase of revenue depending upon whether we are over-delivered or under-delivered.

Settlements of gas sales occur after the month in which the gas was produced. We estimate and accrue for the value of these sales using information available at the time financial statements are generated. Differences are reflected in the accounting period during which payments are received from the purchaser.

Derivative Instruments and Hedging Activities—Our hedging activities consist of derivative instruments entered into in order to hedge against changes in natural gas prices and changes in interest rates related to outstanding debt under our credit facility primarily through the use of fixed price swap agreements, basis swap agreements, three-way collars, and traditional collars. Consistent with our hedging policy, we have entered into a series of derivative instruments to hedge a significant portion of our expected natural gas production through 2014. We also entered into an interest rate swap agreement to hedge interest rates associated with a portion of our variable rate debt through January 2011. Typically, these derivative instruments require payments to (receipts from) counterparties based on specific indices as required by the derivative agreements. These transactions are recorded in our audited consolidated financial statements in accordance with ASC 815. Although not risk free, we believe this policy will reduce our exposure to natural gas price fluctuations and changes in interest rates and thereby achieve a more predictable cash flow. As a result, our derivative instruments are cash flow hedge transactions in which we are hedging the variability of cash flow related to a forecasted transaction. We do not enter into derivative instruments for trading or other speculative purposes. At December 31, 2012, we do not have the ability to enter into additional natural gas hedges because we do not have the credit capacity with our existing natural gas hedge counterparties.

In accordance with ASC 815-20-25, as amended, all our derivative instruments are recorded on the balance sheet at fair value and changes in the fair value of the derivatives are recorded each period in current earnings for the natural gas derivatives or other comprehensive income (loss) for our interest rate swaps. The natural gas derivatives have not been designated as hedge transactions while the interest rate swaps qualify and have been designated as such in accordance with ASC 815-20-25.

At the inception of a derivative contract, we may designate the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, we document the relationship between the derivative instrument and the hedged items as well as the risk management objective for entering into the derivative instrument. To be designated as a cash flow hedge transaction, the relationship between the derivative and hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis.

Mezzanine Equity—Our Series A Convertible Redeemable Preferred Stock has been classified within the mezzanine (temporary) equity section of the Consolidated Balance Sheets because the shares are redeemable at the option of the holder and therefore do not qualify for permanent equity.

Fair Value Measurement—Effective January 1, 2008, we adopted ASC 820-10-55, which provides a framework for measuring fair value under GAAP. ASC 820-10-55 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10-55 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3 inputs are derived from unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. See disclosure provided in the Notes to Consolidated Financial Statements.

Stock-Based Compensation—We follow the fair value recognition provisions of ASC 718. The application of ASC 718 requires the use of an option pricing model, such as the Black Scholes model, to measure the estimated fair value of the options and as a result various assumptions must be made by management that require judgment and the assumptions could be highly uncertain. For share-based awards outstanding prior to the adoption of ASC 718, we will continue using the accounting principles originally applied to those awards before adoption. Therefore, we do not recognize any equity compensation cost on these prior awards in the future unless such awards are modified, repurchased or cancelled.

Natural Gas Production Operations Summary

The table below presents information on gas revenues, sales volumes, production expenses and per Mcf data for the years ended December 31, 2012 and 2011. This table should be read with the discussion of the results of operations for the periods presented below.

	Year Ended December 31,
	2012	2011
Gas sales	$39,147	$35,335
Lease operating expenses	$17,489	$12,713
Compression and transportation expenses	8,356	4,591
Production taxes	1,962	1,536
Total production expenses	$27,807	$18,840
Net sales volumes (Consolidated) (MMcf)	13,808	8,511
Pond Creek and Lasher fields	6,025	5,796
Pinnate wells (Central Appalachian Basin)	3,692	591
Gurnee field (Cahaba Basin)	1,743	1,803
Black Warrior Basin fields	2,349	308
Per Mcf data ($/Mcf):
Average natural gas sales price (Consolidated)	$2.83	$4.15
Pond Creek and Lasher fields	$2.92	$4.28
Pinnate wells (Central Appalachian Basin)	$2.69	$3.40
Gurnee field (Cahaba Basin)	$2.83	$4.10
Black Warrior Basin fields	$2.86	$3.43
Average natural gas sales price realized (Consolidated)(1)	$4.02	$5.28
Lease operating expenses (Consolidated)	$1.27	$1.49
Pond Creek and Lasher fields	$1.07	$1.17
Pinnate wells (Central Appalachian Basin)	$1.35	$1.21
Gurnee field (Cahaba Basin)	$2.68	$2.67
Black Warrior Basin fields	$0.57	$0.47
Compression and transportation expenses (Consolidated)	$0.60	$0.54
Pond Creek and Lasher fields	$0.58	$0.55
Pinnate wells (Central Appalachian Basin)	$1.07	$1.12
Gurnee field (Cahaba Basin)	$0.26	$0.34
Black Warrior Basin fields	$0.19	$0.16
Production taxes (Consolidated)	$0.14	$0.18
Pond Creek and Lasher fields	$0.16	$0.19
Pinnate wells (Central Appalachian Basin)	$0.11	$0.06
Gurnee field (Cahaba Basin)	$0.12	$0.20
Black Warrior Basin fields	$0.17	$0.21
Total production expenses (Consolidated)	$2.01	$2.21
Pond Creek and Lasher fields	$1.81	$1.91
Pinnate wells (Central Appalachian Basin)	$2.53	$2.39
Gurnee field (Cahaba Basin)	$3.06	$3.21
Black Warrior Basin fields	$0.93	$0.84
Depletion (Consolidated)	$0.81	$0.91

(1)                  Average natural gas sales price realized includes the effects of realized gains and losses on derivative contracts.

Results of Operations

Year Ended December 31, 2012 compared with Year Ended December 31, 2011

The following are selected items derived from our Consolidated Statement of Operations and their percentage changes from the comparable period are presented below.

	Year Ended December 31,
	2012	2011	Change
	(in thousands)
Gas sales volume (MMcf)	13,808	8,511	62%
Gas sales	$39,147	$35,335	11%
Lease operating expenses	$17,483	$12,600	39%
Compression expense	$4,670	$2,949	58%
Transportation expense	$3,679	$1,633	125%
Production taxes	$1,962	$1,536	28%
Depreciation, depletion and amortization	$11,532	$7,908	46%
Impairment of intangible asset	$782	$—	NM
Impairment of gas properties	$95,729	$7,940	NM
General and administrative	$4,851	$4,861	0%
Acquisition costs	$—	$956	NM
Restructuring costs	$1,083	$—	NM
Realized gains on derivative contracts	$16,383	$9,571	71%
Unrealized losses (gains) from the change in market value of open derivative contracts	$11,967	$(4,067)	NM
Interest expense	$5,828	$3,698	58%
Write off of debt issuance costs	$1,378	$—	NM
Discontinued operations	$736	$380	94%
Income tax expense	$44,043	$1,996	NM

NM-Not Meaningful

Gas sales. Gas sales increased by $3.8 million, or 11%, to $39.1 million compared to the prior year period. The increase in gas sales was primarily the result of higher production volumes, of which 5.1 Bcf was due to the properties acquired in November 2011, while 0.2 Bcf was due to increased production in our previously existing properties, partially offset by a 32% decrease in natural gas prices, excluding hedging transactions

Lease operating expenses. Lease operating expenses increased by $4.9 million, or 39%, to $17.5 million compared to the prior year period. The $4.9 million increase in lease operating expenses consisted of $5.5 million increase in expenses related to the properties acquired in November 2011, partially offset by a $0.5 million decrease in our previously existing properties.

Compression expense. Compression expense increased by $1.7 million, or 58%, to $4.7 million compared to the prior year period. The increase was primarily attributable to the $1.5 million increase in expenses related to the properties acquired in November 2011 combined with an increase of $0.2 million related to our previously existing properties. The increase in compression expenses in our previously existing properties was due to increased production.

Transportation expense. Transportation expense increased by $2.0 million, or 125%, to $3.7 million compared to the prior year period. The increase was primarily due to the properties acquired in November 2011. Transportation expenses remained relatively flat in our previously existing gas properties.

Production taxes. Production taxes increased by $0.4 million, or 28%, to $1.9 million compared to the prior year period. The increase was primarily attributable to the $0.7 million increase in expenses related to the properties acquired in November 2011, partially offset by a decrease of $0.3 million related to our previously existing properties.

Depreciation, depletion and amortization. Depreciation, depletion and amortization increased by $3.6 million, or 46%, to $11.5 million compared to the prior year period. This increase was primarily due to the $3.9 million increase in expenses related to the properties acquired in November 2011, partially offset by a decrease of $0.3 million related to our previously existing natural gas properties.

Impairment of intangible asset. During the current year period, the remaining value of $0.8 million related to a drilling license was written off due to no future drilling plans in place resulting from the depressed natural gas price environment.

Impairment of gas properties. During the current year period, the gross carrying value of the Company’s gas properties exceeded the full cost ceiling limitations measured quarterly and, as such, a $95.7 million aggregate impairment of gas properties was recorded.

General and administrative. General and administrative expenses remained flat compared to the prior year period.

Acquisition costs. During the prior year period, we incurred approximately $1.0 million of costs related to our recent acquisition of coalbed methane gas properties in Alabama and West Virginia. No such expenses were incurred in the current year.

Restructuring costs. Restructuring activities consist of senior management and board of directors realignment.  The restructuring costs for the current year period of $1.1 million included cash payments to our former CEO of $0.8 million under separation and consulting agreements, share-based awards conveyed to our former CEO of $0.1 million and other costs of $0.2 million. No such expenses were incurred in the prior year period.

Realized gains on derivative contracts. Realized gains on derivative contracts increased by $6.8 million, or 71%, to $16.4 million compared to the prior year period. Realized losses represent net cash flow settlements paid to the contract counterparty, while realized gains represent net cash flow settlements paid to us from the contract counterparty. Realized losses occur when natural gas prices exceed the derivative ceiling prices. Conversely, realized gains occur when natural gas prices go below the derivative floor prices.

Unrealized gains from the change in market value of open derivative contracts. Unrealized losses on open derivative contracts were $12.0 million in the current year period as compared to unrealized gains of $4.1 million in the prior year period. The current year period unrealized loss position was made up of $1.4 million in unrealized net losses on derivative contracts acquired as part of our coalbed methane gas property acquisition in November 2011, in addition to unrealized net losses of $10.5 million on pre-acquisition or recently executed derivative contracts. Unrealized gains and losses are non-cash transactions that occur when the corresponding asset or liability derivative contracts are marked-to-market at the end of each reporting period.

Interest expense. Interest expense increased by $2.1 million, or 58%, to $5.8 million compared to the prior year period. The increase was primarily due to a higher average outstanding balance under our Credit Agreement in the current year period resulting from the properties acquired in November 2011.

Write off of debt issuance costs. Deferred financing costs of $1.4 million as of August 8, 2012 related to the Credit Agreement prior to the Amendment were written off upon execution of the Amendment.

Income tax expense. The income tax expense for the year ended December 31, 2012 was different than the amount computed using the statutory rate primarily due to an $83.5 million valuation allowance on our deferred tax asset. A reconciliation of the effective tax rate to the statutory rate is as follows:

	U.S.		Canada		Total
Amount computed using statutory rates	$(36,004,892)	34.00%	$(3,307)	25.00%	$(36,008,199)	34.00%
State income taxes—net of federal benefit	(3,319,194)	3.14%	—	0.00%	(3,319,194)	3.13%
Valuation Allowance	83,537,181	-78.89%	3,307	-25.00%	83,540,488	-78.88%
Nondeductible items and other	(169,895)	0.16%	—	0.00%	(169,895)	0.16%
Income tax provision	$44,043,200	-41.59%	$—	0.00%	$44,043,200	-41.59%

Discontinued operations, net of tax. During the current year period, we incurred a loss of $0.7 million related to the disposal of our Canadian subsidiary, Hudson’s Hope Gas, Ltd.

Unaudited Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated balance sheet as of September 30, 2013 has been derived from our historical financial statements as if the sale of our Central Appalachian assets, which are subject to the Asset Sale, occurred on September 30, 2013. The following unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2013 and for the years ended December 31, 2012 and 2011 have been derived from our historical financial statements as if both the sale of our Central Appalachian assets, which are subject to the Asset Sale, and the disposition of all of our other assets (all of which were disposed prior to September 30, 2013) occurred on January 1, 2011.

The preparation of the unaudited pro forma consolidated financial information is based on financial statements prepared in accordance with accounting principles generally accepted in the United States of America. The pro forma adjustments reflected in the accompanying unaudited pro forma consolidated financial information reflects estimates and assumptions that the Company’s management believes to be reasonable. Actual results may differ from those estimates. Pro forma adjustments related to the unaudited pro forma financial information presented below were computed assuming both the sale of our Central Appalachian assets, which are subject to the Asset Sale, and the disposition of all of our other assets were consummated on January 1, 2011 and include adjustments which give effect to events that are (i) directly attributable to the Asset Sale, (ii) expected to have a continuing impact on the Company, and (iii) factually supportable.

The unaudited pro forma consolidated financial information is provided for illustrative purposes only and does not purport to represent what the actual results of operations would have been had the transactions occurred on the respective dates assumed, nor is it necessarily indicative of the Company’s future operating results. This unaudited pro forma condensed consolidated financial information and the accompanying unaudited notes should be read in conjunction with the Company’s consolidated financial statements and notes thereto contained in Annex D.

GEOMET INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET

(unaudited)

	As Filed September 30, 2013	Sale of Central Appalachian Assets		Pro Forma September 30, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$9,704,630	$21,540,125	(1)	$31,244,755
Accounts receivable, net of allowance of $14,744	2,613,257	(2,613,257	)(2)	—
Derivative asset—natural gas contracts	371,025	(371,025	)(7)	—
Other current assets	941,331	(440,847	)(3)	500,484
Total current assets	13,630,243	18,114,996		31,745,239
Gas properties—utilizing the full cost method of accounting:
Proved gas properties	333,396,454	(333,396,454	)(2)	—
Other property and equipment	3,294,083	(683,598	)(2)	2,610,485
Total property and equipment	336,690,537	(334,080,052)		2,610,485
Less accumulated depreciation, depletion, amortization and impairment of gas properties	(293,173,690)	290,701,761	(2)	(2,471,929)
Property and equipment—net	43,516,847	(43,378,291)		138,556
Other noncurrent assets:
Deferred income taxes	105,733	(105,733	)(7)	—
Other	1,100,268	(618,251	)(2)	482,017
Total other noncurrent assets	1,206,001	(723,984)		482,017
TOTAL ASSETS	$58,353,091	$(25,987,279)		$32,365,812
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,146,338	$(2,601,138	)(2)	$545,200
Royalties payable	3,622,600	(3,622,600	)(17)	—
Income taxes payable	—	1,192,029	(4)	1,192,029
Accrued liabilities	913,335	4,586,665	(8)	5,500,000
Deferred income taxes	105,733	(105,733	)(7)	—
Asset retirement obligations	180,183	(180,183	)(2)	—
Current portion of long-term debt	74,000,000	(74,000,000	)(5)	—
Total current liabilities	81,968,189	(74,730,960)		7,237,229

Asset retirement obligations	9,490,684	(7,071,672	)(2)	2,419,012
Derivative liability—natural gas contracts	571,386	(571,386	)(7)	—
Other long-term accrued liabilities	120,996			120,996
TOTAL LIABILITIES	92,151,255	(82,374,018)		9,777,237
Commitments and contingencies (Note 16)
Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	41,197,933			41,197,933
Stockholders’ Deficit:
Common stock	40,663			40,663
Treasury stock	(94,424)			(94,424)
Paid-in capital	189,690,990			189,690,990
Accumulated other comprehensive loss	(22,233)			(22,233)
Retained deficit	(264,611,093)	56,386,739	(6)	(208,224,354)
Total stockholders’ deficit	(74,996,097)	56,386,739		(18,609,358)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$58,353,091	$(25,987,279)		$32,365,812

GEOMET INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	As Filed Nine Months Ended September 30, 2013	Sale of Central Appalachian Assets		Disposition of Other Remaining Assets		Pro Forma Nine Months Ended September 30, 2013
Revenues:
Gas sales	$30,324,181	$(24,125,706	)(12)	$(6,198,475	)(9)	$—
Operating fees	104,394	(60,713	)(12)	(43,681	)(9)	—
Total revenues	30,428,575	(24,186,419)		(6,242,156)		—
Operating expenses:
Lease operating expense	10,615,069	(7,859,446	)(12)	(2,755,623	)(9)	—
Compression and transportation expense	5,485,553	(5,104,516	)(12)	(381,037	)(9)	—
Production taxes	1,617,249	(1,288,645	)(12)	(328,604	)(9)	—
Depreciation, depletion and amortization	3,746,930	(2,964,909	)(10)	(739,825	)(10)	42,196
General and administrative	3,456,126					3,456,126
Restructuring costs	93,584					93,584
Losses on natural gas derivatives	760,142	(604,606	)(11)	(155,536	)(11)	—
Total operating expenses	25,774,653	(17,822,122)		(4,360,625)		3,591,906

Gain on the sale of Properties in Alabama	36,948,313			(36,948,313	)(21)	—

Operating income (loss)	41,602,235	(6,364,297)		(38,829,844)		(3,591,906)

Other income (expense):
Interest income	1,280					1,280
Interest expense	(4,093,452)	3,149,965	(13)	943,487	(13)	—
Other	(44,910)	(3,145	)(14)	—		(48,055)
Total other income (expense):	(4,137,082)	3,146,820		943,487		(46,775)

Income (loss) before income taxes	37,465,153	(3,217,477)		(37,886,357)		(3,638,681)
Income tax expense	(18,750)					(18,750)
Net income (loss)	$37,446,403	$(3,217,477)		$(37,886,357)		$(3,657,431)

Accretion of Preferred Stock	(1,624,984)					(1,624,984)
Paid-in-kind dividends on Preferred Stock	(3,721,062)					(3,721,062)
Cash dividends paid on Preferred Stock	(1,835)					(1,835)
Net income (loss) available to common stockholders	$32,098,522	$(3,217,477)		$(37,886,357)		$(9,005,312)

Net income (loss) per common share—basic	$0.79					$(0.22)

Net income (loss) per common share—diluted	$0.45					$(0.22)
Weighted average number of common shares:
Basic	40,473,460					40,473,460
Diluted	82,707,070					40,473,460

GEOMET INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	As Filed For The Year Ended December 31, 2012	Sale of Central Appalachian Assets		Disposition of Other Remaining Assets		Pro Forma For The Year Ended December 31, 2012
Revenues:
Gas sales	$39,146,723	$(27,452,357	)(12)	$(11,694,366	)(9)	$—
Operating fees	236,364	(76,513	)(12)	(159,851	)(9)	—
Total revenues	39,383,087	(27,528,870)		(11,854,217)		—
Operating expenses:
Lease operating expense	17,482,709	(11,462,358	)(12)	(6,020,351	)(9)	—
Compression and transportation expense	8,349,799	(7,697,801	)(12)	(651,998	)(9)	—
Production taxes	1,961,804	(1,346,439	)(12)	(615,365	)(9)	—
Depreciation, depletion and amortization	11,531,565	(8,073,119	)(10)	(3,397,475	)(10)	60,971
Impairment of intangible asset	782,462	(782,462	)(15)			—
Impairment of gas properties	95,728,981	(66,995,923	)(20)	(28,733,058	)(20)	—
General and administrative	4,851,193					4,851,193
Restructuring costs	1,083,018					1,083,018
Gains on natural gas derivatives	(4,415,617)	3,108,244	(11)	1,307,373	(11)	—
Total operating expenses	137,355,914	(93,249,858)		(38,110,874)		5,995,182

Operating loss	(97,972,827)	65,720,988		26,256,657		(5,995,182)

Other income (expense):
Interest income	5,527					5,527
Interest expense	(5,827,659)	3,741,613	(13)	2,086,046	(13)	—
Write off of debt issuance costs	(1,377,520)	884,428	(19)	493,092	(19)	—
Other	(1,463)	(3,298	)(14)	5,182	(16)	421
Total other income (expense):	(7,201,115)	4,622,743		2,584,320		5,948
Loss before income taxes from continuing operations	(105,173,942)	70,343,731		28,840,977		(5,989,234)
Income tax expense	(44,043,200)	17,215,416	(22)	26,802,784	(22)	(25,000)
Loss from continuing operations	(149,217,142)	87,559,147		55,643,761		(6,014,234)
Discontinued operations	(736,025)			736,025	(18)	—
Net loss	$(149,953,167)	$87,559,147		$56,379,786		$(6,014,234)
Accretion of Preferred Stock	(1,913,134)					(1,913,134)
Paid-in-kind dividends on Preferred Stock	(3,934,094)					(3,934,094)
Cash dividends paid on Preferred Stock	(2,757)					(2,757)

Net loss available to common stockholders	$(155,803,152)	$87,559,147		$56,379,786		$(11,864,219)

Net loss per common share—basic	$(3.88)					$(0.30)

Net loss per common share—diluted	$(3.88)					$(0.30)
Weighted average number of common shares:
Basic	40,123,608					40,123,608
Diluted	40,123,608					40,123,608

GEOMET INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	As Filed For The Year Ended December 31, 2011	Sale of Central Appalachian Assets		Disposition of Other Remaining Assets		Pro Forma For The Year Ended December 31, 2011
Revenues:
Gas sales	$35,334,515	$(26,837,558	)(12)	$(8,496,957	)(9)	$—
Operating fees	280,646	(69,078	)(12)	(211,568	)(9)	—
Total revenues	35,615,161	(26,906,636)		(8,708,525)		—
Operating expenses:
Lease operating expense	12,600,278	(7,501,873	)(12)	(5,098,405	)(9)	—
Compression and transportation expense	4,582,210	(3,882,681	)(12)	(699,529	)(9)	—
Production taxes	1,535,532	(1,108,082	)(12)	(427,450	)(9)	—
Depreciation, depletion and amortization	7,908,128	(5,847,913	)(10)	(1,953,363	)(10)	106,852
Impairment of gas properties	7,939,713	(2,865,037	)(20)	(5,074,676	)(20)	—
General and administrative	4,861,439					4,861,439
Acquisition costs	956,100					956,100
Gains on natural gas derivatives	(13,637,867)	10,233,928	(11)	3,403,939	(11)	—
Total operating expenses	26,745,533	(10,971,658)		(9,849,484)		5,924,391
Operating income (loss)	8,869,628	(15,934,978)		1,140,959		(5,924,391)
Other income (expense):
Interest income	16,869					16,869
Interest expense	(3,697,649)	2,906,925	(13)	790,724	(13)	—
Other	2,299	(3,463	)(14)			(1,164)
Total other income (expense):	(3,678,481)	2,903,462		790,724		15,705
Income (loss) before income taxes from continuing operations	5,191,147	(13,031,516)		1,931,683		(5,908,686)
Income tax expense	(1,996,417)	(18,434,321	)(23)	(26,757,627	)(23)	(47,188,365)
Income (loss) from continuing operations	3,194,730	(31,465,837)		(24,825,944)		(53,097,051)
Discontinued operations	(380,323)			380,323	(18)	—
Net income (loss)	$2,814,407	$(31,465,837)		$(24,445,621)		$(53,097,051)
Accretion of Preferred Stock	(1,766,653)					(1,766,653)
Paid-in-kind dividends on Preferred Stock	(6,293,065)					(6,293,065)
Cash dividends paid on Preferred Stock	(2,794)					(2,794)

Net loss available to common stockholders	$(5,248,105)	$(31,465,837)		$(24,445,621)		$(61,159,563)

Net loss per common share—basic	$(0.13)					$(1.54)

Net loss per common share—diluted	$(0.13)					$(1.54)
Weighted average number of common shares:
Basic	39,610,761					39,610,761
Diluted	39,610,761					39,610,761

GEOMET INC. AND SUBSIDIARIESAND SUBSIDIARIES

Notes to Unaudited Pro Forma Consolidated Financial Statements

(1)         Reflects the pro forma impact of the cash proceeds of the Asset Sale of $107.0 million less the following: (i) repayment of $74.0 million in outstanding borrowings under our credit agreement, (ii) estimated $7.3 million in post-effective date net cash flows that will be due to the acquirer, (iii) payment of royalties totaling $3.6 million described in footnote (17), (iv) payment of Lantana transaction costs totaling $1.1 million representing 1% of the gross cash proceeds, and v) $0.2 million used to liquidate the natural gas hedging contracts described in footnote (7); plus $0.7 million in deposits to be refunded to us related to the disposed assets.

(2)         Reflects the pro forma adjustment to reflect the assets sold and liabilities assumed by the buyer related to the sale of our Central Appalachian assets.

(3)         Reflects the pro forma write-off of unamortized debt financing costs.

(4)         Reflects the pro forma adjustment to record federal income tax payable that is estimated to result from the transaction and be due and payable with the filing of the Company’s federal income tax return for fiscal year 2014. The amount represents alternative minimum tax. No regular income tax is expected to result from the transaction as we estimate sufficient net operating losses will be carried forward from prior years to offset the estimated gain.

(5)         Reflects the pro forma repayment of the outstanding borrowings under our credit agreement.

(6)         Reflects the pro forma adjustment relating to the impact on retained earnings of disposing of all remaining natural gas assets of the Company on September 30, 2013.

(7)         Reflects the pro form adjustment for the liquidation of our natural gas hedging contracts (and the related deferred tax asset/liability). All contracts would be required to be liquidated under Company policy as no production volumes would remain after the Asset Sale.

(8)         Reflects the pro forma adjustment for costs resulting from the Asset Sale that would be reported in future periods, including $4.0 million in severance/retention related payments to employees, of which $2.4 million relates to severance payments to our executive officers, and $1.5 million in transaction related professional fees.

(9)         Reflects the pro forma adjustment for amounts related solely to our operating activities in Alabama.

(10)  Reflects the pro forma adjustment for amounts related to depletion allocated based on natural gas production volumes.

(11)  Reflects the pro forma adjustment for amounts related to hedging activities allocated based on natural gas sales volumes. All natural gas hedging contracts would be required to be liquidated under Company policy as no production volumes would remain after the Asset Sale.

(12)  Reflects the pro forma adjustment for amounts related solely to our operating activities in the Central Appalachian region.

(13)  Assuming the use of all sales proceeds to repay all outstanding borrowings under the credit agreement on January 1, 2011, the pro form adjustment reflects amounts related to interest expense allocated based on the average net present value of future cash flows discounted at 10% for the period.

(14)  Reflects the pro forma adjustment for gas marketing income related solely to our Central Appalachian region.

(15)  Reflects the pro forma adjustment for the Pinnate drilling license related solely to our Central Appalachian wells that was written off in 2012.

(16)  Reflects the pro forma adjustment for the loss on the disposition of furniture, fixtures and equipment in Alabama.

(17)  Reflects the pro forma adjustment for amounts held in suspense for royalties payable related to our Central Appalachian properties.

(18)  Reflects the pro forma adjustment for discontinued operations related to Hudson’s Hope Gas, Ltd. disposed on June 20, 2012 which is assumed to have been disposed on January 1, 2011.

(19)  Assuming the use of all sales proceeds to repay all outstanding borrowings under our credit agreement on January 1, 2011, the pro form adjustment reflects amounts related to debt financing costs allocated based on the average net present value of future cash flows discounted at 10% for the period.

(20)  Reflects the pro forma adjustment for the impairment of gas properties allocated based on the net present value of future cash flows discounted at 10% at the period end.

(21)  Reflects the pro forma adjustment for the gain recorded on the sale of the Alabama properties on June 14, 2013 which is assumed to have been completed on January 1, 2011.

(22)  Reflects the pro forma adjustment for the 2012 full valuation of our deferred tax asset assumed to have occurred on January 1, 2011 as described in footnote (23) and allocated on the same basis.

(23)  Reflects the pro forma adjustment for the full valuation of our deferred tax asset that would remain after recording the disposition of all our productive assets assumed to have occurred on January 1, 2011, allocated based on costs capitalized to the full cost pool at January 1, 2011 calculated as follows:

	Sale of Central Appalachian Assets	Disposition of Other Remaining Assets	Total

Deferred Tax Asset as of January 1, 2011	$19,662,509	$28,540,354	$48,202,863
Deferred Tax Liability as of January 1, 2011	(900,069)	(1,306,460)	(2,206,529)

Net Deferred Tax Asset to be Written Off	$18,762,440	$27,233,894	$45,996,334

Reversal of 2011 Income Tax Expense - As Reported	(814,362)	(1,182,055)	(1,996,417)
Income Tax Related to the Asset Sale (AMT)	486,243	705,788	1,192,031

Net Pro Forma Adjustment-2011 Income Tax Expense	$18,434,321	$26,757,627	$45,191,948

MARKET PRICE AND DIVIDEND DATA

Common Stock

Our Common Stock currently trades on the OTCQB under the symbol “GMET”. Previously, until August 13, 2012, our Common Stock traded under the same symbol on the NASDAQ Capital Market.  On February 12, 2014, the last trading day prior to the public announcement of our entry into the Asset Purchase Agreement, our Common Stock closed at a price of $0.10 per share. On                     , the latest practicable trading day prior to the date of this Proxy Statement, our Common Stock closed at a price of $                    per share. The table below shows the high and low closing prices of our Common Stock for the periods indicated.

	High	Low
Fiscal Year 2012:
Quarter ended March 31, 2012	$0.98	$0.64
Quarter ended June 30, 2012	$0.64	$0.23
Quarter ended September 30, 2012	$0.35	$0.13
Quarter ended December 31, 2012	$0.19	$0.14
Fiscal Year 2013:
Quarter ended March 31, 2013	$0.18	$0.14
Quarter ended June 30, 2013	$0.24	$0.13
Quarter ended September 30, 2013	$0.17	$0.12
Quarter ended December 31, 2013	$0.14	$0.05

Approximately 1,500 stockholders of record as of March 1, 2013 held our Common Stock. In many instances, a registered stockholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares. Holders of our Common Stock are entitled to receive dividends if, as and when such dividends are declared by our board of directors out of assets legally available therefore after payment of dividends required to be paid on shares of Preferred Stock, if any. We have not declared or paid any dividends on our shares of Common Stock and do not currently anticipate paying any dividends on our shares of Common Stock in the future. Currently our plan is to retain any future earnings for use in the operations and to reduce our outstanding borrowings. Our credit agreement prohibits us from paying any cash dividends.

Preferred Stock

On September 14, 2010, we issued and sold 4,000,000 shares of Preferred Stock at a price of $10.00 per share, pursuant to a rights offering. The Preferred Stock is our most senior equity security. The Preferred Stock ranks senior to our Common Stock and junior to all of our existing indebtedness. Our Preferred Stock is listed on the NASDAQ Global Market under the symbol “GMETP”. On February 6, 2014, the last day on which GMETP was traded prior to the public announcement of our entry into the Asset Purchase Agreement, our Preferred Stock closed at a price of $8.50 per share. On               , the latest practicable trading day prior to the date of this Proxy Statement, our Preferred Stock closed at a price of $              per share. The table below shows the high and low closing prices of our Preferred Stock for the periods indicated.

	High	Low
Fiscal Year 2012:
Quarter ended March 31, 2012	$10.37	$8.25
Quarter ended June 30, 2012	$9.98	$3.95
Quarter ended September 30, 2012	$5.80	$2.50
Quarter ended December 31, 2012	$9.00	$4.99
Fiscal Year 2013:
Quarter ended March 31, 2013	$7.75	$6.00
Quarter ended June 30, 2013	$8.10	$5.90
Quarter ended September 30, 2013	$8.00	$6.40
Quarter ended December 31, 2013	$8.75	$6.69

The applicable annual rate for dividends paid in cash is 8.0% for the first three years and 9.6% thereafter. The applicable annual rate for PIK Dividends, which can be paid until the fifth anniversary of the closing of the Preferred Stock offering, is 12.5%. All dividends are cumulative and all unpaid dividends compound on a quarterly basis at a 12.5% annual rate. Our credit agreement contains a restrictive covenant which influences our ability to pay cash dividends. Cash dividends in excess of $2 million are permitted only if our ratio of debt-to-trailing twelve-month EBITDA, as defined in the revolving credit agreement and after giving effect to such cash dividend payment, is 3.5 to 1.0 or less.

In 2010, we entered into an agreement with Sherwood in connection with a rights offering of Preferred Stock made to our stockholders, pursuant to which Sherwood agreed to acquire any shares of Preferred Stock not acquired by our stockholders pursuant to the rights offering. Sherwood currently owns 58.6% of our Preferred Stock and owns 31.1% of our Common Stock on an as-converted basis. Sherwood is entitled to appoint two members to our board of directors so long as it beneficially owns more than 40% of our Preferred Stock, or beneficially owns 20% or more of our Common Stock, on an as-converted basis. Sherwood may appoint one member to our board of directors so long as it beneficially owns 40% of the Preferred Stock it acquired, or beneficially owns 10 % or more of our Common Stock, on an as-converted basis. Sherwood is entitled to appoint one of its designated directors to our Audit and Compensation Committees, provided that the director meets applicable independence requirements.

In addition, such agreement provides that, for so long as Sherwood beneficially owns more than 40% of our Preferred Stock, or beneficially owns 10% or more of our Common Stock, on an as-converted basis, we may not incur additional material debt, issue additional equity securities senior to or pari passu with the Preferred Stock, engage in any material acquisitions or other significant corporate transactions, or engage in certain other activities without the consent of the director(s) designated by Sherwood.

If we default under such agreement, Sherwood has the right to appoint a majority of the members of our board of directors until such default is cured or waived by Sherwood. If the default continues for more than 12 months (absent a cure or waiver), Sherwood has the right to require us to redeem its shares of Preferred Stock at the redemption price.

Such agreement also grants Sherwood a participation right to purchase its pro rata share, up to $30,000,000, of authorized but unissued debt securities and Preferred Stock, and all rights, options or warrants to purchase shares and securities of any type convertible into or exchangeable for debt securities or Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2013, with respect to beneficial ownership of our Common Stock by: (i) each person who, to our knowledge, beneficially owned more than 5% of the shares of our Common Stock outstanding as of such date, (ii) each of our directors, (iii) our Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer and (iv) all directors and executive officers as a group.

For purposes of the following table, beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise noted in the footnotes below, we believe that each person or entity named in the table has sole voting and investment power with respect to all shares of its Common Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of shares of Common Stock outstanding is based on 40,662,749 shares of Common Stock outstanding as of December 31, 2013. In computing the number of shares beneficially owned by a person named in the following table and the percentage ownership of that person, shares of Common Stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2014 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned (1)	% Of Total Common Shares Outstanding (2)	Number of Series A Preferred Shares Beneficially Owned	% Of Total Series A Preferred Shares Outstanding	Number of Total Voting Shares (3)	% Of Total Voting Shares (3)

Sherwood Energy, LLC (4)	27,028,146	36.9%	3,513,659	58.6%	27,028,146	31.1%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010

Yorktown Energy Partners IV, L.P.	12,437,072	17.0%	—	—	12,437,072	14.3%
410 Park Avenue
New York, New York 10022

W. Howard Keenan, Jr. (5)	12,645,195	17.3%	14,082	0.2%	12,645,195	14.6%
410 Park Avenue
New York, New York 10022

T. Rowe Price Associates, Inc. (6)	4,922,623	6.7%	616,541	10.3%	4,922,623	5.7%
100 East Pratt Street
Baltimore, Maryland 21202

Brett S. Camp (7)	1,235,846	1.7%	18,749	0.3%	1,123,995	1.3%
5336 Stadium Trace Parkway, Suite 206
Birmingham, Alabama 35244

William C. Rankin (8)	912,790	1.2%	—	—	725,133	0.8%
909 Fannin Street, Suite 1850
Houston, Texas 77010

Stanley L. Graves (9)	256,410	0.3%	8,696	0.1%	254,410	0.3%
909 Fannin Street, Suite 1850
Houston, Texas 77010

James C. Crain (10)	242,657	0.3%	7,038	0.1%	240,657	0.3%
909 Fannin Street, Suite 1850
Houston, Texas 77010

Gary S. Weber	221,478	0.3%	14,996	0.2%	221,478	0.3%
1221 Lamar Street, 10 th Floor, Suite 1001
Houston, Texas 77010

Tony Oviedo (11)	186,791	0.3%	—	—	123,317	0.1%
909 Fannin Street, Suite 1850
Houston, Texas 77010

Michael Y. McGovern	106,125	0.1%	—	—	106,125	0.1%
1221 Lamar Street, 10th Floor, Suite 1001
Houston, Texas 77010

All executive officers and directors as a group (eight persons)	15,807,292	21.6%	63,561	1.1%	15,440,310	17.8%

(1)              Unless otherwise indicated, all outstanding shares of Common Stock and Preferred Stock are held directly with sole voting and investment power. The number of common shares includes shares of Common Stock which the owner shown above has the right to acquire within 60 days of the record date pursuant to the exercise of outstanding stock options and upon conversion of outstanding Preferred Stock.

(2)              For purposes of calculating the percentage of the common shares beneficially held by each owner shown above with a right to acquire shares of Common Stock, the total number of shares of Common Stock outstanding includes 40,662,749 shares of Common Stock outstanding at December 31, 2013, 32,259,700 as-converted shares of Common Stock resulting from the assumed conversion of the 4,193,761 shares of Preferred Stock which are presented above, and 366,982 shares of Common Stock resulting from the assumed exercise of options held by executive officers and directors and exercisable within 60 days of the record date. Shares of Common Stock outstanding excludes shares of Common Stock which all other persons have the right to acquire within 60 days of the record date pursuant to the exercise of outstanding stock options and upon conversion of outstanding Preferred Stock.

(3)              Our outstanding Preferred Stock votes on an as-converted basis with the Common Stock.  As of the record date, we had outstanding 40,662,749 common shares and 6,000,571 preferred shares which were entitled to 46,158,238 votes, for a total of 86,820,987 voting shares.  The “total voting shares owned” represents the number of votes that the person indicated in the table is entitled to vote by reason of such person’s ownership of Common Stock and Preferred Stock as of the record date.  The “percent of total voting shares” represents the number of votes the person is entitled to vote divided by the total number of votes that may be cast as of the record date.

(4)              Based on a Schedule 13D filed on September 14, 2010, the reported shares are owned directly by Sherwood, a Delaware limited liability company.  The Schedule 13D states that, because of their relationships to Sherwood, the following persons may be deemed to indirectly beneficially own the reported shares: Cadent Energy Partners II, L.P., a Delaware limited partnership, Cadent Energy Partners II-GP, L.P., a Delaware limited partnership, CEP II-GP, LLC, a Delaware limited liability company, Cadent Energy Partners, LLC, a Delaware limited liability company, Paul McDermott and Bruce Rothstein. Indirect beneficial ownership may be attributed to the persons other than Sherwood solely because of their control relationship with respect to Sherwood.  Mr. McGovern is an executive officer of Sherwood, and disclaims beneficial ownership of the reported shares.

(5)              Includes 12,437,072 shares of Common Stock beneficially owned by Yorktown. Mr. Keenan is a member and a manager of the general partner of Yorktown. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown, except to the extent of his pecuniary interest therein.

(6)              Represents shares of Common Stock and shares of Preferred Stock owned at December 31, 2013 based on information contained in a Schedule 13G/A filed on January 10, 2014 with the SEC. These shares are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment advisor with power to direct investments and/or sole power to vote the shares. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(7)              Includes options to purchase up to 111,851 shares of Common Stock and 443,684 shares of Common Stock that are held by Mr. Camp’s wife.

(8)              Includes options to purchase up to 280,997 shares of Common Stock, 1,216 shares of Common Stock that are held by a limited liability company wholly owned by Mr. Rankin and for which he holds voting control and dispositive power, and 212,325 shares of Common Stock that are held in a limited partnership under the control of Mr. Rankin, and for which he holds voting control and dispositive power.

(9)                  Includes 5,000 shares of Common Stock and 686 shares of Preferred Stock that are held in an SEP account in the name of Mr. Graves, 6,000 shares of Common Stock and 827 shares of Preferred Stock that are held jointly with Mr. Graves’ wife and options to purchase up to 2,000 shares of Common Stock.

(10)           Includes 1,500 shares of Common Stock that are held in a family trust of which Mr. Crain is the trustee and has dispositive power and voting control and options to purchase up to 2,000 shares of Common Stock.

(11)           Includes options to purchase up to 63,474 shares of Common Stock.

STOCKHOLDER PROPOSALS

It is contemplated that the 2014 annual meeting of stockholders of the Company will take place in mid-2014. To be eligible for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at our 2014 annual meeting of stockholders, proposals of stockholders were required to be received at our principal executive offices not later than December 24, 2013 and otherwise satisfy the conditions established by the SEC for stockholder proposals to be included in our Proxy Statement for that meeting. In order to curtail any controversy as to the date on which a proposal is received by us, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to GeoMet, Inc., Attn: Stephen M. Smith, Corporate Secretary, 909 Fannin Street, Suite 1850, Houston, Texas 77010, telephone number (713) 287-2251.

In the event that the date of the 2014 annual meeting of stockholders is changed by more than 30 days from the date of the 2013 annual meeting (which was May 14, 2013), then proposals must be received a reasonable time in advance of the meeting.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the only business which the board of directors intends to present or knows that others will present at the Special Meeting is as set forth above. If any other matter or matters are properly brought before the Special Meeting, or an adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

HOUSEHOLDING OF PROXY STATEMENT

The rules promulgated by the SEC permit companies, brokers, banks or other intermediaries to deliver a single copy of our proxy materials to households at which two or more stockholders reside (“Householding”). Stockholders sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to Householding, either affirmatively or implicitly by not objecting to Householding, received only one copy of our proxy materials. A stockholder who wishes to participate in Householding in the future must contact his or her broker, bank or other intermediary directly to make such request. Alternatively, a stockholder who wishes to revoke his or her consent to Householding and receive separate proxy materials for each stockholder sharing the same address must contact his or her broker, bank or other intermediary to revoke such consent. Stockholders may also obtain a separate Proxy Statement or may receive a printed or an e-mail copy of this Proxy Statement without charge by sending a written request to GeoMet, Inc., Attn: Stephen M. Smith, Corporate Secretary, 909 Fannin Street, Suite 1850, Houston, Texas 77010, telephone number (713) 287-2251. We will promptly deliver a copy of this Proxy Statement upon request. Householding does not apply to stockholders with shares registered directly in their name.

WHERE YOU CAN FIND MORE INFORMATION

GeoMet files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

Please call the SEC at (800) SEC-0330 for further information about the public reference room. GeoMet’s filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Any person, including any beneficial owner, to whom this Proxy Statement is delivered may request copies of proxy statements and or other information concerning us, without charge, by written request directed to GeoMet, Inc., Attn: Stephen M. Smith, Corporate Secretary, 909 Fannin Street, Suite 1850, Houston, Texas 77010, telephone number (713) 287-2251.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED         . YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

ASSET PURCHASE AGREEMENT

AMONG

GEOMET, INC.,

GEOMET OPERATING COMPANY, INC.,

AND

GEOMET GATHERING COMPANY, LLC,

AS SELLERS,

AND

ARP MOUNTAINEER PRODUCTION, LLC,

AS BUYER,

AND, FOR THE SOLE PURPOSE OF SECTION 7.21,

ATLAS RESOURCE PARTNERS, L.P.

A-i

A-ii

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated February 13, 2014, but to be effective as of the Effective Date (defined below), by and among GeoMet, Inc., a Delaware corporation (“GeoMet”), GeoMet Operating Company, Inc., an Alabama corporation (“Operator”), and GeoMet Gathering Company, LLC, an Alabama limited liability company (“Gathering” and, together with GeoMet and Operator, the “Sellers” and each a “Seller”), whose address is 909 Fannin Street, Suite 1850, Houston, Texas 77002 and ARP Mountaineer Production, LLC, a Delaware limited liability company (“Buyer”), and joining this Agreement for the sole purpose of Section 7.21, Atlas Resource Partners, L.P., a Delaware limited partnership (“Parent”).  Buyer and Sellers may sometimes hereinafter be referred to individually as a “Party” and together as the “Parties”.

WITNESSETH

WHEREAS, the Sellers own certain interests in the Assets (as hereinafter defined);

WHEREAS, the Sellers desire to sell and convey and Buyer desires to purchase and acquire the Assets and assume the Assumed Liabilities (as hereinafter defined), effective as of the Effective Date; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Buyer and Parent to enter into this Agreement, certain of the GeoMet Stockholders have entered into a voting agreement with Buyer and Parent pursuant to which, among other things, such GeoMet Stockholders have agreed to vote in favor to adopt a resolution authorizing this Agreement and the transactions contemplated hereby and to take certain other actions in furtherance of the transactions contemplated hereby, in each case, upon the terms and subject to the conditions and limitations set forth in such voting agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, and Sellers, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings ascribed to them below when used in this Agreement:

“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement similar to the Confidentiality Agreement (with respect to the confidentiality provisions contained therein).

“Access Period” shall have the meaning set forth in Section 7.20.

“Acquisition Proposal” shall mean any inquiry, offer, or proposal, or any indication of interest in making an offer or proposal, (whether or not in writing) made by any Person (other than Buyer) relating to any direct or indirect (a) acquisition or purchase, in one transaction or a series of transactions, of any assets or businesses of the Sellers equal to fifteen percent (15%) or more of the fair market value of the Sellers’ consolidated assets or to which fifteen percent (15%) or more of the Sellers’ net revenues or net income on a consolidated basis are attributable, (b) acquisition of fifteen percent (15%) or more of the voting equity interests of any Seller, (c)  tender offer or exchange offer that if consummated would result in any Person (other than Buyer) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) fifteen percent (15%) or more of the voting equity interests of any Seller, (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving any Seller, pursuant to which such Person (other than Buyer) would acquire fifteen percent (15%) or more of any class of securities of any Seller that represents fifteen percent (15%) or more of the consolidated assets, net revenues, or net income of the Sellers, taken as a whole, or of any resulting parent company of any such Seller, or (e) any combination of the foregoing (in each case, other than the transactions contemplated by this Agreement).

“Adjusted Purchase Price” shall have the meaning set forth in Section 3.2.

“Adjustment Period” shall mean the period of time between the Effective Date and the Closing Date.

“Affiliate” shall mean (a) any Person, more than 50% of which is owned or controlled by, directly or indirectly, any party to this Agreement, and (b) with respect to Buyer, Parent.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocated Value” and “Allocated Values” shall have the meaning set forth in Section 3.5.

“Alternative Acquisition Agreement” shall mean any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement).

“Assets” shall mean the Sellers’ collective interest in:

(a)           The coalbed methane leases, oil and gas leases, oil, gas and coalbed methane leases and oil, gas and mineral leases (collectively, the “Leases”) which authorize or relate to the exploration for and/or production of oil, gas, coalbed methane, natural gas liquids and/or other minerals (collectively, “Hydrocarbons”) from, or otherwise cover, or relate to the Wells including, without limitation, those described on Exhibit B, as to all depths covered thereby (collectively, the “Properties”, which definition shall be deemed to include the Wells);

(b)           All wells (including the Wells), personal property, fixtures, Equipment and improvements located on the Leases or the Properties, or used or obtained exclusively in connection with the ownership, exploration, development or operation of the Leases or the Properties or the production, sale, processing, treating, storing, gathering, transportation or disposal of Hydrocarbons, water or any other substances produced therefrom or attributable thereto;

(c)           All Hydrocarbons produced from or allocated to the Wells and Leases (i) from and after the Effective Date or (ii) in storage on the Assets as of the Effective Date;

(d)           The easements and rights-of-way, including those described on Exhibit C, together with all gathering lines, pipes, valves, gauges, meters and other measuring equipment, regulators, compression equipment, extractors, tubing, pipelines, fuel lines, structures, facilities (including processing and separation facilities), improvements, fittings, materials and other improvements, fixtures and/or personal property (whether now owned or hereafter acquired by operation of law or otherwise) used in the gathering or transportation of Hydrocarbons from the Wells and the Leases;

(e)           To the extent assignable without payment of any fee or penalty (other than a fee or penalty Buyer has agreed in writing to pay), all contracts, agreements, surface use agreements, permits, licenses, gas purchase or sales contracts, gas gathering contracts, gas treating contracts, leases, licenses, easements, rights under orders of regulatory authorities having jurisdiction with respect to the foregoing, and other properties and rights of every nature whatsoever in or incident to the ownership, exploration, development, use or treating, storing, gathering, transportation or disposal of Hydrocarbons, water or any other substance from the foregoing, including, without limitation, those set forth on Schedule 4.7 (the “Oil and Gas Contracts”);

(f)            To the extent assignable without payment of any fee or penalty (other than a fee or penalty Buyer has agreed in writing to pay), all files, books, logs, geological data, land, title, production, accounting (but not including Sellers’ corporate books, general financial accounting or tax accounting records), and engineering records, well files, and logs and seismic data and other geophysical information, and other records relating to the Equipment and the Properties customary in the sale of property (“Books and Records”); and

(g)           All office leases, vehicles and computers identified on Schedule 1(g) and all office supplies and equipment, tools, store stock, inventory and spare parts located on the Leases or used exclusively in connection with the ownership or operation of the Properties.

“Assignment” shall mean the Assignment, Bill of Sale and Conveyance in substantially the forms attached hereto as Exhibit A.

“Assumed Liabilities” shall mean all of the Sellers’ liabilities, obligations and duties, both known and unknown to the Sellers, whensoever arising or accruing, under (i) the Assets (other than the Oil and Gas Contracts); (ii) the Oil and Gas Contracts (other than for breach by any Seller of any Oil and Gas Contract (excluding the Leases) prior to the Effective Date); (iii) any Legal Requirements (including, for the avoidance of doubt, any Environmental Statute); and (iv) any Seller Indemnified Claims to the extent that the Sellers’ indemnity obligation thereunder has expired or terminated in accordance herewith; including, without limitation, all of the Sellers’ liabilities and obligations with respect to plugging, replugging and abandonment of any Wells and remediation of any of the Assets, provided that the Assumed Liabilities shall not include any of the Excluded Liabilities or any of the matters covered by Sellers’ indemnification of Buyer under Section 7.19(b).

“Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, retention, profit-sharing, bonus, stock option, stock purchase, restricted stock and other equity- or equity-based, incentive, deferred compensation, severance, termination or other benefit plan, program, policy, agreement or arrangement sponsored, maintained or contributed to by any Seller or any of such Seller’s Affiliates or any of their respective ERISA Affiliates for the benefit of any current or former employee, other than any Multiemployer Plan.

“Books and Records” is defined in the definition of “Assets”.

“Business Day” shall mean a day, other than a Saturday, Sunday or another day on which commercial banking institutions in Houston are authorized or required by Legal Requirements to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Indemnified Claims” shall have the meaning set forth in Section 7.19(a).

“Buyer’s Auditor” shall have the meaning set forth in Section 7.20.

“Casualty Defect” shall have the meaning set forth in Section 7.14.

“Change of Recommendation” shall have the meaning set forth in Section 6.13(e).

“Claims” shall mean any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation or arbitration).

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, by and between GeoMet and Atlas Energy Holdings Operating Company, LLC, dated January 13, 2014.

“Controlled Group” shall have the meaning set forth in Section 4.20.

“Defect Notice” shall have the meaning set forth in Section 6.4(c).

“Defect Value” shall mean:

(a)           in the case of Title Defects, (i) if the Title Defect asserted is that the actual Net Revenue Interest attributable to any Well is less than that stated on Schedule 3.5, then the Defect Value is the product of the Allocated Value attributed to such Well, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth on Schedule 3.5 and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated on Schedule 3.5; or (ii) if the Title Defect represents an obligation, encumbrance, burden or charge upon any affected Well (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Defect Value is to be determined by taking into account the Allocated Value of the Well, the portion of the Well affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Well, and the Defect Value finally determined in accordance with the terms of this Agreement;

(b)           in the case of Environmental Defects, the Defect Value shall be the estimated amount of all reasonable costs and claims associated with the existence, remediation or correction of the Environmental Defects; and

(c)           in the case of Casualty Defects, the amount of the Defect Value is to be determined by taking into account the Allocated Value of the Well, the potential economic effect of the Casualty Defect over the life of the affected Well, and the Defect Value placed upon the Casualty Defect by Buyer and Sellers.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Due Diligence Period” shall mean a period from the execution of this Agreement to five (5) days prior to the Closing Date in which Buyer, at its sole cost and expense, shall have the opportunity to make a physical inspection of the Assets and any Books and Records related thereto including, but not limited to, assessment of Environmental Conditions; provided, however, that Buyer’s assessment of Environmental Conditions shall be limited to a standard Phase I environmental review of the Properties and Seller’s Books and Records and shall not include any intrusive test or procedure (including, without limitation, any digging, boring, or sampling of soils).

“Effective Date” shall mean 12:01 a.m. on January 1, 2014.

“End Date” shall mean September 30, 2014.

“Encumbrance” shall mean any mortgage, lien, security interest, pledge, charge, encumbrance, claim, limitation, burden or hypothecation.

“Environmental Condition” shall mean any existing condition of the soil, subsurface, surface waters, ground waters, atmosphere or other environmental medium, whether or not yet discovered, which could reasonably be expected to result in any material damage, loss, cost, expense, claim, demand, investigation, lien or liability relating to the Assets under any Environmental Statute.

“Environmental Consultant” shall have the meaning set forth in Section 6.5(b).

“Environmental Defect” shall mean hazardous wastes or substances located, generated or emitted on or from the Assets which are not in material compliance with applicable Environmental Statutes.

“Environmental Statute” shall mean the Resource Conservation and Recovery Act of 1976, as amended prior to the Closing Date, the Clean Air Act, as amended prior to the Closing Date, the Clean Water Act, as amended prior to the Closing Date, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986 and the Hazardous Materials Transportation Act prior to the Closing Date, together with all other federal, state, and other governmental laws, regulations, orders, interpretations or rulings issued prior to the Closing Date, and other Legal Requirements relating to air or water quality, hazardous or solid wastes, hazardous substances or any other environmental matters.

“Equipment” shall mean those items of equipment (i) located on the Properties; (ii) appurtenant thereto, and/or (iii) used exclusively in connection with the Assets and/or the Wells.

“ERISA” shall have the meaning set forth in Section 4.20.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” means an escrow account covered by an escrow agreement acceptable to Sellers, Buyer and Escrow Agent.

“Escrow Agent” means Capital One, National Association.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (i) all of Sellers’ (and their Affiliates’) corporate minute books, financial records and other business records that relate to Sellers’ (or an Affiliate of Sellers’) business generally; (ii) except to the extent relating to any Assumed Liabilities and except to the extent relating to any gas imbalances, all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Date; (iii) except to the extent relating to any Assumed Liabilities, all claims and causes of action of Sellers (or any of their Affiliates) arising under or with respect to any of the Oil and Gas Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds); (iv) subject to Section 7.14(b), all rights and interests relating to the Assets prior to the Effective Date: (a) under any existing policy or agreement of insurance, (b) under any bond or (c) to any insurance proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (v) all Hydrocarbons produced from or allocated to the Assets prior to the Effective Date; (vi) all claims for refunds, credits, loss carryforwards and similar tax assets with respect to (a) any Taxes attributable to any period prior to the Effective Date, (b) income, franchise and similar Taxes of Seller or its Affiliates or (c) any Taxes attributable to any of the assets or properties described in this definition; (vii) except as described in clause (g) of the definition of “Assets”, all personal computers and associated peripherals and all radio and telephone equipment located on the Leases or used in connection with the Properties; (viii) all of Sellers’ (and their Affiliates’) proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (ix) all documents and instruments of Sellers (or any of their Affiliates) that may be protected by an attorney-client privilege; (x) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements; (xi) all audit rights and obligations arising under any of the Oil and Gas Contracts or otherwise with respect to any period prior to the Effective Date; (xii) documents prepared or received by Sellers or any of their Affiliates with respect to (a) lists of prospective purchasers for the Assets, (b) bids submitted by other prospective purchasers of the Assets, (c) analyses by Sellers or their Affiliates of any bids submitted by any prospective purchaser, (d) correspondence between or among Sellers (and/or any of their Affiliates), their representatives and any prospective purchaser other than Buyer and (e) correspondence between Sellers (and/or any of their Affiliates) or any of their representatives with respect to any bids, the prospective purchasers or the transactions contemplated by this Agreement; (xiii) except as described in clause (g) of the definition of “Assets”, any personal property located in or on any offices located on the Leases; (xiv) any swap, future, forward, derivative transaction, option or other similar agreement; and (xv) the Services Agreement.

“Excluded Liabilities” shall mean (a) liabilities or obligations arising from a breach of any of the covenants of Sellers under this Agreement, (b) liabilities or obligations relating to any Excluded Asset and (c) liabilities or obligations arising from a breach by any Seller of any Oil and Gas Contract (excluding the Leases) prior to the Effective Date.

“Existing Burdens” shall mean Lease Burdens set forth on Exhibit D and Permitted Encumbrances of record as of the Effective Date.

“Filings” shall have the meaning set forth in Section 7.20.

“Final Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.

“Final Settlement Statement” shall have the meaning set forth in Section 3.3.

“Fundamental Representation” shall mean (i) with respect to any Seller, its representations or warranties under Sections 4.1 through 4.4, inclusive, and Sections 4.6, 4.8, 4.15 and 4.20 and (ii) with respect to Buyer, its representations or warranties under Sections 5.1 through 5.3, inclusive, and Section 5.8.

“Gathering” shall have the meaning set forth in the Preamble.

“GeoMet” shall have the meaning set forth in the Preamble.

“GeoMet Board” shall mean the Board of Directors of GeoMet or any committee thereof.

“GeoMet Board Recommendation” shall mean resolutions duly adopted at a meeting of all directors of GeoMet duly called and held and, at or prior to the date hereof, not subsequently rescinded or modified in any way, pursuant to which the GeoMet Board has (i) determined that this Agreement and the transactions contemplated hereby, are expedient, fair to, and in the best interests of GeoMet and the GeoMet Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the GeoMet Stockholders adopt a resolution authorizing this Agreement and the transactions contemplated hereby, and (iv) directed that such matter be submitted for consideration of the GeoMet Stockholders at the GeoMet Stockholders Meeting.

“GeoMet Common Stock” means the Common Stock, par value $0.001 per share, of GeoMet.

“GeoMet Financial Advisor” shall have the meaning set forth in Section 4.2(c).

“GeoMet Preferred Stock” means the Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, of GeoMet.

“GeoMet Proxy Statement” means a proxy statement or information statement, and related documents and instruments, of GeoMet to be filed with the SEC in connection with the transactions contemplated hereby, and any amendments thereto or supplements thereto, in order to seek the Requisite Shareholder Vote.

“GeoMet Stock” shall mean the GeoMet Common Stock and the GeoMet Preferred Stock.

“GeoMet Stockholders” shall mean the holders of the GeoMet Common Stock and the GeoMet Preferred Stock.

“GeoMet Stockholders Meeting” shall mean the special meeting of the GeoMet Stockholders to be held upon at least 20 days’ notice to adopt a resolution authorizing this Agreement and the transactions contemplated hereby pursuant to § 271 of the DGCL.

“Good and Marketable Title” shall mean with respect to the title of GeoMet, entitles GeoMet to receive from a Well not less than the interest shown on Exhibit B hereto as the aggregate Net Revenue Interest without reduction, suspension or termination throughout the duration of such property (except with respect to make-up provisions to other working interest owners or non-consent elections under operating agreements), obligates GeoMet to bear a percentage of costs and expenses relating to the maintenance, development and operation of such property not greater than the interest shown on Exhibit B hereto as Working Interest (unless there is a corresponding increase in the Net Revenue Interest), and, with respect to the Sellers, such title is free and clear (other than the Permitted Encumbrances) of Title Defects taken or effective at or prior to Closing.

“Hard Consent” shall have the meaning set forth in Section 6.5(c).

“Hydrocarbons” is defined in the definition of “Assets”.

“Independent Accountant” shall have the meaning set forth in Section 3.4.

“Knowledge” shall mean (i) as to the Sellers, as to Bill Rankin, Tony Oviedo or Brett Camp, such individual is actually aware of such fact or matter after due inquiry by such individuals of Sellers’ senior employees and officers and (ii) as to Buyer, as to Daniel Herz, Mark Schumacher or Will Ulrich, such individual is actually aware of such fact or matter after due inquiry by such individuals of Buyer’s senior employees and officers.

“Lantana” shall have the meaning set forth in Section 4.8.

“Lease Burdens” shall mean all Royalties and such other rights to share in the Production from the Wells of record or, if not of record, as set forth on Exhibit D hereto.

“Lease Operating Expenses” shall mean, except as set forth in the proviso at the end of this definition, any and all costs and expenses properly charged by the operator of the Wells pursuant to the applicable operating agreement governing operations on such Wells (or, for any Wells not governed by an operating agreement, pursuant to any industry standard COPAS accounting procedures and the Services Agreement), to include, by way of example and not limitation, those charges and costs permitted under Articles II and III of the COPAS accounting procedure attached to the operating agreements as an exhibit and the Services Agreement; provided, however, that in no event shall Lease Operating Expenses include more than 50% of the normal and customary overhead charges charged through any applicable operating agreement, pursuant to COPAS accounting procedures or pursuant to the Services Agreement for 100% owned properties, representing 298 Wells.

“Legal Requirements” shall mean any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation including by way of example and not limitation the terms of any license, permit, certificate, or abandonment approval promulgated prior to, or at the time of the Closing, by any governmental authority, including without limitation, any bonding requirements of Buyer or other regulatory approval governing the transfer of operations to Buyer.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any employee benefit plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

“Net Revenue Interest” shall mean a Revenue Interest less all Lease Burdens applicable to such Revenue Interest.

“Notice Period” shall have the meaning set forth in Section 6.13(e).

“Oil and Gas Contracts” is defined in the definition of “Assets”.

“Operating” shall have the meaning set forth in the Preamble.

“Ordinary Course of Business” shall mean the ordinary course of business and conduct of operations consistent with past custom and practice, and shall include, without limitation, operations of a kind and nature conducted in a manner consistent with those of a reasonably prudent operator in the same or similar circumstances.

“Outstanding Obligations” shall mean those Royalties due and owing as of the Closing Date, and which Sellers have not paid as of the Closing Date.  Buyer agrees to be responsible for reporting all unpaid/unclaimed royalties to the State of West Virginia or Virginia to the extent Sellers turn over suspended funds to Buyer.

“Parent” shall have the meaning set forth in the Preamble.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Performance” shall mean compliance with and completion to the satisfaction of all applicable governmental authorities and in accordance with all laws.

“Permitted Encumbrances” shall mean: (i) lessors’ royalties, overriding royalties, reversionary interests and similar burdens of record, in each case so long as they do not operate to reduce the Net Revenue Interest of GeoMet below that set out in Exhibit B; (ii) division orders and sales contracts terminable upon no more than 90 days’ notice to the purchaser thereunder and those certain sales contracts which are listed on Schedule 4.7 hereto; (iii) preferential rights to purchase and required third-party consents and similar agreements with respect to which waivers or consents are obtained from the appropriate parties or the appropriate time period for asserting the right has expired without an exercise of the rights prior to the Closing Date; (iv) any non-perfected liens for taxes or assessments or, if perfected, that are being contested in good faith in the normal course of business; (v) any non-perfected materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the Ordinary Course of Business or, if perfected, their validity is being contested in good faith by appropriate action; (vi) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (vii) conventional rights of reassignment prior to release or termination of a leasehold interest; (viii) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially adversely affect the ownership, operation or value of the Assets; (ix) all rights reserved to or vested in any governmental authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of a governmental authority; (x) any encumbrance on or affecting the Assets which is paid by Sellers at or prior to Closing or which is discharged at or prior to Closing; (xi) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings; (xii) defects or irregularities in title that relate solely to conflicting claims of ownership between the oil and gas estate and the coal estate; (xiii) defects or irregularities in title, or Encumbrances, in either case that cannot be enforced against Sellers due to the expiration of any applicable limitations period; (xiv) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets which taken individually or together do not interfere materially adversely affect the ownership, operation, value or use of any of the Assets that does not constitute indebtedness for borrowed money and which does not (a) reduce any Seller’s Net Revenue Interest below that stated on Schedule 3.5 or (b) increase any Sellers’ Working Interest above that stated on Schedule 3.5 without a corresponding proportionate increase in Net Revenue Interest; and (xv) any Title Defects that Buyer shall have expressly waived in writing.

“Person” shall mean an individual, group, partnership, corporation, trust, limited liability company or other entity.

“Production” shall mean all Hydrocarbons produced, saved and sold from the Wells.

“Proposed Settlement Statement” shall have the meaning set forth in Section 3.3.

“Purchase Price” shall mean $107,000,000.00, subject to adjustment pursuant to the terms of this Agreement.

“Representation and Warranty Damages” shall have the meaning set forth in Section 6.12(a).

“Representatives” shall mean any Person’s directors, officers, employees, attorneys, advisors, and investment bankers.

“Requisite Stockholder Vote” means the approval of this Agreement and the transactions contemplated hereby by affirmative vote or written consent of (i) at least fifty percent (50%) of the outstanding shares of GeoMet Preferred Stock and (ii) a majority of the outstanding shares of GeoMet Common Stock including the outstanding shares of GeoMet Preferred Stock on an as converted basis voting together with the holders of GeoMet Common Stock as a single class.

“Revenue Interest” shall mean the gross revenues from Production attributable to a Working Interest.

“Royalty” shall mean that proportionate share of Production payable to the owners of the mineral estate pursuant to a Lease attributable to any Well.

“SEC” means the US Securities and Exchange Commission.

“Seller Indemnified Claims” shall have the meaning set forth in Section 7.19(b).

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Lenders” shall have the meaning set forth in Section 6.2(d).

“Services Agreement” shall mean collectively (i) that certain Contract Operator Agreement, dated as of January 1, 2002, between Seller and Operator, as may be amended, modified or supplemented from time to time and (ii) that certain Amended and Restated Administrative Services Agreement, dated as of January 1, 2007 by and among Seller, Gathering and Operator, as may be amended, modified or supplemented from time to time.

“Superior Proposal” shall mean any bona fide written Acquisition Proposal that did not result from a breach of this Agreement (provided, that for purposes of this definition references to “fifteen percent (15%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”), that the GeoMet Board determines in good faith (after consultation with outside legal counsel and financial advisors) is more favorable to GeoMet and the GeoMet Stockholders than the transactions contemplated by this Agreement (taking into account all factors the GeoMet Board deems relevant (including financial, legal, regulatory and other aspects of such Acquisition Proposal), and including all of the terms and conditions of such proposal and the transactions contemplated by this Agreement, this Agreement or any revisions to the terms of this Agreement proposed by the Buyer during the notice period set forth in Section 6.13(e)).

“Taxes” shall mean all ad valorem, severance, and other taxes or fees levied upon or measured by Production, personal property taxes, real property taxes, and any and all other taxes or fees of whatever type or kind assessed or which are attributable to the ownership of the Assets or Production therefrom, but excluding (1) any federal, state, local or foreign income tax (including any interest, penalty, or addition to tax) measured or imposed on the net income of a Party or any of their Affiliates and (2) any tax (including any interest, penalty or addition to tax) imposed by a state on any Seller’s or any of their affiliates’ net income, margin and/or capital for the privilege of engaging in business in the state.  Taxes based on or measured by Production or the value thereof shall be deemed attributable to the period when such production occurred notwithstanding that such Taxes are not assessed or payable until a subsequent period.

“Termination Fee” shall mean $4,280,000.00.

“Title Consultant” shall have the meaning set forth in Section 6.5(b).

“Title Defect” shall mean any encumbrance, encroachment, irregularity, defect in, or objection to Sellers’ title to any Asset (other than Permitted Encumbrances), which, alone or in combination with other defects, renders Sellers’ title to such property less than Good and Marketable Title.

“Transition Services Agreement” shall mean a transition services agreement substantially in the form of Exhibit E.

“Well” or “Wells” shall mean GeoMet’s interest in those wells set forth on Exhibit B attached hereto and all other wells and wellbores located on the Leases or on properties unitized or pooled with the Leases as of the Effective Date.

“Working Interest” shall mean a lessee’s interest in any Well.

ARTICLE II

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

Subject to the terms of this Agreement, the Sellers hereby agree to sell, transfer, convey and deliver unto the Buyer, and Buyer hereby agrees to purchase, acquire and assume, the Assets and the Assumed Liabilities, effective as of the Effective Date.  Each Seller shall remain liable and Buyer shall not assume liability for such Seller’s Excluded Liabilities.

ARTICLE III

PURCHASE PRICE

3.1          Payment of the Purchase Price.  In consideration of the conveyance of the Assets and the representations and warranties of the Sellers made herein, and subject to the terms and conditions hereof, Buyer shall pay to the Sellers at Closing the Adjusted Purchase Price by wire transfer in immediately available funds to the account described on Schedule 3.1 hereto. The Adjusted Purchase Price shall be allocated as set forth on Schedule 3.5.

3.2          Purchase Price Adjustments.  “Adjusted Purchase Price” shall mean the Purchase Price, plus or minus the amounts as set forth below:

(a)           The Purchase Price shall be adjusted upward by the amount of all costs listed below (without duplication) accruing to and paid by the Sellers during the Adjustment Period which were incurred in the Ordinary Course of Business in connection with (i) Production, processing or other operations directly related to the Assets, (ii) maintenance of any of the Properties, (iii) acquisition, extension or renewal between the Effective Date and the date hereof of any Assets (unless incurred in order to cure Title Defects), (iv) any Lease Operating Expenses, exploration or development activities on the Properties or related to drilling, completion, recompletion, or workover activities on wells located on the Properties and conducted during the Adjustment Period, (v) expenditures directly attributable to the Assets made by Seller prior to the Effective Date for which Buyer will receive the benefit, as specifically set forth on Schedule 3.2(a)(v), and (vi) the aggregate amount of all other expenditures made by the Sellers after the Effective Date for costs and expenses directly attributable to the Assets with respect to periods after the Effective Date (other than expenditures made to cure Title Defects or in connection with remediation of Environmental Defects after the Effective Date).

(b)           The Purchase Price shall be adjusted upward by an amount equal to the value of all merchantable oil or condensate produced from the Assets and in storage above the pipeline connection as of the Effective Date (value to be actual contract price in effect as of the Effective Date net of any applicable royalties, and production, severance or sales taxes) that will be conveyed to Buyer pursuant to the terms of this Agreement.

(c)           The Purchase Price shall be adjusted upward with respect to each (i) Well that is underproduced relative to the other undivided interests in such Well and (ii) any pipeline imbalances where the Sellers are underdelivered or underproduced parties, by an amount equal to such underdelivery or underproduction multiplied by the average sales price received by Sellers in the month prior to Closing.

(d)           The Purchase Price shall be adjusted upward by an amount to be agreed by the Parties with respect to each Well in which the Net Revenue Interest owned by GeoMet exceeds the aggregate of the Net Revenue Interest for such Well as set forth in Exhibit B attached hereto.

(e)           The Purchase Price shall be adjusted downward by the aggregate amount of the following described proceeds received by the Sellers, without duplication:  (i) for the sale of oil, gas or other associated minerals produced (net of any production royalties, transportation costs and of any production, severance or sales taxes not reimbursed to the Sellers by the purchaser of production and that the Sellers have paid or are obligated to pay under this Agreement) from the Properties after the Effective Date including amounts attributable to prepayments, payments for over-production pursuant to gas balancing agreements, take or pay payments and similar payments for oil, gas or other associated minerals delivered after the Effective Date without Buyer receiving full payment therefor and (ii) for the sale, salvage or other disposition during the Adjustment Period of any property, equipment or rights included in the Assets.

(f)            The Purchase Price shall be adjusted downward by an amount equal to all unpaid ad valorem and similar taxes due and payable with respect to production from the Assets for the period ending on the Effective Date, such amount to be estimated in good faith by the Sellers and Buyer based on the most recent rendering of ad valorem and similar taxes.

(g)           The Purchase Price shall be adjusted downward with respect to each (i) Well that is overproduced relative to the other undivided interests in such Well and (ii) any pipeline imbalances where the Sellers are overdelivered or overproduced parties, by an amount equal to such overdelivery or overproduction multiplied by the average sales price received by Sellers in the month prior to Closing.

(h)           The Purchase Price shall be adjusted downward in an amount equal to the Representation and Warranty Damages.

3.3          Calculation of Adjusted Purchase Price.

(a)           No later than seven (7) calendar days prior to Closing, Sellers shall prepare and deliver to Buyer a statement setting forth all amounts allocable to Buyer and Sellers as provided in Section 3.2 above (the “Proposed Settlement Statement”).  Sellers shall provide Buyer with access to copies of all work papers and other relevant documents to verify the entries contained in the Proposed Settlement Statement.  Buyer shall have a period of five (5) calendar days after delivery to it of the Proposed Settlement Statement to review and make any objections that the Buyer may have.  If written objections to the Proposed Settlement Statement are delivered to the Sellers within such five (5) day period, then the Buyer and the Sellers shall attempt to resolve the matter or matters in dispute prior to Closing.  If Buyer and Sellers reach an agreement, the agreed upon revisions shall be made to the Proposed Settlement

Statement which shall be used to determine the Adjusted Purchase Price.  If no written objections are made by Buyer within such five (5) day period, the Proposed Settlement Statement shall be used to determine the Adjusted Purchase Price and the Purchase Price payable at Closing shall be increased or decreased as set forth in Section 3.2 based on the Proposed Settlement Statement, as revised.

(b)           Within 95 days after the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price, together with the calculation of each adjustment based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Date.  At Buyer’s request, Sellers shall deliver to Buyer reasonable documentation supporting the calculations set forth on the Final Settlement Statement.  Buyer shall have ten (10) days after receipt of the Final Settlement Statement to review and make any objections.  If written objections to the Final Settlement Statement are delivered to Sellers within such ten (10) day period, then Buyer and Sellers shall attempt to resolve the matter or matters in dispute.  If Buyer and Sellers reach agreement, the agreed upon revisions shall be made to the Final Settlement Statement and shall be used to determine the amount by which the Adjusted Purchase Price will be further adjusted (the “Final Adjusted Purchase Price”).  If no written objections are made by Buyer within such ten (10)day period, the Final Settlement Statement shall be deemed correct and used to determine the Final Adjusted Purchase Price and Sellers shall pay to the Buyer the amount by which the Final Adjusted Purchase Price is lower than the Adjusted Purchase Price, or the Buyer shall pay to Sellers the amount by which the Final Adjusted Purchase Price is higher than the Adjusted Purchase Price, such payment to be made by the applicable Party within ten (10) days of the agreed upon Final Settlement Statement.

3.4          Dispute Resolution.  If Buyer and Sellers cannot agree on (a) any amounts contained in the Proposed Settlement Statement prior to or at Closing, or (b) any amounts contained in the Final Settlement Statement within five (5) days after receipt by Sellers of Buyer’s objections, then (x) with respect to the Proposed Settlement Statement, the Adjusted Purchase Price payable at Closing shall be equal to the Purchase Price as adjusted by those amounts not in dispute, if any, and (y) any disputed amounts on the Proposed Settlement Statement and/or the Final Settlement Statement shall be submitted to KPMG LLP (“Independent Accountant”), which firm shall render its opinion as to such matters.  If Independent Accountant is unwilling or unable to perform such services, then Buyer and Sellers shall in good faith agree upon an independent firm that can perform the requested services.  Based on such opinion, Independent Accountant, or any other firm if applicable, will then send to Buyer and Sellers its determination of the specific matters in dispute, which determination shall be final and binding upon the Parties hereto.  Within five (5) calendar days after delivery of such opinion to Buyer and Sellers, Buyer shall pay to Sellers, the aggregate amount, if any, by which the Adjusted Purchase Price and/or the Final Adjusted Purchase Price shall be increased, or Sellers shall pay to Buyer that amount, if any, by which the Adjusted Purchase Price and/or the Final Adjusted Purchase Price shall be decreased as set forth in Section 3.2 above.  The fees and other costs charged by Independent Accountant, or any other firm if applicable, shall be borne 50% by Buyer and 50% by Sellers.

3.5          Allocation. The Purchase Price shall be allocated to the Assets as set forth on Schedule 3.5.  Sellers and Buyer agree that the values allocated to various portions of the Assets (together with any inventory included therein), which are set forth on Schedule 3.5 (singularly with respect to each item, the “Allocated Value,” and, collectively, the “Allocated Values”), shall be binding on Sellers and Buyer.

ARTICLE IV

SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller individually represents and warrants that:

4.1          Organization.  It is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state of its formation or organization and is duly qualified to do business in each state in which any of its Assets are located.

4.2          Authority.

(a)           Such Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to sell the Assets on the terms described in this Agreement, and to perform its obligations under this Agreement, subject to the receipt of the Requisite Stockholder Vote.  The consummation of the transaction contemplated by this Agreement will not violate, nor be in conflict with, any provisions of the Bylaws or other governing documents of such Seller.  The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate action on the part of such Seller, subject to the receipt of the Requisite Stockholder Vote.

(b)           At a meeting of the GeoMet Board that was duly called and held, the GeoMet Board (i) determined that this Agreement and the transactions contemplated hereby, are expedient, fair to, and in the best interests of GeoMet and the GeoMet Stockholders, (ii) approved this Agreement and the transactions contemplated hereby, (iii) resolved to recommend that the GeoMet Stockholders adopt a resolution authorizing this Agreement and the transactions contemplated hereby, and (iv) directed that such matter be submitted for consideration of the GeoMet Stockholders at the GeoMet Stockholders Meeting.

(c)           The GeoMet Board has received the written opinion of FBR Capital Markets & Co. (the “GeoMet Financial Advisor”), addressed to the GeoMet Board and dated as of the date of the meeting of the GeoMet Board at which the GeoMet Board made the GeoMet Board Recommendation substantially to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters considered by the GeoMet Financial Advisor in connection with the preparation of such opinion, the Purchase Price to be paid by the Buyer for the Assets, subject to the Assumed Liabilities, pursuant to the Agreement was fair, from a financial point of view, to GeoMet.  A copy of such opinion shall be provided to Buyer promptly following such opinion’s delivery in written form to the GeoMet Board, it being acknowledged and agreed that such opinion was provided solely for the use and benefit of the GeoMet Board in connection with its consideration of the proposed transactions contemplated by this Agreement and neither Buyer nor any other Person shall be entitled to rely upon such opinion.

4.3          Binding Obligation.  This Agreement has been duly executed and delivered on behalf of such Seller.  All documents and instruments required hereunder to be executed and delivered to Buyer shall have been duly executed and delivered in accordance herewith.  This Agreement does, and such documents and instruments will, constitute legal, valid and binding obligations of such Seller in accordance with their terms and, notwithstanding anything to the contrary contained herein, subject, with regards to the consummation of the transactions contemplated hereby, to the receipt of the Requisite Stockholder Vote.

4.4          No Breach of Statute, Decree or Contract.  Subject to the filing of the GeoMet Proxy Statement with the SEC in accordance with the Exchange Act and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, the execution, delivery and performance of this Agreement by such Seller does not and will not breach any Legal Requirement and will not at the Closing conflict with or result in a breach of or default under any order, writ, injunction, decree, contract, agreement or instrument to which such Seller is a party or by which the Assets are or may be bound.

4.5          No Litigation or Adverse Events; Bankruptcy.  Except as set forth on Schedule 4.5, there is no suit, claim or action, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to such Seller’s Knowledge, threatened, against such Seller, the Assets, and no event or condition of any character, to such Seller’s Knowledge, pertaining to such Seller, the Assets or that could prevent the consummation of the transactions contemplated by this Agreement. There is no bankruptcy, reorganization, or arrangement proceeding pending or, to such Seller’s Knowledge, threatened against such Seller.

4.6          Taxes.  To the extent that such Seller is responsible for remitting same, such Seller has paid and discharged all Taxes, assessments, excises and other levies as and when due which, if not paid, could constitute liens or charges against the Assets except for Taxes being contested in good faith and by appropriate proceedings.  To such Seller’s Knowledge, each of the Properties required to be listed and described on the property tax rolls for the taxing units in which each of the Properties is located has been so listed and described, and no portion of such Properties constitutes omitted property for property tax purposes.  Such Seller shall remain responsible for its share of any Taxes which may become due for periods prior to the Effective Date.

4.7          Accuracy of Documents.  Schedule 4.7 is a list of all of the Oil and Gas Contracts pertaining to the Assets that materially affect such Seller’s interest in the Assets or any portion thereof, that involve the performance of services or the delivery of goods or materials by or to such Seller or require expenditures in excess of $100,000 per year.  Such Oil and Gas Contracts have not been amended or modified by any written or oral agreements, except where specifically indicated on Schedule 4.7.

4.8          Broker’s Fees; Financial Advisor’s Fees.  The Sellers have employed Lantana Oil & Gas Partners (“Lantana”) as a broker in connection with the sale of the Assets hereunder to the Buyer, and the GeoMet Financial Advisor in connection with the transactions contemplated hereby. The Sellers shall be solely responsible for the payment of all fees to Lantana and the GeoMet Financial Advisor in connection with this transaction, and such Seller has incurred no other liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transaction contemplated by this Agreement that would be binding upon or create any obligation on the part of Buyer.

4.9          Disclaimer of Warranty.  EXCEPT WHERE OTHERWISE SPECIFICALLY INDICATED IN THIS AGREEMENT, SUCH SELLER DISCLAIMS ANY WARRANTIES EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING WARRANTIES WITH RESPECT TO THE PRESENCE OF ENVIRONMENTAL CONDITIONS OR NATURALLY OCCURRING RADIOACTIVE MATERIAL AFFECTING ANY THE ASSETS AND PROPERTY (REAL, PERSONAL OR MIXED), OR EQUIPMENT (INCLUDING PIPELINE EQUIPMENT) CONVEYED TO AND ACQUIRED BY BUYER, WITH ALL SUCH REAL AND PERSONAL PROPERTY AND EQUIPMENT BEING TRANSFERRED, ASSIGNED, SOLD, PURCHASED, ACCEPTED AND ACQUIRED “AS IS” AND “WHERE IS.” SUCH SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING SEISMIC DATA AND SUCH SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING

PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iii) PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (vi) THE TAX ATTRIBUTES OF ANY ASSET.

4.10        Payments.  All Royalties, rentals, shut-in royalties, gas purchase payments and other such payments due under the Assets have been properly and timely paid (except as provided by law or as set forth on Schedule 4.10, where Royalty payments have been legally suspended to Royalty owners whose whereabouts are unknown, who claim conflicting interests or who have Title Defects).

4.11        Compliance with Laws.  Each such Seller has complied in all material respects with all applicable laws, regulations and orders of all governmental agencies having jurisdiction over the Assets.  Such Seller has not been advised in writing by any such governmental agency that it is not in material compliance with all applicable laws, regulations and orders with respect to the Assets.

4.12        Operations.  To such Seller’s Knowledge, the Assets were developed and are being operated and produced in compliance, in all material respects, with all applicable Oil and Gas Contracts and in compliance, in all material respects, with all applicable laws, rules and regulations and the Leases and the Oil and Gas Contracts.  Other than the Outstanding Obligations and authorizations for expenditures set forth on Schedule 4.12, there are no Outstanding Obligations or outstanding authorizations for expenditure with respect to the Assets attributable to such Seller.  Schedule 4.12 contains a list of all surety bonds, letters of credit and other similar instruments maintained by each Seller or any of such Seller’s Affiliates with respect to the Assets.

4.13        Inspection of Records.  Such Seller has provided and shall continue to provide Buyer, during the Due Diligence Period, with reasonable access to the records relating to the Assets.  Any and all review of the Books and Records relating to the Assets by Buyer shall be conducted at the Sellers’ offices, during normal business hours.  Any and all such review of the Books and Records relating to the Assets by Buyer shall be at no cost to Sellers.

4.14        Permits.  To such Seller’s Knowledge, all material permits necessary for the operation of the Wells of which such Seller is the operator are in full force and effect.

4.15        Foreign Person.  Such Seller is not a “foreign person” within the meaning of Sections 1445 and 7701 of the Code (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

4.16        Imbalances; Payout Balances.  To such Seller’s Knowledge, except as set forth in Schedule 4.16, there are no gas, production, sales, processing, pipeline or transportation imbalances with respect to the Assets as of the date hereof.  Schedule 4.16 sets forth the estimated status of any “payout” balance (net to the interest of Sellers) as of the dates shown for each Asset that is subject to a reversion or other adjustment at some level of cost recovery or payout.

4.17        Payment of Proceeds.  Solely with respect to GeoMet, and not any other Seller, (i) GeoMet is currently receiving from all purchasers of production from the Assets not less than the “Net Revenue Interests” set forth in Schedule 3.5 without suspense or any indemnity other than the normal division order warranty of title and (ii) GeoMet is currently paying for the development and operation of the Interests not more than the “Working Interests” set forth in Schedule 3.5.

4.18        Preferential Rights and Consents.  Except as set forth in Schedule 4.18, there are no preferential rights to purchase all or any portion of the Assets that have not been waived, nor any consents required for the transfer of the Assets to Buyer that have not been obtained, with respect to the transactions contemplated herein.

4.19        Tax Partnerships.  No portion of the Assets (1) has been contributed to and is currently owned by a tax partnership; (2) is subject to any form of agreement (whether formal or informal, written or oral) deemed by any federal tax statute, rule or regulation to be or to have created a tax partnership; or (3) otherwise constitutes “partnership property” (as that term is used throughout Subchapter K of Chapter 1 of Subtitle A of the Code) of a tax partnership.  For purposes of this Section 4.19 a “tax partnership” is any entity, organization or group deemed to be a partnership within the meaning of section 761 of the Code or any similar federal statute, rule or regulation, and that is not excluded from the application of the partnership provisions of Subchapter K of Chapter 1 of Subtitle A of the Code by reason of elections made, pursuant to section 761(a) of the Code and all such similar federal statutes, rules and regulations, to be excluded from the application of all such partnership provisions.

4.20        ERISA Superliens.  Neither such Seller nor any member of the Controlled Group now maintains or contributes to or is obligated to contribute to, has ever maintained or contributed to, or has any plans or commitments for, (i) any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is subject to Title IV of ERISA or (ii) a multiemployer plan (as such term is defined in ERISA Section 3(37)). For purposes of this Agreement, “Controlled Group” means a controlled or affiliated group within the meaning of Code Section 414(b), (c), (m), or (o) of which the Seller is a member.

4.21        Easements.  Each of the easements and rights-of-way used in the gathering or transportation of productions from the Wells and the Leases is legal, valid, binding, enforceable and in full force and effect and no Seller is in material breach of or material default under any such easement or right, and to Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any such easement or right.

4.22        Title to Personal Property.  Sellers hold good title to all personal property included in the Assets, including the Equipment, free and clear of all liens other than Permitted Encumbrances.  Such personal property has been owned, constructed, maintained and operated in the Ordinary Course of Business.

4.23        Employee Matters.

(a)           Sellers have made available (or will make available as soon as reasonably practicable following the date of this Agreement) to Buyer true and complete copies of each material Benefit Plan.

(b)           There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities under Title IV of ERISA, Section 302 of ERISA or Sections 412 or 4971 of the Code, in each case, that could reasonably be expected to be a liability of Buyer following the Closing.

(c)           None of Sellers’ employees participates in a Multiemployer Plan or a Multiple Employer Plan.  Neither Seller nor any of its ERISA Affiliates has (i) at any time during the last six years contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan (within the meaning of Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full.

(d)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall (either alone or in conjunction with any other event) (i) result in any material payment becoming due to any employee of Sellers under any Benefit Plan that could reasonably be expected to be a liability of Buyer, (ii) materially increase any benefits otherwise payable under any Benefit Plan that could reasonably be expected to be a liability of Buyer following the Closing, or (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits that could reasonably be expected to be a liability of Buyer to any material extent.

(e)           No Seller nor any of such Seller’s Affiliates is party to or bound by any collective bargaining agreement with any labor organization in respect of such Seller’s employees.  There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller relating to any Seller, the Assets or any Seller’s employees, (ii) activity or proceeding by a labor union or representative thereof to organize any employee of Sellers, or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.  Seller is in material compliance with all Legal Requirements regarding employment, employment practices, terms and conditions of employment and wages, except for noncompliance that would not reasonably be expected to be a liability of Buyer following the Closing.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

The Buyer represents and warrants to Seller as follows:

5.1          Organization.  The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of its formation or organization and is duly qualified to do business in the states of West Virginia and Virginia.  The Buyer has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action, and the same is a binding obligation of the Buyer, enforceable in accordance with its terms.

5.2          Authority.  The Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform the obligations contained herein.  The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with, any provisions of Buyer’s formation certificate or other governing documents, or any material agreement or instrument to which Buyer is a party or by which Buyer is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer.  The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate or company action on the part of Buyer.

5.3          Binding Obligation.  This Agreement has been duly executed and delivered on behalf of Buyer.  All documents and instruments required hereunder to be executed and delivered to Sellers have been duly executed and delivered.  This Agreement does and such documents and instruments will, constitute legal, valid and binding obligations of the Buyer in accordance with their terms and notwithstanding anything contained herein, this provision shall survive the Closing set forth herein.

5.4          No Litigation or Adverse Events.  There is no suit, or legal, administrative, arbitration or other proceeding, or governmental investigation, pending or, to the Buyer’s Knowledge, threatened, by or against the Buyer, and no event or condition of any character, to the Buyer’s Knowledge, pertaining to the Buyer, that could prevent the consummation of the transactions contemplated by this Agreement.  There is no bankruptcy, reorganization, or arrangement proceeding pending or, to Buyer’s Knowledge, threatened against Buyer.

5.5          Permits.  Buyer possesses or shall possess prior to the Closing all required governmental licenses, permits, bonds, certificates, orders and authorizations necessary to own and operate (including, without limitation, as the operator of record thereof) the Assets in compliance with all Legal Requirements.

5.6          Cash On Hand.  Buyer, as of the Closing Date, will have sufficient funds on hand to enable it to make payment in immediately available funds of the Estimated Adjusted Purchase Price at Closing, and, if applicable, any amounts due by Buyer pursuant to the Final Adjusted Purchase Price calculation, as well as and any other amounts to be paid by it hereunder.

5.7          Broker.  Buyer has not employed or retained any broker or finder in connection with the purchase of the Assets hereunder.  Buyer does not and will not owe any fees to any third party in connection with the transactions contemplated by this Agreement, including, but not limited to, Lantana.

5.8          Evaluation; No Reliance.  Buyer has, or by Closing will have, made its own independent investigation, analysis and evaluation of the Assets, the Assumed Liabilities and the transactions contemplated by this Agreement (including Buyer’s own estimate and appraisal of the extent and value of GeoMet’s reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks and liabilities associated with the acquisition of the Assets). In entering into this Agreement and consummating the transactions contemplated hereby, Buyer has relied, and will rely, solely upon its own independent investigation, verification, analysis and evaluation of the Assets and has not relied on any representations or warranties by Sellers other than those expressly set forth in this Agreement.

5.9          Insurance and Bonding.  Buyer has, or by Closing will have, acquired all insurance and bonds necessary to comply with Section 6.3(e).

ARTICLE VI

CLOSING

6.1          The Closing.  Subject to the satisfaction or waiver of all conditions set forth in this Article VI at or prior to Closing, payment of the Estimated Adjusted Purchase Price required to be made by Buyer to Sellers and the transfer of the Assets by Sellers and Buyer’s assumption of the Assumed Liabilities and the other transactions contemplated hereby shall take place at the offices of Sellers following the Due Diligence Period on the Closing Date. The “Closing Date” shall mean the date that is five Business Days following the satisfaction or waiver of all closing conditions set forth in Article VI, unless extended by the mutual agreement of the Buyer and Sellers.

6.2          Sellers’ Deliveries.  At the Closing, Sellers shall deliver or cause to be delivered to Buyer, all executed by Sellers, as applicable, or such other third parties under the Sellers’ control, as applicable:

(a)           Assignment and such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations;

(b)           Notice of Change of Operator for Properties operated by Sellers and all other appropriate required regulatory documents;

(c)           Consents to assignment for the Oil & Gas Contracts requiring consent that Sellers have obtained as of Closing;

(d)           Releases of (i) all liens granted in favor of Bank of America, N.A., in its capacity as administrative agent for the lenders (“Sellers’ Lenders”) under Sellers’ credit facility and (ii) all other liens and security interests (if any) encumbering any of the Assets securing indebtedness for borrowed money by, through or under Sellers and not otherwise constituting a Permitted Encumbrance;

(e)           UCC-3 Termination Statements in relation to the liens under Section 6.2(d);

(f)            Certificates of motor vehicle title transferred to Buyer for the vehicles identified on Schedule 1(g);

(g)           The originals (or copies to the extent originals are not available) of the Books and Records;

(h)           All funds held in suspense;

(i)            Certificate of an Officer of the Sellers certifying (i) resolutions of the Board of Directors of Sellers approving the sale of the Assets, (ii) granting the authority to execute and deliver this Agreement and any other transaction documents, and (iii) that the conditions set forth in Sections 6.10(a) and (b) are satisfied;

(j)            letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to Production from the Assets from and after the Effective Date;

(k)           All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby;

(l)            evidence reasonably satisfactory to Buyer of the Sellers’ receipt of the Requisite Stockholder Vote; and

(m)          the Transition Services Agreement.

6.3          Buyer’s Deliveries.  At the Closing, Buyer will deliver, or cause to be delivered to Sellers, all executed by the Buyer or such other third parties under the Buyer’s control as applicable:

(a)           Adjusted Purchase Price;

(b)           Assignment and such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of state and federal governmental regulations;

(c)           Certificate of an Officer of Buyer certifying (i) resolutions of Buyer approving the purchase of the Assets and assumption of the Assumed Liabilities by Buyer, (ii) granting the authority to execute and deliver this Agreement and any other transaction documents and (iii) that the conditions set forth in Sections 6.11(a) and (b) are satisfied;

(d)           Notice of Change of Operator for Properties operated by Sellers and all other appropriate required regulatory documents;

(e)           Evidence, satisfactory to Sellers, of compliance with Legal Requirements for bonds, insurance, letters of credit and guarantees in the name of Buyer;

(f)            A countersigned copy of the Transition Services Agreement; and

(g)           All other items required to be delivered hereunder or as may be requested which are necessary or would reasonably facilitate consummation of the transactions contemplated hereby.

6.4          Termination.

(a)           Termination by Buyer.  This Agreement may be terminated by Buyer:

(i)            if Buyer is not in breach of any material provision of this Agreement and (I) the conditions set forth in Section 6.11 have been satisfied, or waived in writing by Sellers, and Sellers fail to execute and deliver any of the documents or perform any of the obligations set forth in Section 6.2 on or before Closing and such failure has not been waived by Buyer, (II) any Seller is in breach of any material provision of this Agreement, (III) the Defect Values asserted in good faith by Buyer with respect to the Assets affected by Environmental Defects and Title Defects that Buyer elects to retain as part of the Assets under Section 6.5(a)(ii), plus the Allocated Values of Assets excluded from the Assets to be conveyed to Buyer at Closing pursuant to Section 6.5(a)(i), Section 6.5(c) or Section 6.5(d), in the aggregate, equals or exceeds 15% of the Purchase Price, (IV) the Defect Value of the Assets affected by Casualty Defects equals or exceeds 15% of the Purchase Price as described in Section 7.14 below, or (V) Closing has not occurred by the End Date; or

(ii)           if (I) a Change of Recommendation shall have occurred, (II) the GeoMet Board fails to reaffirm (publicly, if so requested by Buyer) the GeoMet Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by GeoMet or the Person making such Acquisition Proposal, or (III) GeoMet or the GeoMet Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 6.4(a)(ii).

(b)           Termination by Sellers.  This Agreement may be terminated by Sellers:

(i)            if Sellers are not in breach of any material provision of this Agreement and (I) the conditions set forth in Section 6.10 have been satisfied, or waived in writing by Buyer, and Buyer fails to execute and deliver any of the documents or perform any of the obligations set forth in Section 6.3 on or before Closing and such failure has not been waived by Sellers, (II) if Buyer is in breach of any material provision of this Agreement, (III) the Defect Values asserted in good faith by Buyer with respect to the Assets affected by Environmental Defects and Title Defects that Buyer elects to retain as part of the Assets under Section 6.5(a)(ii), plus the Allocated Values of Assets excluded from the Assets to be conveyed to Buyer at Closing pursuant to Section 6.5(a)(i) or Section 6.5(c), in the aggregate, equals or exceeds 15% of the Purchase Price, (IV) the Defect Value of the Assets affected by Casualty Defects equals or exceeds 15% of the Purchase Price as described in Section 7.14 below, or (V) Closing has not occurred by the End Date; or

(ii)           if prior to the receipt of the Requisite Stockholder Vote at the GeoMet Stockholders Meeting, the GeoMet Board determines to accept a Superior Proposal, provided that Sellers have complied in all material respect with Section 6.13 and concurrently with such termination pay any amounts due pursuant to Section 6.4(d)(ii) hereof in accordance with the terms, and at the times, specified therein.

(c)           Termination by Buyer or Sellers. This Agreement may be terminated by Buyer or Sellers at any time prior to the Closing Date (notwithstanding any approval of this Agreement by the GeoMet Stockholders):

(i)            if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any law or order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the transactions contemplated by this Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 6.4(c)(i) shall not be available to any Party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such law or order;

(ii)           if this Agreement has been submitted to the GeoMet Stockholders for approval at a duly convened GeoMet Stockholders Meeting and the Requisite Stockholder Vote shall not have been obtained at such meeting (including any adjournment or postponement thereof); or

(iii)          by mutual written consent of Buyer and Sellers, by action of each of their respective board of directors.

(d)           Fees and Expenses Following Termination.

(i)            If this Agreement is terminated by Buyer pursuant to Section 6.4(a)(ii), then GeoMet shall pay to Buyer (by wire transfer of immediately available funds), within two (2) Business Days after such termination, the Termination Fee.

(ii)           If this Agreement is terminated by Sellers pursuant to Section 6.4(b)(ii), then Sellers shall pay to Buyer (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(iii)          If this Agreement is terminated (I) by Buyer pursuant to Section 6.4(a)(i)(I), Section 6.4(a)(i)(II) or Section 6.4(a)(i)(V) hereof and in each case the Requisite Stockholder Vote shall not have been obtained at the GeoMet Stockholders Meeting (including any adjournment or postponement thereof) or (II) by Sellers or Buyer pursuant to Section 6.4(c)(ii) hereof; and

(A)          in the case of Section 6.4(d)(iii)(I), an Acquisition Proposal shall have been publicly disclosed and not withdrawn prior to such termination; or

(B)          in the case of Section 6.4(d)(iii)(II), an Acquisition Proposal shall have been publicly disclosed or otherwise made or communicated to GeoMet or the GeoMet Board, and not withdrawn prior to the GeoMet Stockholders Meeting; and

within twelve (12) months following the date of such termination, GeoMet shall have entered into any Alternative Acquisition Agreement, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then GeoMet shall pay to Buyer (by wire transfer of immediately available funds), immediately prior to and as a condition to consummating such transaction, the Termination Fee (it being understood for all purposes of this Section 6.4(d)(iii), all references in the definition of Acquisition Proposal to “fifteen percent (15%)” shall be deemed to be references to “fifty percent (50%)” instead).  If a Person (other than Buyer) makes an Acquisition Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination or the GeoMet Stockholders

Meeting, as applicable, and, within twelve (12) months following the date of the termination of this Agreement, such Person or any of its controlled Affiliates makes an Acquisition Proposal that is publicly disclosed, such initial Acquisition Proposal shall be deemed to have been “not withdrawn” for purposes of this Section 6.4(d)(iii).

(iv)          Except as otherwise provided in Section 6.4(d)(iii), in the event of any breach of this Agreement, the Parties shall not be limited to the termination rights provided in this Article VI and may exercise any remedies available at law or in equity or in any other appropriate proceedings, subject to Sections 7.11 and 7.18.

6.5          Defects; Consents; Preferential Rights.

(a)           Environmental or Title Defect.  In the event between the execution hereof and the end of the Due Diligence Period, Buyer discovers an Environmental Defect or a Title Defect, Buyer shall deliver a written notice of same to Sellers (the “Defect Notice”).  The Defect Notice shall clearly indicate the nature of the Environmental Defect or Title Defect and the Assets to which it relates. Sellers shall have the right, but not the obligation, to attempt to cure any Environmental Defect or Title Defect prior to Closing.  In the event Sellers do not cure a Title Defect or Environmental Defect prior to Closing, or Sellers dispute the Title Defect or Environmental Defect or the associated Defect Value asserted by Buyer and such dispute has not been finally determined by the Title Consultant or the Environmental Consultant pursuant to Section 6.5(b), Sellers shall have the option of (i) removing the defective Assets from the definition of the “Assets” and the Purchase Price shall be adjusted downward in an amount equal to the Allocated Value of the defective Assets or (ii) delivering such affected Assets to Buyer and proposing a Purchase Price adjustment equal to the Defect Value and if the parties do not agree upon the Defect Value by Closing such dispute shall be resolved as provided in Section 6.5(b) and the sum of the disputed Defect Values shall be paid into an Escrow Account pending resolution thereof under Section 6.5(b).  Notwithstanding anything to the contrary, any Title Defect or Environmental Defect with a Defect Value of less than $100,000 shall be deemed waived by Buyer, and in no event shall there be any remedies under this Agreement (pursuant to the special warranty or otherwise) with respect to any Title Defect or Environmental Defect less than such threshold.  The reduction to the Purchase Price with respect to all Title Defects affecting Assets Sellers elects to deliver to Buyer pursuant to Section 6.5(a)(ii) shall be subject to a deductible of $2,000,000 and the Purchase Price shall be reduced only by the amount of such Defect Values in excess of such deductible.  The reduction to the Purchase Price with respect to all Environmental Defects affecting Assets Sellers elect to deliver to Buyer pursuant to Section 6.5(a)(ii) shall be subject to a deductible of $2,000,000 and the Purchase Price shall be reduced only by the amount of such Defect Values in excess of such deductible.

(b)           Failure to agree on Title Defect or Defect Value.  If, with respect to Assets affected by a Title Defect or Environmental Defect with respect to which Buyer elects to proceed under Section 6.5(a)(ii), the Parties cannot reach agreement concerning the existence of a Title Defect or Environmental Defect, Sellers’ proposed cure of a Title Defect, a Defect Value, or a Casualty Defect, within twenty (20) Business Days after Closing, then upon either Party’s request, (i) an attorney mutually acceptable to the Parties having at least twenty (20) years of experience in mineral and land title matters (the “Title Consultant”) shall resolve all points of disagreement relating to Title Defects, proposed and actual cures and Defect Values applying standards customarily applied by reasonable and prudent operators of oil and gas properties in the areas where the Assets are located and (ii) an attorney mutually acceptable to the Parties having at least twenty (20) years of experience in environmental matters (the “Environmental Consultant”) shall resolve all points of disagreement relating to Environmental Defects, proposed and actual cures and Defect Values.  Each Party shall present a written statement of its position on the Title Defect or Environmental Defect, proposed cure and/or Defect Value in question to the Title Consultant or Environmental Consultant, as applicable, promptly, and the Title Consultant or

Environmental Consultant, as applicable, shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within fifteen (15) days of receipt of such position statements.  The determination by the Title Consultant or Environmental Consultant, as applicable, shall be conclusive and binding on the Parties with respect solely to disputes between the Parties, and shall be enforceable against any Party in any court of competent jurisdiction; provided that, in no event shall the determination of the Title Consultant or Environmental Consultant exceed the Allocated Value of the assets affected by such Title Defect or Environmental Defect.

Once the Title Consultant’s or Environmental Consultant’s, as applicable, determination has been expressed to both Parties, the Parties shall give joint instructions to the Escrow Agent to disburse the funds deposited in an Escrow Account with respect to the applicable Defect Values in a manner consistent with the determinations of the Title Consultant and the Environmental Consultant.  The cost of any such Title Consultant or Environmental Consultant shall be paid one-half by Sellers and one-half by Buyer.  If at any time the Title Consultant or Environmental Consultant fails or refuses to perform hereunder, a new Title Consultant or Environmental Consultant shall be promptly chosen by the Parties.

(c)           Consents.  Sellers shall use their reasonable commercial efforts to obtain all required consents relating to a transfer of the Assets to Buyer.  If the failure to obtain such consent would cause (A) the assignment of the Assets affected thereby to the Buyer to be void or (B) the termination of a Lease, or Contract under the express terms thereof or would be reasonably likely to subject Buyer to material damages (a “Hard Consent”), and any such Hard Consents to assign any Asset have not been obtained as of the Closing (other than governmental consents that are customarily obtained after Closing), then (i) the portion of the Assets for which such Hard Consent has not been obtained shall be excluded from the Assets at the Closing and the Purchase Price shall be reduced by the Allocated Value thereof, (ii) Sellers shall use their reasonable commercial efforts to obtain such Hard Consent as promptly as possible following Closing, and (iii) if such Hard Consent is obtained prior to the determination of the Final Adjusted Purchase Price, the Allocated Value of that portion of the Assets, adjusted as provided in Section 3.2, shall be an upward adjustment to the Purchase Price on the Final Settlement Statement, and Sellers shall assign such Asset to Buyer, effective as of the Effective Date, using an assignment substantially in the form of Exhibit A.  Buyer shall reasonably cooperate with Sellers in obtaining any required consent.

(d)           Preferential Rights.  Sellers shall comply with all preferential right to purchase provisions relative to their interest in the Assets by sending notice of this Agreement, within three (3) Business Days after execution of this Agreement, to all persons holding preferential rights, offering to sell to each such person that portion of the Assets for which such a preferential right is held for an amount equal to the Allocated Values of such Assets and subject to all other terms and conditions of this Agreement.  If Buyer discovers any additional preferential rights, Buyer shall promptly notify Sellers. If, prior to Closing, any of such persons asserting a preferential purchase right notifies Sellers that it intends to consummate the purchase of that portion of the Assets to which it holds a preferential purchase right pursuant to the terms and conditions of such notice and this Agreement, then such Assets shall be excluded from the Assets identified in this Agreement and the Purchase Price shall be reduced by the Allocated Values of such Assets; provided, however, that if the holder of such preferential right is required to but fails to consummate the purchase of such Assets on or prior to the Closing Date, then Sellers shall notify Buyer, and Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Assets to which the preferential purchase right was asserted for the Allocated Values of such Assets.  All Assets for which a preferential purchase right has not been asserted prior to Closing, or with respect to which Closing does not occur on or before the Closing Date following the assertion of a preferential purchase right, shall be sold to Buyer at Closing pursuant to the provisions of this Agreement.  If one or more of the holders of any preferential purchase rights notifies Sellers subsequent to Closing that it intends to assert its preferential purchase right, Sellers shall give notice thereof to Buyer, whereupon Buyer shall perform all valid preferential purchase right obligations of Sellers to such holders and Buyer shall be entitled to receive (and Sellers hereby assign to Buyer all of Sellers’ rights to) all proceeds received from such holders in connection with such preferential purchase rights.

6.6          Transfer of Books and Records.  Not later than thirty (30) days after Closing, Sellers will transfer, convey and deliver to Buyer (to the extent not previously delivered at Closing) originals (or copies if originals are not available) of all of the Sellers’ Books and Records, whether in manual or electronic form, subject to any contractual restrictions with third parties.  To each Seller’s Knowledge, such Seller is not a party to any document and none of the Books and Records is subject to any contract which would restrict or otherwise prevent the transfer of all Books and Records in such Seller’s possession, or the possession of such Seller’s agents or representatives, to Buyer.  Sellers shall have reasonable access for a period of six (6) months following the Closing during normal business hours for litigation, tax or other legitimate business purpose to the files delivered to Buyer hereunder and in Buyer’s possession (Sellers shall promptly reimburse Buyer for any reasonable out of pocket expenses incurred by Buyer in connection with Sellers’ inspection or review of such files); provided, however, Buyer shall have no obligation to keep or maintain the files or any other records or documents beyond five (5) years after the Closing Date.  Except for Well files and Lease files kept in the Ordinary Course of Business, Sellers shall not be obligated to make or deliver any geological or engineering interpretations or explanation of information in the Books and Records.  Sellers may make and retain such copies of the Books and Records as Sellers deem necessary for the conduct of their business, and shall after the Closing be permitted to make copies of the Books and Records at their own expense.  Sellers agree to allow Buyer access to Sellers’ financial records pertaining to the Assets for the purpose of conducting a financial audit for the prior two (2) year period ending on the Effective Date.  Any such audit shall be conducted at Buyer’s sole cost and expense and Sellers agrees to cooperate with Buyer to conduct such audit.

6.7          Taxes.  All Taxes shall be pro-rated between Sellers and Buyer as of the Effective Date.  Sellers shall be charged for all such Taxes based on ownership of or Production from the Assets prior to the Effective Date.  Buyer shall be charged for all such Taxes based on ownership of the Assets from and after the Effective Date.  Buyer shall pay all documentary, filing and recording fees for the Assignment required in connection with the transaction contemplated by this Agreement.  Additionally, Buyer will bear and pay all state and local government sales taxes incident to the transfer of the Assets, if any are chargeable.

6.8          Purchase Price Allocation.  Sellers and Buyer recognize that reporting requirements of §1060(b) of the Code, and the regulations promulgated thereunder, may apply to the transaction contemplated by this Agreement.  If so, Sellers and Buyer agree that the Purchase Price shall be allocated among the Assets as mutually agreed by Sellers and Buyer to comply with and satisfy the requirements of §1060(b) and applicable regulations.  Sellers and Buyer agree that no Asset shall be allocated a negative value.

6.9          Seller’s Actions Prior to Closing.  From the date hereof until the Closing Date, each Seller shall (i) obtain the prior written consent of Buyer with respect to all decisions to be made with respect to the Assets, including without limitation any drilling, completion, reworking or similar operations or decisions involving proposed expenditures in excess of $50,000 and entering into any material Oil and Gas Contracts which are not terminable on thirty (30) days’ notice, (ii)  with respect to the Assets in which such Seller is the operator, operate the Assets in the Ordinary Course of Business and in accordance with applicable Legal Requirements and existing operating agreements, including maintaining customary Books and Records with respect to the Assets in the Ordinary Course of Business, (iii) act with respect to the Assets in good faith and in accordance with its business judgment as if the Assets were not being sold to Buyer hereunder and use commercially reasonable efforts to maintain good business relationships with contractors, suppliers and other third parties with respect thereto, (iv) maintain insurance coverage on the Assets in the amounts and of the types presently in force, (v) use reasonable efforts to maintain in full force and effect all Leases and other Oil and Gas Contracts relating to Properties, (vi) maintain all material permits and approvals affecting the Assets, (vii) not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (excluding the sale and disposal of Hydrocarbons in the Ordinary Course of Business and disposition of surplus or obsolete inventory or Equipment in the Ordinary Course of Business), (viii) not take any action with respect to the Assets that would create any material liabilities, (ix) maintain the Properties in the Ordinary Course of Business and in a state of repair and operation at least as good as at present, except for ordinary wear and tear and depreciation, and (x) not modify, terminate, renew, suspend or abrogate any of the Oil and Gas Contracts without the written consent of Buyer.

6.10        Conditions to Obligation of Buyer to Close. Subject first to the provisions of Section 6.4, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing by Buyer:

(a)           The representations and warranties of each Seller set forth herein shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (including representations and warranties made as of a specific date being true and correct as though that specific date were changed to the Closing Date);

(b)           Each Seller shall have performed all obligations and agreements and complied with all covenants and conditions applicable to them contained in this Agreement prior to or on the Closing Date and shall have executed and delivered the Assignment prior to or on the Closing Date;

(c)           No suit, action or other proceeding by a third party or Governmental Authority shall be pending or threatened which seeks material damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement; and

(d)           The Requisite Stockholder Vote shall have occurred.

6.11        Conditions to Obligation of Sellers to Close.  Subject first to the provisions of Section 6.4, the obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived in writing by Sellers:

(a)           The representations and warranties of Buyer set forth herein shall be true and correct in all material respects (except as to representations and warranties qualified by materiality, which shall be true in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b)           Buyer shall have performed all obligations and agreements and complied with all covenants and conditions applicable to it contained in this Agreement prior to or on the Closing Date;

(c)           No suit, action or other proceeding by a third party or a governmental authority shall be pending or threatened which seeks material damages from Sellers in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(d)           Sellers shall have obtained approval and consent to proceed with the transactions contemplated by this Agreement from Sellers’ Lenders, including, without limitation, release of all liens and security interests burdening the Assets; and

(e)           the Requisite Stockholder Vote shall have occurred.

6.12        Adjustment of Purchase Price for Seller Breach; Closing Over Breaches or Unsatisfied Conditions.

(a)           If Buyer obtains Knowledge of a breach by any Seller of any representation or warranty of Sellers under this Agreement at any time after the date hereof, Buyer shall promptly, no later than 10 Business Days prior to Closing, provide Sellers written notice of such breach and Buyer’s estimate of the Claims arising out of such breach; provided, however, that this Section 6.12(a) shall not apply to Claims (i) that, in Buyer’s reasonable estimation, exceed $7,000,000 in the aggregate or (ii) that relate to Title Defects, Environmental Defects or Casualty Defects.  Within two Business Days after Buyer’s delivery of such notice, the Parties will proceed in good faith to mutually determine the dollar amount of such Claims (such mutually agreed amounts, collectively, “Representation and Warranty Damages”).  Such Representation and Warranty Damages shall be an adjustment to the Purchase Price at Closing, and any Claims with respect to a representation or warranty that was breached for which Buyer receives an adjustment to the Purchase Price in accordance with this Section 6.12(a) will be deemed waived by Buyer, and Buyer will be deemed to fully release and forever discharge Sellers on account of any and all Claims with respect to the same.  If Buyer and Seller are unable to agree upon the dollar amount of such Claims within two days prior to Closing, then Sellers’ breaches of any representation or warranty of Sellers provided in Buyer’s written notice will not be deemed to be a waiver for any purpose under this Agreement, including for purposes of Section 6.12(b), and Buyer shall be entitled to exercise any remedies available in accordance herewith.

(b)           Notwithstanding anything to the contrary contained in this Agreement, except as provided in Section 6.12(a), if there is a failure of any condition to be satisfied in favor of Buyer or if there is a breach of any representation or warranty or covenant of Sellers to the Knowledge of Buyer and Buyer elects to proceed with the Closing, then, except to the extent such failure or breach is described in a written notice signed by Buyer and Sellers prior to the Closing Date, the condition that is unsatisfied or the representation, warranty or covenant that is breached at the Closing Date will be deemed waived by Buyer, and, absent a written waiver, the terms of which shall govern, Buyer will be deemed to fully release and forever discharge Sellers on account of any and all Claims with respect to the same, including any Claims for indemnification hereunder, and Buyer agrees not to make, file or bring any Claim with respect to such released Claims. It is expressly provided that this Section 6.12(b) shall not affect any claims by Buyer as to any breach of any Seller’s representation or warranty or covenant about which Buyer had no Knowledge at Closing.

6.13        Non-Solicitation; Superior Proposal.

(a)           No Seller shall, nor shall such Seller authorize or permit any of its Affiliates to, and such Seller shall cause its and its Affiliate’s respective Representatives not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or that would reasonably be expected to, result in the making, submission or announcement of, any proposal or offer that constitutes an Acquisition Proposal, (ii) enter into any Alternative Acquisition Agreement, (iii) other than informing Persons of the provisions contained in this Section 6.13, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate, (A) any Acquisition Proposal or (B) or any proposal that by its terms requires Sellers to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iv) submit to the GeoMet Stockholders for their approval any Acquisition Proposal, or agree or publicly announce an intention to take any of the foregoing actions.

(b)           Each Seller shall, and shall cause its Affiliates and its and its Affiliates’ Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations conducted by any Seller, such Seller’s Affiliates or any of its or such Seller’s Affiliates’ Representatives with any Persons or their Representatives with respect to any Acquisition Proposal and will request the return or destruction of all confidential information about the Sellers provided by or on behalf of the Sellers that was previously furnished to such Persons since November 14, 2013 in connection with their consideration of any Acquisition Proposal to the extent Sellers are entitled to have such confidential information be returned or destroyed.  Sellers shall promptly inform each of their and their Affiliates’ respective Representatives of the obligations undertaken in this Section 6.13.  Each Seller agrees not to, and to cause its Affiliates not to, release any third party from the standstill provisions of any agreement (or terminate, amend, modify or waive any such standstill provision of any such agreement) to which such Seller or its Affiliates is or may become a party, shall enforce, to the fullest extent permitted under applicable Legal Requirements, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction, except, in each case, if the GeoMet Board has determined in good faith, after consultation with its outside counsel and financial advisors, that any of the foregoing would be reasonably likely to violate the directors’ fiduciary duties under applicable Legal Requirements.

(c)           Notwithstanding anything to the contrary in Section 6.13(a) or Section 6.13(b), prior to the receipt of the Requisite Stockholder Vote the GeoMet Board may, following receipt of and on account of a bona fide written unsolicited Acquisition Proposal (so long as the GeoMet Board, in receiving such Acquisition Proposal, has otherwise complied in all material respects with the terms of Section 6.13(a) and Section 6.13(d) with respect to such Acquisition Proposal):

(i)            furnish information with respect to Sellers to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement (a copy of which shall be provided to Buyer promptly after its execution) containing confidentiality restrictions that are no less restrictive to such Person than those contained in the Confidentiality Agreement are to Buyer, provided that such Acceptable Confidentiality Agreement shall not contain any provisions that would prevent Sellers from complying with its obligation to provide the required disclosure to Buyer pursuant to Section 6.13(d) and Section 6.13(e), and Sellers shall promptly provide Buyer with any non-public information concerning the Sellers’ business, present or future performance, financial condition, or results of operations provided to any third party, to the extent such information has not been previously provided to Buyer; and

(ii)           participate in discussions or negotiations with such Person or its Representatives regarding such Acquisition Proposal;

provided, in each case, prior to taking such actions referred to in Section 6.13(c)(i) or Section 6.13(c)(ii) the GeoMet Board determines in good faith, after consultation with outside legal counsel and financial advisors, that (A) the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements and (B) such Acquisition Proposal constitutes a Superior Proposal.

(d)           Sellers shall promptly (and in any event within twenty-four (24) hours) provide (i) written notice to Buyer of receipt or delivery of any Acquisition Proposal, which notice shall identify the name of the Person making such Acquisition Proposal, and (ii) a copy of any such Acquisition Proposal, if made in writing, or a written summary of the material terms and conditions of such Acquisition Proposal, if not made in writing.  Sellers shall (i) promptly keep Buyer reasonably informed of the status and material terms and conditions of any such Acquisition Proposal (including any changes to such material terms and conditions), and (ii) promptly (and in any event within twenty-four (24) hours) upon receipt or delivery thereof, provide Buyer with copies of (A) all written materials provided to Sellers or any of their Representatives by the Person making such Acquisition Proposal or any of its Representatives that describe any material terms and conditions of such Acquisition Proposal (or that describe any subsequent changes to such material terms and conditions) and (B) all drafts and final versions of agreements (including schedules and exhibits thereto) relating to any Acquisition Proposal exchanged between any Seller or such Seller’s Representative, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand.

(e)           Except as permitted by this Section 6.13(e), neither the GeoMet Board nor any committee thereof shall (i) withdraw (or modify or qualify in any manner adverse to Buyer), or resolve to or publicly propose to withdraw (or modify or qualify in a manner adverse to Buyer), the GeoMet Board Recommendation or otherwise take any action or make any public statement in connection with the transactions contemplated by this Agreement that is inconsistent with the GeoMet Board Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal (any of the foregoing actions in clauses (i) and (ii), a “Change of Recommendation”) (it being agreed that a “stop, look and listen” communication by GeoMet Board to the GeoMet Stockholder pursuant to Rule 14d-9(f) of the Exchange Act shall not constitute a Change of Recommendation) or (iii) adopt, approve, endorse or recommend, or resolve to or publicly propose to adopt, approve, endorse or recommend, or allow any Seller or such Seller’s Affiliates to execute or enter into, any binding or non-binding letter of intent, option, joint venture, partnership or other arrangement or understanding in connection with any Acquisition Proposal (other than confidentiality agreements permitted under Section 6.3(c) pursuant to and in accordance with the limitations set forth therein). Notwithstanding the foregoing, the GeoMet Board may, prior to the receipt of the Requisite Stockholder Vote, make a Change of Recommendation (I) if an event, fact, development or occurrence that is unknown to the GeoMet Board as of the date of this Agreement becomes known to the GeoMet Board and if the GeoMet Board determines in good faith, after consultation with outside legal counsel and financial advisors, that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Legal Requirements or (II) in response to a Superior Proposal received by any Seller after the date of this Agreement that was not provided as a result of any violation by any Seller of its obligations under this Section 6.13 and, in response to such Superior Proposal, if the GeoMet Board determines to accept such Superior Proposal, cause this Agreement to be terminated pursuant to Section 6.4(b)(ii) and, immediately after such termination, enter into a definitive agreement with respect to such Superior Proposal, subject to satisfaction of its obligations under Section 6.4(d); provided, however, that the GeoMet Board shall not be entitled to effect a Change of Recommendation or exercise its right to terminate this Agreement pursuant to Section 6.4(b)(ii) until 11:59 p.m., Houston time, on the fourth Business Day following delivery of written notice to Buyer (“Notice Period”) from Sellers advising Buyer that the GeoMet Board intends to take such action, including, in the event that the GeoMet Board shall be effecting a Change of Recommendation or exercising its right to terminate this Agreement as a result of a Superior Proposal, a description of the material terms and conditions of any Superior Proposal and a copy of the proposed transaction agreement for any such Superior Proposal in the form to be entered into (it being understood and agreed that, in the event of an amendment to the financial terms or other material terms of such Superior Proposal, the GeoMet Board shall not be entitled to exercise such right based on such Superior Proposal, as so amended, until 11:59 p.m., Houston time, on the second Business Day following the expiration of the Notice Period with respect to such Superior Proposal as so amended).  In determining whether to terminate this Agreement in response to a Superior Proposal or to make a Change of Recommendation, the GeoMet Board shall take into account any proposals made by Buyer to amend the terms of this Agreement, and Sellers shall, and shall cause their financial advisor and legal counsel to negotiate with Buyer in good faith regarding any such proposals.

(f)            Nothing contained in this Agreement shall prohibit Sellers or the GeoMet Board from disclosing to the GeoMet Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that (i) in no event shall this Section 6.13(f) (I) affect the obligations of Sellers specified in Section 6.13(a)(ii) and Section 6.13(d) or (II) permit the GeoMet Board to make a Change of Recommendation without complying with Section 6.3(e) and (ii) any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the GeoMet Board with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the GeoMet Board in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the GeoMet Board, without disclosing any Change of Recommendation.

6.14        GeoMet Proxy Statement; GeoMet Stockholders Meeting.

(a)           As promptly as reasonably practicable following the date of this Agreement (and in no event later than twenty (20) Business Days after the date of this Agreement), the Sellers shall, with the cooperation of Buyer, prepare and file the preliminary GeoMet Proxy Statement with the SEC.  Buyer shall reasonably cooperate with the Sellers in the preparation of the GeoMet Proxy Statement, including by providing the Sellers with any information regarding Buyer (or its Affiliates) that is reasonably required to be included in the GeoMet Proxy Statement.  The Sellers shall use their reasonable best efforts to respond to any comments of the SEC or its staff, to clear the preliminary GeoMet Proxy Statement with the SEC as promptly as practicable after filing and to cause the GeoMet Proxy Statement to be mailed to the GeoMet Stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC.  The Sellers will advise Buyer, promptly after they receive notice thereof, of any request by the SEC or its staff for amendments or supplements to the GeoMet Proxy Statement or comments thereon and responses thereto or requests by the SEC or its staff for additional information.  The Sellers will promptly provide Buyer with copies of all correspondence between the Sellers (or their Representatives) and the SEC (or its staff) regarding the GeoMet Proxy Statement or the transactions contemplated by this Agreement.  No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the GeoMet Proxy Statement will be made by the Sellers, without providing Buyer and its outside legal counsel a reasonable opportunity to review and comment thereon (and the Sellers shall give reasonable consideration to all reasonable comments suggested by Buyer or its counsel).  If at any time prior to the GeoMet Stockholders Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the GeoMet Proxy Statement, the Sellers shall as promptly as reasonably practicable prepare and mail to the GeoMet Stockholders such an amendment or supplement.

(b)           As promptly as reasonably practicable following the clearance of the GeoMet Proxy Statement by the SEC, the Sellers, acting through the GeoMet Board, shall (i) take all lawful action necessary to duly call, give notice of, convene and hold a GeoMet Stockholders Meeting for the purpose of obtaining the Requisite Stockholder Vote and not postpone or adjourn the GeoMet Stockholders Meeting except to the extent required by applicable Legal Requirements or to the extent the GeoMet Board or any committee thereof reasonably believes that such postponement or adjournment is consistent with its fiduciary duties under applicable Legal Requirements and (ii) subject to the right of the GeoMet Board to effect a Change in Recommendation pursuant to Section 6.13, use its reasonable best efforts to solicit from the GeoMet Stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby.

ARTICLE VII

MISCELLANEOUS

7.1          Notices.  Any notice, request demand, statement or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or if telegraphed, or by courier, or mailed by certified mail, return receipt requested, when actually received, and may be given as follows:

If to Buyer:

Joel S. Heiser

Associate General Counsel, and

General Counsel of the E & P Division

Atlas Energy, L.P.

3500 Massillon Road, Suite 100

Uniontown, Ohio 44685

jheiser@atlasenergy.com

Ph:   (330) 563-0286

Fax: (330) 896-8518

If to Parent:

Joel S. Heiser

Associate General Counsel, and

General Counsel of the E & P Division

Atlas Energy, L.P.

3500 Massillon Road, Suite 100

Uniontown, Ohio 44685

jheiser@atlasenergy.com

Ph:   (330) 563-0286

Fax: (330) 896-8518

If to Sellers:

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77002

Attention: Bill Rankin

Phone: (713) 287-2253

Fax: (713) 659-3855

Or to such other address as such Party may designate by ten (10) days advance written notice to the other Party.

7.2          Entire Agreement.  This Agreement embodies all of the representations, warranties and agreements of the Parties hereto with respect to the subject matter hereof, and all prior understandings, representations and warranties (whether oral or written) with respect to such matters are superseded.  This Agreement may not be amended, modified, waived, discharged or terminated except by an instrument in writing signed by the Party or an executive officer of a corporate Party against whom enforcement of the change, waiver, discharge or termination is sought.

7.3          Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

7.4          Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party.

7.5          Successors.  Subject to Section 7.4 above, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

7.6          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

7.7          Drafting.  The Parties acknowledge that each Party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either Party hereto because one is deemed to be the author thereof.

7.8          Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflicts of laws provisions, except to the extent that the laws of the state any of the Assets are located are mandatorily applicable to real property matters.

7.9          WAIVER OF JURY TRIAL; VENUE.

(a)           WAIVER OF JURY TRIAL. EACH PARTY HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY LAWSUIT, ACTION, OR PROCEEDING BETWEEN OR AMONG THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           VENUE. EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE DELAWARE CHANCERY COURT OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR OTHER DELAWARE STATE COURT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH DELAWARE STATE OR FEDERAL COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

7.10        Paragraph Headings.  The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

7.11        Costs.  Each Party agrees to bear its legal, accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents addressed herein.

7.12        Survival of Provisions.  The representations and warranties and covenants of Sellers and Buyer set forth in this Agreement and in any instrument delivered in connection herewith shall survive the Closing except as expressly provided herein.

7.13        Schedules/Exhibits.  The Schedules and Exhibits attached hereto, together with all documents incorporated by reference therein, form an integral part of this Agreement and are hereby incorporated into this Agreement wherever reference is made to them to the same extent as if they were set out in full at the point at which such reference is made.

7.14        Casualty Loss.  If, prior to Closing, any of the Assets are materially damaged or destroyed by fire, blowout or other casualty (“Casualty Defect”), each Seller shall notify Buyer promptly after such Seller learns of such event.  Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property or fixtures, replacing the Assets affected thereby with equivalent items, no later than the date of Closing.  If the Defect Value of such affected Assets is determined to be less than 15% of the Purchase Price, Buyer shall proceed to purchase the Assets and, at the option of Buyer, either (a) the Purchase Price will be reduced by the Defect Value of the Assets attributable to the Casualty Defects and Sellers shall retain all insurance proceeds and claims against third parties in respect of any such Casualty Defect, or (b) Sellers shall assign to Buyer all of their rights to receive insurance proceeds, and all claims against third parties, in each case in respect of any such Casualty Defect, and the Purchase Price will be reduced by an amount equal to the sum of Sellers’ retention or deductible under Sellers’ insurance policies, plus the amount by which such aggregate reduction in value exceeds Sellers’ insurance policies limits.  If the Defect Value attributable to Casualty Defects equals or exceeds 15% of the Purchase Price, Buyer will have the right to terminate this Agreement pursuant to Section 6.4(a).

7.15        Employees.  Buyer shall have the right and option to interview and determine whether or not to hire any field level employee of the Sellers identified on Schedule 7.15. The base pay that Buyer extends to any employee for employment with Buyer and that Buyer provides to such employee for the twelve (12) month period following the Closing Date shall not be less than the annual base pay paid by the Sellers to such employee prior to the Closing Date. Buyer’s offer of employment to any employee may be conditioned upon Buyer’s usual hiring procedures and standards, including but not limited to successful completion of a background check, drug test and driving record check, and also upon the occurrence of the Closing. Buyer’s offer of employment to any employee also will be conditioned upon such employee resigning their employment with Sellers and executing a resignation letter substantially in the form of Exhibit F. Sellers shall have the right to review the documents evidencing Buyer’s offers of employment described in the preceding sentence for compliance with the terms of this Agreement at least five (5) days prior to any distribution of such documents to the applicable employee.  No later than five (5) days prior to the Closing Date, Buyer shall notify the Sellers as to each employee who has accepted employment with Buyer, which acceptance may be conditioned upon the occurrence of the Closing, and each employee who has rejected Buyer’s offer of employment.  Buyer shall indemnify and hold harmless the Sellers and each of their officers, agents, employees and Affiliates with respect to all liabilities caused by Buyer’s conduct in regards to the employment offer process described in this Section 7.15 (including any claim of discrimination or other illegality in such selection and offer process).  For the avoidance of doubt, nothing in this Section 7.15 shall affect the right of the Sellers (or any of their Affiliates) to terminate the employment of an employee for any reason or at any time.

7.16        Signs and Operatorship.  As soon as reasonably practical after the Closing Date Buyer shall (i) qualify to operate all Wells that are currently operated by Operator, (ii) remove the Sellers’ (and any Affiliate’s) name and signs from the operated Properties and (iii) erect or install all signs in compliance with applicable governmental rules and regulations, including but not limited to, those showing Buyer as operator of the operated Properties.

7.17        Time of the Essence. Time is of the essence in this Agreement and with respect to the covenants, obligations and agreements evidenced hereby.

7.18        Waiver of Certain Damages.  Each of the Parties hereby waives and agrees not to seek consequential, special, exemplary or punitive damages, lost profits, lost business opportunities, or diminution in value with respect to any claim, proceeding, controversy or dispute arising out of or relating to this Agreement or the breach hereof, including any indemnification claim pursuant hereto, other than any such damages payable to any third party in respect of which a Party is otherwise entitled to indemnification hereunder.

7.19        INDEMNITY OBLIGATION.

(a)           BUYER, INCLUDING ITS SUCCESSORS AND ASSIGNS, SHALL RELEASE SELLERS FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND SELLERS AND THEIR RESPECTIVE OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH (A) ANY BREACH OF BUYER’S REPRESENTATIONS, WARRANTIES OR COVENANTS HEREUNDER, OR (B) THE ASSUMED LIABILITIES (COLLECTIVELY, THE “BUYER INDEMNIFIED CLAIMS”).  The Sellers shall use commercially reasonable efforts to minimize damages and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with Buyer Indemnified Claims. The Parties shall cooperate in any such defense and give each other reasonable access to all information relevant thereto.  The Sellers shall not have the right to settle any Buyer Indemnified Claims, without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.  Notwithstanding anything in this Agreement to the contrary, in no event shall Buyer’s, including its successors and assigns, (i) aggregate liability, cost, damages and losses for all Buyer Indemnified Claims under this Section 7.19(a), except for with respect to the Fundamental Representations, exceed 20% of the Purchase Price, (ii) aggregate liability, cost, damages and losses for Buyer Indemnified Claims with respect to the Fundamental Representations exceed the Purchase Price, (iii) with respect to the Fundamental Representations, have any obligation or liability with respect to any Claims arising under or relating to this Agreement or any Buyer Indemnified Claims to the extent that written notice of such Claim is not provided to Buyer within one year after Closing, and (iv) except for with respect to the Fundamental Representations, have any obligation or liability with respect to any Claims arising under or relating to this Agreement or any Buyer Indemnified Claims to the extent that written notice of such Claim is not provided to Buyer within ninety (90) days after Closing.

(b)           EACH SELLER, INCLUDING ITS SUCCESSORS AND ASSIGNS, SHALL RELEASE BUYER FROM AND SHALL FULLY PROTECT, INDEMNIFY AND DEFEND BUYER AND ITS OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES AND HOLD THEM HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS RELATING TO, ARISING OUT OF, OR CONNECTED, DIRECTLY OR INDIRECTLY, WITH THE FOLLOWING (COLLECTIVELY, THE “SELLER INDEMNIFIED CLAIMS”):

(i)            the Excluded Liabilities;

(ii)           (Certain Representations) any breach by such Seller of any Fundamental Representation; provided such Seller shall not have any liability for claims made under this clause (ii) if no notice of any Claim hereunder is received by such Seller within one year following the Closing Date;

(iii)          (Other Representations) any breach by such Seller of any of its representations or warranties under Article IV not listed in clause “(ii)” above; provided such Seller shall not have any liability for claims made under this clause (iii) if no notice of any Claim hereunder is received by such Seller within 90 days following the Closing Date;

(iv)          (Covenants and Agreements) any breach by such Seller of its covenants or agreements under this Agreement provided that such Seller shall not have any liability for claims made under this clause (iv) for breach of a covenant or agreement after 90 days after the applicable covenant or agreement was required to be performed by such Seller;

(v)           (Royalties) any Royalties, overriding royalties, production payments net profits and similar interests payable on or attributable to Production from the Assets during the period prior to the Effective Date that such Seller operated the Assets; provided such Seller shall not have any liability for claims made under this clause (v) if no notice of any Claim hereunder is received by such Seller within 90 days following the Closing Date;

(vi)          (Taxes) any Taxes based on or measured by the ownership of the Assets or Production therefrom with respect to periods prior to the Effective Date that such Seller owned the Assets; provided such Seller shall not have any liability for claims made under this clause (vi) if no notice of any Claim hereunder is received by such Seller within 90 days following the Closing Date;

(vii)         (Employee Claims) any claim by any employee of such Seller with respect to his employment by such Seller;

(viii)        (Personal Injury) any claim by any employee of such Seller or any other person for personal injury or wrongful death which is attributable to events occurring during the period prior to the Effective Date that such Seller owned the Assets;

(ix)          (Offsite Disposal) the disposal, treatment or recycling prior to the Closing Date by such Seller (or by any third party at the express direction of such Seller) at any location off the Leases of hazardous materials generated as a result of or in connection with the operation of the Assets; and

(x)           (Criminal Fines and Penalties) any criminal fines and penalties attributable to such Seller’s ownership or operation of the Assets prior to the Effective Date.

Notwithstanding anything in this Agreement to the contrary, in no event shall the Sellers’, including its successors and assigns, (i) aggregate liability, cost, damages and losses for all Seller Indemnified Claims under this Section 7.19(b), except for with respect to the Fundamental Representations, exceed 20% of the Purchase Price, (ii) aggregate liability, cost, damages and losses for Seller Indemnified Claims with respect to the Fundamental Representations exceed the Purchase Price, (iii) except for with respect to the Fundamental Representations, have any obligation or liability with respect to any Claims arising under or relating to this Agreement or any Seller Indemnified Claims to the extent that written notice of such Claim is not provided to Sellers within 90 days following the Closing Date and (iv) with respect to the Fundamental Representations, have any obligation or liability with respect to any Claims arising under any Fundamental Representation to the extent that written notice of such Claim is not provided to Sellers within one (1) year following the Closing Date.  Each Seller hereby covenants to maintain on hand sufficient cash to meet any of such Seller’s indemnity obligations pursuant to this Section 7.19(b).

Buyer shall use commercially reasonable efforts to minimize damages and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with Seller Indemnified Claims.  The Parties shall cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Buyer shall not have the right to settle any Seller Indemnified Claims without Sellers’ prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

7.20        Financial Information.  From and after the date of this Agreement until the determination date of the Final Adjusted Purchase Price (the “Access Period”), Sellers shall, and shall cause their Affiliates and Representatives to, provide reasonable cooperation to Buyer, its Affiliates and their Representatives in connection with Buyer’s or its Affiliates’ filings, if any, that may be required by the SEC, under securities Legal Requirements applicable to Buyer and its Affiliates (collectively, the “Filings”).  During the Access Period, Sellers agree to make available to Buyer and its Affiliates and their Representatives any and all books, records, information and documents that are attributable to the Assets in Sellers’ or its Affiliates’ possession or control and access to Sellers’ and its Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, along with any documentation attributable to the Assets or otherwise related to Sellers or their Affiliates required to complete any audit associated with such financial statements (it being acknowledged that Sellers shall not be required to provide any pro-formas and forward-looking statements).  During the Access Period, Sellers shall, and shall cause their Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of the Assets or of Sellers or their Affiliates that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act of 1933 or the Exchange Act with respect to any Filings.  During the Access Period, Sellers and their Affiliates shall retain all books, records, information and documents relating to the Assets for the three fiscal years prior to January 1, 2014 and the period from January 1, 2014 through the Closing Date.  Buyer will reimburse Sellers and their Affiliates, within 10 Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Sellers and their Affiliates in complying with the provision of this Section 7.20.  Notwithstanding the foregoing, nothing herein shall expand Sellers’ representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates or any third party any rights to which it is not entitled hereunder.  Buyer hereby releases Sellers and their respective officers, agents, employees and Affiliates, and shall fully protect, defend, indemnify and hold such Persons harmless from and against, in each case, any and all Claims relating to, arising out of or connected with, directly or indirectly, any actions, representations or certifications of Sellers’ and their Affiliates’ personnel or auditors with respect to the access, records and cooperation provided pursuant to this Section 7.20, or Buyer’s use of the information contained in such records, or the inclusion of such financial records in any debt or equity offering documents or related materials.  THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS WHETHER SUCH CLAIMS ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER OR SUCH SELLER’S OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES; PROVIDED HOWEVER THE FOREGOING INDEMNITY AND DEFENSE OBLIGATIONS SHALL NOT APPLY WITH RESPECT TO THE WILLFUL MISCONDUCT OF ANY MEMBER OF ANY SELLER OR SUCH SELLER’S OFFICERS, AGENTS, EMPLOYEES AND AFFILIATES.

7.21        Guaranty of Performance.  Parent joins in the execution of this Agreement for the limited purpose of providing an irrevocable guaranty to and in favor of Sellers of the due payment and performance by Buyer of all of Buyer’s obligations pursuant to this Agreement.  Parent’s guaranty hereunder is a primary obligation of Parent and shall be construed as unconditional and absolute.  Sellers may resort to Parent for the payment or performance of any of Buyer’s obligations under this Agreement whether or not Sellers shall have attempted to institute suit, collect or exhaust remedies against Buyer or any other party prior to seeking payment hereunder, or for Sellers to join Buyer in any suit brought under this Section 7.21.  Parent hereby waives any and all rights of subrogation to which Parent may otherwise be entitled against Buyer as a result of any payment made by Parent pursuant to this Section 7.21 or otherwise under this Agreement unless and until all of Buyer’s and Parent’s obligations under this Agreement are fully and finally paid in full and otherwise performed. This guaranty pursuant to this

Section 7.21 is a continuing guaranty and is binding as a continuing obligation of Parent until expiration of Buyer’s indemnification period pursuant to Section 7.19(a), and cannot be assigned without the prior written consent of Sellers, such consent to be at Sellers’ sole and absolute discretion. Parent hereby represents and warrants to Sellers that (i) Parent is a limited partnership duly organized and validly existing under the laws of the state of Delaware, (ii) Parent possesses all requisite power and authority to enter into this Agreement and to perform the obligations contained herein and this Agreement has been duly and validly authorized by all requisite limited partnership action on the part of Parent and (iii) this Agreement constitutes the legal, valid and binding obligation of Parent. Sections 7.1 through 7.11 of this Agreement are hereby incorporated by reference into this Section 7.21, mutatis mutandis, as a part hereof for all purposes.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the day and year first above written.

SELLERS:

GEOMET, INC.

By:	/s/ William C. Rankin
Name:	William C. Rankin
Title:	President

GEOMET OPERATING COMPANY, INC.

By:	/s/ William C. Rankin
Name:	William C. Rankin
Title:	President

GEOMET GATHERING COMPANY, LLC

By:	/s/ William C. Rankin
Name:	William C. Rankin
Title:	Member

Signature Page to Asset Purchase Agreement

BUYER:

ARP MOUNTAINEER PRODUCTION, LLC

	By:	Atlas Energy Holdings Operating Company, LLC

	By:	/s/ Jonathan Z. Cohen
Jonathan Z. Cohen
CEO

Joined by Parent for the sole purpose of Section 7.21:

PARENT:

ATLAS RESOURCE PARTNERS, L.P.

	By:	Atlas Resource Partners GP, LLC,
its general partner

	By:	/s/ Jonathan Z. Cohen
Jonathan Z. Cohen
Vice Chairman

Signature Page to Asset Purchase Agreement

ANNEX B

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of February 13, 2014, is by and among ARP Mountaineer Production, LLC (“Buyer”), Atlas Resource Partners, L.P., a Delaware limited partnership (“Parent”), and each of the Persons listed on Annex I hereto (each, a “Stockholder”).  Capitalized terms used but not defined herein have the respective meanings assigned to them in the Asset Purchase Agreement, dated as of the date of this Agreement (the “APA”), by and among Buyer, Parent, GeoMet, Inc., a Delaware corporation (“GeoMet”), GeoMet Operating Company, Inc., an Alabama corporation (“Operator”), and GeoMet Gathering Company, LLC, an Alabama limited liability company (“Gathering” and, together with GeoMet and Operator, the “Sellers” and each a “Seller”).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is, except as set forth on Annex I, the beneficial owner (as defined in Rule 13d-3 under the Exchange Act, it being understood that “beneficially owned” and “beneficial ownership” shall have correlative meanings) of the number of shares of GeoMet Common Stock and/or GeoMet Preferred Stock set forth opposite such Stockholder’s name under the headings “GeoMet Common Stock Shares Beneficially Owned” and/or “GeoMet Preferred Stock Shares Beneficially Owned” on Annex I (all such beneficially owned shares of GeoMet Common Stock or GeoMet Preferred Stock that are outstanding as of the date hereof and any outstanding shares of GeoMet Common Stock or GeoMet Preferred Stock that may hereafter be acquired by such Stockholder pursuant to acquisition by purchase, stock dividend, distribution, stock split, split-up, combination, merger, consolidation, reorganization, recapitalization or similar transaction, being referred to herein as the “Subject Shares;” provided that “Subject Shares” shall not include shares of GeoMet Common Stock or GeoMet Preferred Stock beneficially owned in the form of GeoMet equity awards (other than GeoMet restricted stock) so long as such GeoMet equity awards remain unexercised);

WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer, Parent and the Sellers are entering into the APA, a copy of which has been made available to each Stockholder, which provides for, among other things, the sale of all of GeoMet’s Appalachian Basin coalbed methane assets that constitutes substantially all of GeoMet’s assets for the purposes of §271 of the DGCL (the “Transaction”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to Buyer’s and Parent’s willingness to enter into the APA, Buyer and Parent have requested that each Stockholder enter into this Agreement, and in order to induce Buyer and Parent to enter into the APA, each Stockholder has agreed to do so.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENTS OF EACH STOCKHOLDER

1.1                               Voting of Subject Shares.  Each Stockholder irrevocably and unconditionally agrees that during the term of this Agreement such Stockholder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock, however called (each, a “GeoMet Stockholders Meeting”):

(a)                                 be present, in person or represented by proxy, or otherwise cause such Stockholder’s Subject Shares to be counted for purposes of determining the presence of a quorum at such meeting (to the fullest extent that such Subject Shares may be counted for quorum purposes under applicable Legal Requirements); and

(b)                                 vote (or cause to be voted) with respect to all such Stockholder’s Subject Shares to the fullest extent that such Subject Shares are entitled to be voted at the time of such vote:

(i)                                     in favor of (1) the adoption of a resolution authorizing the APA and the transactions contemplated thereby, (2) the approval of any proposal to adjourn or postpone the GeoMet Stockholders Meeting to a later date if there are not sufficient votes for adoption of the APA on the date on which the GeoMet Stockholders Meeting is held and (3) any other matter submitted to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock for approval that is necessary for consummation of the transactions contemplated by the APA that is considered at any such GeoMet Stockholders Meeting; and

(ii)                                  against (1) any action (including any amendment to GeoMet’s certificate of incorporation or bylaws, as in effect on the date hereof), agreement or transaction submitted to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock for approval that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, nullify, prevent, delay or adversely affect, in each case in any material respect, the consummation of the transactions contemplated by the APA, (2) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal submitted to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock for approval, (3) except as required pursuant to Section 1.1(b)(i)(3), any merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend, dissolution, liquidation or winding up of or by GeoMet, or any other extraordinary transaction involving GeoMet (other than the Transaction and the other transactions contemplated by the APA), in each case that is submitted to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock for approval, (4) any action, proposal, transaction or agreement submitted to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock for approval that would reasonably be expected to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement and (5) any other action, proposal, transaction or agreement submitted to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock for approval that would reasonably be expected to result in the failure of any condition to the Transaction set forth in Article VI of the APA to be satisfied on or before the Closing Date.  It is understood that each Stockholder shall retain at all times the right to vote such Stockholder’s Subject Shares in such Stockholder’s sole and absolute discretion on any matter other than those set forth in this Section 1.1 that is at any time or from time to time presented for consideration to the holders of shares of GeoMet Common Stock or GeoMet Preferred Stock.

1.2                               No Proxies for or Liens on Subject Shares.

(a)                                 Except as provided hereunder, during the term of this Agreement, each Stockholder shall not (nor permit any Person under such Stockholder’s control to), directly or indirectly, (i) grant any proxies or powers of attorney with respect to the right to vote, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement, with respect to any of such Stockholder’s Subject Shares, (ii) sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) (each, other than pursuant to the APA, a “Transfer”) any of such Stockholder’s Subject Shares or (iii) enter into any agreement providing for the direct or indirect Transfer of any of such Stockholder’s Subject Shares.  Except as provided hereunder, no Stockholder shall, and shall not permit any Person under such Stockholder’s control or any of such Stockholder’s or such Person’s respective representatives to, seek or solicit any such Transfer or any such agreement.  Without limiting the foregoing, each Stockholder shall not take any other action that would in any way restrict, limit or interfere in any material respect with the performance of such Stockholder’s obligations hereunder or the transactions contemplated by the APA.

(b)                                 Notwithstanding the foregoing, each Stockholder shall have the right to Transfer all or any portion of his, her or its Subject Shares to a Permitted Transferee of such Stockholder if and only if such Permitted Transferee shall have agreed in writing, in a manner reasonably acceptable to Buyer and Parent, (i) to accept such Subject Shares subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement.  “Permitted Transferee” means, (x) with respect to any Stockholder that is not a natural person, (1) any other Stockholder, (2) any Affiliate of such Stockholder, or (3) the partners of other equity holders of such Stockholder in connection with an in-kind distribution of such Stockholder’s Subject Shares and (y) with respect to any Stockholder that is a natural person or a trust, (A) any other Stockholder, (B) a spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild of such Stockholder, (C) any trust, the trustees of which include only the Persons named in clauses (A) or (B) and the beneficiaries of which include only the Persons named in clauses (A) or (B), or (D) if such Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust. For purposes of this Section 1.2(b), “Affiliate” means, with respect to any Stockholder, any other person directly or indirectly controlling, controlled by or under common control with such Stockholder.

(c)                                  Each Stockholder hereby authorizes Buyer and Parent to direct GeoMet to impose stop orders to prevent the Transfer of any Subject Shares on the books of GeoMet in violation of this Agreement; provided, that any such stop order (i) shall terminate upon the termination of this Agreement, and (ii) shall not prohibit a Transfer of Subject Shares in accordance with the other provisions of this Section 1.2.

(d)                                 Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be prohibited from exercising any GeoMet stock options (including via cashless or “net” exercise), provided, that any shares of GeoMet Common Stock or GeoMet Preferred Stock acquired thereby shall be thereafter considered Subject Shares and bound by the terms of this Agreement, (ii) no Stockholder shall be prohibited from Transferring any shares of GeoMet Common Stock or GeoMet Preferred Stock acquired pursuant to clause (i) of this Section 1.2(d), provided, that any Transfer of such shares shall be in accordance with the provisions of Section 1.2(b) unless the Transfer is made substantially concurrently with the exercise of a GeoMet stock option for the purpose of (and in amounts no greater than the amounts necessary) obtaining funds to pay required taxes, (iii) no Stockholder shall be prohibited from Transferring any shares of GeoMet Common Stock or GeoMet Preferred Stock to GeoMet for purposes of satisfying any required tax withholding in connection with the exercise or vesting of any GeoMet equity awards, (iv) no Stockholder shall be required to exercise any options to acquire shares of GeoMet Common Stock or GeoMet Preferred Stock or (except as set forth in the APA) to otherwise change the form in which such Stockholder beneficially owns any shares of GeoMet Common Stock or GeoMet Preferred Stock and (v) no Stockholder shall be prohibited from paying the exercise price of any GeoMet stock Options with shares of GeoMet Common Stock or Geo Met Preferred Stock.  Buyer and Parent agree and acknowledge that nothing in this Agreement or in the APA shall prohibit GeoMet from accepting or purchasing shares of GeoMet Common Stock or GeoMet Preferred Stock from a Stockholder hereunder for the purpose of satisfying the exercise price of any GeoMet stock option or of satisfying any required tax withholding.

1.3                               Documentation and Information.  During the term of this Agreement, each Stockholder (a) consents to and authorizes the publication and disclosure by Buyer or Parent of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, that Buyer or Parent reasonably determines is required to be disclosed by applicable Legal Requirements in any press release or any other disclosure document in connection with the Transaction and the transactions contemplated by the APA and (b) agrees to promptly give to Buyer or Parent any information Buyer or Parent may reasonably require for the preparation of any such disclosure documents.  Buyer and Parent (i) consent to and authorize the publication and disclosure by any Stockholder of Buyer’s or Parent’s identity, the nature of Buyer’s or Parent’s and such Stockholder’s commitments, arrangements and understandings under this Agreement and any other information, in each case, that such Stockholder reasonably determines is required to be disclosed by such Stockholder under applicable Legal Requirements in any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act and any other filings with or notices to governmental entities and (ii) agrees promptly to give to such Stockholder any information such Stockholder may reasonably request for the preparation of any such documents.  Each party hereto agrees to promptly notify the other parties of any required corrections with respect to any information supplied by such party specifically for use in any such document, if and to the extent that any such information shall have become false or misleading in any material respect.

1.4                               Irrevocable Proxy.  Each Stockholder hereby revokes (or agrees to cause to be revoked) any voting proxies that such Stockholder has heretofore granted with respect to such Stockholder’s Subject Shares.  Each Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (a) attend any and all GeoMet Stockholders Meetings, (b) vote or issue instructions to the record holder to vote, such Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all GeoMet Stockholders Meetings and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, in accordance with the provisions of Section 1.1, all written consents with respect to the Subject Shares in connection with any action sought to be taken by written consent without a meeting.  Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement.  The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder, as applicable) until the termination of this Agreement and shall not be terminated by operation of Legal Requirements or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2 (and shall be terminated and revoked upon such termination).  Each Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the secretary of GeoMet.  Each Stockholder hereby affirms that the proxy set forth in this Section 1.4 is given in connection with and granted in consideration of and as an inducement to Buyer and Parent to enter into the APA and that such proxy is given to secure the obligations of the Stockholder under Section 1.1.

1.5                               Notices of Certain Events.  Each Stockholder shall notify Buyer and Parent of any development occurring after the date hereof that causes, or that such Stockholder believes would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Article II.

1.6                               No Solicitations; Other Offers.  During the term of this Agreement, each Stockholder agrees not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing information or assistance), or knowingly induce, or take any other action designed to, or that would reasonably be expected to, result in, the making, submission or announcement of, any proposal or offer that constitutes an Acquisition Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal, (iii) other than informing persons of the provisions contained in this Section 1.6, enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or take any other action to facilitate (A) any Acquisition Proposal or (B) any proposal that by its terms requires GeoMet to abandon, terminate or fail to consummate the Transactions or any other transactions contemplated by the APA or (iv) agree or publicly announce an intention to take any of the foregoing actions.

1.7                               Further Assurances.  Subject to the terms and conditions of this Agreement, each Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments, and use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, in each case that are necessary, proper or advisable under applicable Legal Requirements and regulations to perform his, her or its obligations under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder hereby, severally (but only in proportion to the percentage of shares beneficially owned by such Stockholder as set forth on Annex 1) and not jointly, represents and warrants to Buyer and Parent only as to himself, herself or itself (as the case may be) as follows:

2.1                               Organization.  Such Stockholder, if not an individual, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.  Such Stockholder, if an individual, is a resident of the state set forth below such Stockholder’s signature on the signature page hereto.

2.2                               Authorization.  If such Stockholder is not an individual, it has full organizational power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder.  If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder.

2.3                               Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).  If such Stockholder is married and any of the Subject Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Stockholder’s spouse, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.4                               No Violation

(a)                                 The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of such Stockholder’s obligations hereunder will not, (i) if such Stockholder is not an individual, contravene, conflict with, or result in any violation or breach of any provision of its organizational documents, (ii) assuming compliance with Section 2.4(b), contravene, conflict with or result in a violation or breach of any provision of applicable Legal Requirement or order of any governmental entity with competent jurisdiction or (iii) constitute a default, or an event that, with or without notice or lapse of time or both, will become a default, under, or cause or permit the termination, cancellation or acceleration of any right or obligation under any provision of any agreement binding upon such Stockholder, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to impair in any material respect the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(b)                                 No consent, approval, order, authorization or permit of, or registration, declaration or filing with or notification to, any governmental entity or any other Person is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the performance by such Stockholder of his, her or its obligations hereunder, except for the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, except as would not reasonably be expected to impair in any material respect the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.5                               Ownership of Subject Shares.  As of the date hereof, such Stockholder is, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will be, a beneficial owner of, and such Stockholder or another Stockholder has, and will have, good and valid title to, such Stockholder’s Subject Shares with no restrictions on such Stockholder’s rights of disposition pertaining thereto other than any restrictions under applicable securities laws or in connection with the arrangements described on Annex I.  Other than as provided in this Agreement, such Stockholder has, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will have, with respect to such Stockholder’s Subject Shares, either (i) the sole power, directly or indirectly, to vote and dispose of such Subject Shares or (ii) the shared power together with one or more other Stockholders, directly or indirectly, to vote and dispose of such Subject Shares, and to issue instructions pertaining to such Subject Shares with respect to the matters set forth in this Agreement, in each case with no limitations, qualifications or restrictions on such rights other than any limitations, qualifications restrictions in connection with the arrangements described on Annex I, and, as such, has, and (except with respect to any Subject Shares Transferred in accordance with Section 1.2 hereof) at all times during the term of this Agreement will have, the complete and exclusive power, individually or together with one or more other Stockholders, to, directly or indirectly (a) issue (or cause the issuance of) instructions with respect to the matters set forth in Section 1.4 hereof and (b) agree to all matters set forth in this Agreement.  None of such Stockholder’s Subject Shares are held in an account that would allow a third party to lend out such Subject Shares on any securities lending market or otherwise.  Other than any shares of GeoMet Common Stock or GeoMet Preferred Stock underlying GeoMet equity awards (other than GeoMet restricted stock), the number of shares of GeoMet Common Stock or GeoMet Preferred Stock set forth on Annex I opposite the name of such Stockholder are the only shares of GeoMet Common Stock or GeoMet Preferred Stock beneficially owned by such Stockholder as of the date of this Agreement.  Other than the Subject Shares and any shares of GeoMet Common Stock or GeoMet Preferred Stock underlying GeoMet equity awards (other than GeoMet restricted stock) (the number of which is set forth opposite the name of such Stockholder on Annex I under the heading “Shares Subject to GeoMet Equity Awards (other than

GeoMet Restricted Stock)”) or as set forth on Annex I, as of the date hereof such Stockholder does not own any shares of GeoMet Common Stock or GeoMet Preferred Stock or any options to purchase or rights to subscribe for or otherwise acquire any securities of GeoMet and has no interest in or voting rights with respect to any securities of GeoMet.  Except for any vesting restrictions with respect to GeoMet restricted stock or any agreements or arrangements in connection with the arrangements set forth on Annex I, there are no agreements or arrangements of any kind, contingent or otherwise, to which such Stockholder is a party obligating such Stockholder to Transfer or cause to be Transferred to any Person other than a Stockholder any of such Stockholder’s Subject Shares.  Except as set forth on Annex I, no Person other than a Stockholder has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares.

2.6                               No Other Proxies.  None of such Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except as provided hereunder and except for any agreement or arrangement in connection with the arrangements set forth on Annex I.

2.7                               Absence of Litigation.  With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder or any of his, her or its properties or assets (including such Stockholder’s Subject Shares) that would reasonably be expected to impair in any material respect the ability of such Stockholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

2.8                               Opportunity to Review; Reliance.  Such Stockholder has had the opportunity to review the APA and this Agreement with counsel of his, her or its own choosing.  Such Stockholder understands and acknowledges that Buyer and Parent are entering into the APA in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Each of Buyer and Parent hereby, jointly and severally, represent and warrant to the Stockholders that:

3.1                               Organization.  Buyer and Parent are each duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

3.2                               Authorization.  Each of Buyer and Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Buyer and Parent of this Agreement and the consummation by Buyer and Parent of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and Parent.

3.3                               Due Execution and Delivery; Binding Agreement.  This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a valid and legally binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

MISCELLANEOUS

4.1                               Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Buyer and Parent, in accordance with the provisions of the APA and (ii) if to a Stockholder, to such Stockholder’s address, facsimile number or electronic mail address set forth on a signature page hereto, or to such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to each other party hereto.

4.2                               Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest to occur of (i) termination of the APA, (ii) a Change of Recommendation (as defined in the APA), and (iii) the Closing Date.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve any party for liability arising from fraud or a willful breach of this Agreement and (y) the provisions of this Article IV shall survive any such termination of this Agreement.

4.3                               Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

4.4                               Expenses.  Whether or not the transactions contemplated by the APA are consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring or required to incur such cost or expenses.

4.5                               Binding Effect; Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except each of Buyer and Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more wholly owned subsidiaries of Parent at any time; provided, that such transfer or assignment shall not relieve Buyer and Parent of any of its obligations hereunder.

4.6                               GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL

(a)                                 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules (whether of the State of Delaware or of any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.  The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall only be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom)

in any such Action and irrevocably waives, to the fullest extent permitted by Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.1 shall be deemed effective service of process on such party.

(b)                                 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.7                               Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other parties hereto.

4.8                               Entire Agreement; Third Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any right, benefit or remedy hereunder.

4.9                               Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.  Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.10                        Specific Performance.  The parties hereto agree that each of Buyer and Parent would be irreparably damaged in the event that any Stockholder fails to perform any of his, her or its obligations under this Agreement.  Accordingly, each of Buyer and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any Stockholder and to specific performance of the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

4.11                        Capacity as Stockholder; No Agreement as a Director or Officer.  Notwithstanding anything in this Agreement to the contrary (including Section 1.6), each Stockholder signs this Agreement and makes the representations, warranties, covenants and agreements and undertakes the obligations and agreements set forth herein solely in such Stockholder’s capacity as a Stockholder of GeoMet and not in such Stockholder’s capacity (directly or through its officers, employees, agents or representatives)as a director, officer or employee of GeoMet or any of its subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.  Notwithstanding anything in this Agreement to the contrary, nothing herein shall in any way restrict a director or officer of GeoMet or of any of its subsidiaries in the exercise of his or her fiduciary duties as a director or officer of GeoMet or of any of its subsidiaries or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent any director or officer of GeoMet or of any of its subsidiaries or any trustee or fiduciary of any employee benefit plan or trust from taking or omitting to take, or be construed to create any obligation on the part of such Person to take or omit to take, any action in his or her capacity as such director, officer, trustee or fiduciary for an employee benefit plan or trust, and no such action or omission shall constitute a breach of this Agreement or otherwise result in any liability on the part of such Stockholder.

4.12                        No Ownership Interest.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to such Stockholder, and Parent shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein.

4.13                        Interpretation.  When a reference is made in this Agreement to a Section or Annex, such reference shall be to a Section of or Annex to this Agreement unless otherwise indicated.  The headings contained in this Agreement or in an Annex are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any Annex annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” unless otherwise specified.  The words “hereby,” “hereof,” herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “date hereof” shall refer to the date of this Agreement.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The term “or” shall not be deemed to be exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders.  References to a Person are also to its successors and permitted assigns.  Reference to any agreement (including this Agreement), document or instrument shall mean such agreement, document or instrument as amended, modified or supplemented (including by waiver or consent) and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, Buyer, Parent and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

ARP MOUNTAINEER PRODUCTION, LLC

By:	Atlas Energy Holdings Operating Company, LLC

By:	/s/ Jonathan Z. Cohen
Jonathan Z. Cohen
CEO

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Resource Partners GP, LLC,
its general partner

By:	/s/ Jonathan Z. Cohen
Jonathan Z. Cohen
Vice Chairman

[Voting Agreement Signature Page]

STOCKHOLDERS

SHERWOOD ENERGY, LLC

By:	/s/ Michael Y. McGovern
Name:	Michael Y. McGovern
Title:	CEO

Notice Address:

1221 Lamar Street, 10th Floor
Houston, TX 77010

YORKTOWN ENERGY PARTNERS IV, L.P.

By:	/s/ W. Howard Keenan, Jr.
Name:	W. Howard Keenan, Jr.
Title:	Managing Member

Notice Address:
c/o GeoMet, Inc.
909 Fannin Street, Suite 1850
Houston, TX 77010

W. HOWARD KEENAN, JR.

/s/ W. Howard Keenan, Jr.,

Resident of:	New York City, NY

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

[Voting Agreement Signature Page]

BRETT S. CAMP

/s/ Brett S. Camp

Resident of:	Alabama

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

WILLIAM C. RANKIN

/s/ William C. Rankin

Resident of:	Houston, TX

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

STANLEY L. GRAVES

/s/ Stanley L. Graves

Resident of:	Birmingham, AL

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

[Voting Agreement Signature Page]

JAMES C. CRAIN

/s/ James C. Crain

Resident of:	Dallas, TX

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

GARY S. WEBER

/s/ Gary S. Weber

Resident of:	Houston, TX

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

TONY OVIEDO

/s/ Tony Oviedo

Resident of:	Texas

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

[Voting Agreement Signature Page]

MICHAEL Y. MCGOVERN

/s/ Michael Y. McGovern

Resident of:	Texas

Notice Address:
909 Fannin Street, Suite 1850
Houston, TX 77010

[Voting Agreement Signature Page]

Annex I

Stockholder	GeoMet Common Stock Shares Beneficially Owned*		GeoMet Preferred Stock Shares Beneficially Owned*	Shares Subject to GeoMet Equity Awards (Other than GeoMet Restricted Stock)*
Sherwood Energy, LLC	—		3,513,659	—
Yorktown Energy Partners IV, L.P.	12,437,072	(1)	—	—
W. Howard Keenan, Jr.	99,800	(2)	14,082	—
Brett S. Camp	979,772		18,749	111,851
William C. Rankin	725,133		—	280,997
Stanley L. Graves	187,519		8,696	2,000
James C. Crain	186,519		7,038	2,000
Gary S. Weber	106,125		14,996	—
Tony Oviedo	123,317		—	63,474
Michael Y. McGovern	106,125		—	—

*              For purposes of this Agreement only, and without admitting that any Stockholder beneficially owns any securities for any other purpose, each Stockholder may be deemed to beneficially own all of the shares of GeoMet Common Stock and/or GeoMet Preferred Stock set forth in the table above.  Each Stockholder otherwise disclaims beneficial ownership of any shares of GeoMet Common Stock and/or GeoMet Preferred Stock other than those set forth opposite such Stockholder’s name under the heading “GeoMet Common Stock Shares Beneficially Owned,” “GeoMet Preferred Stock Shares Beneficially Owned” and “Shares Subject to GeoMet Equity Awards (Other than GeoMet Restricted Stock).”

(1) W. Howard Keenan, Jr., as managing partner of Yorktown Energy Partners IV, L.P., may be deemed to be a beneficial owner of the 12,437,072 shares of common stock beneficially owned by Yorktown Energy Partners IV, L.P. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein.

(2) W. Howard Keenan, Jr., as managing partner of Yorktown Energy Partners IV, L.P., may be deemed to be a beneficial owner of the 12,437,072 shares of common stock beneficially owned by Yorktown Energy Partners IV, L.P. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein.

ANNEX C

OPINION OF FBR CAPITAL MARKETS & CO.

[Letterhead of FBR Capital Markets & Co.]

February 13, 2014

GeoMet, Inc.

909 Fannin Street, Suite 1850

Houston, Texas 77010

Attn: Board of Directors

Members of the Board of Directors:

We understand that GeoMet, Inc. (the “Company”) intends to enter into an Asset Purchase Agreement (the “Agreement”) among the Company, GeoMet Operating Company, Inc. and GeoMet Gathering Company, LLC (each a wholly owned subsidiary of the Company and, collectively with the Company, the “Sellers”) and ARP Mountaineer Production, LLC (the “Buyer”), a wholly owned subsidiary of Atlas Resource Partners, L.P. (“Atlas”), and, for the sole purpose of Section 7.21 of the Agreement, Atlas, pursuant to which, among other things, the Sellers will sell and convey to the Buyer, and the Buyer will purchase and acquire from the Sellers, the Assets, subject to the Assumed Liabilities (the “Transaction”), in exchange for $107 million in cash (the “Consideration”), subject to certain adjustments as provided in the Agreement.  Among other things, the Assets include the Sellers’ collective interest in certain coalbed methane leases, oil and gas leases, oil, gas and coalbed methane leases and oil, gas and mineral leases which relate to certain wells; certain wells, personal property, fixtures, equipment and improvements located on certain leases or properties or used or obtained in connection with the ownership, exploration, development or operation of those leases or properties or the production, sale, processing, treating, storing, gathering, transportation or disposal of hydrocarbons, water or other substances produced therefrom or attributable thereto; and all hydorcarbons produced from or allocated to such wells and leases from and after 12:01 a.m. on January 1, 2014 (the “Effective Date”) or in storage on the Assets as of the Effective Date, all as more fully described in the Agreement.  Among other things, the Assumed Liabilities include all of the Sellers’ liabilities, obligations and duties, both known and unknown to the Sellers, whensoever arising or accruing, under the Assets (other than certain oil and gas contracts); and such oil and gas contracts (other than for breach by any Seller of such oil and gas contract (excluding leases) prior to the Effective Date), all as more fully described in the Agreement. Unless otherwise defined herein, all capitalized terms used herein, including capitalized terms qualified by reference to the definitions set forth in and other terms of the Agreement, shall have the meanings ascribed to such terms in the Agreement.

You have requested that FBR Capital Markets & Co. (“FBRC”) render an opinion (our “Opinion”) to the Board of Directors (the “Board”) of the Company with respect to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company in exchange for Assets subject to the Assumed Liabilities in the Transaction pursuant to the Agreement.  For purposes of our analysis and our Opinion we have at your direction treated the Consideration to be collectively received by the Sellers in the Transaction pursuant to the Agreement as being received by the Company.  In addition, with your consent, we have assumed for purposes of our analysis and our Opinion, that any increase in the value of the Assets or reduction in the value of the Assumed Liabilities following the Effective Date and any adjustment to the Consideration pursuant to the Agreement or otherwise, would not be material to our analysis or our Opinion.

In arriving at our Opinion, we have, among other things:

(i) reviewed a draft, dated February 11, 2014, of the Agreement;

(ii) reviewed certain publicly available business and financial information relating to the Company and the Assets;

(iii) reviewed certain other business, financial and operating information relating to the Company and the Assets, including financial forecasts for the Assets, subject to the Assumed Liabilities, for the two fiscal years ended December 31, 2014 and December 31, 2015 prepared and provided to us by management of the Company (the “Projections”);

(iv) reviewed certain other information relating to the Assets and the Assumed Liabilities provided to us by the Company, including certain oil and gas reserve reports and data prepared by the Company’s third-party oil and gas reserves consultants containing estimates with respect to the Company’s proved oil and gas reserves and associated timings and riskings (the “Reserve Reports”);

(v) met with certain members of the managements of the Company to discuss the Assets and their prospects, the Assumed Liabilities and the proposed Transaction;

(vi) reviewed certain financial data for the Assets subject to the Assumed Liabilities and compared that data with similar data for companies with publicly traded equity securities that we deemed relevant;

(vii) reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain business combinations and other transactions that we deemed relevant; and

(viii) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and our Opinion. With respect to the Projections, management of the Company has advised us, and we have assumed, that such Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company with respect to the future financial performance of the Assets subject to the Assumed Liabilities, and we express no view or opinion with respect to the Projections or the assumptions upon which they are based.  With respect to the Reserve Reports, we have been advised and have assumed that the Reserve Reports have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s third-party oil and gas reserves consultants as to the oil and gas reserves included in the Assets and associated timings and riskings and have been advised by the Company and have assumed that the Reserve Reports are a reasonable basis on which to evaluate the Assets subject to the Assumed Liabilities, and we express no view or opinion with respect to the Reserve Reports or the assumptions upon which they are based.  We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects relating to the Assets subject to the Assumed Liabilities since the Effective Date or, if earlier, the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or our Opinion, and that there is no information or any facts or developments that would make any of the information reviewed by us incomplete or misleading.  We also have assumed, with your consent, that (i) in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Assets or the contemplated benefits of the Transaction; (ii) the representations and warranties made by the parties in the Agreement are accurate and complete in all respects material to our analyses and our Opinion; (iii) each party to the Agreement will perform all of its covenants and obligations thereunder; and (iv) the Transaction will be consummated in accordance with the terms of the Agreement, including the form and structure of the Transaction contemplated thereby, without waiver, modification or amendment of any term, condition or provision thereof that is material to our analyses or our Opinion. We have also assumed that the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

The report of the Company’s independent auditors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, containing the most recent audited financial statements available for the Company, included a statement by the Company’s independent auditors that, among other things, the financial condition of the Company raised substantial doubt about the Company’s ability to continue as a going concern.  Furthermore, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013 disclosed that (i) there can be no assurances that the Company will be able to refinance or repay the borrowings under its credit facility before it matures on April 1, 2014 which, among other things, raised substantial doubt about the Company’s ability to continue as a going concern and (ii) if the Company became unable to continue as a going concern, the Company might have to liquidate its assets and the values the Company received for its assets in liquidation or dissolution could be significantly lower than the values reflected in its financial statements.  We note, however, that, under the ownership of a company with adequate liquidity and capital, such as the Buyer, the value of the Assets could substantially improve, resulting in significant returns to the Buyer if the Transaction is consummated.

Our Opinion addresses only the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company for the Assets subject to the Assumed Liabilities in the Transaction pursuant to the Agreement in the manner set forth above and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the allocation of the Consideration amongst the Assets subject to the Assumed Liabilities; the allocation of the Consideration amongst the Sellers; the solvency or fair value of GeoMet or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; any tax implications of the Transaction to the Company or its security holders or any other party; the Company’s or the Sellers’ potential use of the proceeds from the Transaction; any subsequent actions or transactions to which the Company may be a party; the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party; or the fairness of the amount or nature of, or any other aspect relating to, any compensation or consideration to be received by or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise. The issuance of our Opinion was approved by an authorized internal committee of FBRC.

We express no opinion and provide no advice, counsel or interpretation, with respect to matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice.  We have assumed that any such opinions, advice, counsel or interpretations have been or will be obtained by the Company from appropriate professional sources. Furthermore, we have, with your consent, relied upon the assessments by the Company and its other advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to Company, the Sellers, the Assets, the Assumed Liabilities and the Transaction.

Our Opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We assume no responsibility to update or revise our analysis or our Opinion for information obtained or events or circumstances occurring after the date hereof.  In addition, as you are aware, the Projections and other information that we have reviewed relating to the future financial performance of the Assets subject to the Assumed Liabilities reflect certain assumptions regarding the energy industry and future commodity prices associated with the energy industry that are subject to significant uncertainty and volatility and that, if different than assumed, could have a material impact on our analyses and our Opinion.  We were previously engaged to assist the Company in evaluating certain strategic alternatives, including a possible sale of the Company and, in connection therewith, solicited indications of interest in acquiring the Company. Our engagement to provide those financial advisory services was subsequently terminated by mutual agreement and we understand that another financial advisor was engaged by the Company to solicit indications of interest in acquiring certain assets of the Company, including the Assets and, consequently, since the termination of our engagement to assist the Company in evaluating certain strategic alternatives, including a possible sale of the Company, we have not been requested to, and did not, (i) solicit indications of interest from third parties with respect to an acquisition of all or any part of the Company or the Assets or any alternatives to the Transaction, (ii) negotiate the terms of the Transaction, or (iii) advise the Board or any other party with respect to alternatives to the Transaction. Our Opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company or any other party to the Transaction, nor does it address the underlying business decision of the Board, the Company, the Sellers or any other party to proceed with the Transaction.  Furthermore, in connection with our Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company, the Sellers or any other party, nor were we provided with any such appraisal or evaluation other than the Reserve Reports. We did not estimate, and express no opinion regarding, the liquidation value of the Company, the Sellers or any other entity, whether before or after giving effect to the Transaction.

Notwithstanding the termination of our engagement as a financial advisor to the Company in connection with its evaluation of certain strategic alternatives, we remained engaged by the Company to, if requested by the Company, provide an opinion with respect to the fairness of the consideration to be received pursuant to certain potential transactions and are entitled to a fee upon the delivery of our Opinion.  The Company has also agreed to indemnify us and certain related parties for certain liabilities arising out of or related to our engagement and to reimburse us for certain expenses incurred in connection with our engagement. In addition, as you are aware, we remain entitled to receive a transaction fee upon the consummation of potential transactions with certain potential purchasers that do not include the Buyer or Atlas.

As more fully described herein, we have previously provided financial advisory services to the Company for which we received compensation.  We and our affiliates may in the future provide financial advice and services to the Company or Atlas and their respective affiliates for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Atlas, certain of their affiliates and any other company that may be involved in the Transaction, as well as provide investment banking and other financial services to such companies and entities. FBRC has adopted policies and procedures designed to preserve the independence of its research and credit analysts whose views may differ from those of the members of the team of investment banking professionals that are advising the Company.

It is understood that our Opinion is for the information of the Board (in its capacity as such) in connection with its consideration of the proposed Transaction and, in accordance with the terms of our engagement, is not intended to and should not be construed as creating any fiduciary duty on the part of FBRC to the Board, the Company, the Sellers, any security holder of the Company or any other party. This Opinion does not constitute a recommendation to the Board, the Company, the Sellers, any securityholder of the Company or any other person as to how to act or vote on any matter relating to the Transaction or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company for the Assets subject to the Assumed Liabilities in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

FBR Capital Markets & Co.

ANNEX D

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF GEOMET, INC. AND SUBSIDIARIES

GEOMET, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$9,704,630	$7,234,225
Accounts receivable, net of allowance of $14,744 and $17,634 at September 30, 2013 and December 31, 2012, respectively	2,613,257	6,248,819
Inventory	—	262,885
Derivative asset—natural gas contracts	371,025	3,929,767
Other current assets	941,331	1,437,819
Total current assets	13,630,243	19,113,515
Gas properties—utilizing the full cost method of accounting:
Proved gas properties	333,396,454	539,077,119
Other property and equipment	3,294,083	3,749,621
Total property and equipment	336,690,537	542,826,740
Less accumulated depreciation, depletion, amortization and impairment of gas properties	(293,173,690)	(467,702,053)
Property and equipment—net	43,516,847	75,124,687
Other noncurrent assets:
Deferred income taxes	105,733	1,125,804
Other	1,100,268	962,451
Total other noncurrent assets	1,206,001	2,088,255
TOTAL ASSETS	$58,353,091	$96,326,457
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$3,146,338	$5,728,879
Royalties payable	3,622,600	3,830,904
Accrued liabilities	913,335	1,793,946
Deferred income taxes	105,733	1,125,804
Derivative liability—natural gas contracts	—	919,572
Asset retirement obligations	180,183	73,706
Current portion of long-term debt	74,000,000	10,300,000
Total current liabilities	81,968,189	23,772,811
Long-term debt	—	129,000,000
Asset retirement obligations	9,490,684	13,235,318
Derivative liability—natural gas contracts	571,386	1,636,348
Other long-term accrued liabilities	120,996	143,682
TOTAL LIABILITIES	92,151,255	167,788,159
Commitments and contingencies (Note 16)
Mezzanine equity:
Series A Convertible Redeemable Preferred Stock—net of offering costs of $1,660,435; redemption amount $58,188,070; $.001 par value; 7,401,832 shares authorized, 5,818,807 and 5,305,865 shares were issued and outstanding at September 30, 2013 and December 31, 2012, respectively	41,197,933	35,851,887
Stockholders’ Deficit:
Preferred stock, $0.001 par value—2,598,168 shares authorized, none issued	—	—
Common stock, $0.001 par value—authorized 125,000,000 shares; 40,662,749 and 40,690,077 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	40,663	40,690
Treasury stock—10,432 shares at September 30, 2013 and December 31, 2012	(94,424)	(94,424)
Paid-in capital	189,690,990	195,033,585
Accumulated other comprehensive loss	(22,233)	(53,020)
Retained deficit	(264,611,093)	(302,057,496)
Less notes receivable	—	(182,924)
Total stockholders’ deficit	(74,996,097)	(107,313,589)
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ DEFICIT	$58,353,091	$96,326,457

See accompanying Notes to Consolidated Financial Statements (Unaudited)

GEOMET, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Revenues:
Gas sales	$7,391,747	$9,609,586	$30,324,181	$27,464,729
Operating fees	21,325	55,439	104,394	190,650
Total revenues	7,413,072	9,665,025	30,428,575	27,655,379
Operating expenses:
Lease operating expense	2,022,962	4,417,390	10,615,069	13,350,417
Compression and transportation expense	1,778,752	2,217,610	5,485,553	6,757,864
Production taxes	419,332	442,129	1,617,249	1,276,215
Depreciation, depletion and amortization	869,787	2,539,531	3,746,930	9,460,420
Impairment of gas properties	—	25,431,734	—	83,467,022
General and administrative	1,049,372	1,097,308	3,456,126	3,765,475
Restructuring costs	6,000	187,597	93,584	952,830
(Gains) losses on natural gas derivatives	(625,328)	4,783,942	760,142	(341,525)
Total operating expenses	5,520,877	41,117,241	25,774,653	118,688,718

(Loss) gain on the sale of Properties in Alabama	(187,298)	—	36,948,313	—

Operating income (loss)	1,704,897	(31,452,216)	41,602,235	(91,033,339)

Other income (expense):
Interest income	432	814	1,280	5,113
Interest expense	(857,847)	(1,513,684)	(4,093,452)	(4,057,927)
Write off of debt issuance costs	—	(1,377,520)	—	(1,377,520)
Other	(9,564)	943	(44,910)	(3,156)
Total other income (expense):	(866,979)	(2,889,447)	(4,137,082)	(5,433,490)

Income (loss) before income taxes from continuing operations	837,918	(34,341,663)	37,465,153	(96,466,829)
Income tax expense	(6,250)	(6,250)	(18,750)	(44,036,950)

Income (loss) from continuing operations	831,668	(34,347,913)	37,446,403	(140,503,779)
Discontinued operations, net of tax	—	(25,655)	—	(722,036)

Net income (loss)	$831,668	$(34,373,568)	$37,446,403	$(141,225,815)
Accretion of Series A Convertible Redeemable Preferred Stock	(598,611)	(485,338)	(1,624,984)	(1,418,307)
Paid-in-kind dividends on Series A Convertible Redeemable Preferred Stock	(1,277,889)	(903,912)	(3,721,062)	(2,764,257)
Cash dividends paid on Series A Convertible Redeemable Preferred Stock	(634)	(689)	(1,835)	(1,985)
Net (loss) income available to common stockholders	$(1,045,466)	$(35,763,507)	$32,098,522	$(145,410,364)

Net (loss) income per common share—basic:
Net (loss) income per common share from continuing operations	$(0.03)	$(0.89)	$0.79	$(3.61)
Net loss per common share from discontinued operations	—	—	—	(0.02)
Net (loss) income per common share—basic	$(0.03)	$(0.89)	$0.79	$(3.63)

Net (loss) income per common share—diluted:
Net (loss) income per common share from continuing operations	$(0.03)	$(0.89)	$0.45	$(3.61)
Net loss per common share from discontinued operations	—	—	—	(0.02)
Net (loss) income per common share—diluted	$(0.03)	$(0.89)	$0.45	$(3.63)

Weighted average number of common shares:
Basic	40,485,875	40,286,573	40,473,460	40,018,778
Diluted	40,485,875	40,286,573	82,707,070	40,018,778

See accompanying Notes to Consolidated Financial Statements (Unaudited)

GEOMET, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Net income (loss)	$831,668	$(34,373,568)	$37,446,403	$(141,225,815)
Gain on foreign currency translation adjustment	45,198	14,240	36,080	2,019
Reclassification adjustment for loss on foreign currency translation included in net loss	—	—	—	1,307,906
Unrealized (loss) gain on available for sale securities	35,116	(19,454)	(5,293)	31,738

Other comprehensive income (loss)	$911,982	$(34,378,782)	$37,477,190	$(139,884,152)

See accompanying Notes to Consolidated Financial Statements (Unaudited)

GEOMET, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months Ended September 30,
	2013	2012
Cash flows provided by operating activities:
Net income (loss)	$37,446,403	$(141,225,815)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation, depletion and amortization	3,746,930	9,458,700
Impairment of gas properties	—	83,467,022
Amortization of debt issuance costs	685,422	530,799
Write off of debt issuance costs	—	1,377,520
Deferred income tax expense	—	44,018,200
Unrealized losses from the change in market value of open derivative contracts	1,574,208	13,258,958
Stock-based compensation	188,209	512,377
Gain on the sale of Properties in Alabama	(36,948,313)	—
Loss on sale of Hudson’s Hope Gas, Ltd	—	683,154
Loss on sale of other assets	53,366	5,200
Accretion expense—asset retirement obligation	822,601	584,813
Changes in operating assets and liabilities:
Accounts receivable	4,019,863	(13,052)
Other assets	(419,572)	193,953
Accounts payable	(2,724,252)	1,577,480
Other accrued liabilities	(840,525)	(833,930)

Net cash provided by operating activities	7,604,340	13,595,379

Cash flows provided by investing activities:
Capital expenditures	(580,323)	(856,655)
Return of original basis through the settlement of natural gas derivative contracts	—	7,147,696
Net proceeds from the sale of Properties in Alabama	60,732,775	—
Proceeds from sale of other property and equipment	19,276	3,500

Net cash provided by investing activities	60,171,728	6,294,541

Cash flows used in financing activities:
Proceeds from revolving credit facility borrowings	—	10,500,000
Payments on revolving credit facility	(65,300,000)	(22,800,000)
Deferred financing costs	(3,801)	(853,578)
Payments on other debt	—	(188,965)
Purchase and cancellation of treasury stock	(27)	(2,039)
Cash dividends paid on Series A Convertible Redeemable Preferred Stock	(1,835)	(1,985)

Net cash used in financing activities	(65,305,663)	(13,346,567)
Effect of exchange rate changes on cash	—	5,115

Increase in cash and cash equivalents	2,470,405	6,548,468
Cash and cash equivalents at beginning of period	7,234,225	457,865

Cash and cash equivalents at end of period	$9,704,630	$7,006,333

Supplemental disclosure of cash flow information:
Cash paid during the period for interest expense	$4,169,622	$5,960,054

Cash paid during the period for income taxes	$18,750	$18,750

Significant noncash investing and financing activities:
Accrued capital expenditures	$30,380	$609,017
Fair value of common stock received in exchange for Hudson’s Hope Gas, Ltd.	$—	$293,769

See accompanying Notes to Consolidated Financial Statements (Unaudited)

GEOMET, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Unaudited)

Note 1—Organization and Our Business

GeoMet, Inc. (“GeoMet,” “Company,” “we,” or “our”) (formerly GeoMet Resources, Inc.) was incorporated under the laws of the state of Delaware on November 9, 2000. We are primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). All of our production is CBM, which is a dry natural gas containing no hydrocarbon liquids. We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator, developer and producer of coalbed methane properties since 1993. Subsequent to the asset sale discussed in Note 2— Sale of Coalbed Methane Properties in Alabama, our core area of operations is the Central Appalachian Basin of Virginia and West Virginia. We also own additional coalbed methane development rights, principally in Virginia and West Virginia.

The accompanying unaudited consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. The unaudited consolidated financial statements reflect, in the opinion of our management, all adjustments, consisting only of normal and recurring adjustments, necessary to present fairly the financial position as of, and results of operations for, the interim periods presented. These unaudited consolidated financial statements have been prepared in accordance with the guidelines of interim reporting; therefore, they do not include all disclosures required for our year-end audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Interim period results are not necessarily indicative of results of operations or cash flows for the full year. These unaudited consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements for the fiscal year ended December 31, 2012 and the accompanying notes included in our Annual Report on Form 10-K, which we filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2013.

Note 2— Sale of Coalbed Methane Properties in Alabama

On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama. The sale resulted in proceeds of approximately $62.0 million after purchase price adjustments of $1.2 million to account for net cash flows from the effective date to the closing date. Simultaneously with the close of the property sale, approximately $57.0 million was used to repay outstanding borrowings under the Company’s Credit Agreement and $5.0 million was held in reserve to pay transaction related costs and expenses, including the liquidation of certain natural gas hedge positions. After this repayment, borrowings outstanding under the Credit Agreement totaled $77.0 million. In connection with this repayment the Company no longer has a borrowing base deficiency under the Credit Agreement. The next scheduled borrowing base determination is expected to occur on or around December 15, 2013 and will be based on the Company’s reserves at June 30, 2013. The Credit Agreement continues to have a maturity date of April 1, 2014.

GeoMet’s net interest in the properties sold produced approximately 9,700 Mcf of natural gas per day during the month of March 2013 (the effective date of the sale was April 1, 2013), or approximately 29% of GeoMet’s total production for this time period. As of April 1, 2013 and based on SEC guidelines, GeoMet’s net proved reserves attributable to the coalbed methane properties in Alabama being sold were estimated to be approximately 43 Bcf, all classified as proved developed reserves.

Total gain on the sale included the following:

Cash proceeds	$62,007,639
Buyer’s assumption of asset retirement obligations	4,411,201
Buyer’s assumption of other liabilities	164,108
Net book value of sold gas properties	(27,998,835)
Net book value of sold inventory	(133,732)
Net book value of sold equipment	(108,642)
Transaction costs	(1,120,654)
Post-closing purchase price adjustments (1)	(272,772)
Total gain on sale	$36,948,313

(1)                  Post-closing purchase price adjustments results from actual operating revenues and expenses realized related to properties sold that differed from the amounts estimated at the time of closing.

No current federal or state income taxes payable were recorded in conjunction with the sale of the Alabama properties which is the result of 2013 tax basis operating losses generated in the normal course of business that are estimated to be available to offset the taxable gain. Additionally, our net deferred tax asset and the offsetting valuation allowance recorded against it were both reduced by $14.1 million as a result of recording the gain on the sale of assets. At September 30, 2013, the remaining net deferred tax asset is $82.5 million for which a full valuation allowance remains recorded against it.

Pro forma adjustments related to the unaudited pro forma financial information presented below were computed assuming the transaction was consummated on January 1, 2012 and include adjustments which give effect to events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the Company, and (iii) factually supportable. As such, included in Net income (loss), Net (loss) income available to common stockholders and Net (loss) income per common share (basic and diluted) is the total gain on sale of $36,948,313.

Consolidated Pro Forma Information

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Revenue	$7,415,443	$6,679,319	$24,186,419	$19,215,088
Income (loss) from continuing operations	$1,705,427	$(25,432,968)	$38,801,724	$(66,600,078)
Net income (loss)	$1,302,969	$(26,473,538)	$36,363,683	$(114,527,415)
Net (loss) income available to common stockholders	$(574,165)	$(27,863,477)	$31,015,802	$(118,711,964)
Net (loss) income per common share—basic	$(0.01)	$(0.69)	$0.77	$(2.99)
Net (loss) income per common share—diluted	$(0.01)	$(0.69)	$0.44	$(2.99)

Note 3— Going Concern and Management’s Plans

We previously disclosed our engagement of FBR Capital Markets & Co. to assist the Company in exploring strategic alternatives. We have concluded that process, and have engaged Lantana Oil & Gas Partners to assist us in pursuing the possible sale of all or substantially all of our assets.

We currently anticipate that any such sale transaction would be followed by either a merger or a liquidation and distribution of our remaining assets in accordance with applicable law.  Generally, in a dissolution, the net proceeds of a sale would be used to repay the amount outstanding under our Credit Agreement and make adequate provision for satisfaction of other known or contingent payment obligations. Remaining assets, if any, would first be used to satisfy all or a portion of the liquidation preference of our outstanding Preferred Stock, then, if any assets remained, be made available for distribution to the holders of our common stock.

Any such sale of assets, and any subsequent merger or liquidation, would require approval by (i) our board of directors, (ii) the holders of a majority of our Preferred Stock (voting separately as a class), and (iii) the holders of a majority of our outstanding shares with holders of the Preferred Stock voting with the common stock on an as-converted basis. On an as-converted basis, the Preferred Stock currently represents approximately 52% of the outstanding shares and therefore would have the ability to control any vote requiring the approval of our shareholders, including a vote to approve a sale transaction and any subsequent merger or liquidation.

No assurance can be given that a suitable proposal for the sale of all or substantially all of our assets will be presented, that any sale transaction will be consummated, or the terms or structure of any transaction if such a sale transaction is consummated.

Although our recent sale of assets brought us into conformity with the borrowing base under our Credit Agreement, we remain highly leveraged.  In addition, our Credit Agreement matures on April 1, 2014, and no assurances can be made that we will be able to refinance, repay or further extend the maturity date of the Credit Agreement.  Also, as of September 30, 2013, we had a working capital deficit of $68.3 million, a retained deficit of $264.6 million and stockholders’ deficit of $75.0 million.  Depressed natural gas prices in 2012 resulted in significant property impairments and full valuation of our deferred tax assets during 2012. On April 2, 2013, all the indebtedness under our Credit Agreement was reclassified to current liabilities.  In addition, our Preferred Stock continues to accrue a dividend of 12.5% per annum, which we have been paying through the issuance of additional shares of Preferred Stock.  Beginning in September 2015, dividends on the Preferred Stock will accrue at 9.6% per annum and be payable in cash.

These and other factors raise substantial doubt about the Company’s ability to continue as a going concern for the next twelve months. The accompanying consolidated financial statements (unaudited) have been prepared in conformity with accounting principles generally accepted in the United States which contemplate continuation of the Company as a going concern.

In the event the assumption of the continuation of the Company as a going concern was no longer appropriate, the Company would implement the liquidation basis of accounting. Under the liquidation basis of accounting, the carrying amounts of assets as of the date of the authorization of a plan for liquidation, would be adjusted to their estimated net realizable values and liabilities, including the estimated costs associated with implementing a plan for liquidation, would be stated at their estimated settlement amounts.

Note 4—Recent Pronouncements

In July 2013, the FASB issued ASU No. 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in ASU 2013-10 permit the Fed Funds Effective Swap Rate (OIS) to be used as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. The amendments are effective prospectively for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. We are presently assessing the potential impact of ASU 2013-11.

In March 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted.

In February 2013, the FASB issued ASU No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. ASU 2013-04 provides guidance for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. The update is effective for interim and annual periods beginning after December 15, 2013 and is required to be applied retrospectively to all prior periods presented for those obligations that existed upon adoption of ASU 2013-04. We are presently assessing the potential impact of ASU 2013-04.

In February 2013, the FASB issued ASU No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The update requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under accounting principles generally accepted in the United States (“GAAP”) to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company has adopted and applied the provisions of ASU 2012-02 which did not impact its operating results, financial position or cash flows.

In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this update clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective during interim and annual periods beginning on or after January 1, 2013. The Company has adopted and applied the provisions of ASU 2013-01. See disclosure provided in Note 9—Derivative Instruments and Hedging Activities.

Note 5—Net (Loss) Income Per Common Share

Net (loss) income per common share—basic is calculated by dividing Net (loss) income available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net (loss) income per common share—diluted assumes the conversion of all potentially dilutive securities and is calculated by dividing Net (loss) income available to common stockholders by the sum of the weighted average number of shares of common stock outstanding plus potentially dilutive securities. Net (loss) income per common share—diluted considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. A reconciliation of Net (loss) income per common share is as follows:

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Net (loss) income available to common stockholders—basic	$(1,045,466)	$(35,763,507)	$32,098,522	$(145,410,364)
Dilutive related add back:
Accretion of Preferred Stock	—	—	1,624,984	—
Paid-in-kind dividends on Preferred Stock	—	—	3,721,062	—
Cash dividends paid on Preferred Stock	—	—	1,835	—

Net (loss) income available to common stockholders—diluted	$(1,045,466)	$(35,763,507)	$37,446,403	$(145,410,364)
Net (loss) income per common share—basic:
Net (loss) income per common share from continuing operations	$(0.03)	$(0.89)	$0.79	$(3.61)
Net loss per common share from discontinued operations	—	—	—	(0.02)
Net (loss) income per common share—basic	$(0.03)	$(0.89)	$0.79	$(3.63)

Net (loss) income per common share—diluted:
Net (loss) income per common share from continuing operations	$(0.03)	$(0.89)	$0.45	$(3.61)
Net loss per common share from discontinued operations	—	—	—	(0.02)
Net (loss) income per common share—diluted	$(0.03)	$(0.89)	$0.45	$(3.63)
Weighted average number of common shares:
Basic	40,485,875	40,286,573	40,473,460	40,018,778
Potentially dilutive securities:
Preferred stock	—	—	42,117,057	—
Restricted stock units	—	—	116,553	—
Diluted	40,485,875	40,286,573	82,707,070	40,018,778

Net income per common share—basic for the nine months ended September 30, 2013 included $0.91 per common share, net of $0 tax, resulting solely from the Gain on the sale of Properties in Alabama. Net income per common share—diluted for the nine months ended September 30, 2013 included $0.45 per common share, net of $0 tax, resulting from the Gain on the sale of Properties in Alabama.

Net loss per common share—diluted for the three months ended September 30, 2013 excluded the effect of outstanding options exercisable to purchase 1,591,920 shares, 116,553 weighted average restricted stock units for which common shares are distributed upon achievement of certain performance targets, 176,935 weighted average restricted shares outstanding, and 5,644,456 weighted average shares of Series A Convertible Redeemable Preferred Stock (43,418,898 in dilutive shares, as converted, which assumes conversion on the later of the first day of the period or date of issuance) because we reported a net loss available to common stockholders which caused the options, restricted stock units, restricted shares and preferred shares to be anti-dilutive.

Net income per common share—diluted for the nine months ended September 30, 2013 excluded the effect of outstanding exercisable options to purchase 1,591,920 shares and 204,833 weighted average restricted shares outstanding because they were assumed reacquired under the treasury stock method.

Net loss per common share—diluted for the three months ended September 30, 2012 excluded the effect of outstanding options exercisable to purchase 2,397,603 shares, 116,732 weighted average restricted stock units for which common shares are distributed upon achievement of certain performance targets, 273,301 weighted average restricted shares outstanding, and 4,838,181 weighted average shares of Series A Convertible Redeemable Preferred Stock (37,216,776 in dilutive shares, as converted, which assumes conversion on the later of the first day of the period or date of issuance) because we reported a net loss available to common stockholders which caused the options, restricted stock units, restricted shares and preferred shares to be anti-dilutive.

Net loss per common share—diluted for the nine months ended September 30, 2012 excluded the effect of outstanding options exercisable to purchase 2,397,603 shares, 170,570 weighted average restricted stock units for which common shares are distributed upon achievement of certain performance targets, 262,896 weighted average restricted shares outstanding, and 4,549,537 weighted average shares of Series A Convertible Redeemable Preferred Stock (34,996,440 in dilutive shares, as converted, which assumes conversion on the later of the first day of the period or date of issuance) because we reported a net loss available to common stockholders which caused the options, restricted stock units, restricted shares and preferred shares to be anti-dilutive.

Note 6—Discontinued Operations

On June 20, 2012, we disposed of Hudson’s Hope Gas, Ltd., a subsidiary which held our Canadian gas properties, in exchange for two million shares of Canada Energy Partners, Inc. (“CEP Shares”) which were restricted from being sold before June 20, 2013. We recognized a loss on the disposition in the amount of $0.7 million, which was made up of a $1.3 million loss related to the currency translation adjustment, offset by $0.3 million in asset retirement obligations conveyed to the buyer and the proceeds consisting of the $0.3 million in estimated fair value of the CEP shares received. The loss on this disposition has been included in Discontinued operations, net of tax, in the Consolidated Statements of Operations (Unaudited). Additionally, all historical operating results related to the disposed company have been removed from Operating (loss) income and included in Discontinued operations, net of tax, in the Consolidated Statements of Operations (Unaudited) for the periods presented.

As a result of the disposition, we are classifying these activities as a discontinued operation for all the periods presented. Results for activities reported as discontinued operations for the three and nine months ended September 30, 2013 and 2012 were as follows:

	Three Months Ended September 30,		Nine months Ended September 30,
	2013	2012	2013	2012
Revenues	$—	$—	$—	$—
Total operating benefit (expenses)	—	—	—	(13,123)

Operating income (loss)	—	—	—	(13,123)
Loss on sale of Hudson’s Hope, Ltd.	—	—	—	(683,154)
Other income (expense)	—	(25,655)	—	(25,759)
Income tax expense	—	—	—	—

Net loss	$—	$(25,655)	$—	$(722,036)

Note 7—Gas Properties

The method of accounting for oil and gas producing activities determines which costs are capitalized and how these costs are ultimately matched with revenues and expenses. We use the full cost method of accounting for our gas properties. Under this method, all direct costs and certain indirect costs associated with the acquisition, exploration, and development of our gas properties are capitalized.

Gas properties are depleted using the units-of-production method. The depletion expense is significantly affected by the unamortized historical and future development costs and the estimated proved gas reserves.

Estimation of proved gas reserves involves professional judgment and use of factors that cannot be precisely determined. Subsequent proved reserve estimates materially different from those reported would change the depletion expense recognized during future reporting periods. No gains or losses are recognized upon the sale or disposition of gas properties unless the sale or disposition represents a significant quantity of gas reserves, which would have a significant impact on the depreciation, depletion and amortization rate.

Under full cost accounting rules, total capitalized costs are limited to a ceiling equal to the present value of estimated future net revenues, discounted at 10% per annum, plus cost of properties not being amortized plus the lower of cost or fair value of unevaluated properties less income tax effects (the “ceiling limitation”). We perform a quarterly ceiling test to evaluate whether the net book value of our full cost pool exceeds the ceiling limitation. If capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes are greater than the discounted future net revenues or ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a non-cash charge that reduces earnings and stockholders’ equity in the period of occurrence and typically results in lower depreciation, depletion and amortization expense in future periods. Once incurred, a write-down is not reversible at a later date.

The ceiling test is calculated using the unweighted arithmetic average of the natural gas price on the first day of each month within the twelve-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions. In addition, the future cash outflows associated with settling asset retirement obligations were not included in the computation of the discounted present value of future net revenues for the purposes of the ceiling test calculation.

For the twelve months ended September 30, 2013, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $3.62 per Mcf, resulting in a natural gas price of $3.68 per Mcf when adjusted for regional price differentials. Based on the ceiling test performed utilizing the aforementioned prices, no write-down of the carrying value of our U.S. full cost pool was required at September 30, 2013.

For the twelve months ended September 30, 2012, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $2.84 per Mcf, resulting in a natural gas price of $2.99 per Mcf when adjusted for regional price differentials. For the three and nine months ended September 30, 2012, we recorded a $25.4 million and $83.5 million write-down, respectively, of the carrying value of our U.S. full cost pool.

In accordance with the full cost method of accounting for gas properties as prescribed by the SEC, sales of oil and gas reserves in place are generally accounted for as adjustments of capitalized cost, with no gain or loss recognized, unless such adjustments significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center (i.e. depletion rate).  A significant alteration would not ordinarily be expected to occur for sales involving less than 25 percent of the reserve quantities of a given cost center.  The sale of the Alabama gas properties, as disclosed in Note 2— Sale of Coalbed Methane Properties in Alabama, would have significantly altered the depletion rate. As such, a gain on the sale was recorded in the Consolidated Statements of Operations for the three and nine months ended September 30, 2013.

Note 8—Asset Retirement Liability

We record an asset retirement obligation (“ARO”) on the Consolidated Balance Sheets (Unaudited) and capitalize the asset retirement costs in gas properties in the period in which the retirement obligation is incurred. The amount of the ARO and the costs capitalized are equal to the estimated future costs to satisfy the obligation using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date we incurred the abandonment obligation using an assumed interest rate. Once the ARO is recorded, it is then accreted to its estimated future value using the same assumed interest rate.

The following table details the changes to our asset retirement liability for the nine months ended September 30, 2013:

Current portion of liability at January 1, 2013	$73,706
Add: Long-term asset retirement liability at January 1, 2013	13,235,318
Asset retirement liability at January 1, 2013	13,309,024
Buyer’s assumption of asset retirement obligations	(4,411,201)
Revision of estimates	103,287
Settlements	(152,844)
Accretion	822,601
Asset retirement liability at September 30, 2013	9,670,867
Less: Current portion of liability	(180,183)
Long-term asset retirement liability	$9,490,684

Note 9—Derivative Instruments and Hedging Activities

The energy markets have historically been volatile, and there can be no assurance that future natural gas prices will not be subject to wide fluctuations. At September 30, 2013, we do not have the ability to enter into natural gas hedges because we do not have the credit capacity with our existing natural gas hedge counterparties.

In an effort to reduce the effects of the volatility of the price of natural gas on our operations, management has historically hedged natural gas prices primarily using derivative instruments in the form of three-way collars, traditional collars and swaps. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements. We entered into hedging transactions, generally for forward periods up to two years or more, which increased the probability of achieving our targeted level of cash flows.  Our price risk management policy strictly prohibits the use of derivatives for speculative positions.

Swaps exchange floating price risk in the future for a fixed price at the time of the hedge. Costless collars set both a maximum ceiling (a sold ceiling) and a minimum floor (a bought floor) future price. We have accounted for these transactions using the mark-to-market accounting method. Generally, we incur accounting losses on derivatives during periods where prices are rising and gains during periods where prices are falling which may cause significant fluctuations in our Consolidated Balance Sheets (Unaudited) and Consolidated Statements of Operations (Unaudited).

Commodity Price Risk and Related Hedging Activities

At September 30, 2013, we had the following natural gas derivative contracts:

Contract Type	Period	Volume (MMBtu)	Fixed Price or Sold Ceiling/ Bought Floor	Derivative asset— current	Derivative liability— non-current	Total Fair Value of Contract
Swap	October 2013 through December 2013	552,000	$3.60	$2,406	$—	$2,406
Swap	October 2013	248,000	$3.81	77,362	—	77,362
Swap	November 2013 through March 2014 (1)	1,208,000	$3.81	60,100	—	60,100
Swap	October 2013 through March 2014	1,096,000	$3.82	162,168	—	162,168
Collar	January 2014 through December 2015	3,650,000	$4.30/$3.60	76,986	(210,846)	(133,860)
Collar	January 2014 through December 2015	3,650,000	$4.20/$3.50	(7,997)	(360,540)	(368,537)
		10,404,000		$371,025	$(571,386)	$(200,361)

(1)                  On October 2, 2013, the Company terminated the $3.81 swap position for a total of 1,208,000 MMBtus for the period November 2013 through March 2014 for which the Company received $60,100.

At December 31, 2012, we had the following natural gas derivative contracts:

Contract Type	Period	Volume (MMBtu)	Fixed Price or Sold Ceiling/ Bought Floor	Derivative asset— current	Derivative liability— current	Derivative liability— non-current	Total Fair Value of Contract
Collar	January 2014 through December 2015	3,650,000	$4.30/$3.60	$—	$—	$(556,636)	$(556,636)
Collar	January 2014 through December 2015	3,650,000	$4.20/$3.50	—	—	(796,266)	(796,266)
Swap	January 2013 through March 2013	360,000	$6.42	1,100,395	—	—	1,100,395
Swap	January 2013 through March 2013	540,000	$6.50	1,156,734	—	—	1,156,734
Swap	January 2013 through December 2013	2,190,000	$3.60	127,253	—	—	127,253
Swap	January 2013 through March 2014	3,640,000	$3.81	758,669	—	(144,994)	613,675
Swap	January 2013 through March 2014	3,640,000	$3.82	786,716	—	(138,452)	648,264
Swap	April 2013 through December 2013	2,750,000	$3.25	—	(919,572)	—	(919,572)
		20,420,000		$3,929,767	$(919,572)	$(1,636,348)	$1,373,847

At December 31, 2012, we had the following forward sales at NYMEX plus a fixed basis:

Period	Volume (MMBtu)	Fixed Basis
January 2013 through March 2013	450,000	$0.19
January 2013 through March 2013	918,000	$0.22
	1,368,000

The aforementioned forward physical sale contracts qualified for normal purchase and sale exemption and, as such, we have elected not to record it on the Consolidated Balance Sheets (Unaudited) using mark-to-market accounting.

We have reviewed the financial strength of our hedge counterparties and believe our credit risk to be minimal. Our hedge counterparties are participants or affiliates of the participants in our Credit Agreement and the collateral for the outstanding borrowings under our Credit Agreement is used as collateral for our hedges. We do not have rights to collateral from our counterparties, nor do we have rights of offset against borrowings under our Credit Agreement.

We estimate the fair value of our natural gas derivative contracts using the income approach. The income approach uses valuation techniques that convert future cash flows to a single discounted value. In order to estimate the fair value of our natural gas derivative contracts, a forward price curve and volatility estimates were compiled from sources that include NYMEX settlements and observed trading activity in the Over-the-Counter (“OTC”) markets. Pricing estimates for the theoretical market value of hedge positions were developed using analytical models accepted and employed by a broad cross-section of industry participants. To extrapolate future cash flows, discount factors incorporating our counterparties’ and our credit standing are used to discount future cash flows. The estimated fair value of our natural gas derivative contracts also reflects its nonperformance risk, the risk that the obligation will not be fulfilled. Because nonperformance risk includes our counterparties’ and our credit risk, we have considered the effect of credit risk on the fair value of our natural gas derivative contracts. The consideration for discounting our counterparties’ liabilities (our assets) was based on the difference between the S&P credit rating of a comparable company to our counterparties and the 1-Year Treasury bill rate, both at the reporting date. The consideration for discounting our liabilities was based on the difference between the market weighted average cost of debt capital plus a premium over the capital asset pricing model and the 1-Year Treasury bill rate.

We did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during the three and nine months ended September 30, 2013. Based on the use of observable market inputs, we have designated these types of instruments designated below as Level 2. The fair value of our Level 2 derivative instruments were as follows:

	Asset Derivatives				Liability Derivatives
	September 30, 2013		December 31, 2012		September 30, 2013		December 31, 2012
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments
Natural gas hedge positions	Derivative asset (current)	$371,025	Derivative asset (current)	$3,929,767	Derivative liability (current)	$—	Derivative liability (current)	$919,572
Natural gas hedge positions	Derivative asset (non- current)	—	Derivative asset (non- current)	—	Derivative liability (non- current)	571,386	Derivative liability (non-current)	1,636,348
Total derivatives not designated as hedging instruments		$371,025		$3,929,767		$571,386		$2,555,920

The (gains) losses on our hedging instruments included in the unaudited Consolidated Statements of Operations are as follows:

The Effect of Derivative Instruments on the Unaudited Consolidated Statements of

Operations for the Three and Nine Months Ended September 30, 2013 and 2012

		Amount of (Gain) or Loss Recognized in Income on Derivative
	Location of (Gain)	Three Months Ended		Nine months Ended
	or Loss Recognized in	September 30,		September 30,
Derivatives	Income on Derivative	2013	2012	2013	2012

Derivatives not designated as hedging instruments under ASC 815-20-25
Natural gas collar/swap settled positions	(Gains) losses on natural gas derivatives	$(361,448)	$(3,496,348)	$(2,021,116)	$(13,600,483)
Natural gas swap positions terminated (1)	(Gains) losses on natural gas derivatives	—	—	1,207,050	—
Natural gas collar/swap unsettled positions	(Gains) losses on natural gas derivatives	(263,880)	8,280,290	1,574,208	13,258,958

Total (gain) loss		$(625,328)	$4,783,942	$760,142	$(341,525)

(1)  The natural gas swap positions were terminated in order to prevent the Company from being over-hedged after the closing of the sale of its coalbed methane properties in Alabama.

Note 10—Investment in Canada Energy Partners

At September 30, 2013 and December 31, 2012, we own two million shares of Canada Energy Partners (“CEP”), discussed in Note 6—Discontinued Operations, which we classify as available for sale and record at fair value in Other noncurrent assets on the Consolidated Balance Sheets (Unaudited) based on the closing price of the shares on the TSX Venture Exchange on that date. Gains or losses related to both market price fluctuation and currency translation adjustment on the shares of CEP are held in Accumulated other comprehensive loss in the Consolidated Balance Sheets (Unaudited). At September 30, 2013 and December 31, 2012, the value of the shares recorded in Other noncurrent assets was $271,536 and $240,749, respectively, using a Level 1 input. Accumulated other comprehensive loss of $22,233 in the Consolidated Balance Sheets (Unaudited) as of September 30, 2013 consisted of a $25,582 cumulative decrease in market value offset by a $3,349 cumulative gain related to currency translation on the CEP shares. Accumulated other comprehensive loss of $53,020 in the Consolidated Balance Sheets (Unaudited) as of December 31, 2012 consisted of a $61,661 cumulative decrease in market value offset by a $8,641 cumulative gain related to currency translation on the CEP shares.

Note 11—Long-Term Debt

Under our Credit Agreement, outstanding borrowings may not exceed a borrowing base determined by the lenders.  During 2012, the amounts borrowed under our Credit Agreement exceeded the borrowing base.  Borrowings under the Credit Agreement at August 8, 2012 totaled $148.6 million. On August 8, 2012, in connection with the excess of borrowings over the borrowing base, we amended the Credit Agreement to provide for a tranche A loan in the amount of our borrowing base and a tranche B loan in the amount of the borrowing base deficiency.

On June 14, 2013, the Company closed the sale of all of its coal bed methane properties located in the state of Alabama. Simultaneously with the close of the property sale, approximately $57.0 million was used to repay outstanding borrowings under the Company’s Credit Agreement, which eliminated the borrowing base deficiency. After this repayment, borrowings outstanding under the Credit Agreement totaled $77.0 million. The next scheduled borrowing base determination is expected to occur on or around December 15, 2013 and will be based on the Company’s reserves at June 30, 2013.

With the closing of the sale of its coalbed methane properties in Alabama, the Company retained a $5.0 million reserve to be disbursed from time to time solely to pay transaction related costs as defined in the Credit Agreement, as amended, until the final settlement date of December 31, 2013, at which time, any remaining reserve shall be used to repay the outstanding principal balance under the Credit Agreement. At September 30, 2013, a reserve of $1.8 million remained in Cash and cash equivalents in the Consolidated Balance Sheets (Unaudited). Any unused portion of the reserve will be payable to the bank on December 31, 2013.

The Credit Agreement no longer provides for loans to be available on a revolving basis up to the amount of the borrowing base. As a result, the current outstanding loans, once repaid, may not be re-borrowed by the Company. All outstanding borrowings under the Credit Agreement are due and payable on April 1, 2014. The Credit Agreement provides for interest to accrue at a rate calculated, at our option, at the Adjusted Base Rate plus a margin of 2.00% or the London Interbank Offered Rate (the “LIBOR Rate”) plus a margin of 3.00%. Adjusted Base Rate is defined to be the greater of (i) the agent’s base rate or (ii) the federal funds rate plus one half of one percent or (iii) the LIBOR Rate plus a margin of 1.00%. All financial covenants were deleted by the Amendment and were replaced with a capital expenditure covenant (a maximum of $1.5 million in 2012 and $1.5 million in 2013). As of September 30, 2013, we had $74.0 million of borrowings outstanding under our Credit Agreement. As of September 30, 2013, the interest rates applied to borrowings were 3.24%.

For the three months ended September 30, 2013, we had no borrowings and made payments of $3.0 million under the Credit Agreement. For the three months ended September 30, 2012, we borrowed no amounts and made payments of $3.0 million under the Credit Agreement. For the three months ended September 30, 2013 and 2012, interest on the borrowings averaged 3.28% and 3.50% per annum, respectively.

For the nine months ended September 30, 2013, we had no borrowings and made payments of $65.3 million under the Credit Agreement. For the nine months ended September 30, 2012, we borrowed $10.5 million and made payments of $22.8 million under the Credit Agreement. For the nine months ended September 30, 2013 and 2012, interest on the borrowings averaged 4.03% and 3.12% per annum, respectively.

The following is a summary of our long-term debt at September 30, 2013 and December 31, 2012:

	September 30, 2013	December 31, 2012

Borrowings under Credit Agreement	$74,000,000	$139,300,000
Less current maturities included in current liabilities	(74,000,000)	(10,300,000)

Total long-term debt	$—	$129,000,000

We record our debt instruments based on contractual terms. We did not elect to apply the fair value option for recording financial assets and financial liabilities. We measure the fair value of our debt instruments using discounted cash flow analyses based on our current borrowing rates for similar types of borrowing arrangements (categorized as level 3). We do not have any debt instruments with fair value measurements categorized as level 1 or 2 within the fair value hierarchy. Fair value measurement for an asset or liability reflects its nonperformance risk, the risk that the obligation will not be fulfilled. Because nonperformance risk includes our credit risk, we have considered the effect of our credit risk on the fair value of the long-term debt. This consideration involved discounting our long-term debt based on the difference between the market weighted average cost of equity capital plus a premium over the capital asset pricing model and the stated interest rates of the debt instruments included in our long-term debt.  The fair value of long-term debt at September 30, 2013 and December 31, 2012 was estimated to be approximately $72.9 million and $121.6 million, respectively.

Note 12—Income Taxes

We record our income taxes using an asset and liability approach. This results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities using enacted tax rates at the end of the period. The effect of a change in tax rates of deferred tax assets and liabilities is recognized in the year of the enacted change.

For tax reporting purposes, we have federal and state net operating losses (“NOLs”) of approximately $143.4 million and $148.0 million, respectively, at September 30, 2013 that are available to reduce future taxable income. For tax reporting purposes, we had federal and state NOLs of approximately $137.8 million and $127.0 million, respectively, at December 31, 2012 that were available to reduce future taxable income. Our first material federal NOL carryforward expires in 2022 and the last one expires in 2032.

Additionally, for tax reporting purposes, we have a federal capital loss carryforward generated by the sale of Hudson’s Hope Gas, Ltd., as described in Note 6—Discontinued Operations, of approximately $33.9 million at September 30, 2013 that is available to reduce future taxable capital gains and expiring in 2017.

At September 30, 2013, we have a valuation allowance of $82.4 million recorded against our net deferred tax asset which includes $69.6 million related to our U.S. operations and $12.8 million related to the capital loss carryforward generated by the sale of Hudson’s Hope Gas, Ltd., as described in Note 6—Discontinued Operations.

A reconciliation of the effective tax rate to the statutory rate for the three months ended September 30, 2013 is as follows:

	Total
Amount computed using statutory rates	$284,892	34.00%
State income taxes—net of federal benefit	7,809	0.93%
Reduction of valuation allowance	(722,406)	-86.21%
Nondeductible items and other	435,955	52.03%
Income tax provision	$6,250	0.75%

A reconciliation of the effective tax rate to the statutory rate for the nine months ended September 30, 2013 is as follows:

	Total
Amount computed using statutory rates	$12,738,152	34.00%
State income taxes—net of federal benefit	883,815	2.36%
Reduction of valuation allowance	(14,194,949)	-37.89%
Nondeductible items and other	591,732	1.58%
Income tax provision	$18,750	0.05%

Note 13—Common Stock

At September 30, 2013 and December 31, 2012, there were 40,662,749 and 40,690,077 shares, respectively, of common stock outstanding, both including 10,432 shares of treasury stock held by the Company. Also included in common stock outstanding at September 30, 2013 and December 31, 2012 were 158,870 and 254,260 shares of restricted stock, respectively. The following table details the activity related to our common stock for the three months ended September 30, 2013:

	Date	Shares
Common stock outstanding at January 1, 2013		40,690,077
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	01/07/2013	(121)
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	03/15/2013	(470)
Forfeited upon default of shareholder loans	06/06/2013	(24,428)
Shares of restricted stock forfeited upon termination of employment	06/14/2013	(1,504)
Shares of restricted stock forfeited upon termination of employment	07/08/2013	(805)
Common stock outstanding at September 30, 2013		40,662,749

Note 14—Series A Convertible Redeemable Preferred Stock

At September 30, 2013 and December 31, 2012, 5,818,807 and 5,305,865 shares of preferred stock were issued and outstanding, respectively. At September 30, 2013, an additional 1,583,025 shares of our Series A Convertible Redeemable Preferred Stock (“Preferred Stock”) are reserved exclusively for the payment of paid-in-kind dividends (“PIK dividends”). We measure the fair value of PIK dividends using the closing quoted NASDAQ market price on the dividend date (categorized as level 1). The following table details the activity related to the Preferred Stock for the nine months ended September 30, 2013:

	Dividend Period (Three Months Ended)	Date Issued	Number of Shares	Balance

Balance at January 1, 2013			5,305,865	$35,851,887
Accretion of Preferred Stock				1,624,984
PIK Dividend Issued for Preferred Stock	3/31/13	4/1/13	165,745	1,075,685
	6/30/13	7/1/13	170,931	1,367,488
	9/30/13	9/30/13	176,266	1,277,889
Balance At September 30, 2013			5,818,807	$41,197,933

Note 15—Share-Based Awards

Our 2006 Long-Term Incentive Plan (the “2006 Plan”) authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units and performance awards. A maximum of 4,000,000 shares are available for grant under this plan. The 2006 Plan is available to our employees and independent directors. However, the Company does not anticipate any additional grants will be awarded under the 2006 Plan in the immediate future. The exercise price of stock options granted under this plan may not be less than the fair market value of the common stock on the date of grant. The options generally have a term of seven years and vest evenly over three years, except performance based awards which are granted solely to our named executive officers, and options issued to directors. Performance based awards granted under the 2006 Plan vest once the performance criteria have been met. Options granted to our directors vest immediately.

During the three months ended September 30, 2013, we recorded a compensation expense accrual of $68,835 which was allocated as an addition of $2,993 to lease operating expenses and an addition of $65,842 to general and administrative expense. During the nine months ended September 30, 2013, we recorded a compensation expense accrual of $188,209 which was allocated as an addition of $16,504 to lease operating expenses and an addition of $171,705 to general and administrative expense. The future compensation cost of all the outstanding awards is $112,268 which will be amortized over the vesting period of such stock options and restricted stock. The weighted average remaining useful life of the future compensation cost is 0.56 years.

During the three months ended September 30, 2012, we recorded compensation expense of $118,840 of which $7,475 was allocated to lease operating expenses and $111,365 was allocated to general and administrative expenses. During the nine months ended September 30, 2012, we recorded compensation expense of $532,989 of which $29,769 was allocated to lease operating expenses, $351,481was allocated to general and administrative expenses, $131,127 was allocated to restructuring costs, and $20,612 was capitalized to gas properties.

Incentive Stock Options

The table below summarizes incentive stock option activity for the three months ended September 30, 2013:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2012	1,412,739	$1.11
Forfeited	(195,584)	$1.12
Outstanding at September 30, 2013	1,217,155	$1.11	3.0	$—
Options exercisable at September 30, 2013	1,062,609	$1.04	3.7	$—

Non-Qualified Stock Options

The table below summarizes non-qualified stock option activity for the three months ended September 30, 2013:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2012	974,765	$2.33
Expired	(600,000)	$2.50
Outstanding at September 30, 2013	374,765	$2.05	0.7	$—
Options exercisable at September 30, 2013	333,242	$2.22	1.8	$—

Restricted Stock Awards

The table below summarizes non-vested restricted stock awards activity for the three months ended September 30, 2013:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested restricted stock at December 31, 2012	254,260	$1.43
Vested	(93,416)	$0.74
Forfeited	(1,974)	$1.32
Non-vested restricted stock at September 30, 2013	158,870	$1.83

Restricted Stock Unit Awards

On April 5, 2011, we granted 232,089 restricted stock units to our five executive officers. These restricted stock units vest upon the Company’s achievement of certain performance targets, but no earlier than ratably over the three year period following the grant date, at which time one common share will be issued and exchanged for each restricted stock unit held. If the requisite performance targets are not achieved in the seven year period ended April 5, 2018, the restricted stock units will expire. Restricted stock units are included in the calculation of diluted earnings per share utilizing the treasury stock method. On April 30, 2012, 99,108 restricted stock units vested with a vesting date fair value of $0.53 per share. On June 25, 2012, 16,428 restricted stock units were forfeited. There have been no grants of restricted stock units subsequent to the aforementioned grant. Unrecognized compensation cost related the restricted stock units is $116,553 at September 30, 2013.

Note 16—Commitments and Contingencies

From time to time we are a party to litigation in the normal course of business. While the outcome of lawsuits or other proceedings against us are not possible to reasonably predict, management does not believe that the adverse effect on our financial condition, results of operations or cash flows, if any, will be material.

Environmental and Regulatory

As of September 30, 2013, there were no known environmental or other regulatory matters related to our operations that are reasonably expected to result in a material liability to us.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

GeoMet, Inc.

We have audited the accompanying consolidated balance sheets of GeoMet, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GeoMet, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has suffered recurring losses, has a working capital deficit of $4,659,296 at December 31, 2012, and expects to reclassify approximately $129,000,000 of long-term debt to current liabilities on April 2, 2013. These conditions, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP
Houston, Texas
March 28, 2013

GEOMET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$7,234,225	$457,865
Accounts receivable, net of allowance of $17,634 at December 31, 2012 and 2011	6,248,819	4,402,065
Inventory	262,885	597,197
Derivative asset—natural gas contracts	3,929,767	20,685,187
Other current assets	1,437,819	1,141,310
Total current assets	19,113,515	27,283,624
Gas properties—utilizing the full cost method of accounting:
Proved gas properties	539,077,119	561,451,504
Other property and equipment	3,749,621	3,671,123
Total property and equipment	542,826,740	565,122,627
Less accumulated depreciation, depletion, amortization and impairment of gas properties	(467,702,053)	(388,730,093)
Property and equipment—net	75,124,687	176,392,534
Other noncurrent assets:
Derivative asset—natural gas contracts	—	1,765,450
Deferred income taxes	1,125,804	48,171,298
Other	962,451	3,532,882
Total other noncurrent assets	2,088,255	53,469,630
TOTAL ASSETS	$96,326,457	$257,145,788
LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities:
Accounts payable	$5,728,879	$4,235,222
Royalties payable	3,830,904	3,265,546
Accrued liabilities	1,793,946	3,936,070
Deferred income taxes	1,125,804	4,153,099
Derivative liability—natural gas contracts	919,572	—
Asset retirement obligations	73,706	32,028
Current portion of long-term debt	10,300,000	91,757
Total current liabilities	23,772,811	15,713,722
Long-term debt	129,000,000	158,171,662
Asset retirement obligations	13,235,318	8,138,551
Derivative liability—natural gas contracts	1,636,348	—
Other long-term accrued liabilities	143,682	8,145
TOTAL LIABILITIES	167,788,159	182,032,080
Commitments and contingencies (Note 20)
Mezzanine equity:
Series A Convertible Redeemable Preferred Stock—net of offering costs of $1,660,435; redemption amount $53,058,650; $.001 par value; 7,401,832 shares authorized, 5,305,865 and 4,549,537 shares were issued and outstanding at December 31, 2012 and 2011, respectively	35,851,887	28,482,624
Stockholders’ (Deficit) Equity:
Preferred stock, $0.001 par value—2,598,168 shares authorized, none issued	—	—
Common stock, $0.001 par value—authorized 125,000,000 shares; 40,690,077 and 40,010,188 issued and outstanding at December 31, 2012 and 2011, respectively	40,690	40,010
Treasury stock—10,432 shares at December 31, 2012 and 2011	(94,424)	(94,424)
Paid-in capital	195,033,585	200,344,209
Accumulated other comprehensive loss	(53,020)	(1,309,926)
Retained deficit	(302,057,496)	(152,104,329)
Less notes receivable	(182,924)	(244,456)
Total stockholders’ (deficit) equity	(107,313,589)	46,631,084
TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ (DEFICIT) EQUITY	$96,326,457	$257,145,788

See accompanying Notes to Audited Consolidated Financial Statements.

GEOMET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

	2012	2011
Revenues:
Gas sales	$39,146,723	$35,334,515
Other	236,364	280,646
Total revenues	39,383,087	35,615,161
Expenses:
Lease operating expense	17,482,709	12,600,278
Compression and transportation expense	8,349,799	4,582,210
Production taxes	1,961,804	1,535,532
Depreciation, depletion and amortization	11,531,565	7,908,128
Impairment of intangible asset	782,462	—
Impairment of gas properties	95,728,981	7,939,713
General and administrative	4,851,193	4,861,439
Restructuring costs	1,083,018	—
Acquisition costs	—	956,100
Gains on natural gas derivatives	(4,415,617)	(13,637,867)
Total operating expenses	137,355,914	26,745,533
Operating (loss) income	(97,972,827)	8,869,628
Other income (expense):
Interest income	5,527	16,869
Interest expense	(5,827,659)	(3,697,649)
Write off of debt issuance costs	(1,377,520)	—
Other	(1,463)	2,299
Total other income (expense):	(7,201,115)	(3,678,481)
(Loss) income before income taxes from continuing operations	(105,173,942)	5,191,147
Income tax expense	44,043,200	1,996,417
(Loss) income from continuing operations	(149,217,142)	3,194,730
Discontinued operations	(736,025)	(380,323)
Net (loss) income	$(149,953,167)	$2,814,407
Accretion of discount on Series A Convertible Redeemable Preferred Stock	(1,913,134)	(1,766,653)
Paid-in-kind dividends on Series A Convertible Redeemable Preferred Stock	(3,934,094)	(6,293,065)
Cash dividends paid on Series A Convertible Redeemable Preferred Stock	(2,757)	(2,794)
Net loss available to common stockholders	$(155,803,152)	$(5,248,105)
Net loss per common share—basic:
Net loss per common share from continuing operations	$(3.86)	$(0.12)
Net loss per common share from discontinued operations	$(0.02)	$(0.01)
Net loss per common share—basic	$(3.88)	$(0.13)
Net loss per common share—diluted:
Net loss per common share from continuing operations	$(3.86)	$(0.12)
Net loss per common share from discontinued operations	$(0.02)	$(0.01)
Net loss per common share—diluted	$(3.88)	$(0.13)
Weighted average number of common shares:
Basic	40,123,608	39,610,761
Diluted	40,123,608	39,610,761

See accompanying Notes to Audited Consolidated Financial Statements.

GEOMET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

FOR THE YEARS ENDED DECEMBER 31,

	2012	2011
Net (loss) income	$(149,953,167)	$2,814,407
Other comprehensive (loss) income, net of related taxes:
Foreign currency translation adjustment	10,661	3,366
Reclassification adjustment for loss on foreign currency translation included in net loss	1,307,906	—
Unrealized loss on available for sale securities	(61,661)	—
Gain on interest rate swap	—	10,862
Comprehensive (loss) income	$(148,696,261)	$2,828,635

See accompanying Notes to Audited Consolidated Financial Statements.

GEOMET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock Par Value $0.001 (shares outstanding)	Common Stock Par Value $0.001	Treasury Stock	Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Deficit)	Notes Receivable	Total Stockholders’ Equity
Balance at January 1, 2011	39,744,071	$39,744	$(94,424)	$207,548,596	$(1,324,154)	$(154,918,736)	$(242,909)	$51,008,117
Stock-based compensation	127,621	128		828,878				829,006
Purchase and cancellation of common stock	(1,563)	(2)		(2,143)				(2,145)
Exercise of stock options	41,643	42		29,941				29,983
Option exchange	98,416	98		(98)				—
Dividends paid in-kind				(6,293,065)				(6,293,065)
Dividends paid in cash				(2,794)				(2,794)
Accretion of discount on Series A Convertible Redeemable Preferred Stock				(1,766,653)				(1,766,653)
Accrued interest on notes receivable				1,547			(1,547)	—
Net income						2,814,407		2,814,407
Gain on interest rate swap, net of income taxes of $6,714					10,862			10,862
Foreign currency translation adjustment, net of income taxes of $0					3,366			3,366
Balance at December 31, 2011	40,010,188	$40,010	$(94,424)	$200,344,209	$(1,309,926)	$(152,104,329)	$(244,456)	$46,631,084
Stock-based compensation	682,288	682		602,930				603,612
Purchase and cancellation of common stock	(2,399)	(2)		(2,037)				(2,039)
Dividends paid in-kind				(3,934,094)				(3,934,094)
Dividends paid in cash				(2,757)				(2,757)
Accretion of discount on Series A Convertible Redeemable Preferred Stock				(1,913,134)				(1,913,134)
Write-off of notes receivable				(62,883)			62,883	—
Accrued interest on notes receivable				1,351			(1,351)	—
Net loss						(149,953,167)		(149,953,167)
Unrealized loss on available for sale securities, net of income taxes of $0					(61,661)			(61,661)
Reclassification adjustment for loss on foreign currency translation					1,307,906			1,307,906
Foreign currency translation adjustment, net of income taxes of $0					10,661			10,661
Balance at December 31, 2012	40,690,077	$40,690	$(94,424)	$195,033,585	$(53,020)	$(302,057,496)	$(182,924)	$(107,313,589)

See accompanying Notes to Audited Consolidated Financial Statements.

GEOMET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2012	2011
Cash flows provided by operating activities:
Net (loss) income	$(149,953,167)	$2,814,407
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Depreciation, depletion and amortization	11,529,846	8,145,316
Impairment of intangible asset	782,462	—
Impairment of gas properties	95,728,981	7,939,713
Amortization of debt issuance costs	725,408	595,263
Write off of debt issuance costs	1,377,520	—
Deferred income tax expense	44,018,200	1,971,417
Unrealized losses (gains) from the change in market value of open derivative contracts	11,967,386	(4,053,703)
Stock-based compensation	580,958	696,394
Loss on sale of Hudson’s Hope Gas, Ltd.	683,154	—
Loss on sale of other assets	4,400	9,993
Accretion expense—asset retirement obligations	827,771	564,403
Changes in operating assets and liabilities:
Accounts receivable	(1,850,161)	(1,801,821)
Other current assets	93,046	(497,673)
Accounts payable	2,518,597	176,660
Other accrued liabilities	(673,449)	(545,718)

Net cash provided by operating activities	18,360,952	16,014,651

Cash flows provided by (used in) investing activities:
Capital expenditures	(1,077,249)	(14,409,393)
Acquisition	—	(78,738,611)
Return of original basis through the settlement of natural gas derivative contracts	9,109,404	1,575,349
Proceeds from sale of other property and equipment	4,300	3,050
Other assets	—	(286,323)

Net cash provided by (used in) investing activities	8,036,455	(91,855,928)

Cash flows (used in) provided by financing activities:
Deferred financing costs	(832,401)	(1,530,201)
Proceeds from exercise of stock options	—	29,983
Proceeds from revolver borrowings	10,500,000	109,100,000
Payments on revolver	(29,100,000)	(31,700,000)
Cash dividends paid on Series A Convertible Redeemable Preferred Stock	(2,757)	(2,794)
Purchase and cancellation of treasury stock	(2,039)	(2,145)
Payments on other debt	(188,965)	(132,743)

Net cash (used in) provided by financing activities	(19,626,162)	75,762,100
Effect of exchange rate changes on cash and cash equivalents	5115	509

Increase (decrease) in cash and cash equivalents	6,776,360	(78,668)
Cash and cash equivalents at beginning of year	457,865	536,533

Cash and cash equivalents at end of year	$7,234,225	$457,865

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense	$5,022,738	$3,564,115

Income taxes	$25,000	$25,000

Significant noncash investing and financing activities:
Accrued capital expenditures	$450,007	$931,479

Fair value of common stock received in exchange for Hudson’s Hope Gas, Ltd.	$293,769	—

Increase in estimated asset retirement obligations	$4,846,818	—

See accompanying Notes to Audited Consolidated Financial Statements.

GEOMET, INC. AND SUBSIDIARIES

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Our Business

GeoMet, Inc. (“GeoMet,” “Company,” “we,” or “our”) (formerly GeoMet Resources, Inc.) was incorporated under the laws of the state of Delaware on November 9, 2000. We are primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane” or “CBM”). All of our production is CBM, which is a dry natural gas containing no hydrocarbon liquids. We were originally founded as a consulting company to the coalbed methane industry in 1985 and have been active as an operator, developer and producer of coalbed methane properties since 1993. Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the central Appalachian Basin in Virginia and West Virginia. We also own additional coalbed methane and oil and gas development rights, principally in Alabama, Virginia, and West Virginia.

Note 2— Going Concern and Management’s Plans

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which contemplate continuation of the Company as a going concern. In 2012, the amounts outstanding under the Company’s credit facility exceeded the borrowing base as determined by the lenders under the facility.  In August 2012, the Company amended the credit facility to provide for a conforming tranche limited to the borrowing base, and a non-conforming tranche in the amount outstanding in excess of the borrowing base.  The Company is required to dedicate substantially all of its free cash flow to repayment of the non-conforming tranche.  The credit facility matures on April 1, 2014, and no assurances can be made that the Company will be able to refinance, repay or further extend the maturity date of the facility.  The borrowing base deficiency also adversely impacted the Company’s working capital by reclassifying the next twelve months’ required payments from Long-term debt to Current Liabilities in the Consolidated Balance Sheet as of December 31, 2012. In addition, as of December 31, 2012, the Company had a working capital deficit of $4.7 million, a retained deficit of $302.0 million and stockholders’ deficit of $107.3 million.  Depressed natural gas prices in 2012 resulted in significant property impairments and full valuation of our deferred tax assets during 2012. On April 2, 2013, all the indebtedness under the Company’s credit facility will be reclassified to current liabilities. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s current business plan is primarily focused on eliminating the borrowing base deficiency, maintaining compliance with the amended credit facility, maintaining production levels and keeping costs under control.  In addition, management recently packaged all of the Company’s Alabama properties to be marketed for sale by an asset divestiture firm.  Management intends to use substantially all the net proceeds from a successful sale to reducing the outstanding borrowings under the credit facility.  Management also remains open to possible corporate strategic transactions. There can be no assurance that the Company will be able to effect a strategic transaction, sell properties, or realize enough proceeds from the sale of properties to eliminate the deficiency under, or to refinance, the credit facility.

The ability of the Company to continue as a going concern is dependent upon its ability to generate sufficient cash flows and sales proceeds or other sources of capital sufficient to repay or refinance its indebtedness, continue its operations and fund its long-term capital needs. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3—Summary of Significant Accounting Policies

Principles of Consolidation—The accompanying Audited Consolidated Financial Statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and include our accounts and the accounts of our wholly-owned subsidiaries, GeoMet Operating Company, Inc., GeoMet Gathering Company LLC, and Hudson’s Hope Gas, Ltd. (disposed on June 20, 2012). All inter-company accounts and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements—The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the audited consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Our most significant financial estimates are related to our proved gas reserves. Estimates of proved gas reserves are key components of our depletion rate for natural gas properties and our full cost ceiling test limitation. In addition, other significant estimates include estimates used in computing taxes, stock-based compensation, asset retirement obligations, fair value of derivative contracts and accrued receivables and payables. Actual results could differ from these estimates.

Gas Properties—The method of accounting for gas properties determines what costs are capitalized and how these costs are ultimately matched with revenues and expenses. We use the full cost method of accounting for gas properties as prescribed by the SEC. For more information see Note 9—Gas Properties.

Asset Retirement Obligations — Accounting Standards Codification (“ASC”) 410-20-25 establishes accounting and reporting standards for retirement obligations associated with tangible long-lived assets that result from the legal obligation to plug, abandon and dismantle existing wells and facilities that we have acquired, constructed or developed. It requires that the fair value of the liability for asset retirement obligations be recognized in the period in which it is incurred. Upon initial recognition of the asset retirement obligation, the asset retirement cost is capitalized by increasing the carrying amount of the long-lived asset by the same amount as the liability. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset, included in the depletable base of our natural gas properties, or impaired. Periodically, we update the cost assumptions resulting from changes in market and environmental regulation and revise the liability recorded accordingly.

Other Property and Equipment—The cost of other property and equipment is depreciated over the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Depreciation is computed on the straight-line basis over the following estimated useful lives which range from three to seven years.

Furniture and fixtures	7 years
Automobiles	3 years
Machinery and equipment	5 years
Software and computer equipment	3 years

Cash and Cash Equivalents—For purposes of these statements, short-term investments, which have an original maturity of three months or less, are considered cash equivalents.

Inventory — Inventory consists primarily of materials and supplies used in the development and production of coal bed methane and is recorded at the lower of cost or market value using the specific identification costing method.

Notes Receivable Included in Stockholders’ Equity—We have loaned money to employees to purchase our common stock. Such amounts, including accrued interest, are recorded as Notes Receivable, and are included as a component of Stockholders’ Equity. The balances at December 31, 2012 and 2011 were solely attributable to employees.

Income Taxes—We record our income taxes using an asset and liability approach in accordance with the provisions of ASC 740. This results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax bases of assets and liabilities using enacted tax rates at the end of the period. Under ASC 740, the effect of a change in tax rates of deferred tax assets and liabilities is recognized in the year of the enacted change. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2012, a full valuation allowance has been recorded against our net deferred tax asset.

Estimating the amount of valuation allowance is dependent on estimates of future taxable income, alternative minimum tax income, and changes in stockholder ownership that could trigger limits on use of net operating losses under Internal Revenue Code Section 382. We have a significant deferred tax asset associated with net operating loss carryforwards (“NOLs”).

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a consistent threshold and measurement attribute for financial statement recognition and disclosure of tax positions taken, or expected to be taken, on a tax return.

Revenue Recognition and Gas Balancing—We derive revenue primarily from the sale of produced natural gas. We use the sales method of accounting for the recognition of gas revenue whereby revenues, net of royalties, are recognized as the production is sold to a purchaser. The amount of gas sold may differ from the amount to which the Company is entitled based on its working interest or net revenue interest in the properties. In instances where we have wellhead imbalances, we use the entitlements method. A ready market for natural gas allows us to sell our natural gas shortly after production at various pipeline receipt points at which time title and risk of loss transfers to the buyer. Revenue is recorded when title is transferred based on our nominations and net revenue interests. Pipeline imbalances occur when our production delivered into the pipeline varies from the gas we nominated for sale or depending on the agreement in place, imbalances may be made up in future production or are settled with cash approximately thirty days from date of production and are recorded as either a reduction or increase of revenue depending upon whether we are over-delivered or under-delivered.

Settlements of gas sales occur after the month in which the gas was produced. We estimate and accrue for the value of these sales using information available at the time financial statements are generated. Differences are reflected in the accounting period during which payments are received from the purchaser.

Industry Segment and Geographic Information—We operate in one industry, which is the exploration, development and production of natural gas.

Concentrations of Market Risk—Our future results will be affected by the market price of natural gas. The availability of a ready market for natural gas will depend on numerous factors beyond our control, including weather, production of natural gas, imports, marketing, competitive fuels, proximity of natural gas pipelines and other transportation facilities, any oversupply or undersupply of natural gas, the regulatory environment, and other regional and political events, none of which can be predicted with certainty.

Concentration of Credit Risk—Financial instruments, which subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, accounts receivable and derivative assets. We place our cash investments with highly qualified financial institutions. Risks with respect to receivables as of December 31, 2012 and 2011 arise substantially from the sales of natural gas and joint interest billings from our working interest partners. We routinely assess the recoverability of all material trade and other receivables to determine their collectability. We accrue a reserve on a receivable when, based on management’s judgment, it is probable that a receivable will not be collected and the amount of such reserve may be reasonably estimated. Risks with respect to derivative assets as of December 31, 2012 arise from cash settlements due to us from our derivative counterparties. Five purchasers of our natural gas production purchased 97.8% of the gas we delivered to market during the year ended December 31, 2012, of which 55.3% was purchased by one entity. We do not believe the loss of the aforementioned purchaser would materially affect our ability to sell the natural gas we produce as we believe other purchasers are available in our area of operations. As of December 31, 2012, three of our natural gas purchasers and two joint interest owners accounted for 95% of our accounts receivable related to gas sales, of which one natural gas purchaser accounted for 51% of our accounts receivable related to gas sales. At December 31, 2012 and 2011, we have recorded an allowance for doubtful accounts receivable of $17,634 related to other revenue and not a purchaser of our natural gas. We have not experienced any significant losses from uncollectible accounts.

The Company maintains deposits in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times, the Company has deposits in these financial institutions in excess of the amount insured by the FDIC.

Capitalized General and Administrative Expenses—Under the full cost method of accounting, a portion of our general and administrative expenses that are directly attributable to our acquisition, exploration and development activities are capitalized as part of our natural gas properties. These capitalized costs include salaries, employee benefits, costs of consulting services and other costs directly associated with those activities. We capitalized general and administrative costs related to our acquisition, exploration and development activities, during the periods ended December 31, 2012 and 2011 of $134,350 and $880,917, respectively.

Derivative Instruments and Hedging Activities. Our hedging activities consist of derivative instruments entered into to hedge against changes in natural gas prices and changes in interest rates related to outstanding debt under our credit facility primarily through the use of fixed price swap agreements, basis swap agreements, three-way collars, and traditional collars. Consistent with our hedging policy, we entered into a series of derivative instruments to hedge a significant portion of our expected natural gas production through 2014. We also entered into an interest rate swap agreement to hedge interest rates associated with a portion of our variable rate debt through January 2011. Typically, these derivative instruments require payments to (receipts from) counterparties based on specific indices as required by the derivative agreements. These transactions are recorded in our audited consolidated financial statements in accordance with ASC 815. Although not risk free, we believe this policy will reduce our exposure to natural gas price fluctuations and changes in interest rates and thereby achieve a more predictable cash flow. As a result, our derivative instruments are economic or cash flow hedge transactions in which we are hedging the variability of cash flow related to a forecasted transaction. We do not enter into derivative instruments for trading or other speculative purposes. At December 31, 2012, we do not have the ability to enter into additional natural gas hedges because we do not have the credit capacity with our existing natural gas hedge counterparties.

In accordance with ASC 815-20-25, as amended, all our derivative instruments are recorded on the balance sheet at fair value and changes in the fair value of the derivatives are recorded each period in current earnings for the natural gas derivatives or other comprehensive income (loss) for our interest rate swaps. The natural gas derivatives have not been designated as hedge transactions while the interest rate swaps qualify and have been designated as such in accordance with ASC 815-20-25.

At the inception of a derivative contract, we may designate the derivative as a cash flow hedge. For all derivatives designated as cash flow hedges, we document the relationship between the derivative instrument and the hedged items as well as the risk management objective for entering into the derivative instrument. To be designated as a cash flow hedge transaction, the relationship between the derivative and hedged items must be highly effective in achieving the offset of changes in cash flows attributable to the risk both at the inception of the derivative and on an ongoing basis.

Mezzanine Equity—Our Series A Convertible Redeemable Preferred Stock has been classified within the mezzanine (temporary) equity section of the Consolidated Balance Sheets because the shares are redeemable at the option of the holder and therefore do not qualify for permanent equity.

Fair Value Measurement—Effective January 1, 2008, we adopted ASC 820-10-55, which provides a framework for measuring fair value under GAAP. ASC 820-10-55 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10-55 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 3 inputs are derived from unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. See disclosure related to the implementation of ASC 820-10-55 in Note 11—Derivative Instruments and Hedging Activities.

The fair value of cash and cash equivalents, current receivables and payables, approximate book value because of the short maturity of these accounts. The outstanding note receivable in Other Non-Current Assets and certain Other Debt carries a fixed interest rate.

Stock-Based Compensation—We use the fair value recognition provisions of ASC 718. The application of ASC 718 requires the use of an option pricing model, such as the Black Scholes model, to measure the estimated fair value of the options and as a result various assumptions must be made by management that require judgment and the assumptions could be highly uncertain.

Reclassifications—Certain reclassifications have been made to prior period amounts to conform to the current period presentation. These reclassifications had no effect on total assets, total liabilities, total shareholders’ equity, net income or net cash provided by or used in operating, investing or financing activities.

Note 4—Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting reclassifications out of accumulated other comprehensive income. The update requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company does not expect the adoption of ASU 2012-02 to impact its operating results, financial position or cash flows.

In January 2013, the FASB issued ASU No. 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities.” The amendments in this update clarify that the scope of ASU 2011-11 applies to derivatives accounted for in accordance with ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. The amendments are effective during interim and annual periods beginning on or after January 1, 2013. The

Company does not expect the adoption of ASU 2012-02 to impact its operating results, financial position or cash flows.

In July 2012, the FASB issued ASU 2012-02, which amends the guidance in ASC 350-30 on testing indefinite-lived intangible assets, other than goodwill, for impairment. The FASB issued the ASU in response to feedback on ASU 2011-08, which amended the goodwill impairment testing requirements by allowing an entity to perform a qualitative impairment assessment before proceeding to the two- step impairment test. Similarly, under ASU 2012-02, an entity testing an indefinite-lived intangible asset for impairment has the option of performing a qualitative assessment before calculating the fair value of the asset. Although ASU 2012-02 revises the examples of events and circumstances that an entity should consider in interim periods, it does not revise the requirements to test indefinite-lived intangible assets (1) annually for impairment and (2) between annual tests if there is a change in events or circumstances. ASU 2012-02 is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company does not expect the adoption of ASU 2012-02 to impact its operating results, financial position or cash flows.

In June 2011, the FASB issued ASU 2011-05, Presentation of Comprehensive Income, which revises the manner in which entities present comprehensive income in their financial statements. The new guidance removes the presentation options in ASC 220 and requires entities to report components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The Company has adopted and applied the provisions of this update for the year ended December 31, 2012.

In May 2011, the FASB issued ASU 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (“IFRS”). The ASU is the result of joint efforts by the FASB and IASB to develop a single, converged fair value framework—that is, converged guidance on how (not when) to measure fair value and on what disclosures to provide about fair value measurements. Thus, there are few differences between the ASU and its international counterpart, IFRS 13. While the ASU is largely consistent with existing fair value measurement principles in U.S. GAAP, it expands ASC 820’s existing disclosure requirements for fair value measurements and makes other amendments. Many of these amendments were made to eliminate unnecessary wording differences between U.S. GAAP and IFRS. However, some could change how the fair value measurement guidance in ASC 820 is applied. The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company has adopted and applied the provisions of this update for the year ended December 31, 2012. See disclosure provided in the Notes to Audited Consolidated Financial Statements.

Note 5—Acquisition

On November 18, 2011, the Company completed the purchase of proved developed and undeveloped CBM reserves and undeveloped leasehold acreage in Alabama and West Virginia, as well as certain natural gas derivative contracts, and a license to use a certain drilling technology (the “Acquisition”). The Company closed the transaction with a preliminary adjusted purchase price of approximately $71 million related to the acquired gas properties, $11 million related to the acquired natural gas hedge contracts and $1 million for the license to use certain drilling technology. The transaction was primarily financed through $79 million drawn from the Company’s revolving credit facility and $4 million in assumed liabilities allocated as follows:

The estimated fair value of assets acquired in the purchase included the following:

Proved gas properties (net of asset retirement obligations)	$70,837,474
Derivative asset—natural gas contracts (current)	10,094,607
Derivative asset—natural gas contracts (non-current)	590,146
Other assets	1,299,222
Other property and equipment	183,275

Total assets acquired	$83,004,724

Total estimated fair value of consideration included the following:

Draw from revolving credit facility	$78,738,611
Liabilities assumed—royalties	1,598,415
Liabilities assumed—ad valorem taxes	559,760
Liabilities assumed—asset retirement obligations	2,048,876
Liabilities assumed—other	59,062

Total consideration	$83,004,724

Acquisition costs consist of payments made related to the Acquisition. For the year ended December 31, 2011, the Company recorded acquisition cost of $956,100, which primarily consisted of professional service fees. There were no acquisition costs for the year ended December 31, 2012.

For the properties acquired in the Acquisition for the period November 18, 2011 through December 31, 2011, total revenues were $3.0 million, production expenses were $1.7 million and realized and unrealized gains on derivative contracts combined for $1.4 million, all of which were included in the Consolidated Statement of Operations for the year ended December 31, 2011. Amortization of the drilling license for the period November 18, 2011 through December 31, 2011 was $23,507 which was included in Depreciation, depletion and amortization in the Consolidated Statement of Operations for the year ended December 31, 2011. The remaining asset balance of $983,959 related to the drilling license was amortized in the year ended December 31, 2012 as Depreciation, depletion and amortization in the Consolidated Statement of Operations.

Unaudited Pro Forma Financial Information

The unaudited pro forma financial information is based on the historical results of the Company, adjusted to reflect the Acquisition. The unaudited pro forma information is for informational purposes only and is not intended to represent or to be indicative of the combined results that the Company would have reported had the Acquisition been completed as of January 1, 2010 and should not be taken as indicative of the Company’s future results. The actual results may differ significantly from that reflected in the unaudited pro forma information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma information and actual results.

The following table presents unaudited pro forma financial information for the year ended December 31, 2011 assuming the acquisition took place on January 1, 2011:

2011
Revenue	$65,505,416

Net income	$10,226,851

Net income available to common stockholders	$3,059,075

Basic earnings per common share	$0.08

Diluted earnings per common share	$0.08

Note 6—Discontinued Operations

On June 20, 2012, we disposed of Hudson’s Hope Gas, Ltd., a subsidiary which held our Canadian gas properties, in exchange for two million shares of Canada Energy Partners, Inc. (“CEP Shares”) which we are restricted from selling before June 20, 2013. We recognized a loss on the disposition in the amount of $0.7 million, which was made up of a $1.3 million loss related to the currency translation adjustment, offset by $0.3 million in asset retirement obligations conveyed to the buyer and the proceeds consisting of the $0.3 million in estimated fair value of the CEP shares received. The loss on this disposition has been included in Discontinued operations, net of tax, in the Consolidated Statements of Operations. Additionally, all historical operating results related to the disposed company have been removed from Operating (loss) income and included in Discontinued operations, net of tax, in the Consolidated Statements of Operations for the periods presented.

As a result of the disposition, we are classifying these activities as a discontinued operation for all the periods presented. Results for activities reported as discontinued operations for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Revenues	$—	$—
Operating expenses	32,444	380,107

Operating loss	(32,444)	(380,107)
Loss on sale of Hudson’s Hope Gas, Ltd.	(683,154)	—
Other expense	(20,427)	(216)
Income tax expense	—	—

Net income (loss)	$(736,025)	$(380,323)

Note 7—Net Loss Per Common Share

Loss Per Share of Common Stock—Loss per share—basic is calculated by dividing net loss available to common stockholders—basic by the weighted average number of shares of common stock outstanding during the period. Loss per share—diluted assumes the conversion of all potentially dilutive securities and is calculated by dividing loss available to common stockholders—diluted by the sum of the weighted average number of shares of common stock outstanding plus potentially dilutive securities. Loss per share—diluted considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. A reconciliation of the numerator and denominator is as follows:

	2012	2011
Net loss available to common stockholders	$(155,803,152)	$(5,248,105)

Net loss per common share—basic:
Net loss per common share from continuing operations	$(3.86)	$(0.12)
Net loss per common share from discontinued operations	$(0.02)	$(0.01)

Net loss per common share—basic	$(3.88)	$(0.13)

Net loss per common share—diluted:
Net loss per common share from continuing operations	$(3.86)	$(0.12)
Net loss per common share from discontinued operations	$(0.02)	$(0.01)

Net loss per common share—diluted	$(3.88)	$(0.13)

Weighted average number of common shares:
Basic	40,123,608	39,610,761

Diluted	40,123,608	39,610,761

Diluted net loss per share for the year ended December 31, 2012 excluded the effects of the Series A Convertible Redeemable Preferred Stock, the restricted shares, the restricted stock units and the stock options as the net impact would have been anti-dilutive. The impact of the Series A Convertible Redeemable Preferred Stock would have included an addition to the numerator of the Accretion of Series A Convertible Redeemable Preferred Stock of $1,913,134 and dividends on Series A Convertible Redeemable Preferred Stock of $3,936,851 and an addition to the denominator of 37,813,420 in dilutive Preferred Stock, as converted. Additionally, the denominator excluded 260,725 in dilutive restricted shares, 156,992 in dilutive restricted stock units, and 2,387,504 in dilutive stock options.

Diluted net loss per share for the year ended December 31, 2011 excluded the effects of the Series A Convertible Redeemable Preferred Stock, the restricted shares, the restricted stock units and the stock options as the net impact would have been anti-dilutive. The impact of the Series A Convertible Redeemable Preferred Stock would have included an addition to the numerator of the Accretion of Series A Convertible Redeemable Preferred Stock of $1,766,653 and dividends on

Series A Convertible Redeemable Preferred Stock of $6,295,859 and an addition to the denominator of 33,473,357 in dilutive Preferred Stock, as converted. Additionally, the denominator excluded 16,521 in dilutive restricted shares, 89,645 in dilutive restricted stock units, and 101,388 in dilutive stock options.

Note 8—Note Receivable

We had an unsecured note receivable of $174,455 as of December 31, 2011, which approximated the fair value of the note receivable on that date, from a third party included in other current assets and other non-current assets. The note was settled on August 23, 2012 for the remaining balance of $163,578, which approximated the fair value of the note receivable on that date.

Note 9—Gas Properties

The method of accounting for oil and gas producing activities determines what costs are capitalized and how these costs are ultimately matched with revenues and expenses. We use the full cost method of accounting for gas properties as prescribed by the SEC. Under this method, all direct costs and certain indirect costs associated with the acquisition, exploration, and development of our gas properties are capitalized.

Natural gas properties are depleted using the units-of-production method. The depletion expense is significantly affected by the unamortized historical and future development costs and the estimated proved gas reserves.

Estimation of proved gas reserves involves professional judgment and use of factors that cannot be precisely determined. Subsequent proved reserve estimates materially different from those reported would change the depletion expense recognized during future reporting periods. No gains or losses are recognized upon the sale or disposition of gas properties unless the sale or disposition represents a significant quantity of gas reserves, which would have a significant impact on the depreciation, depletion and amortization rate.

Under full cost accounting rules, total capitalized costs are limited to a ceiling equal to the present value of estimated future net revenues, discounted at 10% per annum, plus cost of properties not being amortized plus the lower of cost or fair value of unevaluated properties less income tax effects (the “ceiling limitation”). We perform a quarterly ceiling test to evaluate whether the net book value of our full cost pool exceeds the ceiling limitation. If capitalized costs (net of accumulated depreciation, depletion and amortization) less related deferred taxes are greater than the discounted future net revenues or ceiling limitation, a write-down or impairment of the full cost pool is required. A write-down of the carrying value of the full cost pool is a non-cash charge that reduces earnings and stockholders’ (deficit) equity in the period of occurrence and typically results in lower depreciation, depletion and amortization expense in future periods. Once incurred, a write-down is not reversible at a later date.

The ceiling test is calculated using the unweighted arithmetic average of the natural gas price on the first day of each month within the twelve-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions, as allowed by the guidelines of the SEC. In addition, subsequent to the adoption of ASC 410-20-25, the future cash outflows associated with settling asset retirement obligations were not included in the computation of the discounted present value of future net revenues for the purposes of the ceiling test calculation.

For the year ended December 31, 2012, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $2.78 per Mcf, resulting in a natural gas price of $2.91 per Mcf when adjusted for regional price differentials. For the year ended December 31, 2012, we recorded $95.7 million in write-downs of the carrying value of our full cost pool.

For the year ended December 31, 2011, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $4.15 per Mcf, resulting in a natural gas price of $4.21 per Mcf when adjusted for regional price differentials. For the year ended December 31, 2011, we recorded $7.9 million in write-downs of the carrying value of our full cost pool.

The following table provides a summary of the capitalized cost of our gas properties as of December 31, 2012 and 2011, by the year in which the costs were incurred.

	2012	2011
Subject to depletion	$539,077,119	$561,451,504
Total not subject to depletion	—	—

Gross gas properties	539,077,119	561,451,504
Less impairment of gas properties	(391,118,140)	(320,048,607)
Less accumulated depletion	(73,567,602)	(65,859,388)

Net gas properties	$74,391,377	$175,543,509

On February 26, 2013, the Company announced that it engaged Lantana Oil & Gas Partners, a Houston based divestiture firm, to market all of the Company’s coal bed methane interests located in the state of Alabama.  The interests in these properties represented 30% of the Company’s net daily sales of natural gas and 38% of operating income during the twelve months ending December 31, 2012. If we sell these properties, net proceeds from the sale of these properties will be used to reduce the Company’s borrowings under its bank credit agreement.

Note 10—Asset Retirement Obligations

We record an asset retirement obligation (“ARO”) on the consolidated balance sheet and capitalize the asset retirement costs in gas properties in the period in which the retirement obligation is incurred. The amount of the ARO and the costs capitalized are equal to the estimated future costs to satisfy the obligation using current prices that are escalated by an assumed inflation factor up to the estimated settlement date, which is then discounted back to the date the abandonment obligation was incurred using an assumed cost of funds for GeoMet. Once the ARO is recorded, it is then accreted to its estimated future value using the same assumed cost of funds. Periodically, we update the cost assumptions resulting from market changes and revise the liability recorded accordingly.

The following table describes the changes to our asset retirement obligations for the years ending December 31, 2012 and 2011.

	2012	2011
Asset retirement obligation at beginning of year	$8,170,579	$5,498,691
Liabilities assumed in Vitruvian acquisition	—	2,048,876
Liabilities incurred	14,252	65,683
Liabilities settled	(554,991)	(239)
Accretion of discount	827,771	564,403
Revisions in estimates	4,846,818	—
Currency translation adjustment	4,595	(6,835)

Asset retirement obligation at end of year	13,309,024	8,170,579
Less: current portion of obligation	73,706	32,028

Long-term asset retirement obligation	$13,235,318	$8,138,551

In 2012, we revised our estimates primarily related to the costs to plug and abandonment our horizontal Pinnate wells, resulting in a $4.8 million non-cash charge to our full cost pool, offset by an increase to our asset retirement obligation.

Note 11—Derivative Instruments and Hedging Activities

The energy markets have historically been volatile, and there can be no assurance that future natural gas prices will not be subject to wide fluctuations. In an effort to reduce the effects of the volatility of the price of natural gas on our operations, management has adopted a policy of hedging natural gas prices primarily using derivative instruments in the form of three-way collars, traditional collars and swaps. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements. Our price risk management policy strictly prohibits the use of derivatives for speculative positions.

We enter into hedging transactions, generally for forward periods up to two years or more, which increase the probability of achieving our targeted level of cash flows. Our Credit Agreement limits amounts of future natural gas production that we may hedge. At December 31, 2012, we do not have the ability to enter into additional natural gas hedges because we do not have the credit capacity with our existing natural gas hedge counterparties.

Swaps exchange floating price risk in the future for a fixed price at the time of the hedge. Costless collars set both a maximum ceiling (a sold ceiling) and a minimum floor (a bought floor) future price. We have accounted for these transactions using the mark-to-market accounting method. Generally, we incur accounting losses on derivatives during periods where prices are rising and gains during periods where prices are falling which may cause significant fluctuations in our Consolidated Balance Sheets and Consolidated Statements of Operations.

Commodity Price Risk and Related Hedging Activities

At December 31, 2012, we had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor	Fair Value
January 2014 through December 2015	3,650,000	$4.30	$3.60	$(556,636)
January 2014 through December 2015	3,650,000	$4.20	$3.50	(796,266)
	7,300,000			$(1,352,902)

At December 31, 2011, we had no natural gas collar positions.

At December 31, 2012, we had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price	Fair Value
January through March 2013	360,000	$6.42	1,100,395
January through March 2013	540,000	$5.50	1,156,734
January 2013 through March 2014	3,640,000	$3.81	613,675
January 2013 through March 2014	3,640,000	$3.82	648,264
January 2013 through December 2013	2,190,000	$3.60	127,253
April 2013 through December 2013	2,750,000	$3.25	(919,572)
	13,120,000		$2,726,749

At December 31, 2011, we had the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price	Fair Value
January through March 2012	364,000	$7.12	$1,487,299
January through March 2012	364,000	$6.12	1,121,787
January through March 2012	546,000	$5.08	1,118,044
January through December 2012	552,000	$5.11	1,028,519
January through December 2012	228,000	$5.12	427,089
January through December 2012	1,070,715	$6.85	3,851,739
January through December 2012	528,995	$6.99	1,977,837
January through December 2012	859,269	$7.05	3,239,221
July through October 2012	856,000	$5.73	2,137,811
July through October 2012	1,712,000	$4.94	2,923,067
November 2012 through March 2013	604,000	$6.42	1,575,321
November 2012 through March 2013	906,000	$5.50	1,544,680
	8,590,979		$22,432,414

At December 31, 2012, we had no natural gas basis swap positions.

At December 31, 2011, we had the following natural gas basis swap position:

Period	Volume (MMBtu)	Fixed Basis	Fair Value
July through December 2012	552,000	$0.04	$18,223

At December 31, 2012, we had the following forward sales at NYMEX plus a fixed basis:

Period	Volume (MMBtu)	Fixed Basis
January through March 2013	450,000	$0.19
January through March 2013	918,000	$0.22
	1,368,000

At December 31, 2011, we had the following fixed forward sale:

Period	Volume (MMBtu)	Fixed Market Price	Fixed Basis Differential
January through March 2012	273,000	$5.20	$0.130

The aforementioned forward physical sale contracts meet the definition of a derivative contract under ASC 815. However, they qualified for normal purchase and sale exemption and, as such, we have elected not to record it on the Consolidated Balance Sheets using mark-to-market accounting.

We have reviewed the financial strength of our hedge counterparties and believe our credit risk to be minimal. Our hedge counterparties are participants in our existing credit agreement and the collateral for the outstanding borrowings under our Existing Credit Agreement is used as collateral for our hedges. We do not have rights to collateral from our counterparties, nor do we have rights of offset against borrowings under our existing credit agreement.

The application of ASC 820-10-55, Fair Value Measurements, currently applies to our derivative instruments. Under the provisions of ASC 820-10-55, we estimate the fair value of our natural gas derivative contracts and interest rate swaps using the income approach. The income approach uses valuation techniques that convert future cash flows to a single discounted value. ASC 820-10-55 clarifies that a fair value measurement for an asset or liability reflects its nonperformance risk, the risk that the obligation will not be fulfilled. Because nonperformance risk includes our counterparties’ and our credit risk, we have considered the effect of credit risk on the fair value of the assets and liabilities related to the items stated below. The consideration for discounting our counterparties’ liabilities (our assets) was based on the difference between the S&P credit rating of a comparable company to our counterparties and the 13-week Treasury bill rate, both at the reporting date. The consideration for discounting our liabilities was based on the difference between the market weighted average cost of debt capital plus a premium over the capital asset pricing model and the stated interest rates of the debt instruments included our long-term debt.

In order to estimate the fair value of our natural gas derivative contracts, a forward price curve and volatility estimates were compiled from sources that include NYMEX settlements and observed trading activity in the Over-the-Counter (“OTC”) markets. Pricing estimates for the theoretical market value of hedge positions were developed using analytical models accepted and employed by a broad cross-section of industry participants. To extrapolate future cash flows, discount factors incorporating our counterparties’ and our credit standing are used to discount future cash flows.

We did not have any transfers of assets and liabilities between Level 1 and Level 2 of the fair value measurement hierarchy during the year ended December 31, 2012. Based on the use of observable market inputs, we have designated these types of instruments designated below as Level 2 for ASC 820-10-55 reporting purposes. The fair value of our Level 2 derivative instruments were as follows:

	Asset Derivatives				Liability Derivatives
	December 31, 2012		December 31, 2011		December 31, 2012		December 31, 2011
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives not designated as hedging instruments under ASC 815-20-25
Natural gas hedge positions	Derivative asset (current)	$3,929,767	Derivative asset (current)	$20,685,187	Derivative liability (current)	$919,572	Derivative liability (current)	$—
Natural gas hedge positions	Derivative asset (non- current)	—	Derivative asset (non- current)	1,765,450	Derivative liability (non- current)	1,636,348	Derivative liability (non-current)	—
Total derivatives not designated as hedging instruments under ASC 815-20-25		$3,929,767		$22,450,637		$2,555,920		$—

The following losses (gains) on our hedging instruments included in the consolidated statements of operations are as follows:

Derivatives not designated as hedging instruments under ASC 815-	Location of (Gain) or Loss Recognized in	Amount of (Gain) or Loss Recognized in Income on Derivative
20-25	Income on Derivative	2012	2011
Natural gas collar/swap settled positions	Losses (gains) on natural gas derivatives	$(16,383,003)	$(9,571,180)
Natural gas collar/swap unsettled positions	Losses (gains) on natural gas derivatives	11,967,386	(4,066,687)

Total gain		$(4,415,617)	$(13,637,867)

We had an interest rate swap mature on January 6, 2011 that had previously been designated as cash flow hedges under ASC 815-20-25.  On the maturity date, a loss of $17,782 was released from Accumulated Other Comprehensive Income (Loss) in the Consolidated Balance Sheet and recognized as Interest expense in the Consolidated Statements of Operations.

Note 12—Investment in Canada Energy Partners

At December 31, 2012, we own two million shares of Canada Energy Partners (“CEP”), discussed in Note 6—Discontinued Operations, which we classify as available for sale and record at fair value in Other noncurrent assets on the Consolidated Balance Sheets based on the closing price of the shares on the TSX Venture Exchange on that date. Gains or losses related to both market price fluctuation and currency translation adjustment on the shares of CEP are held in Accumulated other comprehensive loss in the Consolidated Balance Sheets. At December 31, 2012, the value of the shares recorded in Other noncurrent assets was $240,749 using a Level 1 input. Accumulated other comprehensive loss of $53,020 in the Consolidated Balance Sheets as of December 31, 2012 consisted of a $61,661 decrease in market value offset by a $8,641 gain related to currency translation on the CEP shares. Accumulated other comprehensive loss of $1,309,926 in the Consolidated Balance Sheets as of December 31, 2011 consisted entirely of foreign currency translation adjustments.

Note 13—Restructuring Costs

Restructuring activities consist of senior management and board of directors realignment.  The restructuring costs for the year ended December 31, 2012 of $1.1 million included cash payments to our former CEO of $0.8 million under separation and consulting agreements, share-based awards conveyed to our former CEO of $0.1 million and other costs of $0.2 million.

Note 14—Long-Term Debt

We have a credit facility with a group of lenders.  Under the credit facility, our outstanding borrowings may not exceed a borrowing base determined by the lenders under the credit facility.  During 2012, the amounts borrowed under our credit facility exceeded the borrowing base.  On August 8, 2012, in connection with the excess of borrowings over the borrowing base, we amended the credit facility. Borrowings under the credit facility at August 8, 2012 totaled $148.6 million. The amended credit facility provided for a tranche A loan in the amount of our borrowing base and a tranche B loan in the amount of the excess.  The borrowing base, determined as of December 15, 2012, is currently $115.0 million.  The tranche B loan was $21.8 as of March 1, 2013.  The borrowing base will be re-determined as of each June and December with the next determination scheduled to be completed by June 15, 2013.  Upon any re-determination of the borrowing base, the re-determined amount of the conforming borrowing base will constitute a new tranche A loan, with any decrease in tranche A causing an automatic corresponding increase in tranche B, subject to certain limitations described below, and any increase in tranche A causing an automatic corresponding decrease in tranche B. At the next and any subsequent borrowing base determination, tranche B may not increase by more than 25% of the amount of the principal payments made on tranche B loans since the prior redetermination of the borrowing base. If a future determination of the borrowing base results in the outstanding amount of the tranche B loan exceeding the amount permitted under the credit facility, we have 30 days to repay such excess. The credit facility no longer provides for loans to be available on a revolving basis up to the amount of the borrowing base. As a result, the current outstanding loans, once repaid, may not be re-borrowed by the Company. All outstanding borrowings under the credit facility are due and payable on April 1, 2014. In addition, the credit facility obligates us to reduce our borrowings monthly by substantially all of our available excess cash flow. The credit facility provides for interest to accrue at a rate calculated, at our option, at the Adjusted Base Rate plus a margin of 2.00% on tranche A loans and 4.00% on tranche B loans or the London Interbank Offered Rate (the “LIBOR Rate”) plus a margin of 3.00% on tranche A loans and 5.00% on tranche B loans. Adjusted Base Rate is defined to be the greater of (i) the agent’s base rate or (ii) the federal funds rate plus one half of one percent or (iii) the LIBOR Rate plus a margin of 1.00%. The credit facility requires an additional payment to the lenders based on the amount of tranche B loans as follows:

Calculation Date	Fee Amount (basis points)	Date Payable
2/25/2013	100 bps	3/1/2013
5/25/2013	125 bps	6/1/2013
8/25/2013	150 bps	9/1/2013
11/25/2013	175 bps	12/1/2013

All financial covenants were deleted by the Amendment and were replaced with a capital expenditure covenant (a maximum of $1.5 million in 2012 and $1.0 million in 2013) and a maximum debt covenant as follows:

Quarter Ending	Maximum Principal Outstanding
12/31/2012	$139,300,000
3/31/2013	$136,000,000
6/30/2013	$132,700,000
9/30/2013	$131,500,000
12/31/2013	$129,000,000

Deferred financing costs were $0.8 million for the year ended December 31, 2012, respectively, which included an amendment fee of 50 basis points on the amount of tranche B loans which was capitalized in deferred financing costs in the amount of $0.2 million on August 8, 2012 in connection with the execution of the amendment to the credit facility. Deferred financing costs of $1.4 million as of August 8, 2012 related to the credit facility prior to the amendment were written off upon execution of the amendment. Deferred financing costs were $1.5 million for the year ended December 31, 2011.

As of December 31, 2012, we had $139.3 million of borrowings outstanding under our Credit Agreement. As of December 31, 2012, the interest rates applied to borrowings under tranche A and tranche B were 3.21% and 5.21%, respectively.  As of December 31, 2011, the weighted average interest rate applied to all borrowings was 2.84%. For the year ended December 31, 2012, we borrowed $10.5 million and made payments of $29.1 million under the Credit Agreement. For the year ended December 31, 2011, we borrowed $109.1 million and made payments of $31.7 million under the Credit Agreement. For the years ended December 31, 2012 and 2011, interest on the borrowings averaged 3.39% and 3.43% per annum, respectively.

The following is a summary of our long-term debt at December 31, 2012 and 2011:

	December 31, 2012	December 31, 2011
Borrowings under revolving credit facility:
Tranche A	$115,000,000	$—
Tranche B	24,300,000	—
Revolving facility	—	157,900,000
Note payable to an individual, semi-monthly installments of $644, through September 2015, interest-bearing at 12.6% annually, unsecured	—	78,012
Salary continuation payable to an individual, semi-monthly installments of $3,958, through December 2015, non-interest-bearing (less amortization discount of $572,074, with an effective rate of 8.25%), unsecured	—	285,407

Total debt	139,300,000	158,263,419
Less current maturities included in current liabilities	(10,300,000)	(91,757)

Total long-term debt	$129,000,000	$158,171,662

We record our debt instruments based on contractual terms. We did not elect to apply the alternative U.S. GAAP provisions of the fair value option for recording financial assets and financial liabilities. On January 1, 2012, we adopted ASU 2011-04 “Fair Value Measurement” which requires the categorization by level of the fair value hierarchy for items not measured at fair value on our Consolidated Balance Sheets but for which fair value is required to be disclosed. We measure the fair value of our debt instruments using discounted cash flow analyses based on our current borrowing rates for similar types of borrowing arrangements (categorized as level 3). We do not have any debt instruments with fair value measurements categorized as level 1 or 2 within the fair value hierarchy. ASC 820-10-55 clarifies that a fair value measurement for an asset or liability reflects its nonperformance risk, the risk that the obligation will not be fulfilled. Because nonperformance risk includes our credit risk, we have considered the effect of our credit risk on the fair value of the long-term debt. This consideration involved discounting our long-term debt based on the difference between the market weighted average cost of equity capital plus a premium over the capital asset pricing model and the stated interest rates of the debt instruments included in our long-term debt.  The fair value of long-term debt at December 31, 2012 and 2011 was estimated to be approximately $121.6 million and $131.1 million, respectively.

The following were maturities of long-term debt for each of the next five years at December 31, 2012:

Year	Amount
2013	$10,300,000
2014	129,000,000
2015	—
2016	—
2017	—
$139,300,000

Note 15—Income Taxes

We record our income taxes using an asset and liability approach in accordance with the provisions of ASC 740. This results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities using enacted tax rates at the end of the period. Under ASC 740, the effect of a change in tax rates of deferred tax assets and liabilities is recognized in the year of the enacted change.

For tax reporting purposes, we have federal and state net operating losses (“NOL’s”) of approximately $137.8 million and $127.0 million, respectively, at December 31, 2012 that are available to reduce future taxable income. For tax reporting purposes, we had federal and state NOL’s of approximately $126.0 million and $132.3 million, respectively, at December 31, 2011 that were available to reduce future taxable income. Our first material NOL carryforward expires in 2022 and the last one expires in 2031.

Additionally, for tax reporting purposes, we have a federal capital loss carryforward generated by the sale of Hudson’s Hope Gas, Ltd., as described in Note 6—Discontinued Operations, of approximately $34.9 million at December 31, 2012 that is available to reduce future taxable capital gains and expiring in 2017.

At December 31, 2012, we have a valuation allowance of $96.7 million recorded against our net deferred tax asset which includes $83.3 million related to our U.S. operations and $13.4 million related to the capital loss carryforward generated by the sale of Hudson’s Hope Gas, Ltd., as described in Note 6—Discontinued Operations.

Deferred Tax Assets and Liabilities

An analysis of our deferred tax assets and liabilities as of December 31, 2012 and 2011:

	2012	2011
Current deferred tax asset:
Compensation expense and other	$24,089	$268,848

Total current deferred tax asset	24,089	268,848
Current deferred tax liability:
Book basis in excess of tax basis of derivative contracts	(1,149,893)	(4,421,947)

Net current deferred tax liability	$(1,125,804)	$(4,153,099)

Long-term deferred tax asset:
Net operating loss carryforward	$52,505,971	$48,451,234
Compensation expense and other	1,066,856	647,910
Accrued asset retirement obligations	1,832,737	1,598,735
Tax basis in excess of book basis of derivative contracts	1,451,763	152,277
Tax basis of gas properties in excess of book basis	27,557,569	—
Capital loss on sale of Canadian properties	13,352,031	—
Valuation allowance	(96,641,123)	—

Total long-term deferred tax assets	1,125,804	50,850,156
Long-term deferred tax liability:
Book basis of gas properties in excess of tax basis	—	(2,678,858)

Total long-term deferred tax liabilities	—	(2,678,858)

Net long-term deferred tax asset	$1,125,804	$48,171,298

Effective Tax Rate

The income tax expense for the year ended December 31, 2012 was different than the amount computed using the statutory rate primarily due to an $83.5 million valuation allowance on our deferred tax asset. A reconciliation of the effective tax rate to the statutory rate is as follows:

	U.S.		Canada		Total
Amount computed using statutory rates	$(36,004,892)	34.00%	$(3,307)	25.00%	$(36,008,199)	34.00%
State income taxes—net of federal benefit	(3,319,194)	3.14%	—	0.00%	(3,319,194)	3.13%
Valuation Allowance	83,537,181	-78.89%	3,307	-25.00%	83,540,488	-78.88%
Nondeductible items and other	(169,895)	0.16%	—	0.00%	(169,895)	0.16%

Income tax provision	$44,043,200	-41.59%	$—	0.00%	$44,043,200	-41.59%

Our effective tax rate differs from the federal statutory rate primarily due to the recording of valuation allowances primarily related to our Canadian operations and other nondeductible items as detailed below. Income tax expense for the year ended December 31, 2011 was different than the amount computed using the statutory rate as follows:

	U.S.		Canada		Total
Amount computed using statutory rates	$1,764,990	34.00%	$(95,081)	25.00%	$1,669,909	34.71%
State income taxes—net of federal benefit	267,990	5.16%	—	0.00%	267,990	5.57%
Valuation Allowance	—	0.00%	95,081	-25.00%	95,081	1.98%
Nondeductible items and other	(36,563)	-0.70%	—	0.00%	(36,563)	-0.76%

Income tax provision	$1,996,417	38.46%	$—	0.00%	$1,996,417	41.50%

The following components of the income tax expense (benefit) for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Current:
State	$25,000	$25,000
Federal	—	—
Deferred:
State	(3,344,193)	242,990
State valuation allowance	11,663,218	—
Federal	(36,174,788)	1,728,427
Federal valuation allowance	71,873,963	—

Income tax provision	$44,043,200	$1,996,417

Uncertain Tax Positions

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a consistent threshold and measurement attribute for financial statement recognition and disclosure of tax positions taken, or expected to be taken, on a tax return. The amount of unrecognized tax benefits of $272,600 has not changed in the three year period ended December 31, 2012. It is expected that the amount of unrecognized tax benefits may change in the next twelve months; however we do not expect the change to have a significant impact on our results of operations or the financial position.

We file a consolidated federal income tax return in the U.S. and various combined and separate filings in several state and local jurisdictions. With limited exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2002.

Our continuing practice is to recognize estimated interest related to potential underpayment on any unrecognized tax benefits as a component of interest expense in the consolidated statement of operations. Penalties, if incurred, would be recognized as a component of penalty expense. We did not have any accrued interest or penalties associated with any unrecognized tax benefits at December 31, 2012 and 2011, nor was any interest expense recognized during the years ended December 31, 2012 and 2011. We do not anticipate that total unrecognized tax benefits will significantly change due to the settlement of audits and the expiration of statute of limitations prior to December 31, 2012.

Note 16—Common Stock

At December 31, 2012 and 2011, there were 40,690,077 and 40,010,188 shares, respectively, of common stock outstanding, both including 10,432 shares of treasury stock held by the Company. Also included in common stock outstanding at December 31, 2012 and 2011 were 254,260 and 293,166 shares of restricted stock, respectively. The following table details the activity related to our common stock for the years ended December 31, 2012 and 2011:

	Date	Shares
Common stock outstanding at January 1, 2011		39,744,071
Shares issued in option exchange	01/05/2011	98,416
Shares issued upon the exercise of options	02/11/2011	1,932
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	03/24/2011	(819)
Issued to members of our Board of Directors (50% of annual retainer)	04/05/2011	127,621
Shares issued upon the exercise of options	04/26/2011	3,333
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	06/15/2011	(744)
Shares issued upon the exercise of options	10/14/2011	36,378
Common stock outstanding at December 31, 2011		40,010,188
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	01/05/2012	(1,981)
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	03/15/2012	(1,171)
Issued to members of our Board of Directors (12.5% of annual retainer)	03/28/2012	64,284
Shares Issued under the separation agreement of our former CEO	04/30/2012	99,108
Issued to members of our Board of Directors (12.5% of annual retainer)	05/11/2012	97,824
Restricted shares granted to executive officers	05/14/2012	150,000
Purchased by the Company and cancelled for the payment of withholding taxes due on vested shares of restricted stock	06/15/2012	(418)
Restricted shares forfeited upon employment termination	06/25/2012	(27,757)
Issued to members of our Board of Directors (12.5% of annual retainer)	08/10/2012	300,000
Common stock outstanding at December 31, 2012		40,690,077

Note 17—Series A Convertible Redeemable Preferred Stock

At December 31, 2012 and 2011, 5,305,865 and 4,549,537 shares of preferred stock were issued and outstanding, respectively. At December 31, 2012, an additional 2,095,967 shares of our Series A Convertible Redeemable Preferred Stock (“Preferred Stock”) are reserved exclusively for the payment of paid-in-kind dividends (“PIK dividends”). We measure the fair value of PIK dividends using a discounted cash flow analysis based on our current borrowing rates (categorized as level 3). The following table details the activity related to the Preferred Stock for the years ended December 31, 2012 and 2011:

	Dividend Period (Three Months Ended)	Date Issued	Number of Shares	Balance

Balance at January 1, 2011			4,148,538	$22,074,320
Accretion of Preferred Stock				1,766,653
PIK Dividends Issued for Preferred Stock :	3/31/11	3/31/11	129,586	1,749,252
	6/30/11	6/30/11	133,625	1,684,382
	9/30/11	9/30/11	137,788	1,337,396
Issuance costs and other				(129,379)
Balance At December 31, 2011			4,549,537	$28,482,624

Accretion of Preferred Stock				1,913,134
PIK Dividends Issued for Preferred Stock :	12/31/11	1/3/12	142,095	1,522,035
	3/31/12	4/2/12	146,549	1,240,719
	6/30/12	7/2/12	151,128	619,625
	9/30/12	10/1/12	155,847	864,951
	12/31/12	12/31/12	160,709	1,208,799
Balance At December 31, 2012			5,305,865	$35,851,887

On December 7, 2011, we declared a quarterly dividend of 142,095 shares of Preferred Stock covering the period October 1, 2011 through December 31, 2011. As those shares were not issued until January 3, 2012, they were not been included in the Preferred Stock balance at December 31, 2011. As such, we recorded a dividend payable in Current liabilities in the Consolidated Balance Sheet at December 31, 2011 at an estimated fair value of $1,522,035. Additionally, on March 31, 2012, June 30, 2012, September 30, 2012, and December 31, 2012, cash dividends of $645, $651, $689 and $771, respectively, were paid for fractional share dividends not paid-in-kind.

Note 18—Share-Based Awards

As of September 30, 2012, our 2006 Long-Term Incentive Plan (the “2006 Plan”) is our only authorized stock-based award plan. Our 2005 Stock Option Plan was terminated on March 11, 2011 as no options granted under the plan remained outstanding at that time. Our 2006 Plan authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, stock awards, restricted stock, restricted stock units and performance awards. A maximum of 4,000,000 shares are available for grant under this plan. The 2006 Plan is available to our employees and independent directors and is designed to attract and retain employees and independent directors, to further align the interests of our employees and independent directors with the interests of our stockholders, and to closely link compensation with our performance. The exercise price of stock options granted under this plan may not be less than the fair market value of the common stock on the date of grant. The options generally have a term of seven years and vest evenly over three years, except performance based awards which are granted solely to our named executive officers, and options issued to directors. Performance based awards granted under the 2006 Long-Term Incentive Plan vest once the performance criteria have been met. Options granted to our directors vest immediately

During the year ended December 31, 2012, we recorded compensation expense of $601,571 of which $35,319 was allocated to lease operating expenses, $414,513 was allocated to general and administrative expenses, $131,127 was allocated to restructuring costs, and $20,612 was capitalized to gas properties. The future compensation cost of all the outstanding awards at December 31, 2012 is $329,683 which will be amortized over the vesting period of such awards. The weighted average remaining useful life of the future compensation cost is 0.80 years.

During the year ended December 31, 2011, we recorded a compensation expense accrual of $829,006 of which $37,353 was allocated to lease operating expenses, $659,040 was allocated to general and administrative expenses, and $132,613 was capitalized to gas properties.

On May 15, 2012, 150,000 shares of restricted stock were granted to our executive officers. The compensation cost was determined using NASDAQ’s closing price of our common stock on the day of issuance and is expensed ratably over the three-year vesting period

On March 28, 2012, May 11, 2012, and August 10, 2012, 64,284, 97,824 and 300,000 shares of common stock,

respectively, were issued under the 2006 Plan to our independent members of our Board of Directors, each representing 12.5% of their annual retainer. The compensation cost was determined using NASDAQ’s closing price of our common stock on the day of issuance

On April 5, 2011, we granted 673,551 stock options with time vesting criteria to certain key employees, including our five executive officers, 232,089 restricted stock units with performance vesting criteria to our five executive officers and 113,208 shares of common stock to our independent members of our Board of Directors, representing 50% of their annual retainer. The significant assumptions used in determining the compensation costs included an expected volatility of 87.2%, risk-free interest rate of 2.28%, an expected term from 4.38 to 4.83 years, forfeiture rates from 5% to 15%, and no expected dividends.

Incentive Stock Options

The table below summarizes incentive stock option activity for the years ended December 31, 2012 and 2011:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2011	1,391,611	$2.85	5.3	$348,408
Granted	593,079	$1.59
Exercised	(41,643)	$0.72
Exchanged	(328,220)	$8.41
Forfeited	(39,941)	$9.24
Outstanding at December 31, 2011	1,574,886	$1.11	3.2	$113,071
Options exercisable at December 31, 2011	254,072	$0.72	4.2	$53,355
Forfeited	(162,147)	$1.05
Outstanding at December 31, 2012	1,412,739	$1.11	4.1	$—
Options exercisable at December 31, 2012	958,090	$0.99	4.3	$—

During the year ended December 31, 2011, incentive stock options were granted with a weighted average grant-date fair value of $1.06 per option. The total intrinsic value of incentive stock options exercised during the year ended December 31, 2011 was $0.25 per option.

Non-Qualified Stock Options

The table below summarizes non-qualified stock option activity for the years ended December 31, 2012 and 2011:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at January 1, 2011	1,150,548	$3.87
Granted	80,472	$1.59
Exchanged	(238,748)	$9.52
Outstanding at December 31, 2011	992,272	$2.32	2.4	$21,798
Options exercisable at December 31, 2011	808,000	$2.60	1.8	$—
Forfeited	(17,507)	$2.12
Outstanding at December 31, 2012	974,765	$2.33	1.3	$—
Options exercisable at December 31, 2012	933,242	$2.40	1.3	$—

During the year ended December 31, 2011, non-qualified stock options were granted with a weighted average grant-date fair value of $1.08 per option.

Restricted Stock Awards

The table below summarizes non-vested restricted stock awards activity for the years ended December 31, 2012 and 2011:

	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested restricted stock at December 31, 2010	292,512	$3.95
Granted in option exchange	98,416	$1.32
Vested	(97,762)	$4.07
Non-vested restricted stock at December 31, 2011	293,166	$3.03
Granted	150,000	$0.43
Vested	(159,978)	$3.00
Forfeited	(28,928)	$3.77
Non-vested restricted stock at December 31, 2012	254,260	$1.43

Option Exchange

The Company issued a Tender Offer on Schedule TO on December 7, 2010 offering eligible employees the opportunity to exchange certain outstanding stock options for a number of new restricted shares of GeoMet common stock (“Restricted Stock”), to be granted under the GeoMet, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”). Options eligible for exchange, or eligible options, were those options, whether vested or unvested, that met all of the following requirements:

•                  the options had a per share exercise price greater than $5.00;

•                  the options were granted under one of our existing equity incentive plans;

•                  the options were outstanding and unexercised as of January 5, 2010;

•                  the options were not granted within the twelve-month period immediately preceding the commencement of this offer, December 7, 2010; and

•                  the options did not have a remaining term of less than 12 months immediately following January 5, 2010.

On January 5, 2011, upon completion of the Tender Offer, 98,416 shares of restricted stock were granted to those eligible employees as follows:

Exercise Price Per Share	Number of Eligible Options	Number of New Restricted Shares Granted in Exchange
$5.04	85,122	32,391
$6.98	65,244	993
$7.64	16,000	244
$8.30	247,359	57,287
$10.88	8,265	881
$13.00	144,978	6,620
	566,968	98,416

Restricted Stock Unit Awards

On April 5, 2011, we granted 232,089 restricted stock units to our five executive officers. These restricted stock units vest upon the Company’s achievement of certain performance targets, but no earlier than ratably over the three year period following the grant date, at which time one common share will be issued and exchanged for each restricted stock unit held. If the requisite performance targets are not achieved in the seven year period ended April 5, 2018, the restricted stock units will expire. Restricted stock units are included in the calculation of diluted earnings per share utilizing the treasury stock method. On April 30, 2012, 99,108 restricted stock units vested with a vesting date fair value of $0.53 per share. On June 25, 2012, 16,428 restricted stock units were forfeited. There have been no grants of restricted stock units subsequent to the aforementioned grant. Unrecognized compensation cost related the restricted stock units was $116,553 at December 31, 2012.

Note 19—Profit Sharing Plan

Substantially all of the employees are covered by our profit sharing plan under Section 401(k) of the Internal Revenue Code. Eligible employees may make contributions to the plan by electing to defer some of their compensation. We are required to match 100 percent of the first three percent of their annual compensation contributed and 50 percent of the following two percent of their annual compensation contributed. Our matching contributions vest immediately.  Our contributions to the Plan for the years ended December 31, 2012 and 2011 were $227,299 and $208,607, respectively. We elected a Safe Harbor 401(k) plan for the years ended December 31, 2012 and 2011. A Safe Harbor 401(k) plan generally satisfies the non-discrimination rules for elective deferrals and employer matching contributions. For a 401(k) plan to be considered a Safe Harbor plan, employers must satisfy certain contribution, vesting, and notice requirements. Under Safe Harbor, the matching contributions vest immediately.

Note 20— Commitments and Contingencies

From time to time we are a party to litigation in the normal course of business. While the outcome of lawsuits or other proceedings against us are not possible to reasonably predict, management does not believe that the adverse effect on our financial condition, results of operations or cash flows, if any, will be material.

Lease Revenue Audit—The lessor from one of our leases recently completed a five year revenue audit where the examiner claims to have identified an exception related to compressor fuel deductions. In May 2012, the claim was settled for $356,146.

Environmental and Regulatory

As of December 31, 2012, there were no known environmental or other regulatory matters related to our operations that are reasonably expected to result in a material liability to us.

Operating Lease Commitments

We have operating leases for office space, office equipment and field compressors expiring in various years through 2019. Future minimum lease commitments as of December 31, 2012 under non-cancelable operating leases having remaining terms in excess of one year are as follows:

Year Ended December 31,	Amount
2013	$1,300,262
2014	994,314
2015	619,850
2016	616,275
2017 and thereafter	580,784
Total future minimum lease commitments	$4,111,485

Total rental expenses under operating leases were approximately $2.8 million and $1.5 million for the years ended December 31, 2012 and 2011, respectively.

Transportation Contracts—As of December 31, 2012, under the following firm transportation contracts, we can transport maximum daily volumes of (1) 500 MMBtu’s continuing until October 31, 2015, (2) 15,000 MMBtu’s continuing until April 1, 2022, (3) 10,000 MMBtu’s continuing until April 1, 2017, (4) 15,000 MMBtu’s continuing until October 31, 2024, (5) 10,000 MMBtu’s continuing until June 30, 2017, and (6) 3,500 MMBtu’s continuing until April 30, 2012. We have a right to extend each of these contracts at the maximum tariff rate. As of December 31, 2012, the maximum commitment remaining under the transportation contracts is approximately $21.2 million.

SUPPLEMENTARY FINANCIAL AND OPERATING INFORMATION ON GAS
EXPLORATION, DEVELOPMENT AND PRODUCING ACTIVITIES (UNAUDITED)

This supplemental schedule provides unaudited information pursuant to ASC 932 and certain other information.

Capitalized Costs—Capitalized costs and accumulated depletion and impairment of gas properties relating to our gas producing activities, all of which are conducted within the continental U.S. and Canada at December 31, 2012 and 2011 are summarized below.

	2012	2011
Unevaluated properties—U.S.	$—	$—
Unevaluated properties—Canada	—	—
Properties subject to amortization—U.S.	539,077,119	533,378,211
Properties subject to amortization—Canada	—	28,073,293
Capitalized costs—consolidated	539,077,119	561,451,504
Accumulated depletion and impairment of gas properties—U.S.	(464,685,742)	(357,834,702)
Accumulated depletion and impairment of gas properties—Canada	—	(28,073,293)
Net capitalized costs—consolidated	74,391,377	175,543,509
Net capitalized costs—Canada	—	—
Net capitalized costs—U.S.	74,391,377	175,543,509
Net capitalized costs—consolidated	$74,391,377	$175,543,509

Capitalized Costs Incurred

We capitalize certain payroll and other internal costs directly attributable to acquisition, exploration and development activities as part of our investment in natural gas properties over the periods benefited by these activities. During the years ended December 31, 2012 and 2011, these capitalized costs amounted to $134,350 and $880,917, respectively. Capitalized costs do not include any costs related to production, general corporate overhead or similar activities. For the years ended December 31, 2012 and 2011, no interest costs were capitalized. During the years ended December 31, 2012 and 2011, costs related to share based compensation included in development costs were $20,612 and $132,613, respectively. During the years ended December 31, 2012 and 2011, costs related to asset retirement obligations included in development costs were $4,852,941 and $65,683, respectively. During the years ended December 31, 2012 and 2011, currency translation adjustments included in Development costs incurred—Canada were $317,666 and $(555,043), respectively. The following table discloses costs incurred in gas property acquisition, exploration and development activities for years ended December 31, 2012 and 2011.

	2012	2011
Acquisition costs-proved—U.S (1)	$714,354	$72,063,138
Acquisition costs-unproved—U.S.	—	—
Exploration costs incurred—U.S.	—	3,000
Development costs incurred—U.S. (2)	4,984,554	13,779,815
Total costs incurred—U.S.	5,698,908	85,845,953
Acquisition costs-proved—Canada	2,542	63,428
Acquisition costs-unproved—Canada	—	—
Exploration costs incurred—Canada	—	—
Development costs incurred—Canada	313,379	(375,604)
Total costs incurred—Canada	315,921	(312,176)
Total costs incurred—consolidated	$6,014,829	$85,533,777

(1)                  Includes $70,837,474 related to the Acquisition.

(2)                  In 2012, we revised our estimates primarily related to the costs to plug and abandonment our horizontal Pinnate wells, resulting in a $4.8 million non-cash charge to our full cost pool, offset by an increase to our asset retirement obligation.

Reserves—The following table summarizes our net ownership interests in estimated quantities of proved gas reserves and changes in net proved reserves, all of which are located in the continental U.S. Reserve estimates for natural gas contained below were prepared by DeGolyer and MacNaughton (“D&M”) and Ryder Scott Company, L.P. (“Ryder Scott”), independent petroleum engineers.

Users of this information should be aware that the process of estimating quantities of “proved,” “proved developed” and “proved undeveloped” natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history, and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions (upward or downward) to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Natural Gas Reserves (Mcf)—U.S.	2012	2011
Proved reserves at beginning of year	198,114,000	215,939,000
Revisions of previous estimates	(47,125,000)	(57,217,000)
Extensions and discoveries	—	—
Acquisition	—	47,903,000
Disposition	—	—
Production	(13,808,000)	(8,511,000)
Proved reserves at end of year	137,181,000	198,114,000
Proved developed reserves at beginning of year	188,017,000	163,318,000
Proved developed reserves at end of year	137,181,000	188,017,000

There was no natural gas reserves related to our Canadian gas properties at December 31, 2012 and 2011, nor was there any activity in the years then ended.

During 2012, we had negative reserve revisions of 47.1 Bcf primarily due to the lower natural gas price used in the December 31, 2012 reserve report. During 2011 we had negative reserve revisions of 57.2 Bcf, which was primarily attributable to the removal of approximately 45.5 Bcf of proved undeveloped reserves because it is our belief that, in the current natural gas price environment, it is not certain that satisfactory rates of return could be generated from the development of our proved undeveloped locations in the Gurnee, Pond Creek and Lasher fields within the next five years. Other factors which contributed to the negative revision were the lower natural gas price used in the December 31, 2011 reserve report and a reduction in proved developed producing reserves in the Gurnee field due to production performance. Reserves for proved developed producing reserves related to the Acquisition were estimated using production performance. Certain new producing properties with little production history were forecast using a combination of production performance, volumetric analyses and analogy to offset production. Non-producing reserves were estimated using a combination of volumetric analyses and analogy to offset production.

The following table presents the standardized measure of future net cash flows related to proved gas reserves in accordance with ASC 932. All components of the standardized measure are from proved reserves, all of which are located entirely within the continental United States. As prescribed by this statement, the amounts shown for December 31, 2012 and 2011 are calculated using the unweighted arithmetic average of the price on the first day of each month within the twelve-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions. Future income taxes are based on year-end statutory rates, adjusted for tax credits. A discount factor of 10 percent was used to reflect the timing of future net cash flows. Extensive judgments are involved in estimating the timing of future production and the costs that will be incurred throughout the remaining lives of the fields. Accordingly, the estimates of future net revenues from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimated to be incurred in developing and producing the estimated proved gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other gas producers.

Standardized Measure—U.S.	2012	2011
Future cash inflows	$399,431,000	$834,187,000
Future production costs	(250,563,000)	(411,082,000)
Future development costs	(8,976,000)	(29,957,000)
Future income taxes	—	(37,318,000)
Future net cash flows	139,892,000	355,830,000
10% annual discount to reflect timing of cash flows	(67,024,000)	(213,686,000)
Standardized measure of discounted future net cash flows	$72,868,000	$142,144,000

Changes in standardized measure relating to proved gas reserves for the years ended December 31, 2012 and 2011 are summarized below:

Changes in Standardized Measure	2012	2011
Standardized measure at beginning of year	$142,144,000	$119,924,000
Sales and transfers of oil and gas produced—net of production cost	(11,352,000)	(16,399,000)
Net changes in prices and production cost	(103,004,000)	(30,956,000)
Acquisition/disposition (net)	—	59,711,000
Net change in development cost	14,088,000	50,061,000
Revision of previous quantity estimates	(22,242,000)	(32,456,000)
Accretion of discount before income taxes	20,478,000	14,172,000
Net change in income taxes	31,145,000	(24,895,000)
Changes in production rates (timing) and other	1,611,000	2,982,000
Subtotal net change	(69,276,000)	22,220,000
Standardized measure at end of year	$72,868,000	$142,144,000

For the above tables, the following natural gas pricing was utilized:

•                  For the year ended December 31, 2012, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $2.78 per Mcf, resulting in a natural gas price of $2.91 per Mcf when adjusted for regional price differentials.

•                  For the year ended December 31, 2011, the unweighted arithmetic average of the Henry Hub spot market price on the first day of each month was $4.15 per Mcf, resulting in a natural gas price of $4.21 per Mcf when adjusted for regional price differentials.

ANNEX E

REPORT OF DEGOLYER AND MACNAUGHTON

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 18, 2013

GeoMet, Inc.

909 Fannin

Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

Pursuant to your request, we have prepared estimates of the extent and value of the net proved developed natural gas reserves, as of December 31, 2012, of certain coal bed methane properties owned by GeoMet, Inc. (GeoMet). Because GeoMet indicated that it does not have a commitment to drill wells in the appraised fields, no undeveloped reserves were estimated. This evaluation was completed on February 18, 2013. GeoMet has represented that these properties account for 83.4 percent of GeoMet’s net proved reserves as of December 31, 2012. The properties appraised consist of working interests in wells located in the Gurnee and White Oak Creek fields in Alabama and the Pond Creek and Lasher fields in West Virginia and Virginia. The net proved reserves estimates have been prepared in accordance with the reserves definitions of Rules 4—10(a) (1)—(32) of Regulation S—X of the Securities and Exchange Commission (SEC) of the United States. This report was prepared in accordance with guidelines specified in Item 1202 (a)(8) of Regulation S-K and is to be used for inclusion in certain SEC filings by GeoMet.

Reserves included herein are expressed as net reserves. Gross reserves are defined as the total estimated petroleum to be produced from these properties after December 31, 2012. Net reserves are defined as that portion of the gross reserves attributable to the interests owned by GeoMet after deducting all interests owned by others.

Estimates of gas reserves and future net revenue should be regarded only as estimates that may change as further production history and additional information become available. Not only are such reserves and revenue estimates based on that information which is currently available, but such estimates are also subject to the uncertainties inherent in the application of judgmental factors in interpreting such information.

Data used in this evaluation were obtained from reviews with GeoMet personnel, GeoMet files, from records on file with the appropriate regulatory agencies, and from public sources. In the preparation of this report we have relied, without independent verification, upon such information furnished by GeoMet with respect to property interests, production from such properties, current costs of operation and development, current prices for production, agreements relating to current and future operations and sale of production, and various other information and data that were accepted as represented. A field examination of the properties was not considered necessary for the purposes of this report.

Methodology and Procedures

Estimates of reserves were prepared by the use of appropriate geologic, petroleum engineering, and evaluation principals and techniques that are in accordance with practices generally recognized by the petroleum industry as presented in the publication of the Society of Petroleum Engineers entitled “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information (Revision as of February 19, 2007).” The method or combination of methods used in the analysis of each reservoir was tempered by experience with similar reservoirs, stage of development, quality and completeness of basic data, and production history.

White Oak Creek Field

The properties evaluated in the White Oak Creek field in Alabama produce from the Pratt, New Castle, Mary Lee, and Black Creek coal seams and are located in the western portion of the Black Warrior basin. The composite thickness of these coal seams in this area varies from 10 feet to more than 15 feet. The coal in this area is water saturated and requires stimulation and a dewatering period before maximum gas rates are achieved. This area is predominately being developed on an 80-acre well spacing.

Production-decline curves for all of the coal bed methane wells in the immediate six township areas surrounding these properties were analyzed, using production data available as of the date of this report, to determine the typical production profile for the wells in this area. The producing rates for wells in this area typically incline for several years as the area is being dewatered. The rates then either decline immediately or remain flat for several years and then decline depending on the rate of dewatering and, consequently, the drawdown in reservoir pressure.

The volumetric method was used to estimate original gas in place (OGIP) for each of the 80-acre tracts in which GeoMet owns an interest. Isopach maps were used to estimate coal volume, and the gas content of the coal was obtained from canister tests performed on various cores taken in the area.

Estimates of ultimate recovery were obtained after applying recovery factors to OGIP. Recovery factors were based on analogy with older wells in the area for which the producing trends disclosed a reliable decline that could be extrapolated to an economic limit.

Proved developed producing reserves were estimated for the older wells by extrapolating production-decline curves to an economic limit based on existing economic conditions. For producing wells where the rates of production were inclining or flat, the volumetric method was used to estimate the reserves and the type curves were used to project the future rates of production.

All properties evaluated in the White Oak Creek field are currently producing.

Gurnee Field

All of the properties evaluated in the Gurnee field in Alabama are producing or will produce from the Gholson, Coke, Jones/Alice, Big Bone/J, and Big Dirty coal seams and are located in the Gurnee basin. The composite thickness of these coal seams in this area varies from 25 feet to more than 85 feet. Average composite thickness is approximately 50 feet. The coal in this area is water saturated and requires stimulation and a dewatering period before maximum gas rates are achieved. This area is predominately being developed on an 80-acre well spacing.

Production-decline curves for all of the coal bed methane wells in the immediate five township areas surrounding GeoMet’s Gurnee properties were analyzed, using production data available as of the date of this report, to determine the typical production profile for the wells in this area. The producing rates for wells in this area typically incline for several years as the area is being dewatered. The rates then either decline immediately or remain flat for several years and then decline depending on the rate of dewatering and, consequently, the drawdown in reservoir pressure.

The volumetric method was used to estimate OGIP for each of the 80-acre tracts in which GeoMet owns an interest. Isopach maps were used to estimate coal volume, and the gas content of the coal was obtained from canister tests performed on various cores taken in the area.

Estimates of ultimate recovery were obtained after applying recovery factors to OGIP. Recovery factors were based on experience and general knowledge of established coal bed methane projects in the Gurnee basin and adjacent Black Warrior basin.

Proved developed producing reserves were estimated for the older wells by extrapolating production-decline curves to an economic limit based on existing economic conditions. For producing wells where the rates of production were inclining or flat, the volumetric method was used to estimate the reserves and the type curves were used to project the future rates of production.

All properties evaluated in the Gurnee field are currently producing.

Pond Creek Field

All of the properties in the Pond Creek field in West Virginia and Virginia evaluated in this report are producing or will produce from the Pocahontas coal seams 1 through 10 in the Central Appalachian basin. The composite thickness of the coal seams in this area varies from 15 feet to more than 35 feet. The coal in this area is partially water saturated and requires stimulation and a dewatering period before maximum gas rates are achieved. This area is predominately being developed on 60-acre well spacing.

Production-decline curves for coal bed methane wells in McDowell County in West Virginia and Buchanan County in Virginia were analyzed, using production data available as of the date of this report, to determine the typical production profile for the wells in this area. The gas producing rates in this area typically incline for several years as the area is being dewatered. The rates then either decline immediately or remain flat for several years and then decline depending on the rate of dewatering and, consequently, the drawdown in reservoir pressure.

The volumetric method was used to estimate the OGIP for each 60-acre tract in which GeoMet owns an interest. Isopach maps were used to estimate coal volume. Gas content of the coal was obtained from canister tests performed on cores taken in the area.

Estimates of ultimate recovery were obtained after applying recovery factors to OGIP. Recovery factors were based on experience and general knowledge of established coal bed methane projects in the Central Appalachian basin.

Proved developed producing reserves were estimated for the older wells by extrapolating production-decline curves to an economic limit based on existing economic conditions. For producing wells where the rates of production were inclining or flat, the volumetric method was used to estimate the reserves and the type curves were used to project the future rates of production.

All properties evaluated in the Pond Creek field are currently producing.

Lasher Field

All of the properties in the Lasher field in West Virginia evaluated in this report are producing from the Fire Creek coal seams and Pocahontas coal seams 1 through 10 in the Central Appalachian basin. The composite thickness of the coal seams in this area varies from 10 feet to more than 18 feet. The coal in this area is partially water saturated and requires stimulation and a dewatering period before maximum gas rates are achieved. This area is predominately being developed on 60-acre well spacing.

The volumetric method was used to estimate the OGIP for each 60-acre tract in which GeoMet owns an interest. Isopach maps were used to estimate coal volume.

Gas content of the coal was obtained from canister tests performed on cores taken in the area.

Estimates of ultimate recovery were obtained after applying recovery factors to OGIP. Recovery factors were based on experience and general knowledge of established coal bed methane projects in the Central Appalachian basin.

Proved developed producing reserves were estimated for the older wells by extrapolating production-decline curves to an economic limit based on existing economic conditions. For producing wells where the rates of production were inclining or flat, the volumetric method was used to estimate the reserves and the type curves were used to project the future rates of production.

All properties evaluated in the Lasher field are currently producing.

Definition of Reserves

Petroleum reserves included in this report are classified as proved. Only proved reserves have been evaluated for this report. Reserves classifications used in this report are in accordance with the reserves definitions of Rules 4—10(a) (1)—(32) of Regulation S—X of the SEC. Reserves are judged to be economically producible in future years from known reservoirs under existing economic and operating conditions and assuming continuation of current regulatory practices using conventional production methods and equipment. In the analyses of production-decline curves, reserves were estimated only to the limit of economic rates of production under existing economic and operating conditions using prices and costs consistent with the effective date of this report, including consideration of changes in existing prices provided only by contractual arrangements but not including escalations based upon future conditions. The petroleum reserves are classified as follows:

Proved oil and gas reserves — Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and (B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Developed oil and gas reserves — Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Undeveloped oil and gas reserves — Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in [section 210.4—10 (a) Definitions], or by other evidence using reliable technology establishing reasonable certainty.

The development status shown herein represents the status applicable on December 31, 2012. In the preparation of this study, data available from wells drilled on the appraised properties through December 31, 2012, were used in estimating gross ultimate recovery. When applicable, gross production estimated to December 31, 2012, was deducted from gross ultimate recovery to arrive at the estimates of gross reserves as of December 31, 2012. Production data through October 2012 were available for most properties.

While the oil and gas industry may be subject to regulatory changes from time to time that could affect an industry participant’s ability to recover its oil and gas reserves, we are not aware of any such governmental actions which would restrict the recovery of the December 31, 2012, estimated oil and gas volumes. The reserves estimated in this report can be produced under current regulatory guidelines.

Our estimates of GeoMet’s net proved reserves attributable to the reviewed properties are based on the definitions of proved reserves of the SEC and are as follows, expressed in millions of cubic feet (MMcf).

Estimated by DeGolyer and MacNaughton Net Proved Reserves as of December 31, 2012
Natural Gas (MMcf)

Proved Developed Producing	114,403
Proved Developed Non-Producing	0

Total Proved Developed	114,403

Primary Economic Assumptions

Revenue values in this report are expressed in terms of estimated future gross revenue, future net revenue, and present worth of future net revenue. These values are based on the economic conditions as defined by the SEC.

Future gross revenue is defined as that revenue to be realized from the production and sale of the estimated net reserves. Future net revenue is calculated by deducting estimated production taxes, ad valorem taxes, operating, gathering, processing expenses, and capital costs from the future gross revenue. Present worth of future net revenue is calculated by discounting the future net revenue at the arbitrary rate of 10 percent per year compounded monthly over the expected period of realization.

Revenue values in this report were estimated using the initial prices and expenses provided by GeoMet. Future prices were estimated using guidelines established by the SEC and the Financial Accounting Standards Board (FASB). The prices used in this report are based on SEC guidelines. The assumptions used for estimating future prices and expenses are as follows:

Natural Gas Prices

GeoMet has represented that the natural gas prices were based on a reference price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements. The gas prices were calculated for each property using differentials and heating value adjustments to the Henry Hub reference price of $2.76 per million British thermal units furnished by GeoMet and held constant thereafter. After adjustment for heating value, the volume-weighted average price was $2.938 per thousand cubic feet.

Operating Expenses and Capital Costs

Operating expenses and capital costs, based on information provided by GeoMet, were used in estimating future costs required to operate the properties. In certain cases, future costs, either higher or lower than existing costs, may have been used because of anticipated changes in operating conditions. These costs were not escalated for inflation.

The estimated future revenue and expenditures attributable to the production and sale of GeoMet’s net proved developed reserves of the properties appraised, as of December 31, 2012, is summarized in thousands of dollars (M$) as follows:

	Proved
	Developed Producing	Developed Nonproducing	Total Proved

Future Gross Revenue, M$	336,160	0	336,160
Production and Ad Valorem Taxes, M$	20,397	0	20,397
Operating Expenses, M$	204,101	0	204,101
Capital Costs, M$	6,921	0	6,921
Future Net Revenue*, M$	104,741	0	104,741
Present Worth at 10 Percent*, M$	51,151	0	51,151

* Future income taxes have not been taken into account in the preparation of these estimates.

In our opinion, the information relating to estimated proved reserves, estimated future net revenue from proved reserves, and present worth of estimated future net revenue from proved reserves of gas contained in this report has been prepared in accordance with Paragraphs 932-235-50-4, 932-235-50-6, 932-235-50-7, 932-235-50-9, 932-235-50-30, and 932-235-50-31(a), (b), and (e) of the Accounting Standards Update 932-235-50, Extractive Industries — Oil and Gas (Topic 932): Oil and Gas Reserve Estimation and Disclosures (January 2010) of the Financial Accounting Standards Board and Rules 4—10(a) (1)—(32) of Regulation S—X and Rules 302(b), 1201, 1202(a) (1), (2), (3), (4), (8), and 1203(a) of Regulation S—K of the Securities and Exchange Commission; provided, however, that (i) future income tax expenses have not been taken into account in estimating the future net revenue and present worth values set forth herein and (ii) estimates of the proved developed reserves are not presented at the beginning of the year.

To the extent the above-enumerated rules, regulations, and statements require determinations of an accounting or legal nature, we, as engineers, are necessarily unable to express an opinion as to whether the above-described information is in accordance therewith or sufficient therefor.

DeGolyer and MacNaughton is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1936. DeGolyer and MacNaughton does not have any financial interest, including stock ownership, in GeoMet. Our fees were not contingent on the results of our evaluation. This letter report has been prepared at the request of GeoMet. DeGolyer and MacNaughton has used all assumptions, data, procedures, and methods that it considers necessary and appropriate to prepare this report.

Submitted,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

/s/ Paul J. Szatkowski, P.E.
Paul J. Szatkowski, P.E.
Senior Vice President
DeGolyer and MacNaughton

CERTIFICATE of QUALIFICATION

I, Paul J. Szatkowski, Petroleum Engineer with DeGolyer and MacNaughton, 5001 Spring Valley Road, Suite 800 East, Dallas, Texas, 75244 U.S.A., hereby certify:

1.              That I am a Senior Vice President with DeGolyer and MacNaughton, which company did prepare the letter report addressed to GeoMet dated February 18, 2013 and that I, as Senior Vice President, was responsible for the preparation of this report.

2.              That I attended Texas A&M University, and that I graduated with a Bachelor of Science degree in Petroleum Engineering in the year 1974; that I am a Registered Professional Engineer in the State of Texas; that I am a member of the International Society of Petroleum Engineers and the American Association of Petroleum Geologists; and that I have in excess of 38 years of experience in oil and gas reservoir studies and reserves evaluations.

/s/ Paul J. Szatkowski, P.E.
Paul J. Szatkowski, P.E.
Senior Vice President
DeGolyer and MacNaughton

ANNEX F

REPORT OF RYDER SCOTT COMPANY, L.P.

GEOMET, INC.

Estimated

Future Reserves and Income

Attributable to Certain

Leasehold and Royalty Interests

SEC Parameters

As of

December 31, 2012

\s\ Joseph E. Blankenship
Joseph E. Blankenship, P.E.
TBPE License No. 62093
Senior Vice President

[SEAL]

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580 FAX (713) 651-0849 1100 LOUISIANA SUITE 4600 HOUSTON, TEXAS 77002-5294 TELEPHONE (713) 651-9191

February 19, 2013

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas  77010

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production, and income attributable to certain leasehold and royalty interests of GeoMet, Inc. (GeoMet) as of December 31, 2012.  The subject properties are located in the states of Alabama and West Virginia.  The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009, in the Federal Register (SEC regulations).  Our third party study, completed on February 17, 2013, and presented herein, was prepared for public disclosure by GeoMet in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

The properties evaluated by Ryder Scott account for a portion of GeoMet’s total net proved reserves as of December 31, 2012.  Based on information provided by GeoMet, the third party estimate conducted by Ryder Scott addresses 17 percent of the total proved developed net gas reserves.  GeoMet had no proved undeveloped net gas reserves.  GeoMet had no liquid hydrocarbon reserves.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2012, are related to hydrocarbon prices.  The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations.  Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report.  The results of this study are summarized below.

SUITE 600, 1015 4TH STREET, S.W. CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Leasehold and Royalty Interests of

GeoMet, Inc.

As of December 31, 2012

Total Proved
Developed
Producing
Net Remaining Reserves
Gas — MMCF	22,778

Income Data ($M)
Future Gross Revenue	$59,976
Deductions	24,826
Future Net Income (FNI)	$35,150

Discounted FNI @ 10%	$21,717

All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.  In this report, ($M) means thousands of dollars.

The future gross revenue is after the deduction of production taxes.  The deductions incorporate the normal direct costs of operating the wells, ad valorem taxes (included in operating costs), transportation/gathering costs (shown under other deductions), and certain abandonment costs net of salvage.  The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income.  Gas reserves account for 100 percent of total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

Discounted Future Net Income ($M)
As of December 31, 2012
Discount Rate	Total
Percent	Proved

12	$20,164
15	$18,210
20	$15,680
25	$13,771

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Reports

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a).  An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist.  The proved gas volumes presented herein do not include volumes of gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.”  All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made.  The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data.  The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved.  Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.  At GeoMet’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.”  The proved reserves included herein were estimated using deterministic methods.  The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.  For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.”  Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks.  Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

GeoMet’s operations may be subject to various levels of governmental controls and regulations.  These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time.  Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which GeoMet owns an interest; however, we have not made any field examination of the properties.  No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations.  The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a).  The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures.  These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy.  These methods may be used singularly or in combination by the reserve evaluator in the process of estimating the quantities of reserves.  Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator.  When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves.  If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator.  Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported.  For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.”  The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.”  The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.”  All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available.  Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, offset performance analogy, the volumetric method, or a combination of these methods.  Approximately 60 percent of the proved producing reserves attributable to producing wells and/or reservoirs were estimated by performance methods.  These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production and pressure data available through September, 2012 in those cases where such data were considered to be definitive.  The data utilized in this analysis were furnished to Ryder Scott by GeoMet or obtained from public data sources and were considered sufficient for the purpose thereof.  The remaining 40 percent of the proved producing reserves were estimated by a combination of performance methods, the volumetric method and analogy.  These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate.

All of the reserves are based on primary recovery.  All of the gas reserves are coal seam gas in the Black Warrior and Appalachian Basins.  Wells in the Appalachian Basin are horizontal multilateral pinnate wells.  Wells in the Black Warrior Basin are vertical wells.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates.  Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined.  While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

GeoMet has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation.  In preparing our forecast of future proved production and income, we have relied upon data furnished by GeoMet with respect to property interests owned, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, ad valorem and production taxes, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements.  Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by GeoMet.  We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein.  The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.”  In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data.  If no production decline trend had been established, future production rates were inclined during the dewatering phase or held constant, as appropriate, until a decline in ability to produce was anticipated.  An estimated rate of decline was then applied to depletion of the reserves.  If a decline trend had been established, this trend was used as the basis for estimating future production rates.

The future production rates from wells currently on production may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the period covered in this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements.  For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract.  Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

GeoMet furnished us with the above mentioned average prices in effect on December 31, 2012.  These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold.  These benchmark prices are prior to the adjustments for differentials as described herein.  The table below summarizes the “benchmark prices” and “price reference” used for the geographic areas included in the report.  In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, and/or distance from market, referred to herein as “differentials.”  The differentials used in the preparation of this report were furnished to us by GeoMet.  The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by GeoMet to determine these differentials.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.”  The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
North America
United States	Gas	Henry Hub	$2.76/MMBTU	$2.78/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report were furnished by GeoMet and are based on the operating expense reports of GeoMet and include only those costs directly applicable to the leases or wells.  The operating costs include a portion of general and administrative costs allocated directly to the leases and wells.  For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs.  The operating costs for non-operated properties include the COPAS overhead costs that are allocated directly to the leases and wells under terms of operating agreements.  Operating costs include ad valorem taxes.  Transportation and gathering costs are included under other deductions.  The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by GeoMet.  No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the leases or wells.

The estimated net cost of abandonment after salvage was included for all of the properties.  The estimates of the net abandonment costs furnished by GeoMet were accepted without independent verification.

Current costs used by GeoMet were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world for over seventy-five years.  Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada.  We have over eighty engineers and geoscientists on our permanent staff.  By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue.  We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients.  This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations.  Many of our staff have authored or co-authored technical papers on the subject of reserves related topics.  We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to GeoMet.  Neither we nor any of our employees have any interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott.  The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by GeoMet.

GeoMet makes periodic filings on Form 10-K with the SEC under the 1934 Exchange Act.  Furthermore, GeoMet has certain registration statements filed with the SEC under the 1933 Securities Act into which any subsequently filed Form 10-K is incorporated by reference.  We have consented to the incorporation by reference in the registration statements on Form S-3 and Form S-8 of GeoMet of the references to our name as well as to the references to our third party report for GeoMet, which appears in the December 31, 2012 report on Form 10-K of GeoMet.  Our written consent for such use is included as a separate exhibit to the filings made with the SEC by GeoMet.

We have provided GeoMet with a digital version of the original signed copy of this report letter.  In the event there are any differences between the digital version included in filings made by GeoMet and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices.  Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

\s\ Joseph E. Blankenship

Joseph E. Blankenship, P.E.
TBPE License No. 62093
Senior Vice President

[SEAL]

JEB (FWZ)/pl

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P.  Mr. Joseph E. Blankenship was the primary technical person responsible for overseeing the estimation and evaluation process with respect to the preparation of this report.

Mr. Blankenship, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 1982, is a Senior Vice President and also serves as chief technical advisor for unconventional reserves evaluation.  Mr. Blankenship is responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide.  Before joining Ryder Scott, Mr. Blankenship served in a number of engineering positions with Exxon Company USA.  For more information regarding Mr. Blankenship’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Blankenship earned a Bachelor of Science degree in Mechanical Engineering from the University of Alabama in 1977.  He is a member of the Honorary Engineering Society Pi Tau Sigma and is a licensed Professional Engineer in the State of Texas.  He is also a member of the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE).  He has served as Chairman of the SPE Newsletter Committee and has been invited by the SPEE to lecture on the subject of Coal Seam evaluation.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Blankenship fulfills.  Mr. Blankenship’s continuing education in 2012 included training on The Application of SPEE Monograph 3, Statistical Review of Shale Plays, the Simulation Model Review Process, a new SEC Data Gathering Program, Reserves Impact on Book Value Calculations, Comparison of Different Reserves Standards, Different Production Decline Models Used for Resource Plays, and Eagle Ford Shale Play Volumetric Analysis.  Mr. Blankenship also served as instructor in some short courses on Unconventional Resource Evaluation.

In 2011, Mr. Blankenship attended classes on Professional Resource Planning, Microsoft Access Utilization in the Area of Reserves Evaluation, Fekete Reservoir Engineering Software Optimization and Utilization, and the Utilization of Correct SEC Reserves and PRMS Resource Evaluation Criteria.

In 2010, Mr. Blankenship presented 1 hour of formalized training to the professional staff at Ryder Scott.  Mr. Blankenship attended Ryder Scott’s 2010 Reserves Conference, which included a presentation by Dr. John Lee, on the New SEC Regulations Relating to the Definitions and Disclosure Guidelines Contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register; and Mr. Blankenship also attended a class on Deep Water Gulf of Mexico Reserves Evaluation.

Based on his educational background, professional training and more than 35 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Blankenship has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA).  The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K.  The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”.  The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010.  Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.  All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made.  The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data.  The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved.  Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.  Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC.  The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods.  Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery.  Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids.  Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations.  Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.  Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits.  These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves.  Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.  In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible.  Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results).  Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves.  Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

PROBABLE RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(18) defines probable oil and gas reserves as follows:

Probable reserves.  Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.

(i) When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates.

(ii) Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion.

Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir.

(iii) Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

(iv) See also guidelines in paragraphs (a)(17)(iv) and (a)(17)(vi) of this section.

POSSIBLE RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(17) defines possible oil and gas reserves as follows:

Possible reserves.  Possible reserves are those additional reserves that are less certain to be recovered than probable reserves.

(i) When deterministic methods are used, the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves. When probabilistic methods are used, there should be at least a 10% probability that the total quantities ultimately recovered will equal or exceed the proved plus probable plus possible reserves estimates.

(ii) Possible reserves may be assigned to areas of a reservoir adjacent to probable reserves where data control and interpretations of available data are progressively less certain. Frequently, this will be in areas where geoscience and engineering data are unable to define clearly the area and vertical limits of commercial production from the reservoir by a defined project.

(iii) Possible reserves also include incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than the recovery quantities assumed for probable reserves.

(iv) The proved plus probable and proved plus probable plus possible reserves estimates must be based on reasonable alternative technical and commercial interpretations within the reservoir or subject project that are clearly documented, including comparisons to results in successful similar projects.

(v) Possible reserves may be assigned where geoscience and engineering data identify directly adjacent portions of a reservoir within the same accumulation that may be separated from proved areas by faults with displacement less than formation thickness or other geological discontinuities and that have not been penetrated by a wellbore, and the registrant believes that such adjacent portions are in communication with the known (proved) reservoir. Possible reserves may be assigned to areas that are structurally higher or lower than the proved area if these areas are in communication with the proved reservoir.

(vi) Pursuant to paragraph (a)(22)(iii) of this section, where direct observation has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves should be assigned in the structurally higher portions of the reservoir above the HKO only if the higher contact can be established with reasonable certainty through reliable technology.  Portions of the reservoir that do not meet this reasonable certainty criterion may be assigned as probable and possible oil or gas based on reservoir fluid properties and pressure gradient interpretations.

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs.  Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)         completion intervals which are open at the time of the estimate, but which have not  started producing;

(2)         wells which were shut-in for market conditions or pipeline connections; or

(3)         wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

ANNEX G

DeGolyer and MacNaughton

5151 San Felipe

Suite 950

Houston, Texas 77056

March 12, 2014

GeoMet, Inc.

909 Fannin, Suite 1850

Houston, Texas 77010

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-163114 and 333-136924) of GeoMet, Inc. (“GeoMet”) of our reserve report dated February 18, 2013, which appears as Annex E in GeoMet’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on or about March 12, 2014.

Very Truly Yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

1

ANNEX H

TBPE REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

INDEPENDENT PETROLEUM ENGINEERS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-163114 and 333-136924) of GeoMet, Inc. (“GeoMet”) of our reserve report dated February 19, 2013, which appears in GeoMet’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on or about March 12, 2014.

/s/ RYDER SCOTT COMPANY, L.P.

RYDER SCOTT COMPANY, L.P
TBPE Firm Registration No. F-1580

Houston, Texas

March 12, 2014

SUITE 600, 1015 4TH STREET, S.W. CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550 DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

ANNEX I

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-163114 and 333-136924) of GeoMet, Inc. of our report dated March 28, 2013, with respect to the audited financial statements of GeoMet, Inc. included in this Schedule 14A Proxy Statement of GeoMet, Inc. dated March 14, 2014.

/s/ Hein & Associates LLP
Hein & Associates LLP
Houston, Texas

March 14, 2014

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

	CONTROL #	→	000000000000
NAME

THE COMPANY NAME INC. - COMMON	SHARES		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E			123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F			123,456,789,012.12345
THE COMPANY NAME INC. - 401 K			123,456,789,012.12345
	PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends Stockholders vote FOR Item 1 (the Asset Sale).		For	Against	Abstain

1.

To authorize the sale by GeoMet, Inc. of substantially all of its assets pursuant to the Asset Purchase Agreement, dated February 13, 2014, by and among GeoMet, Inc., GeoMet Operating Company, Inc., and GeoMet Gathering Company, LLC, as Sellers, and ARP Mountaineer Production, LLC, as Buyer, and, for the sole purpose of Section 7.21 of the Asset Purchase Agreement, Atlas Resource Partners, L.P.

		☐	☐	☐
2.	To transact such other business as may properly come before the Special Meeting of Stockholders and any adjournments or postponements thereof.

		Investor Address Line	1
		Investor Address Line	2
		Investor Address Line	3
		Investor Address Line	4
		Investor Address Line	5

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

				SHARES
				CUSIP #
				SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice & Proxy Statement is/are available at www.proxyvote.com.

GEOMET, INC.

Special Meeting of Stockholders

                      , 2014

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William C. Rankin and Tony Oviedo, and each of them, with full power of substitution to act alone, as proxies to vote all the shares of Common Stock and Series A Convertible Redeemable Preferred Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of GeoMet, Inc., to be held on                          , 2014 at 909 Fannin Street, Suite 1850, Houston, Texas 77010, and any adjournments or postponements thereof. The undersigned revokes any proxy heretofore given with respect to such meeting.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR Item 1 (the Asset Sale), with no exceptions, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the Special Meeting of Stockholders and any postponements or adjournments thereof.

Continued and to be signed on reverse side